                                                              EXHIBIT 17(b)(vii)

Galaxy Funds

Galaxy Equity Funds

Annual Report
October 31, 1999

Galaxy Asset Allocation Fund

Galaxy Equity Income Fund

Galaxy Growth and Income Fund

Galaxy Strategic Equity Fund

Galaxy Equity Value Fund

Galaxy Equity Growth Fund

Galaxy International Equity Fund

Galaxy Small Cap Value Fund

Galaxy Small Company Equity Fund

[LOGO] Galaxy
       Funds
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Chairman's Message

Dear Shareholder:

      Enclosed is the annual report for the Galaxy Equity Funds that covers the fiscal year ended October 31, 1999. The report includes a Market Overview that explains the different economic and market factors influencing stock investments during this time. Following the Market Overview are individual reviews that describe how Fleet Investment Advisors Inc. managed each of the Funds' portfolios in this climate. Financial statements and a list of portfolio holdings for each of the Funds as of October 31, 1999 appear at the end of the report.

      Unexpected economic strength, prompted in part by recoveries abroad, pushed major stock indices sharply higher during the fiscal year. Stocks gained despite concerns about inflation that caused the Federal Reserve to raise interest rates and pushed bond yields higher. As uncertainty increased about the direction of interest rates and growth in the second half of the reporting period, stock prices became more volatile. After a broadening in market leadership during the second quarter of 1999, investors moved back into stocks with the strongest credit quality and liquidity. Although returns for most sectors were better than their historic averages, some sectors outperformed others by wide margins.

      Given the many market changes of the past year, this may be a good time to meet with a financial advisor who can help you determine whether your current strategies suit your long-term goals. Investment professionals at Fleet Bank branches can provide you with a no-obligation analysis that will help you make this comparison and get the most from your portfolio.

      If you are saving for a child's education, or are helping a family member prepare for college, ask our representatives about the Galaxy College Investment Program. Galaxy offers an Education IRA which allows for tax-free earnings to accumulate on your investment if used to pay for qualified college expenses. Remember that anyone, not just a child's parents, can make a contribution.

      You might also consider a custodial account such as a Uniform Gift/Transfer to Minor Account (UGMA/UTMA). The UGMA/UTMA account offers another opportunity to transfer assets to minors with favorable tax consequences in preparation for college expenses. Ask your investment professional or tax advisor about this important gifting opportunity.

      If you have any questions about college investing opportunities or the information in this report, please contact the Galaxy Information Center toll-free at 1-877-BUY-GALAXY (1-877-289-4252). You can also visit one of our investment professionals located at Fleet Bank branches.



      Sincerely,


      /s/ Dwight E.Vicks, Jr.

      Dwight E.Vicks, Jr.
      Chairman of the Board of Trustees


Mutual Funds:

- are not bank deposits
- are not FDIC insured
- are not obligations of Fleet Bank
- are not guaranteed by Fleet Bank
- are subject to investment risk including possible loss of principal amount invested

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Market Overview

EQUITY MARKET OVERVIEW
By Fleet Investment Advisors Inc.

      Stock prices rose sharply over the 12-month period ending October 31, 1999 as economic recovery abroad helped growth at home. Most gains occurred in the first half of the reporting period. Investors eventually worried that higher inflation and interest rates would force growth to slow. Although current inflation remained moderate, the Federal Reserve (the "Fed") boosted short-term interest rates by a total of 50 basis points (0.50%) during the reporting period to prevent higher inflation down the road. With rising bond yields and uncertainty over how high interest rates might go, stocks traded in a relatively narrow range during the second half of the period.

      By historical standards, stock returns were quite strong, particularly shares of growth-oriented firms. During the 12 months ended October 31, 1999, the Standard & Poor's 500 Index (the "S&P 500 Index"), which represents large-cap growth stocks, earned a total return of 25.67%. With robust rallies in the fourth quarter of 1998 and the second quarter of 1999, small-cap stocks, represented by the Russell 2000 Index (the "Russell 2000") had a total return of 14.87%. Continued improvements in economies abroad during that time helped give the Morgan Stanley Europe, Australia and Far East Index ("EAFE Index") a total return of 23.37%.

Economic Outlook Brightens at Home and Abroad

      Following a growth rate of 3.7% in the third quarter of 1998, the Gross Domestic Product ("GDP"), which measures the output of U.S. goods and services, increased by 6% in the fourth quarter of 1998. The annualized rate of inflation was about 1.6% at this time. While U.S. growth was strong, economies remained in turmoil overseas. As many investors looked to U.S. Treasury bonds for safety, demand for other securities fell. To prevent an international "credit crunch," the Fed cut rates by 25 basis points in November of 1998.

      As bond yields edged lower and confidence about future growth improved, many investors shifted from Treasury bonds into stocks. While corporate earnings reports were disappointing, the change in market sentiment helped stock prices rebound sharply.

      A strong advance by large-company shares helped the Dow Jones Industrial Average top 10,000 for the first time during the early part of 1999. Despite reports of continued weakness in corporate earnings for the fourth quarter of 1998, investors were cheered by signs of further economic strength and low inflation. (The Commerce Department later reported GDP growth of 4.3% in the first quarter of 1999.) Stock prices were also rallying overseas at this time, as improving economic prospects encouraged new investment.

      Although the Commerce Department would eventually report that GDP growth slowed to 1.8% in 1999's second quarter and inflation remained modest, there were enough signals of faster growth ahead for the Fed to impose a rate hike of 25 basis points as the second quarter closed. While bond yields moved higher in anticipation of that hike, stocks gained further ground. With added optimism that the long-lived economic expansion would continue, investors expanded their tastes beyond the large-company shares that had led the market for some time. Issues of many small- and mid-sized companies outperformed in this environment, along with "value-oriented" stocks and shares of companies in "cyclical" sectors with heightened sensitivity to economic change. Foreign stock prices continued to gain during this time.

      This broadening in U.S. market sentiment did not continue into the third quarter of 1999, as the likelihood of further rate increases by the Fed drove investors back to large-cap shares. Although inflation had risen to an annualized rate of just 2.8% by September largely due to rising oil prices, the rate of GDP growth would eventually be estimated at 5.5%. With signs that growth was accelerating, and concern that a weaker dollar might boost inflation, the Fed raised rates another 25 basis points in August. Investors speculated about further rate hikes through the end of the reporting period.

A Focus on Risk/Reward Discipline

      In a changing economic environment, investors preferred stocks whose earnings could continue to improve even if growth slowed. This climate favored large-cap companies with accelerating earnings and small-cap firms in growth sectors like technology. While value-oriented shares attracted many investors in the second quarter of 1999, the group significantly underperformed for the reporting period as a whole.


"Although the Commerce Department would eventually report that GDP growth slowed to 1.8% in 1999's second quarter and inflation remained modest, there were enough signals of faster growth ahead for the Fed to impose a rate hike of 25 basis points as the second quarter closed."


                                       2
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"We expect GDP to grow at about 2.5% in 2000, versus 3.9% and 3.8% in 1998 and
1999, respectively."

      In a market where high valuations for many stocks made them particularly vulnerable to earnings disappointments, we routinely took profits in holdings of the Galaxy Equity Funds that had achieved our price targets and invested the proceeds in positions with better performance potential. Amid signs of excessive optimism regarding the technology sector, we are maintaining our long-term risk/reward discipline in structuring the Funds' portfolios.

Slower Growth, Correction Possible

      Stock prices will probably remain volatile in coming months and may even experience a temporary correction. Investors must digest significant uncertainty in the final months of 1999 with year-end profit taking and market volatility that Y2K concerns might bring.

      Concern about the effect of higher interest rates on the economy should add to stock fluctuations. With a third rate hike of 25 basis points on November 16, 1999, the Fed effectively erased the 75 basis points of rate cuts it made in the fall of 1998. While we do not expect further rate increases during 1999, the Fed may raise rates early in 2000 if continued tightness in the labor supply puts upward pressure on inflation through higher wages.

      There are many indications, however, that recent rate hikes may be creating an environment for slower growth next year. We expect GDP to grow at about 2.5% in 2000, versus 3.9% and 3.8% in 1998 and 1999, respectively. If growth does slow, inflation should remain under control and interest rates and bond yields could trend lower. With positive prospects for growth in years to come, any stock price correction that results from slower growth in the near term could lay the foundation for future gains from the many stocks that have lagged the market averages over the last 18 months.

PERFORMANCE AT-A-GLANCE

AVERAGE ANNUAL TOTAL RETURNS -- TRUST SHARES

                                                                    10 Years/
As of October 31, 1999             1 Year     3 Years    5 Years  Life of Fund
--------------------------------------------------------------------------------
Asset Allocation Fund
(Inception date 12/30/91)            9.63%     14.61%    16.89%       12.25%
--------------------------------------------------------------------------------
Equity Income Fund
(Inception date 12/14/90)           10.60      16.56     18.40        14.78
--------------------------------------------------------------------------------
Growth and Income Fund
(Inception date 12/14/92)           14.85      18.15     18.80        16.25
--------------------------------------------------------------------------------
Strategic Equity Fund
(Inception date 3/4/98)              3.64       N/A       N/A          0.11
--------------------------------------------------------------------------------
Equity Value Fund
(Inception date 9/1/88)             15.04      18.10     19.52        14.51
--------------------------------------------------------------------------------
Equity Growth Fund
(Inception date 12/14/90)           28.07      24.92     24.17        18.30
--------------------------------------------------------------------------------
International Equity Fund
(Inception date 12/30/91)           29.71      20.02     14.02        12.76
--------------------------------------------------------------------------------
Small Cap Value Fund
(Inception date 12/14/92)            6.02      10.31     15.35        13.10
--------------------------------------------------------------------------------
Small Company Equity Fund
(Inception date 12/30/91)           15.54       0.74     11.43        10.14
--------------------------------------------------------------------------------


                                       3
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PERFORMANCE AT-A-GLANCE (continued)

AVERAGE ANNUAL TOTAL RETURNS -- RETAIL A SHARES*

                                                                     10 Years/
As of October 31, 1999               1 Year     3 Years   5 Years  Life of Fund
--------------------------------------------------------------------------------
Asset Allocation Fund
(Inception date 12/30/91)              5.42%     12.99%    15.79%      11.57%
--------------------------------------------------------------------------------
Equity Income Fund**
(Inception date 12/14/90)              5.99      14.62     16.97       13.99
--------------------------------------------------------------------------------
Growth and Income Fund
(Inception date 2/12/93)              10.26      16.39     17.59       15.71
--------------------------------------------------------------------------------
Strategic Equity Fund
(Inception date 3/4/98)               -0.58       N/A       N/A        -2.65
--------------------------------------------------------------------------------
Equity Value Fund**
(Inception date 9/1/88)               10.35      16.22     18.16       13.85
--------------------------------------------------------------------------------
Equity Growth Fund**
(Inception date 12/14/90)             22.79      22.85     22.71       17.51
--------------------------------------------------------------------------------
International Equity Fund
(Inception date 12/30/91)             24.22      17.83     12.50       11.79
--------------------------------------------------------------------------------
Small Cap Value Fund
(Inception date 2/12/93)               1.70       8.52     14.09       12.48
--------------------------------------------------------------------------------
Small Company Equity Fund
(Inception date 12/30/91)             10.59      -0.98     10.04        9.25
--------------------------------------------------------------------------------

AVERAGE ANNUAL TOTAL RETURNS -- A PRIME SHARES***

                                                                     10 Years/
As of October 31, 1999               1 Year    3 Years   5 Years   Life of Fund
--------------------------------------------------------------------------------
Asset Allocation Fund
(Inception date 11/1/98)               3.66%     N/A       N/A          3.66%
--------------------------------------------------------------------------------
Growth and Income Fund
(Inception date 11/1/98)               8.47      N/A       N/A          8.47
--------------------------------------------------------------------------------
Equity Growth Fund
(Inception date 11/1/98)              20.28      N/A       N/A         20.28
--------------------------------------------------------------------------------
International Equity Fund
(Inception date 11/1/98)              22.60      N/A       N/A         22.60
--------------------------------------------------------------------------------
Small Cap Value Fund
(Inception date 11/1/98)              -0.02      N/A       N/A         -0.02
--------------------------------------------------------------------------------

* Return figures have been restated to include the effect of the maximum 3.75% front-end sales charge which became effective on December 1, 1995.

** Retail A Shares of the Equity Value Fund and Equity Growth Fund were first issued during the fiscal year ended October 31, 1991 and Retail A Shares of the Equity Income Fund were first issued during the fiscal year ended October 31, 1992. The returns for prior periods represent the returns for Trust Shares of the Funds. Prior to November 1, 1993, the returns for Retail A Shares and Trust Shares of the Funds were the same because each series of shares had the same expenses.

*** Return figures include the effect of the maximum 5.50% front-end sales charge.


                                       4
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PERFORMANCE AT-A-GLANCE (continued)

AVERAGE ANNUAL TOTAL RETURNS -- RETAIL B SHARES**

                                1 Year           1 Year            3 Year            3 Year        Life of Fund     Life of Fund
                             Return Before    Return After      Return Before     Return After     Return Before    Return After
                              Contingent       Contingent        Contingent        Contingent       Contingent       Contingent
                            Deferred Sales   Deferred Sales    Deferred Sales    Deferred Sales   Deferred Sales   Deferred Sales
As of October 31, 1999      Charge Deducted Charge Deducted*   Charge Deducted  Charge Deducted*  Charge Deducted Charge Deducted*
------------------------------------------------------------------------------------------------------------------------------------
Asset Allocation Fund
(Inception date 3/4/96)           8.76%            3.76%            13.66%            12.88%           13.35%           12.95%
------------------------------------------------------------------------------------------------------------------------------------
Equity Income Fund
(Inception date 11/1/98)          9.38             4.44              N/A               N/A              9.38             4.44
------------------------------------------------------------------------------------------------------------------------------------
Growth and Income Fund
(Inception date 3/4/96)          13.72             8.72             17.00             16.27            15.81            15.44
------------------------------------------------------------------------------------------------------------------------------------
Strategic Equity Fund
(Inception date 3/4/98)           2.50            -2.50              N/A               N/A             -1.52            -4.06
------------------------------------------------------------------------------------------------------------------------------------
Equity Value Fund
(Inception date 3/4/96)          13.81             8.81             16.87             16.14            16.28            15.91
------------------------------------------------------------------------------------------------------------------------------------
Equity Growth Fund
(Inception date 3/4/96)          26.63            21.63             23.58             22.92            21.46            21.14
------------------------------------------------------------------------------------------------------------------------------------
International Equity Fund
(Inception date 11/1/98)         28.41            23.41              N/A               N/A             28.41            23.41
------------------------------------------------------------------------------------------------------------------------------------
Small Cap Value Fund
(Inception date 11/1/98)          4.80             0.04              N/A               N/A              4.80             0.04
------------------------------------------------------------------------------------------------------------------------------------
Small Company Equity Fund
(Inception date 3/4/96)          14.34             9.34             -0.31             -1.09             3.71             3.27
------------------------------------------------------------------------------------------------------------------------------------

AVERAGE ANNUAL TOTAL RETURNS -- B PRIME SHARES**

                                         1 Year                1 Year             Life of Fund          Life of Fund
                                      Return Before         Return After          Return Before         Return After
                                       Contingent            Contingent            Contingent            Contingent
As of October 31, 1999               Charge Deducted      Charge Deducted*       Charge Deducted      Charge Deducted*
------------------------------------------------------------------------------------------------------------------------------------
Asset Allocation Fund
(Inception date 11/1/98)                   8.91%                 3.91%                 8.91%                 3.91%
------------------------------------------------------------------------------------------------------------------------------------
Growth and Income Fund
(Inception date 11/1/98)                  13.98                  8.98                 13.98                  8.98
------------------------------------------------------------------------------------------------------------------------------------
Equity Growth Fund
(Inception date 11/1/98)                  26.79                 21.79                 26.79                 21.79
------------------------------------------------------------------------------------------------------------------------------------
International Equity Fund
(Inception date 11/1/98)                  28.74                 23.74                 28.74                 23.74
------------------------------------------------------------------------------------------------------------------------------------
Small Cap Value Fund
(Inception date 11/1/98)                   4.96                  0.18                  4.96                  0.18
------------------------------------------------------------------------------------------------------------------------------------

*     As if shares were redeemed at end of period.

** Retail B Shares and B Prime Shares are subject to a 5.00% contingent deferred sales charge if shares are redeemed within the first year. The charge decreases to 4.00%, 3.00%, 3.00%, 2.00% and 1.00% for redemptions made during the second through sixth years, respectively. Retail B Shares automatically convert to Retail A Shares after six years and B Prime Shares automatically convert to A Prime Shares after eight years.

Past performance is no guarantee of future results. Investment returns and principal values will vary with market conditions so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Investment Advisor is presently waiving fees and/or reimbursing expenses and may revise or discontinue such practice at any time. Without such waivers and/or reimbursements, performance would be lower. Total return figures in this report include changes in share price, reinvestment of dividends and capital gains distributions and include the deduction of any sales charges, where applicable, unless otherwise indicated.


                                       5
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Portfolio Reviews

GALAXY ASSET ALLOCATION FUND

By Don Jones
Portfolio Manager

[PHOTO]

Don Jones became manager of the Galaxy Asset Allocation Fund in April 1995. He has managed investment portfolios for Fleet Investment Advisors Inc., and its predecessors, since 1977.

      As the economic outlook changed over the past year, individual sectors of the stock and bond markets responded differently. We tried to make the best of this environment by routinely taking profits in investments that outperformed, and adding securities that represented better value.

      For the 12 months ended October 31, 1999, Trust Shares of the Galaxy Asset Allocation Fund earned a total return of 9.63%. For the same period, the Fund's Retail A Shares returned 9.53%, before deducting the maximum 3.75% front-end sales charge, and its Retail B Shares returned 8.76%, before deducting the maximum 5.00% contingent deferred sales charge. A Prime Shares of the Fund returned 9.72% before deducting the maximum 5.50% front-end sales charge, and B Prime Shares returned 8.91% before deducting the maximum 5.00% contingent deferred sales charge. (Please see the charts on page 4 for total returns after deducting the applicable front-end sales charge and the charts on page 5 for total returns after deducting the applicable contingent deferred sales charge.)

      These total returns compare with a total return of 13.59% for the average flexible fund tracked by Lipper Analytical Services, Inc. ("Lipper"). During the same time, the S&P 500 Index, which tracks the performance of stocks only, returned a total of 25.67%.

Allocation Strategies

      Early in the period, we found many new investment opportunities in stocks resulting from the market's sharp correction in the fall of 1998. Using proceeds from the sale of manufacturing shares, we bought stocks of financial and technology companies. With investors nervous about the future of financial markets here and abroad, we reduced the Fund's allocation to corporate bonds in the fixed-income portfolio from 60% to 50%.

      As a strong economy helped stocks rise briskly early in 1999, we continued to benefit from our emphasis on individual stocks and market sectors that investors favored, such as shares of consumer staples and technology firms. An underweighting in economically sensitive issues, which were out of favor at the time, further enhanced Fund returns. Using profits from medical and energy stocks that had performed well, we increased shares of capital goods, oil service, retail, transportation, and Internet firms.

      During the second quarter of 1999, a shift away from large-cap growth stocks into shares of smaller companies and economically sensitive issues reduced Fund returns. Performance was particularly disappointing for drug and technology stocks, which represent large portions of the portfolio. The Fund benefited, however, from additions of capital goods shares that performed well. We also bought shares of money-center banks and Internet firms at this time.


                                       6
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Portfolio Reviews

      As the period progressed, strong performance by individual stocks and selected non-Treasury fixed-income issues helped offset the generally disappointing returns from the Fund's stock and bond portfolios. We took advantage of price fluctuations to add stocks that offered attractive investment opportunities. These included stocks of money-center banks as well as shares of technology, consumer cyclical, and capital goods firms. To finance these purchases, we sold issues that had performed well or had otherwise reduced their potential for gains.

      Throughout the period, we maintained a 40% weighting in bonds, split almost evenly between U.S. government and corporate issues.

A Positive Long-Term Outlook

      We believe the long-term prospects for stocks are quite favorable, given the positive outlook for inflation and earnings. In coming months, we may see a short-term correction that could present attractive buying opportunities among companies with good prospects for long-term growth. To take advantage of these opportunities, we will likely reduce the Fund's cash reserves. If stock prices become especially attractive, we may also trim the Fund's 40% weighting in bonds.

      Recent purchases in the technology area have focused on blue-chip Internet stocks. Once current economic uncertainties ease, we may look for lesser Internet names that could offer shareholders greater appreciation potential over time. For now, we plan to keep the fixed-income portfolio split between corporate bonds and U.S. Government securities. The higher yields from corporates should help boost returns as bond prices continue to fluctuate.


Galaxy Asset Allocation Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was in a pie chart in the printed material.]

     U.S. Government and Agency Obligations &
       Net Other Assets and Liabilities                  23%
     Commercial Paper                                     8%
     Corporate Notes and Bonds                           14%
     Asset-Backed and Mortgage-Backed Securities          2%
     Common & Convertible Preferred Stocks               53%


Galaxy Asset Allocation Fund

Growth of $10,000 investment*

[The following information was in a mountain graph in the printed material.]

                                                       12/30/91     10/31/99
                                                       --------     --------
S&P 500 Index                                          $10,000       $38,978
Galaxy Asset Allocation Fund - Retail A Shares         $ 9,625       $23,581
Galaxy Asset Allocation Fund - Retail B Shares         $10,000       $15,618
Galaxy Asset Allocation Fund - Trust Shares            $10,000       $24,736
Galaxy Asset Allocation Fund - A Prime Shares          $ 9,450       $10,366
Galaxy Asset Allocation Fund - B Prime Shares          $10,000       $10,391

* Since inception on 12/30/91 for Trust and Retail A Shares. Since inception on 3/4/96 for Retail B Shares. Since inception on 11/1/98 for A Prime Shares and B Prime Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for A Prime Shares include the effect of the maximum 5.50% front-end sales charge. Performance figures for Retail B and B Prime Shares reflect the deduction of the 3.00% contingent deferred sales charge (applicable to shares redeemed during the fourth year after purchase) and the maximum 5.00% contingent deferred sales charge, respectively, as if shares were redeemed on October 31, 1999. The S&P 500 Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect the investment management fees and other expenses incurred by the Fund.


                                       7
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Portfolio Reviews

[PHOTO]

Ed Klisiewicz has been portfolio manager of the Galaxy Equity Income Fund since its inception in December of 1990. He has managed portfolios for Fleet Investment Advisors Inc., and its predecessors, since 1970.

GALAXY EQUITY INCOME FUND

By Ed Klisiewicz
Portfolio Manager

      With many economic and market changes in the past 12 months, the Galaxy Equity Income Fund benefited from holding quality companies representing a broad range of sectors. We further enhanced returns by emphasizing stocks with healthy yields, at a time when yields for many stocks declined.

      For the 12 months ending October 31, 1999, the Fund's Trust Shares had a total return of 10.60%. Over the same time, Retail A Shares of the Fund had a total return of 10.14%, before deducting the maximum 3.75% front-end sales charge and Retail B Shares of the Fund earned a total return of 9.38% before deducting the maximum 5.00% contingent deferred sales charge. (Please see the chart on page 4 for total returns after deducting the front-end sales charge and the chart on page 5 for total returns after deducting the contingent deferred sales charge.) Those returns compare to a total return of 9.56% for the average equity income fund tracked by Lipper. Over the same time the S&P 500 Index had a total return of 25.67%.

Broad Diversification Helps Performance

      We entered the reporting period looking for opportunities resulting from an earlier market correction. We put cash to work in many existing positions, especially shares of banks. In subsequent months, strong returns from these and other holdings offset a disappointing performance by energy and utility shares. With profits we took in banking stocks, we bought office-equipment shares with better price potential.

      Gains from consumer, telephone, utility, and rebounding energy stocks in the first months of 1999 helped offset the negative effect of rising bond yields on shares of financial firms and non-telephone utilities. In 1999's second quarter, gains from energy, financial, utility, and basic materials shares offset a disappointing performance by stocks of large drug companies.

      In the final months of the period, the Fund's exposure to financials and consumer staples hindered total returns, as both groups came under pressure. However, energy stocks performed well with further gains in oil prices. In October, the financial and drug sectors rebounded, reducing the poorer total returns from utilities, REITs, and other higher-yielding shares. Although a pullback in oil prices hurt energy stocks, the strong yields from these stocks enhanced the Fund's total returns. We added selectively to insurance and bank stocks at this time, which we felt represented good value.

Staying the Course

      If slower growth eases fears of higher interest rates, as we expect, higher-dividend stocks could enjoy an especially strong rebound as the market recovers. With a well-diversified portfolio, and a slight overweighting in utility and finance stocks because of their attractive dividends, we believe the Fund could perform well in such an environment.

Galaxy Equity Income Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was in a pie chart in the printed material.]

     U.S. Government Obligations, Repurchase
       Agreement & Net Other Assets and Liabilities           12%
     Basic Materials                                           3%
     Consumer Staples                                         22%
     Consumer Cyclical                                         8%
     Utilities                                                10%
     Capital Goods and Construction                            6%
     Technology                                               10%
     Energy                                                   11%
     Finance                                                  18%


Galaxy Equity Income Fund

Growth of $10,000 investment*

[The following information was in a mountain graph in the printed material.]

                                                       12/14/90     10/31/99
                                                       --------     --------
S&P 500 Index                                          $10,000       $52,243
Galaxy Equity Income Fund - Retail A Shares            $ 9,625       $31,988
Galaxy Equity Income Fund - Retail B Shares            $10,000       $10,444
Galaxy Equity Income Fund - Trust Shares               $10,000       $34,010

* Since inception on 12/14/90 for Retail A and Trust Shares. Since inception on 11/1/98 for Retail B Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for Retail B Shares reflect the deduction of the maximum 5.00% contingent deferred sales charge as if shares were redeemed on October 31 1999. The S&P 500 Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect investment management fees and other expenses incurred by the Fund.


                                       8
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Portfolio Reviews

[PHOTO]

Greg Miller has managed the Galaxy Growth and Income Fund since July of 1998. He has managed equity portfolios since 1988.

GALAXY GROWTH AND INCOME FUND

By Greg Miller
Portfolio Manager

      During a time when growth stocks outperformed value-oriented issues, we tried to make the most of the many attractive investment opportunities that were available. As positions in the Galaxy Growth and Income Fund performed well, we sold shares of those issues and invested the proceeds in stocks that we felt had better potential. This strategy helped the Fund outperform other funds with similar investment objectives.

      For the 12 months ended October 31, 1999, the Fund's Trust Shares earned a total return of 14.85%. Over the same time, the Fund's Retail A Shares earned 14.56% before deducting the maximum 3.75% front-end sales charge and Retail B Shares earned 13.72% before deducting the maximum 5.00% contingent deferred sales charge. A Prime Shares of the Fund earned 14.81% before deducting the maximum 5.50% front-end sales charge and B Prime Shares earned a total return of 13.98% before deducting the maximum 5.00% contingent deferred sales charge. (Please see the charts on page 4 for total returns after deducting the applicable front-end sales charge and the charts on page 5 for total returns after deducting the applicable contingent deferred sales charge.)

      These results compare to a total return of 11.72% for the average multi-cap value fund tracked by Lipper. For the same period, the S&P 500 Index, which represents a more growth-oriented universe of stocks, had a total return of 25.67%.

Sector Strategies Enhance Results

      When the period began in the fourth quarter of 1998, we used the pullback in stocks from the third quarter to increase positions in banking, retail, and energy firms. The Fund benefited during this time from its specific selection of technology and retail stocks. The strong gains by these shares helped to offset disappointing results from an overweighted position in energy stocks hurt by falling oil prices. As additional market fluctuations occurred, we traded certain technology, health care, and telecommunications shares that had performed well for stocks with better potential.

      The Fund's overweighted position in energy stocks boosted performance in the first months of 1999, when rising oil prices helped the sector rebound strongly. During this time, the Fund also enjoyed strong returns from overweighted positions in the capital goods and basic materials groups and from its specific selection of capital goods, basic materials, and transportation stocks. An underweighting in the lesser-performing consumer staples enhanced returns, as


                                       9
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Portfolio Reviews

well. With investors favoring issues with greater economic sensitivity, we continued to take profits in health care issues. Because interest in technology stocks was ebbing, we focused on shares in the sector with more reasonable valuations.

      As the rally broadened in the second quarter of 1999, the Fund benefited further from its cyclical positions and from an underweighting in consumer staples shares. Eventually we traded capital goods and consumer cyclical shares that had performed well for stocks in the consumer staples area with better value.

      Although investors abandoned economically sensitive and value-oriented issues in the final months of the period, the Fund's overweighted position in energy shares and a strong performance from its technology holdings contributed positively to total returns. During this time, we traded shares of technology, drug, and banking stocks that had performed well for shares of energy, health care and other firms with better potential.

Valuations Are Attractive

      Many stocks in the Fund's portfolio are more attractive now than they have been for some time. While it is difficult to know when value investing will be in favor again, a strong outlook for corporate earnings should lay the foundation for further gains. Once we get past the uncertainty surrounding potential Y2K computer problems, we may see value stocks assume market leadership in the first months of next year. Given our current emphasis on these securities, the Fund would be well positioned to benefit from such a turnaround.


Galaxy Growth and Income Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was in a pie chart in the printed material.]

     Other Preferred & Common Stocks                             17%
     Repurchase Agreement & Net Other Assets and Liabilities      7%
     Consumer Staples                                            18%
     Technology                                                  16%
     Consumer Cyclical                                           10%
     Utilities                                                    9%
     Energy                                                      10%
     Finance                                                     13%


Galaxy Growth and Income Fund

Growth of $10,000 investment*

[The following information was in a mountain graph in the printed material.]

                                                        12/14/92     10/31/99
                                                        --------     --------
S&P 500 Index                                           $10,000       $36,669
Galaxy Growth and Income Fund - Retail A Shares         $ 9,625       $26,641
Galaxy Growth and Income Fund - Retail B Shares         $10,000       $16,912
Galaxy Growth and Income Fund - Trust Shares            $10,000       $28,180
Galaxy Growth and Income Fund - A Prime Shares          $ 9,450       $10,847
Galaxy Growth and Income Fund - B Prime Shares          $10,000       $10,898

* Since inception on 12/14/92 for Trust Shares and 2/12/93 for Retail A Shares. Since inception on 3/4/96 for Retail B Shares. Since inception on 11/1/98 for A Prime Shares and B Prime Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for A Prime Shares include the effect of the maximum 5.50% front-end sales charge. Performance figures for Retail B and B Prime Shares reflect the deduction of the 3.00% contingent deferred sales charge (applicable to shares redeemed during the fourth year after purchase) and the maximum 5.00% contingent deferred sales charge, respectively, as if shares were redeemed on October 31, 1999. The S&P 500 is an unmanaged index in which investors cannot invest. Results for the index do not reflect the investment management fees and other expenses incurred by the Fund.


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Portfolio Reviews

[PHOTO]

Peter Hathaway has managed the Galaxy Strategic Equity Fund since its inception in March of 1998. He has worked for Fleet Investment Advisors Inc., or its predecessors, since 1965 and has managed investments since 1974.

GALAXY STRATEGIC EQUITY FUND

By Peter Hathaway
Portfolio Manager

      For the 12 months ended October 31, 1999, Trust Shares of the Galaxy Strategic Equity Fund earned a total return of 3.64%. For the same period, Retail A Shares of the Fund returned 3.25%, before deducting the maximum 3.75% front-end sales charge, and its Retail B Shares returned 2.50%, before deducting the maximum 5.00% contingent deferred sales charge. (Please see the chart on page 4 for total returns after deducting the front-end sales charge and the chart on page 5 for total returns after deducting the contingent deferred sales charge.)

      Over the same time, the average multi-cap value fund tracked by Lipper earned a return of 11.72% and the S&P 500 Index returned 25.67%. Lipper has classified the Fund as "multi-cap core" pending a review requested by the Advisor to include the Fund in the multi-cap value category, which would reflect the Fund's value-biased investment process. Lipper's average multi-cap core fund returned 23.12% for the 12 months ended October 31, 1999.

Growth at a Reasonable Price

      Fiscal 1999 proved to be a very difficult environment for value investors seeking growth at a reasonable price. Since the end of 1997, the majority of the market's returns have been highly concentrated in a few large stocks. While earnings for the largest 50 stocks in the S&P 500 Index increased approximately 17% in 1999, market values jumped over 35%. Price to earnings ratios reached levels lacking historical precedence, with large stocks valued at 28 times 1999 earnings as compared to 17 times 1999 earnings for the remaining 450 S&P 500 Index stocks. Technology was a dominant force with the 7 largest technology stocks (excluding America On-Line) increasing more in market value than the entire S&P 500 Index. Technology sector market values rose over 70% to nearly one-quarter of the S&P 500 Index, up from 17% a year ago. Its price earnings ratio now stands at 33 times estimated 1999 earnings, nearly twice that of the Index average.

      In this environment the Fund's value driven growth discipline was maintained. Profits have been taken over time in the Fund's large cap stocks as they approached relative and absolute price levels lacking historical valuation precedence. The Fund's technology sector was pared back from its overweighted position by mid-year. Sector returns were good but fell short of the highly valued large-cap technology stocks that continue to dominate the S&P 500 Index.

      The creation of the two tiered market since 1997 has provided attractive investment opportunities in the "other 450" stocks of the S&P 500 Index. They are valued at 30% to 40% discounts to the larger stocks yet offer competitive long-term earnings growth potential. Median returns have been essentially zero compared to 70% for the largest 50 stocks over the past two years, indicative of the developing two tier market. As Fund investments in the larger companies and technology sector have been reduced, the proceeds have been used to purchase growth at a reasonable price in the "other 450" market sector.

      The Fund closed the year with below market weightings in consumer staples, technology and utilities and above market weightings in healthcare, capital goods and energy. The energy sector was increased significantly in the second fiscal quarter as weak oil prices severely depressed stocks of oil service and exploration companies. Industry consolidation and favorable long-term supply/demand fundamentals point toward an extended capital spending cycle resulting in several years of exceptional earnings growth for these companies.

      Portfolio returns were competitive through the third fiscal quarter benefiting from the recovery in oil prices and a broadening of the market in the spring. The final quarter brought a brief market correction, a tightening of monetary policy by the Fed and rising interest rates. Investors again sought refuge in technology stocks and large cap stocks having earnings visibility with little regard for valuations. The Fund finished the fiscal year with a positive return but shy of its peer benchmarks. Its discipline to growth at a reasonable price was maintained, exposure to excessive market risk was minimized and there was no style creep.

      The Fund continues to have balance with approximately 50% of its assets invested in growth companies, 25% in cyclically sensitive stocks and 25% in value stocks. Seventy-five percent of the the Fund's portfolio is invested in companies other than the largest 50 stocks compared to a 40% weighting for the S&P 500 Index. Valuation para-


                                       11
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Portfolio Reviews

meters continue to compare favorably with those of the market. Long-term earnings growth forecasts for the Fund's stocks are higher than those for the S&P 500 Index stocks and the price to earnings ratio is 18 times 1999 earnings compared to 27 times. Measures of price to book and price to sales are less than half that of the Index.

A More Optimistic Outlook for the "Other" 450 Stocks

      At year-end, 15 of the largest stocks in the S&P 500 Index (comprising 30% of the Index and including household names such as Microsoft, GE, Intel, IBM, Wal-Mart, Exxon and Merck) have benefited from nearly a decade of rising price to earnings ratios. Their average annual price to earnings ratios rose gradually from 15 times in 1990 to 24 times in 1997, then jumped to 30 times in 1998 and now stand at 35 times. During the past 18 months when this premium for large blue chip stocks was rising rapidly (from 24 times to 35 times), value biased investment processes lagged the market. The valuation of these select few stocks are at an all time high and more than twice that of the "other 450". If the premium valuation of the few largest stocks stabilizes or declines, then the other 450 stocks should provide competitive or superior relative returns.

      A second plus in the outlook is the continued growth of the global economy. Companies with even modest cyclical sensitivity have lacked pricing power due to sluggish demand and low inflation. The recovery in global economies, tight labor markets and a weak dollar have the potential to translate into better earnings comparisons for cyclically sensitive companies. These companies fall into the other 450 stock category, sell at depressed valuations and have been given increased emphasis in the portfolio.

      Barring economic recession, the Fund's portfolio is well positioned for a market sensitive to reasonable valuations based on fundamental earnings prospects. Forecasted 12 to 18 month returns relative to the market are at the high end of their historical range and the majority of the Fund's holdings offer good absolute value as well as relative value.


Galaxy Strategic Equity Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was in a pie chart in the printed material.]

     Repurchase Agreement & Net Other Assets and Liabilities      9%
     Capital Goods and Construction                               8%
     Consumer Cyclical                                           13%
     Other Common Stocks                                          4%
     Consumer Staples                                            19%
     Technology                                                  15%
     Basic Materials                                              4%
     Finance                                                     13%
     Energy                                                      15%


Galaxy Strategic Equity Fund

Growth of $10,000 investment*

[The following information was in a mountain graph in the printed material.]

                                                        3/4/98      10/31/99
                                                       -------      --------
S&P 500 Index                                          $10,000       $13,291
Galaxy Strategic Equity Fund - Retail A Shares         $ 9,625       $ 9,564
Galaxy Strategic Equity Fund - Retail B Shares         $10,000       $ 9,373
Galaxy Strategic Equity Fund - Trust Shares            $10,000       $10,019

* Since inception on 3/4/98 for Trust, Retail A Shares and Retail B Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for Retail B Shares reflect the deduction of the 4.00% contingent deferred sales charge (applicable to shares redeemed during the second year after purchase) as if shares were redeemed on October 31, 1999. The S&P 500 Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect the investment management fees and other expenses incurred by the Fund.


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Portfolio Reviews

[PHOTO]

G. Jay Evans has managed the Galaxy Equity Value Fund since April of 1993. He has managed value-oriented portfolios for Fleet Investment Advisors Inc., and its predecessors, since 1978.

GALAXY EQUITY VALUE FUND

By G. Jay Evans
Portfolio Manager

      During the twelve months ended October 31, 1999, the Galaxy Equity Value Fund performed well against the average multi-cap value fund tracked by Lipper. Trust Shares of the Fund earned a return of 15.04%, Retail A Shares returned 14.63% before deducting the maximum 3.75% front-end sales charge and Retail B Shares returned 13.81% before deducting the maximum 5.00% contingent deferred sales charge as compared to 11.72% for the Lipper category. During the same time the S&P 500 Index, which is more representative of growth-oriented firms, returned 25.67%. (Please see the chart on page 4 for total returns after deducting the front-end sales charge and the chart on page 5 for total returns after deducting the contingent deferred sales charge.).

A Seesaw Market

      Value portfolios performed well through the spring of 1999, as earnings growth estimates increased and the long-lived economic expansion appeared more sustainable. The Fund benefited during this time from strong performance by its consumer cyclical and technology holdings, which represented overweighted positions versus the Fund's benchmarks. Excellent selectivity in its energy and health care positions further enhanced total returns. These factors helped offset weaker total returns from financial holdings hurt by rising interest rates and from underweighted positions in the soaring stocks of Internet, personal communications and large-cap growth companies due to our ongoing orientation toward value.

      In June, the economy's strength triggered inflation concerns and higher interest rates. Investors became less confident in their assessment of consumer spending and found little sympathy for companies warning of even minor earnings shortfalls. The Fund's financial stocks continued to suffer in this climate, along with consumer cyclical issues. As we entered the fall, investors narrowed their focus to technology and communications stocks with large market capitalizations.

The Promise of Value

      Productivity is defined as the ability to produce more goods and services with the same or less amount of labor. Today, productivity gains are all that stand between us and a traditional economic cycle that ends in rising inflation and higher interest rates. If the Fed has to raise interest rates further to control inflation, the recovery in value investing will be delayed. However, if the global economic and e-commerce revolutions continue to raise productivity, substantially offsetting the cyclical pressures of tight labor and materials markets, the outlook for earnings and value investing will brighten.

      Large-capitalization growth has led the market for several years. Many of these issues now sell at unsupportable price/earnings premiums. Conversely, many value stocks are priced as bargains. The valuation disparity between growth and value and between large-cap and mid-cap issues has rarely been as wide. Value stocks have


                                       13
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Portfolio Reviews

taken the lead in past periods of rising earnings expectations, which have often been characterized by pricing flexibility and competition.

      This time around, more efficient markets aided by the Internet and e-commerce could challenge companies that have been the traditional leaders in market share. The Internet has opened markets to increased competition, a change that should benefit value investors. Value investments have also outperformed growth positions during periods of economic strength, when long-term interest rates rise. Such conditions may develop next year as national elections encourage an increase in government spending at home and demand strengthens in the recovering economies of Asia and Europe.

      As the outlook for value improves, the Fund will be supported by a strong research effort focused on finding overlooked, undervalued companies that are experiencing improvements in their levels of profitability. This effort will be helped by a highly sophisticated valuation system designed to identify stocks for our review.


Galaxy Equity Value Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was in a pie chart in the printed material.]

     Other Common Stocks                                          5%
     Energy                                                       9%
     Repurchase Agreement & Net Other Assets and Liabilities      3%
     Technology                                                  21%
     Utilities                                                    7%
     Finance                                                     18%
     Consumer Staples                                             9%
     Consumer Cyclical                                           23%
     Capital Goods and Construction                               5%


Galaxy Equity Value Fund

Growth of $10,000 investment*

[The following information was in a mountain graph in the printed material.]

                                                        9/1/88      10/31/99
                                                       -------      --------
S&P 500 Index                                          $10,000       $69,669
Galaxy Equity Value Fund - Retail A Shares             $ 9,625       $43,486
Galaxy Equity Value Fund - Retail B Shares             $10,000       $17,169
Galaxy Equity Value Fund - Trust Shares                $10,000       $46,074

* Since inception on 9/1/88 for Trust and Retail A Shares. Since inception on 3/4/96 for Retail B Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for Retail B Shares reflect the deduction of the 3.00% contingent deferred sales charge (applicable to shares redeemed during the fourth year after purchase) as if shares were redeemed on October 31, 1999. The S&P 500 Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect the investment management fees and other expenses incurred by the Fund.


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Portfolio Reviews

[PHOTO]

Bob Armknecht has been managing the Galaxy Equity Growth Fund since its inception in December of 1990. He has managed equity portfolios for Fleet Investment Advisors Inc. since 1988.

GALAXY EQUITY GROWTH FUND

By Bob Armknecht
Portfolio Manager

      In a climate that generally favored growth, we invested heavily in industries where the growth outlook was particularly strong: technology, health care, finance, and media/communications. This approach resulted in solid gains for much of the period and helped the Galaxy Equity Growth Fund perform well versus its market benchmarks.

      For the 12 months ended October 31, 1999, the Fund's Trust Shares earned a total return of 28.07%. Over the same time, Retail A Shares of the Fund earned 27.55%, before deducting the 3.75% maximum front-end sales charge, and Retail B Shares earned 26.63%, before deducting the 5.00% maximum contingent deferred sales charge. The Fund's A Prime Shares earned 27.30% before deducting the maximum 5.50% front-end sales charge and B Prime Shares earned a total return of 26.79% before deducting the 5.00% maximum contingent deferred sales charge. (Please see the charts on page 4 for total returns after deducting the applicable front-end sales charge and the charts on page 5 for total returns after deducting the applicable contingent deferred sales charge.)

      Over the same period, the total return for large-cap core funds tracked by Lipper was 26.12% and the S&P 500 Index earned a total return of 25.67%.

Focus on Growth Boosts Returns

      The fiscal year began with investors concerned about both global and domestic economic conditions. In this environment, we took advantage of investment opportunities in the broadcasting, finance, and entertainment sectors. We also traded securities within the technology sector to enhance the earnings potential of Fund holdings in that group. This boosted returns in the months that followed as technology stocks rallied.

      When oil prices rebounded early in 1999, the Fund benefited from its overweighted position in energy stocks, as well as from overweightings in the strongly performing semiconductor and health care sectors. These gains helped offset the disappointing returns from shares of broadcasting, retail, and communications firms which occured at that time. With the proceeds from certain technology and communications stocks that had performed well, we added shares of broadcasting and other communications firms that were particularly attractive, as well as shares of manufacturing, industrial, and financial firms. Many of these additions made positive contributions to the Fund's performance later in the reporting period.

      While a shift of market attention away from growth stocks in the second quarter of 1999 weakened the Fund's performance, holdings in energy and capital goods shares made positive contributions. Superior stock selection in these areas, as well as in the consumer cyclical, consumer staples, and financial sectors, further improved returns. We reduced positions in technology, airlines, and food stocks during this time and we added shares of cap-


                                       15
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Portfolio Reviews

ital goods, consumer electronics, manufacturing, cable television and financial firms.

      Rising rates weighed on financial stocks in the third quarter, but the Fund weathered the downturn relatively well, as outperformance by holdings in the communications and energy sectors offset poor returns from financial shares. At this point we used some cash reserves to take advantage of investment opportunities in the drug, consumer electronics, and communications hardware groups. In the final weeks of the period, we trimmed our exposure to the disappointing financial and capital goods sectors and restructured the Fund's financial holdings. We used price weakness in the technology and health care sectors to increase positions there.

Long-Term Prospects Are Bright

      Year-end profit-taking, unexpected earnings disappointments, Y2K concerns and uncertainty about the direction of interest rates may keep stock prices volatile in coming months. Slower growth, lower interest rates, and attractive valuations could set the stage for a sustained market rebound in 2000. In the meantime, the Fund should benefit from its emphasis on stocks with strong growth potential and attractive prices.

      We expect market leadership to remain dominated by stocks of companies in fast-growing sectors. Where possible, we plan to take advantage of any new investment opportunities in these issues that further price declines may bring. As always, we plan to maintain a diversified portfolio of large-company growth stocks whose underlying issuers have reliable earnings and solid growth prospects.


Galaxy Equity Growth Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was in a pie chart in the printed material.]

     Repurchase Agreement & Net Other Assets and Liabilities      5%
     Capital Goods and Construction                               8%
     Finance                                                     12%
     Consumer Cyclical                                            7%
     Energy                                                       8%
     Consumer Staples                                            18%
     Technology                                                  29%
     Convertible Preferred & Other Common Stocks                 13%


Galaxy Equity Growth Fund

Growth of $10,000 investment*

[The following information was in a mountain graph in the printed material.]

                                                       12/14/90     10/31/99
                                                       --------     --------
S&P 500 Index                                          $10,000       $52,243
Galaxy Equity Growth Fund - Retail A Shares            $ 9,625       $41,897
Galaxy Equity Growth Fund - Retail B Shares            $10,000       $20,175
Galaxy Equity Growth Fund - Trust Shares               $10,000       $44,474
Galaxy Equity Growth Fund - A Prime Shares             $ 9,450       $12,028
Galaxy Equity Growth Fund - B Prime Shares             $10,000       $12,179

* Since inception on 12/14/90 for Trust and Retail A Shares. Since inception on 3/4/96 for Retail B Shares. Since inception on 11/1/98 for A Prime Shares and B Prime Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for A Prime Shares include the effect of the maximum 5.50% front-end sales charge. Performance figures for Retail B and B Prime Shares reflect the deduction of the 3.00% contingent deferred sales charge (applicable to shares redeemed during the fourth year after purchase) and the maximum 5.00% contingent deferred sales charge, respectively, as if shares were redeemed on October 31, 1999. The S&P 500 is an unmanaged index in which investors cannot invest. Results for the index do not reflect the investment management fees and other expenses incurred by the Fund.


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Portfolio Reviews

[PHOTO]

Thomas M. O'Neill is Chief Investment Officer of Fleet Investment Advisors Inc. and Oechsle International Advisors, LLC, sub-advisor for the Fund. Oechsle is a firm dedicated to international investing and has approximately $15 billion in assets under management.

GALAXY INTERNATIONAL EQUITY FUND

By Thomas O'Neill, Chief Investment Officer, Fleet Investment Advisors Inc., and Oechsle International Advisors, LLC, Sub-Advisor

      As foreign economies recovered in the past year, the rebound for stocks in Japan and other parts of Asia was generally stronger than stock reversals in European markets. Because the outlook for Asian equities had been so uncertain, the Galaxy International Equity Fund was underweighted in those securities versus its market benchmark in the first part of the reporting period. With exceptional performance by individual issues in Japan and elsewhere and a higher weighting in Japan later in the period, the Fund performed well against its benchmarks for the fiscal year.

      During the 12 months ended October 31, 1999, the Fund's Trust Shares earned a total return of 29.71%. Over the same time, Retail A Shares of the Fund earned 29.04%, before deducting the maximum 3.75% front-end sales charge, and Retail B Shares earned 28.41% before deducting the maximum 5.00% contingent deferred sales charge. The Fund's A Prime Shares earned a total return of 29.73% before deducting the maximum 5.50% front-end sales charge, and B Prime Shares earned a total return of 28.74% before deducting the maximum 5.00% contingent deferred sales charge. (Please see the charts on page 4 for total returns after deducting the applicable front-end sales charge and the charts on page 5 for total returns after deducting the applicable contingent deferred sales charge.) Those total returns compare with 25.53% for the average international fund tracked by Lipper, and 23.37% for the EAFE Index.

Japanese Stocks Help Lift Returns

      In the final months of 1998 and the first months of 1999, the Fund enjoyed strong performance by shares of Japanese telecommunications and financial companies. Many European stocks also performed well, especially shares of telecommunications firms and companies involved in mergers.

      During this time, we added selectively to investments in Japan, seeking to improve the earnings quality of shares that we owned. We gave particular attention to consumer-finance companies and firms that can benefit from corporate restructuring. In Europe, we reduced shares in French companies that were particularly sensitive to a weak global economy.

      The Fund's increased weighting in Japan, along with modest additions in the emerging markets of Asia, enhanced performance in the second quarter of 1999. The shift in assets to Asia, reduced investments in Europe somewhat. Strong stock selection in Asia and Europe further enhanced the Fund's total returns during this time.


                                       17
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Portfolio Reviews

      By the final months of 1999, the Fund was slightly overweighted in Japanese stocks, which rallied strongly. Outstanding performance by many individual Japanese issues made further positive contributions to performance. As in previous months, we focused on opportunities in stocks that could benefit most over time from the expansion of economies abroad.

Favorable Growth Prospects

      The recent improvement in economies overseas seem to have taken many corporate purchasing managers by surprise, leading to an inadvertent depletion in business inventories. Efforts by managers to rebuild those inventories, which may be boosted by Y2K concerns, could spur further growth in months to come. Growth may then slow, however, with a return to more normal inventory levels, higher interest rates and actual Y2K disruptions.

      Near term, the Fund should benefit from careful stock selection. Given our favorable outlook for long-term growth, we plan to continue seeking opportunities in stocks from economically sensitive sectors. We are particularly optimistic about opportunities in Europe, where positive economic fundamentals are not yet reflected in stock valuations. Japanese stocks could also continue to perform well, if recent economic trends and corporate restructuring continue.


Galaxy International Equity Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was in a pie chart in the printed material.]

     Repurchase Agreement & Net Other Assets and Liabilities      4%
     Australia & New Zealand                                      3%
     United Kingdom                                              16%
     Europe                                                      41%
     Far East                                                    32%
     Canada                                                       4%


Galaxy International Equity Fund

Growth of $10,000 investment*

[The following information was in a mountain graph in the printed material.]

                                                       12/30/91     10/31/99
                                                       --------     --------
EAFE Index                                             $10,000       $20,349
Galaxy International Equity Fund - Retail A Shares     $ 9,625       $23,949
Galaxy International Equity Fund - Retail B Shares     $10,000       $12,341
Galaxy International Equity Fund - Trust Shares        $10,000       $25,623
Galaxy International Equity Fund - A Prime Shares      $ 9,450       $12,260
Galaxy International Equity Fund - B Prime Shares      $10,000       $12,374

* Since inception on 12/30/91 for Trust and Retail A Shares. Since inception on 11/1/98 for Retail B, A Prime Shares and B Prime Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for A Prime Shares include the effect of the maximum 5.50% front-end sales charge. Performance figures for Retail B and B Prime Shares reflect the deduction of the maximum 5.00% contingent deferred sales charge as if shares were redeemed on October 31, 1999. The EAFE Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect the investment management fees and other expenses incurred by the Fund.


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[PHOTO]

Peter Larson has managed the Galaxy Small Cap Value Fund, and its predecessor, since 1993. He has managed small company portfolios since 1981.

GALAXY SMALL CAP VALUE FUND

By  Peter Larson
Portfolio Manager

      In a year of changing economic expectations, stocks of smaller firms sometimes outperformed stocks of larger companies. For the most part, however, economic uncertainty caused small-cap stocks to lag. This was particularly true of value-oriented issues, where the Galaxy Small Cap Value Fund concentrates its investments. By making the most of individual investment opportunities that arose from short-term market fluctuations, we helped the Fund make the most of this tumultuous period and earn total returns that were competitive with its peers.

      During the 12 months ended October 31, 1999, the Fund's Trust Shares earned a total return of 6.02%. Over the same time, Retail A Shares of the Fund earned 5.68%, before deducting the maximum 3.75% front-end sales charge, and Retail B Shares earned 4.80% before deducting the maximum 5.00% contingent deferred sales charge. The Fund's A Prime Shares earned a total return of 5.80% before deducting the maximum 5.50% front-end sales charge, and B Prime Shares earned a total return of 4.96% before deducting the maximum 5.00% contingent deferred sales charge. (Please see the charts on page 4 for total returns after deducting the applicable front-end sales charge and the charts on page 5 for total returns after deducting the applicable contingent deferred sales charge.)

      These total returns compare to 6.08% earned for the period by the average small-company value fund tracked by Lipper. The Russell 2000, which represents more growth-oriented shares, earned a total return of 14.87% during this time.

Small Cap Stocks Take Roller-Coaster Ride

      As the period began, small-cap stocks were rebounding from their market correction in the third quarter of 1998. The Fund enjoyed strong returns from its technology, basic materials, and capital goods stocks that, along with gains from positions involved in mergers, helped offset a disappointing performance by energy stocks. As oil prices rose in the first months of 1999, energy stocks rallied strongly. Gains from companies involved with mergers continued to add to performance. As prices for small-cap stocks retreated at this time, we increased shares of many existing positions. We placed special emphasis on additions to the technology sector, which we felt had been greatly oversold.

      As the small-cap sector rebounded again in the second quarter of 1999, the Fund benefited from our continued focus on companies with sound fundamentals. Of further help were increased holdings in the energy sector and strong performance by other cyclical issues. Besides increasing investments in natural gas firms and information technology companies during this time, we introduced stocks of temporary-help agencies available at particularly attractive prices.

      Although prices for small-cap issues as a whole retreated in the final months of the reporting

--------------------------------------------------------------------------------
Portfolio Reviews

period, small-cap growth stocks significantly outperformed their value-oriented counterparts. This was due largely to the continued dominance of the sector by growth-oriented technology stocks. The Fund benefited during this time from strong performance by its technology holdings and, in July and August, from its energy positions. As profit-taking caused energy stocks to retreat in September and October, we increased the Fund's position in the sector, believing that positive changes in the balance of energy supply and demand give the sector a strong potential for long-term growth. As market fluctuations made their prices more attractive, we also added shares of information technology firms.

Many Good Values Available

      Our long-term outlook for small-cap stocks remains positive, given their attractive valuations relative to the market. The near-term outlook, particularly for value-oriented shares is less certain. As the reporting period came to a close, investors were focused on momentum plays in the technology group, especially Internet stocks. Once those stocks come under pressure, a fallout that could be quite severe given the extraordinarily high valuations of those issues, investors' attention may turn to more traditional ways of evaluating stocks. In this scenario, small-cap value stocks would very well be poised for a sustainable rebound in price.


Galaxy Small Cap Value Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was in a pie chart in the printed material.]

     Corporate Bond, Repurchase Agreement &
          Net Other Assets and Liabilities              9%
     Other Common Stocks                               13%
     Consumer Cyclical                                 12%
     Finance                                           13%
     Consumer Staples                                  18%
     Technology                                        16%
     Capital Goods and Construction                    11%
     Energy                                             8%


Galaxy Small Cap Value Fund

Growth of $10,000 investment*

[The following information was in a mountain graph in the printed material.]

                                                      12/14/92      10/31/99
                                                      --------      --------
Russell 2000                                          $10,000       $22,152
Galaxy Small Cap Value Fund - Retail A Shares         $ 9,625       $22,026
Galaxy Small Cap Value Fund - Retail B Shares         $10,000       $10,004
Galaxy Small Cap Value Fund - Trust Shares            $10,000       $23,325
Galaxy Small Cap Value Fund - A Prime Shares          $ 9,450       $ 9,998
Galaxy Small Cap Value Fund - B Prime Shares          $10,000       $10,018

* Since inception on 12/14/92 for Trust Shares. Since inception on 2/12/93 for Retail A Shares. Since inception on 11/1/98 for Retail B, A Prime and B Prime Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for A Prime Shares include the effect of the maximum 5.50% front-end sales charge. Performance figures for Retail B and B Prime Shares reflect the deduction of the maximum 5.00% contingent deferred sales charge as if shares were redeemed on October 31, 1999. The Russell 2000 Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect the investment management fees and other expenses incurred by the Fund.

--------------------------------------------------------------------------------
Portfolio Reviews

[PHOTO]

Steve Barbaro has managed the Galaxy Small Company Equity Fund since its inception in December of 1991. He has managed small company portfolios for Fleet Investment Advisors Inc., and its predecessors, since 1976.

GALAXY SMALL COMPANY EQUITY FUND

By Steven Barbaro
Portfolio Manager

      For the 12 months ended October 31, 1999, Trust Shares of the Galaxy Small Company Equity Fund had a total return of 15.54%. For the same period, Retail A Shares of the Fund earned 14.89%, before deducting the maximum 3.75% sales charge, and Retail B Shares earned 14.34%, before deducting the maximum 5.00% contingent deferred sales charge. (Please see the chart on page 4 for total returns after deducting the front-end sales charge and the chart on page 5 for total returns after deducting the contingent deferred sales charge.) For the same period, the Russell 2000 returned 14.87%.

      These represent strong returns by historical standards and reflect greater interest in the small-cap sector as economic conditions improved. However some groups of small-cap stocks found greater favor with investors than others. In the first half of the reporting period, small-cap stocks with greater capitalizations fared particularly well, along with Internet stocks and other shares with exceptionally high rates of earnings growth. While we gave added weight to these issues during that time, the Fund was underweighted in the group versus funds with similar investment objectives and so underperformed its peers.

      Good stock selection and heavy weightings in the better-performing technology and energy sectors helped the Fund's performance in the second half of the period. Because its total returns had lagged significantly early on, however, the Fund underperformed its peer group for the reporting period as a whole. During that time small-cap growth funds tracked by Lipper earned a total return of 45.86%.

A Focus on Fundamentals

      We began to increase the size of companies in the Fund during the third quarter of 1998, when a market correction had made small-cap growth shares more attractive. These purchases, along with strong performance by the semiconductor stocks that represented a large portion of the Fund's assets, increased the weighting in technology shares over this time.

      Gains by the Fund's technology holdings helped to boost performance in the first months of 1999, along with good returns from several positions involved in mergers. At this point we traded computer hardware, service, and software firms that had performed well for networking and semiconductor shares that we felt had better price potential.

      In the second quarter of 1999, as the small-cap sector gained more attention from investors, the Fund outperformed its market benchmarks. Of particular benefit was our emphasis on companies with sound fundamentals and an increased weighting in energy stocks helped by a rebound in the price of oil. The Fund was further assisted by its overweighting in other sectors that performed well,

Portfolio Reviews

such as the capital goods and communications groups. An underweighting in the then-disappointing Internet area also proved beneficial. During this period, we took profits in selected semiconductor positions and added stocks of firms that could benefit from an improving economy.

      In the final months of the period, small-cap growth stocks significantly outperformed their value-oriented counterparts. This was due largely to the continued market dominance by technology shares. Of added benefit was a lack of financial shares, which underperformed as interest rates rose. We continued to increase technology investments during this time, while reducing consumer shares that would be sensitive both to economic uncertainty and rising interest rates.

Growth Stocks Still Attractive

      With valuations that remain appealing versus those for large-cap shares, small-company stocks could rebound strongly if slower growth reduces interest rates. In the meantime, small-cap growth stocks should continue to outperform small-cap value stocks, as investors remain partial to technology issues and are uncertain about where the economy will head. With its emphasis on technology and energy positions, both of which can perform well if growth slows, we believe the Fund is well positioned for this environment. As before, we plan to focus on companies with visible earnings potential and take advantage of new investment opportunities that market fluctuations may bring.


Galaxy Small Company Equity Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was in a pie chart in the printed material.]

     Capital Goods and Construction                               6%
     Other Common Stocks & Net Other Assets and Liabilities      10%
     Consumer Staples                                            10%
     Energy                                                       6%
     Consumer Cyclical                                           14%
     Technology                                                  54%


Galaxy Small Company Equity Fund

Growth of $10,000 investment*

[The following information was in a mountain graph in the printed material.]

                                                       12/30/91     10/31/99
                                                       --------     --------
Russell 2000                                           $10,000       $52,243
Galaxy Small Company Equity Fund - Retail A Shares     $ 9,625       $31,988
Galaxy Small Company Equity Fund - Retail B Shares     $10,000       $10,332
Galaxy Small Company Equity Fund - Trust Shares        $10,000       $34,010

* Since inception on 12/30/91 for Trust and Retail A Shares. Since inception on 3/4/96 for Retail B Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for Retail B Shares reflect the deduction of the 3.00% contingent deferred sales charge (applicable to shares redeemed during the fourth year after purchase) as if shares were redeemed on October 31, 1999. The Russell 2000 is an unmanaged index in which investors cannot invest. Results for the index do not reflect the investment management fees and other expenses incurred by the Fund.

--------------------------------------------------------------------------------
Shareholder Services

"A well-balanced asset allocation plan may help to control your risk while pursuing your goals."

AUTOMATIC INVESTMENT PROGRAM

The Golden Rule of investing is "pay yourself first." That is easy to do with Galaxy's Automatic Investment Program. For as little as $50 per month deducted directly from your checking, savings or bank money market account, you can consistently and conveniently add to your Galaxy investment. When you establish an Automatic Investment Program, the $2,500 initial investment requirement for Galaxy is waived. Of course, such a program does not assure a profit and does not protect against loss in a declining market.

DIVERSIFICATION

A fundamental investment practice is "diversification." A well-balanced asset allocation plan may help to control your risk while pursuing your goals. Many mutual funds offer a low-cost way to diversify your investments while you benefit from professional management. Galaxy's comprehensive array of invest ment choices can be used in combination to match the needs of nearly everyone.

EXCHANGE PRIVILEGES

As your investment needs change, you can conveniently exchange your shares in one fund for shares in another fund at no cost (as long as you exchange within the same share class).

CONSOLIDATED STATEMENTS

Timely, comprehensive mutual fund account statements offer detailed information on your individual account. If you have a FleetOne Gold or a Fleet Private Banking Account, your Galaxy Fund information can be added to these statements.

24-HOUR ACCESS TO REGISTERED REPRESENTATIVES

24 hours a day, seven days a week, 365 days a year, we are ready and available to help. Our toll-free telephone lines offer round-the-clock access to Fund information and service. Call toll-free 1-877-BUY-GALAXY (1-877-289-4252) for information on initial purchases and current performance.

--------------------------------------------------------------------------------
Certain shareholder services may not be available to Trust, A Prime and B Prime Share investors. Please consult your Fund Prospectus.

Shares of the Funds are distributed through Provident Distributors, Inc., member NASD and SIPC.

--------------------------------------------------------------------------------
Shareholder Information

                                    TRUSTEES
                                  AND OFFICERS

                              Dwight E. Vicks, Jr.
                              Chairman and Trustee

                                 John T. O'Neill
                              President, Treasurer
                                   and Trustee

                                Louis DeThomasis,
                                  F.S.C., Ph.D.
                                     Trustee

                                Donald B. Miller
                                     Trustee

                                  James M. Seed
                                     Trustee

                               Bradford S. Wellman
                                     Trustee

                                    W. Bruce
                               McConnel, III, Esq.
                                    Secretary

                                  Jylanne Dunne
                               Vice President and
                               Assistant Treasurer

                                William Greilich
                                 Vice President

                               INVESTMENT ADVISOR

                                Fleet Investment
                                  Advisors Inc.
                                 75 State Street
                                   Boston, MA
                                      02109

                                   DISTRIBUTOR

                                    Provident
                               Distributors, Inc.
                           Four Falls Corporate Center
                                    6th Floor
                              West Conshohocken, PA
                                   19428-2961

                                  ADMINISTRATOR

                                    PFPC Inc.
                               4400 Computer Drive
                                  Westborough,
                            Massachusetts 01581-5108

                                     AUDITOR

                                Ernst & Young LLP
                              200 Clarendon Street
                                Boston, MA 02116

                                  LEGAL COUNSEL

                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                             Philadelphia, PA 19103

This report is submitted for the general information of shareholders of The Galaxy Fund. It is not authorized for distribution to prospective investors unless accompanied or preceded by an effective prospectus for each Fund of The Galaxy Fund, which contains more information concerning the investment policies and expenses of the Funds as well as other pertinent information. For complete information, and before making an investment decision on any of the Funds of The Galaxy Fund, you should request a prospectus from the Funds' distributor by calling toll-free 1-877-BUY-GALAXY (1-877-289-4252). Read the prospectus carefully before you invest.

Shares of the Funds are not bank deposits or obligations of, or guaranteed or endorsed by, FleetBoston Corporation or any of its affiliates, Fleet Investment Advisors Inc., or any Fleet Bank. Shares of the Funds are not federally insured by, guaranteed by, obligations of or otherwise supported by the U.S. Government, the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other governmental agency. Investment return and principal value will vary as a result of market conditions or other factors so that shares of the Funds, when redeemed, may be worth more or less than their original cost. An investment in the Funds involves investment risks, including the possible loss of principal amount invested.


                                 [RECYCLE LOGO]

                   This report was printed on recycled paper.

--------------------------------------------------------------------------------
Asset Allocation Fund

Portfolio of Investments
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

COMMON STOCKS - 52.56%

                Technology - 12.12%

      100,000   America On Line, Inc.*......................  $     12,968,750
      180,000   Automatic Data Processing, Inc..............         8,673,750
      240,000   Cisco Systems, Inc.*........................        17,760,000
      150,000   Dell Computer Corp*.........................         6,018,750
      180,000   EMC Corp.*..................................        13,140,000
       90,000   Hewlett-Packard Co..........................         6,665,625
      140,000   Intel Corp..................................        10,841,250
      160,000   Lucent Technologies, Inc....................        10,280,000
       50,000   Microsoft Corp.*............................         4,628,125
                                                              ----------------
                                                                    90,976,250
                                                              ----------------

                Consumer Staples - 11.17%

      190,000   Becton Dickinson & Co.......................         4,821,250
      130,000   Bestfoods...................................         7,637,500
      230,000   Boston Scientific Corp.*....................         4,628,750
      250,000   Coca-Cola Enterprises, Inc..................         6,390,625
      250,000   Elan Corp. Plc, ADR*........................         6,437,500
      120,000   Forest Laboratories, Inc.*..................         5,505,000
       80,000   Genzyme Corp.*..............................         3,060,000
      110,000   Gillette Co.................................         3,980,625
      100,000   Lilly (Eli) & Co............................         6,887,500
      120,000   Merck & Co., Inc............................         9,547,500
      180,000   PepsiCo, Inc................................         6,243,750
      180,000   Pfizer, Inc.................................         7,110,000
       50,000   Procter & Gamble Co.........................         5,243,750
       80,000   Warner-Lambert Co...........................         6,385,000
                                                              ----------------
                                                                    83,878,750
                                                              ----------------

                Finance - 8.88%

      151,250   American International Group, Inc...........        15,569,297
       89,998   Associates First Capital Corp...............         3,284,927
       42,000   Bank One Corp...............................         1,577,625
       85,000   Chase Manhattan Corp........................         7,426,875
      260,000   Citigroup, Inc..............................        14,072,500
      130,000   Fannie Mae..................................         9,197,500
      120,000   Hartford Financial
                Services Group, Inc.........................         6,217,500
      100,000   Washington Mutual, Inc......................         3,593,750
      120,000   Wells Fargo & Co............................         5,745,000
                                                              ----------------
                                                                    66,684,974
                                                              ----------------

                Consumer Cyclical - 6.93%

      100,000   Black & Decker (The), Corp..................         4,300,000
      130,000   Comcast Corp.*..............................         5,476,250
      165,000   CVS Corp....................................         7,167,188
       80,000   Dayton Hudson Corp..........................         5,170,000
      220,000   Home Depot, Inc.............................        16,610,000
      200,000   McDonald's Corp.............................         8,250,000
      200,000   Walgreen Co.................................         5,037,500
                                                              ----------------
                                                                    52,010,938
                                                              ----------------

                Energy - 4.38%

      160,000   Anadarko Petrolum Co........................         4,930,000
       40,000   Chevron Corp................................         3,652,500
      200,000   Halliburton Co..............................         7,537,500
       80,000   Mobil Corp..................................         7,720,000
      150,000   Schlumberger, Ltd...........................         9,084,375
                                                              ----------------
                                                                    32,924,375
                                                              ----------------

                Capital Goods and Construction - 4.11%

       50,000   AlliedSignal, Inc...........................         2,846,875
      170,000   Boeing Co...................................         7,830,625
       90,000   General Electric Co.........................        12,200,625
      200,000   Tyco International, Ltd.....................         7,987,500
                                                              ----------------
                                                                    30,865,625
                                                              ----------------

                Utilities - 2.91%

      180,000   MCI WorldCom, Inc.*.........................        15,446,250
      125,000   SBC Communications, Inc.....................         6,367,187
                                                              ----------------
                                                                    21,813,437
                                                              ----------------

                Transportation - 1.74%

      100,000   AMR Corp.*..................................         6,350,000
      400,000   Southwest Airlines Co.......................         6,725,000
                                                              ----------------
                                                                    13,075,000
                                                              ----------------

                Basic Materials - 0.32%

      100,000   Sonoco Products Co..........................         2,400,000
                                                              ----------------
                Total Common Stocks.........................       394,629,349
                                                              ----------------
                (Cost $267,344,896)

    Par Value
  -------------

U.S. GOVERNMENT AND AGENCY OBLIGATIONS - 22.19%

                U.S. Treasury Bonds - 8.47%

$   1,500,000   7.63%, 02/15/07.............................         1,547,310
    4,200,000   12.00%, 08/15/13............................         5,757,948
    6,450,000   7.50%, 11/15/16.............................         7,115,382
    6,220,000   8.88%, 08/15/17.............................         7,755,531
    2,500,000   8.88%, 02/15/19.............................         3,143,800
    1,000,000   8.13%, 08/15/19.............................         1,178,090
      750,000   8.50%, 02/15/20.............................           916,635
    6,000,000   8.75%, 05/15/20.............................         7,510,320
    6,200,000   7.88%, 02/15/21.............................         7,166,642
    5,900,000   8.13%, 08/15/21.............................         7,000,232
    3,250,000   7.63%, 11/15/22.............................         3,691,968
    2,850,000   7.13%, 02/15/23.............................         3,072,613
    3,500,000   6.13%, 11/15/27.............................         3,379,600
    2,775,000   5.25%, 11/15/28.............................         2,385,501
    2,245,000   5.25%, 02/15/29.............................         1,944,799
                                                              ----------------
                                                                    63,566,371
                                                              ----------------

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Asset Allocation Fund

Portfolio of Investments (continued)
October 31, 1999

    Par Value                                                       Value
  -------------                                                   ---------

                U.S. Treasury Notes - 5.21%

$   2,000,000   4.50%, 01/31/01.............................  $      1,971,800
    3,000,000   5.63%, 02/28/01.............................         2,997,630
    5,000,000   5.63%, 05/15/01.............................         4,991,500
    1,500,000   6.25%, 10/31/01.............................         1,512,555
    1,000,000   6.25%, 08/31/02.............................         1,009,410
    2,555,000   5.88%, 09/30/02.............................         2,555,179
    4,445,000   5.75%, 08/15/03.............................         4,411,796
    1,800,000   4.25%, 11/15/03.............................         1,690,920
    7,160,000   6.00%, 08/15/04.............................         7,179,833
    1,500,000   7.00%, 07/15/06.............................         1,566,480
    5,175,000   6.50%, 10/15/06.............................         5,267,219
    1,085,000   6.13%, 08/15/07.............................         1,080,562
    2,870,000   6.00%, 08/15/09.............................         2,867,561
                                                              ----------------
                                                                    39,102,445
                                                              ----------------

                Government National
                Mortgage Association - 2.94%

      229,436   6.50%, 05/15/13, Pool # 473566..............           225,347
      193,212   6.50%, 06/15/13, Pool # 476470..............           189,769
      311,661   6.50%, 08/15/13, Pool # 486453..............           306,108
       83,245   6.50%, 11/15/13, Pool # 454228..............            81,736
      473,495   6.50%, 11/15/13, Pool # 454234..............           464,910
      196,542   6.50%, 11/15/13, Pool # 477529..............           193,040
    1,002,783   6.50%, 11/15/13, Pool # 483663..............           984,914
      249,086   6.50%. 11/15/13, Pool # 493623..............           244,570
    2,873,046   7.00%, 11/15/13, Pool # 780921..............         2,882,901
      389,041   9.00%, 12/15/17, Pool # 780201..............           410,435
      541,201   7.50%, 01/15/26, Pool # 417191..............           542,890
    2,486,853   6.50%, 12/15/28, Pool # 495775..............         2,376,487
      194,123   6.50%, 01/15/29, Pool # 482909..............           185,508
    2,425,432   6.00%, 03/15/29, Pool # 476986..............         2,251,092
      942,292   6.50%, 03/15/29, Pool # 464613..............           900,473
    1,056,881   6.50%, 04/15/29, Pool # 473682..............         1,011,127
      926,137   6.50%, 04/15/29, Pool # 483349..............           886,042
    1,789,867   6.50%, 04/15/29, Pool # 488234..............         1,710,433
      996,483   7.00%, 04/15/29, Pool # 498082..............           977,480
      997,445   7.00%, 05/15/29, Pool # 507929..............           978,423
    1,548,822   7.50%, 09/15/29, Pool # 466164..............         1,552,694
      999,133   7.50%, 09/15/29, Pool # 478707..............         1,001,631
      101,489   7.50%, 09/15/29, Pool # 510409..............           101,743
      632,814   7.50%, 09/15/29, Pool # 510424..............           634,396
      999,257   7.50%, 09/15/29, Pool # 511482..............         1,001,755
                                                              ----------------
                                                                    22,095,904
                                                              ----------------

                Federal National
                Mortgage Association - 2.19%

    1,000,000   6.74%, 09/19/01, MTN........................         1,009,690
    1,000,000   6.50%, 08/15/04.............................         1,002,480
    1,000,000   6.49%, 01/19/06, MTN........................           979,410
      625,394   6.00%, 01/01/09, Pool # 269929..............           608,383
    2,055,000   6.38%, 06/15/09.............................         2,006,564
      730,000   7.00%, 03/25/13.............................           728,403
      162,697   6.00%, 06/01/14, Pool # 484967..............           156,493
    1,799,658   6.00%, 06/01/14, Pool # 499193..............         1,731,037
      789,001   6.00%, 06/01/14, Pool # 500131..............           758,916
      963,453   7.00%, 08/01/14, Pool # 492806..............           961,941
      225,359   6.50%, 01/01/26, Pool # 303676..............           217,330
    6,170,000   8.00%, 09/01/29.............................         6,285,688
                                                              ----------------
                                                                    16,446,335
                                                              ----------------

                Federal Home Loan
                Mortgage Corporation - 1.99%

      730,000   5.00%, 11/16/99 (B).........................           728,424
    2,000,000   5.00%, 01/15/04.............................         1,895,860
    4,800,000   6.25%, 07/15/04.............................         4,764,000
    1,000,000   7.05%, 06/08/05.............................           989,460
    5,920,000   6.63%, 09/15/09.............................         5,890,400
      708,072   7.00%, 04/01/29, Gold,
                Pool # C00756...............................           695,680
                                                              ----------------
                                                                    14,963,824
                                                              ----------------

                Federal Home Loan Bank - 0.79%

    5,975,000   5.88%, 08/15/01.............................         5,947,873
                                                              ----------------

                Federal Farm Credit Bank - 0.60%

    4,500,000   5.88%, 07/02/01.............................         4,483,125
                                                              ----------------

                Total U.S. Government
                and Agency Obligations......................       166,605,877
                                                              ----------------
                (Cost $169,760,949)

CORPORATE NOTES AND BONDS - 13.97%

      200,000   American Telephone & Telegraph Corp.
                7.00%, 05/15/05.............................           199,000
    3,250,000   Associates Corp. of North America
                Senior Note
                6.63%, 05/15/01.............................         3,254,062
    1,000,000   Bank One Milwakee, MTN
                6.35%, 03/19/01.............................         1,000,000
    1,200,000   Becton Dickinson & Co.
                7.15%, 10/01/09.............................         1,192,986
      675,000   Becton Dickinson & Co., Debenture
                7.00%, 08/01/27.............................           631,125
    1,900,000   Becton Dickinson & Co., Senior Debenture
                6.70%, 08/01/28.............................         1,712,375
      200,000   Burlington Northern Santa Fe
                6.88%, 02/15/16.............................           185,750
    1,000,000   Caterpillar Financial Services Corp.
                Series F, MTN
                5.47%, 09/12/01.............................           980,000
    1,700,000   Caterpillar Financial
                Services Corp., MTN
                6.00%, 05/23/02.............................         1,672,375
    1,200,000   Citicorp, Senior MTN
                8.63%, 11/01/04.............................         1,200,000
    2,000,000   Coca-Cola Enterprises, Inc.
                6.38%, 08/01/01.............................         1,992,500
    1,000,000   Coca-Cola Enterprises, Inc.
                7.13%, 08/01/17.............................           965,000

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Asset Allocation Fund

Portfolio of Investments (continued)
October 31, 1999

    Par Value                                                       Value
  -------------                                                   ---------

CORPORATE NOTES AND BONDS (continued)

$   2,300,000   Colgate-Palmolive Co.
                Series C, MTN
                5.27%, 12/01/03.............................  $      2,180,262
    1,400,000   Commercial Credit Co.
                6.50%, 08/01/04.............................         1,370,250
    3,500,000   Diageo Capital, Plc
                6.00%, 03/27/03.............................         3,399,550
    3,000,000   Diageo Capital, Plc
                6.13%, 08/15/05.............................         2,880,000
    1,000,000   Emerson Electric Co.
                5.85%, 03/15/09.............................           926,250
      250,000   Ford Motor Credit Co.
                6.25%, 11/08/00.............................           249,777
    1,000,000   Ford Motor Credit Co.
                Senior Note
                6.50%, 02/28/02.............................           996,250
    1,615,000   Ford Motor Credit Co.
                6.55%, 09/10/02.............................         1,602,887
    3,195,000   Ford Motor Credit Co.
                Senior Note
                5.75%, 02/23/04.............................         3,055,219
      405,000   Ford Motor Credit Co.
                6.70%, 07/16/04.............................           400,950
      800,000   G.E. Capital Corp., Series A, MTN
                6.33%, 09/17/01.............................           799,000
      385,000   G.E. Capital Corp., Series A, MTN
                6.81%, 11/03/03.............................           386,463
    4,000,000   General Motors Acceptance Corp.
                6.88%, 07/15/01.............................         4,020,000
    1,000,000   General Motors Acceptance Corp.
                7.00%, 09/15/02.............................         1,006,250
      250,000   GTE Corp.
                6.46%, 04/15/08.............................           239,687
    1,000,000   GTE North, Inc., Series H
                5.65%, 11/15/08.............................           902,500
    1,200,000   Goldman Sachs Group, Inc.
                6.65%, 05/15/09.............................         1,143,000
    3,000,000   Heinz (H.J.) Co., Euro Bond
                5.75%, 02/03/03.............................         2,908,800
      750,000   Heinz (H.J.) Co.
                6.88%, 01/15/03.............................           756,562
      500,000   Hershey Foods Corp.
                6.70%, 10/01/05.............................           501,250
    2,300,000   Hershey Foods Corp.
                7.20%, 08/15/27.............................         2,254,000
    1,000,000   Hertz Corp., Senior Note
                7.00%, 04/15/01.............................         1,005,000
      750,000   Illinois Tool Works
                5.75%, 03/01/09.............................           688,125
    1,000,000   International Business
                Machines Corp.
                7.50%, 06/15/13.............................         1,045,000
    2,000,000   International Business
                Machines Corp.
                6.22%, 08/01/27.............................         1,962,500
    2,000,000   International Business
                Machines Credit Corp., MTN
                6.64%, 10/29/01.............................         2,007,500
      500,000   International Paper Co.
                7.00%, 06/01/01.............................           500,625
    1,500,000   Lockheed Martin Corp.
                6.85%, 05/15/01.............................         1,492,500
      500,000   May Department Stores Co.
                6.88%, 11/01/05.............................           495,625
    2,025,000   McDonald's Corp., Senior MTN
                5.95%, 01/15/08.............................         1,916,156
      500,000   McDonald's Corp.
                8.88%, 04/01/11.............................           573,125
    3,550,000   MCI WorldCom, Inc.
                6.13%, 04/15/02.............................         3,492,312
      500,000   Mead Corp.
                6.84%, 03/01/37.............................           500,000
      290,000   Merck & Co.
                6.40%, 03/01/28.............................           264,262
    2,500,000   Minnesota Mining & Manufacturing
                6.38%, 02/15/28.............................         2,215,625
    1,000,000   National City Bank of Kentucky
                6.30%, 02/15/11.............................           911,250
    1,000,000   National Rural Utilities
                Cooperative Finance Corp.
                6.38%, 10/15/04.............................           978,750
    2,500,000   National Rural Utilities
                Cooperative Finance Corp.
                6.13%, 05/15/05.............................         2,387,500
    1,025,000   National Rural Utilities
                Cooperative Finance Corp.
                5.75%, 11/01/08.............................           936,594
    1,400,000   National Rural Utilities
                Cooperative Finance Corp.
                Collateral Trust
                5.50%, 01/15/05.............................         1,303,750
    1,000,000   NationsBank Corp.
                7.00%, 09/15/01.............................         1,007,500
      500,000   Northern Telecom, Ltd.
                6.00%, 09/01/03.............................           486,250
    1,620,000   PepsiCo, Inc., MTN
                5.75%, 01/15/08.............................         1,500,525
    1,590,000   Pitney Bowes Credit Corp.
                6.63%, 06/01/02.............................         1,599,938
      380,000   Pitney Bowes, Inc.
                5.95%, 02/01/05.............................           366,225
    1,800,000   Potomac Electric Power Co.
                6.50%, 09/15/05.............................         1,743,750
    2,000,000   Potomac Electric Power Co.
                6.25%, 10/15/07.............................         1,932,500
      325,000   Rite Aid Corp.
                6.70%, 12/15/01.............................           264,875
    1,000,000   Service Corp. International
                7.38%, 04/15/04.............................           861,250
    3,500,000   Sherwin-Williams Co.
                6.50%, 02/01/02.............................         3,495,625
    1,900,000   Sherwin-Williams Co.
                6.85%, 02/01/07.............................         1,866,750
    1,000,000   Southwest Airlines Co.
                8.75%, 10/15/03.............................         1,066,250
    1,500,000   Sprint Capital Corp.
                5.88%, 05/01/04.............................         1,441,875

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Asset Allocation Fund

Portfolio of Investments (continued)
October 31, 1999

    Par Value                                                       Value
  -------------                                                   ---------

CORPORATE NOTES AND BONDS (continued)

$   1,000,000   Suntrust Bank of Atlanta, MTN
                7.25%, 09/15/06.............................  $      1,002,500
      300,000   Suntrust Bank of Central Florida, MTN
                6.90%, 07/01/07.............................           296,625
    1,000,000   Sysco Corp.
                7.25%, 04/15/07.............................         1,017,500
    1,250,000   Sysco Corp.
                6.50%, 08/01/28.............................         1,118,750
    3,250,000   Tele-Communication, Inc., Senior Note
                7.25%, 08/01/05.............................         3,270,313
    1,000,000   Texaco Capital, Inc.
                8.50%, 02/15/03.............................         1,055,000
      500,000   Texas Utilities Electric Co.
                7.38%, 11/01/99.............................           500,000
    2,000,000   United Telecommunications, Inc.
                9.50%, 04/01/03.............................         2,147,500
    2,000,000   Wachovia Bank, N.A.
                6.30%, 03/15/01.............................         1,995,000
    2,000,000   Wal-Mart Stores, Inc.
                6.75%, 05/15/02.............................         2,012,500
      575,000   Wal-Mart Stores, Inc.
                6.88%, 08/10/09.............................           577,875
      600,000   Xerox Corp.
                8.13%, 04/15/02.............................           618,000
                                                              ----------------
                Total Corporate Notes and Bonds.............       104,885,155
                                                              ----------------
                (Cost $108,489,620)

ASSET-BACKED SECURITIES - 2.38%

    2,950,000   Chemical Master Credit Card
                Trust 1, Class A
                5.55%, 09/15/03.............................         2,919,556
    1,000,000   Citibank Credit Card Master Trust 1
                Series 1999-1, Class A
                5.50%, 02/15/06.............................           952,810
    4,500,000   Discover Card Master Trust 1
                Series 1999-1, Class A
                5.30%, 08/15/04.............................         4,367,790
    2,500,000   Ford Credit Auto Owner Trust
                Series 1999-D, Class A-4
                6.40%, 10/15/02.............................         2,498,425
       25,000   Green Tree Financial Corp.
                Series 1999-5, Class A-2
                6.77%, 04/01/31.............................            24,984
    1,975,000   MBNA Master Credit Card Trust
                Series 1998-J, Class A
                5.25%, 02/15/06.............................         1,877,474
    2,500,000   MBNA Master Credit Card Trust
                Series 1999-I, Class A
                6.40%, 01/18/05.............................         2,490,625
      440,000   Premier Auto Trust
                Series 1999-2, Class A-4
                5.59%, 02/09/04.............................           429,959
    1,400,000   Premier Auto Trust
                Series 1999-3, Class A-4
                6.43%, 03/08/04.............................         1,401,470
      365,625   Prudential Home Mortgage Securities
                Class 1996-7, Series A-1, CMO
                6.75%, 06/25/11.............................           364,711
      553,898   Rural Housing Trust
                Series 1987-1, Class 1-D, CMO
                6.33%, 04/01/26.............................           542,906
                                                              ----------------
                Total Asset-Backed Securities...............        17,870,710
                                                              ----------------
                (Cost $18,049,220)

FOREIGN BONDS - 0.51%

    2,500,000   Quebec Province
                5.75%, 02/15/09 (C).........................         2,276,525
    1,570,000   Quebec Province
                7.50%, 09/15/29 (C).........................         1,575,888
                                                              ----------------
                Total Foreign Bonds.........................         3,852,413
                                                              ----------------
                (Cost $3,912,040)

      Shares
    ----------

CONVERTIBLE PREFERRED STOCK (A) - 0.19%

       30,000   Loral Space and
                Communications, Ltd.,
                Series C, 6.00%.............................         1,438,125
                                                              ----------------
                Total Convertible Preferred Stock...........         1,438,125
                                                              ----------------
                (Cost $1,627,725)

    Par Value
  -------------

COMMERCIAL PAPER (B) - 7.96%

$  29,764,000   BP Amoco Capital
                5.35%, 11/01/99.............................        29,764,000
   30,000,000   Koch Industries, Inc.
                5.35%, 11/01/99.............................        30,000,000
                                                              ----------------
                Total Commercial Paper......................        59,764,000
                                                              ----------------
                (Cost $59,764,000)

Total Investments - 99.76%..................................       749,045,629
                                                              ----------------
(Cost $628,948,450)

Net Other Assets and Liabilities - 0.24%....................         1,838,765
                                                              ----------------
Net Assets - 100.00%........................................  $    750,884,394
                                                              ================

----------
*     Non-income producing security.
(A) Security exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended. This security may only be resold, in transactions exempt from registration, to qualified institutional buyers. At October 31, 1999, this security amounted to $1,438,125, or 0.19% of net assets.
(B)   Discount yield at time of purchase.
(C)   U.S. Dollar Denominated
ADR   American Depositary Receipt
CMO   Collateralized Mortgage Obligation
MTN   Medium Term Note

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Equity Income Fund

Portfolio of Investments
October 31, 1999


      Shares                                                         Value
    ----------                                                     ---------

COMMON STOCKS - 87.95%

                Consumer Staples - 21.88%

      310,000   Becton Dickinson & Co.......................  $      7,866,250
      175,000   Bestfoods...................................        10,281,250
      135,000   Gillette Co.................................         4,885,312
       95,000   Lilly (Eli) & Co............................         6,543,125
      200,000   McDonald's Corp.............................         8,250,000
       90,000   Merck & Co., Inc............................         7,160,625
      255,000   PepsiCo, Inc................................         8,845,313
      170,000   Pfizer, Inc.................................         6,715,000
       60,000   Procter & Gamble Co.........................         6,292,500
       85,000   Warner-Lambert Co...........................         6,784,063
                                                              ----------------
                                                                    73,623,438
                                                              ----------------

                Finance - 18.47%

      195,000   Associates First Capital Corp., Class A.....         7,117,500
      162,000   Bank One Corp...............................         6,085,125
      110,000   Fannie Mae..................................         7,782,500
      150,000   First Union Corp............................         6,403,125
      295,000   Hartford Financial Services Group, Inc......        15,284,687
      120,000   Highwoods Properties, Inc., REIT............         2,902,500
       80,000   Spieker Properties, Inc., REIT..............         2,795,000
      195,000   Washington Mutual, Inc......................         7,007,813
      141,000   Wells Fargo & Co............................         6,750,375
                                                              ----------------
                                                                    62,128,625
                                                              ----------------

                Energy - 10.92%

      108,000   Consolidated Natural Gas Co.................         6,912,000
       84,000   Exxon Corp..................................         6,221,250
      136,000   Halliburton Co..............................         5,125,500
       65,000   Mobil Corp..................................         6,272,500
       93,000   Schlumberger Ltd............................         5,632,313
      107,000   Texaco, Inc.................................         6,567,125
                                                              ----------------
                                                                    36,730,688
                                                              ----------------

                Utilities - 10.22%

      215,000   American Telephone &
                Telegraph Corp..............................        10,051,250
      190,000   SBC Communications, Inc.....................         9,678,125
      185,000   Texas Utilities Co..........................         7,168,750
      275,000   Washington Gas Light Co.....................         7,476,563
                                                              ----------------
                                                                    34,374,688
                                                              ----------------

                Technology - 10.14%

      215,000   Automatic Data Processing, Inc..............        10,360,312
       40,000   Cisco Systems, Inc. *.......................         2,960,000
       85,000   Hewlett-Packard Co..........................         6,295,312
      115,000   Intel Corp..................................         8,905,312
      200,000   Xerox Corp..................................         5,600,000
                                                              ----------------
                                                                    34,120,936
                                                              ----------------

                Consumer Cyclical - 7.80%

      130,000   Dayton Hudson Corp..........................  $      8,401,250
      160,000   Ford Motor Co...............................         8,780,000
      360,000   Walgreen Co.................................         9,067,500
                                                              ----------------
                                                                    26,248,750
                                                              ----------------

                Capital Goods and Construction - 5.95%

      140,000   Boeing Co...................................         6,448,750
      100,000   General Electric Co.........................        13,556,250
                                                              ----------------
                                                                    20,005,000
                                                              ----------------

                Basic Materials - 2.57%

      145,000   Weyerhauser Co..............................         8,654,688
                                                              ----------------
                Total Common Stocks.........................       295,886,813
                                                              ----------------
                (Cost $243,220,120)

    Par Value
  -------------

U.S. GOVERNMENT OBLIGATIONS - 1.15%

                U.S. Treasury Note - 0.59%

$   2,000,000   5.50%, 04/15/00.............................         2,000,940
                                                              ----------------

                U.S. Treasury Bond - 0.56%

    1,700,000   7.50%, 11/15/16.............................         1,875,372
                                                              ----------------
                Total U.S. Government
                Obligations.................................         3,876,312
                                                              ----------------
                (Cost $3,662,781)

REPURCHASE AGREEMENT - 10.89%

   36,620,000   Repurchase Agreement with:
                Chase Manhattan Bank
                5.20%, 11/01/99, dated 10/29/99
                Repurchase Price $36,635,869
                (Collateralized by U.S. Treasury Bond
                11.25%, Due 02/15/15;
                Total Par $25,370,000
                Market Value $37,357,325)
                Total Repurchase Agreement..................        36,620,000
                                                              ----------------
                (Cost $36,620,000)

Total Investments - 99.99%..................................       336,383,125
                                                              ----------------
(Cost $283,502,901)

Net Other Assets and Liabilities - 0.01%....................            49,330
                                                              ----------------

Net Assets - 100.00%........................................  $    336,432,455
                                                              ================

----------
REIT  Real Estate Investment Trust.

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Growth and Income Fund

Portfolio of Investments
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

COMMON STOCKS - 91.65%

                Consumer Staples - 17.77%

      150,000   American Home Products Corp.................  $      7,837,500
      118,000   Anheuser-Busch Cos., Inc....................         8,473,875
      140,000   Bestfoods...................................         8,225,000
      430,600   Elan Corp. Plc, ADR*........................        11,087,950
      170,000   Forest Laboratories, Inc.*..................         7,798,750
      225,000   Genzyme Corp.*..............................         8,606,250
    1,200,000   HEALTHSOUTH Corp.*..........................         6,900,000
      162,000   International Flavors &
                Fragances, Inc..............................         6,196,500
       84,000   Johnson & Johnson...........................         8,799,000
      180,000   McDonald's Corp.............................         7,425,000
      126,000   Merck & Co., Inc............................        10,024,875
      190,000   PepsiCo, Inc................................         6,590,625
      130,000   Pharmacia & Upjohn, Inc.....................         7,011,875
      265,000   Rite Aid Corp...............................         2,318,750
                                                              ----------------
                                                                   107,295,950
                                                              ----------------

                Technology - 16.19%

      146,300   Avnet, Inc..................................         7,945,919
      173,000   Cisco Systems, Inc.*........................        12,802,000
      269,000   Compaq Computer Corp........................         5,111,000
       92,000   Computer Sciences Corp.*....................         6,319,250
      226,000   Electronic Data Systems Corp................        13,221,000
      270,000   Harris Corp.................................         6,058,125
      150,000   Hewlett-Packard Co..........................        11,109,375
      105,000   International Business
                Machines Corp...............................        10,329,375
      122,000   Motorola, Inc...............................        11,887,375
      145,000   Texas Instruments, Inc......................        13,013,750
                                                              ----------------
                                                                    97,797,169
                                                              ----------------

                Finance - 13.05%

      172,000   Bank of America Corp........................        11,072,500
      200,000   Bank One Corp...............................         7,512,500
       96,000   Chase Manhattan Corp........................         8,388,000
       96,000   Chubb Corp..................................         5,268,000
      198,000   Citigroup, Inc..............................        10,716,750
      170,000   Countrywide Credit Industries, Inc..........         5,769,375
      110,000   Hartford Financial
                Services Group, Inc.........................         5,699,375
      136,000   Lincoln National Corp.......................         6,273,000
       54,000   Morgan (J.P.) & Co., Inc....................         7,067,250
      230,000   Wells Fargo & Co............................        11,011,250
                                                              ----------------
                                                                    78,778,000
                                                              ----------------

                Consumer Cyclical - 9.85%

      215,000   Circuit City Stores.........................         9,177,812
      392,000   Cooper Tire & Rubber Co.....................         6,590,500
       90,000   Eastman Kodak Co............................         6,204,375
       98,000   Ford Motor Co...............................         5,377,750
      220,000   Lowe's Cos., Inc............................        12,100,000
      635,000   Office Depot, Inc.*.........................         7,897,813
      140,000   Penney (J.C.) Co., Inc......................         3,552,500
      385,000   Sherwin-Williams Co.........................         8,614,375
                                                              ----------------
                                                                    59,515,125
                                                              ----------------

                Energy - 9.79%

       90,000   Atlantic Richfield Co.......................         8,386,875
      200,000   Baker Hughes, Inc...........................         5,587,500
      172,032   BP Amoco, Plc, ADR..........................         9,934,848
      225,000   Halliburton Co..............................         8,479,687
      160,000   Kerr-McGee Corp.............................         8,600,000
       97,000   Mobil Corp..................................         9,360,500
      144,400   Schlumberger, Ltd...........................         8,745,225
                                                              ----------------
                                                                    59,094,635
                                                              ----------------

                Utilities - 8.96%

      159,000   American Telephone &
                Telegraph Corp..............................         7,433,250
      205,500   Century Telephone Enterprises, Inc..........         8,309,906
      199,000   Entergy Corp................................         5,957,563
      122,000   GTE Corp....................................         9,150,000
      170,000   MCI WorldCom, Inc.*.........................        14,588,125
      170,000   SBC Communications, Inc.....................         8,659,375
                                                              ----------------
                                                                    54,098,219
                                                              ----------------

                Capital Goods and Construction - 7.67%

      176,500   Boeing Co...................................         8,130,031
       64,000   General Electric Co.........................         8,676,000
       66,500   Honeywell, Inc..............................         7,011,594
      172,000   Hubbell, Inc., Class A......................         4,794,500
      272,632   Tyco International, Ltd.....................        10,888,240
      370,000   Waste Management, Inc.......................         6,798,750
                                                              ----------------
                                                                    46,299,115
                                                              ----------------

                Basic Materials - 5.82%

       38,100   Crown Cork & Seal, Inc......................           912,019
      190,000   Goodrich (B.F.) Co..........................         4,500,625
       90,000   Minnesota Mining &
                Manufacturing Co............................         8,555,625
      300,000   Pall Corp...................................         6,581,250
      190,000   Praxair, Inc................................         8,882,500
      200,000   Sigma Aldrich Corp..........................         5,700,000
                                                              ----------------
                                                                    35,132,019
                                                              ----------------

                Transportation - 2.55%

      101,500   British Airways Plc, ADR....................         5,265,313
      318,000   Burlington Northern Santa Fe Corp...........        10,136,250
                                                              ----------------
                                                                    15,401,563
                                                              ----------------
                Total Common Stocks.........................       553,411,795
                                                              ----------------
                (Cost $448,471,497)

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Growth and Income Fund

Portfolio of Investments (continued)
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

CONVERTIBLE PREFERRED STOCKS - 1.42%

      135,000   Crown Cork & Seal Co., Inc., 4.50%..........  $      2,978,437
       37,000   Loral Space and
                Communications, Ltd.,
                Series C, 6.00%.............................         1,773,688
       80,000   Loral Space and
                Communications, Ltd., 6.00% (A).............         3,835,000
                                                              ----------------
                Total Convertible Preferred Stocks..........         8,587,125
                                                              ----------------
                (Cost $12,414,478)

    Par Value
  -------------

REPURCHASE AGREEMENT - 7.14%

$  43,135,000   Repurchase Agreement with:
                Chase Manhattan Bank
                5.20%, 11/01/99, dated 10/29/99
                Repurchase Price $43,153,692
                (Collateralized by U.S. Treasury Bond
                10.63%, Due 08/15/15;
                Total Par $31,095,000
                Market Value $43,999,425)...................        43,135,000
                                                              ----------------
                Total Repurchase Agreement..................        43,135,000
                                                              ----------------
                (Cost $43,135,000)

Total Investments - 100.21%.................................       605,133,920
                                                              ----------------
(Cost $504,020,975)

Net Other Assets and Liabilities - (0.21)%..................        (1,271,845)
                                                              ----------------

Net Assets - 100.00%........................................  $    603,862,075
                                                              ================

----------
*     Non-income producing security.
(A) Security exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended. This security may only be resold, in transactions exempt from registration, to qualified institutional buyers. At October 31, 1999, this security amounted to $3,835,000 or 0.64% of net assets.
ADR   American Depositary Receipt

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Strategic Equity Fund

Portfolio of Investments
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

COMMON STOCKS - 91.27%

                Consumer Staples - 18.93%

       22,300   Albertsons, Inc.............................  $        809,769
       40,000   Becton Dickinson & Co.......................         1,015,000
       78,000   Boston Scientific Corp.*....................         1,569,750
       50,000   ConAgra, Inc................................         1,303,125
      108,000   Elan Corp. Plc, ADR*........................         2,781,000
       21,000   Genzyme Corp.*..............................           803,250
      200,000   HEALTHSOUTH Corp.*..........................         1,150,000
       25,000   Kimberly Clark Corp.........................         1,578,125
       50,000   Manpower, Inc...............................         1,756,250
       12,000   Merck & Co., Inc............................           954,750
       25,000   Stryker Corp................................         1,543,750
                                                              ----------------
                                                                    15,264,769
                                                              ----------------

                Energy - 15.40%

       40,000   Anadarko Petroleum Corp.....................         1,232,500
       52,000   Baker Hughes, Inc...........................         1,452,750
       35,000   BJ Services Co.*............................         1,200,938
       30,000   Burlington Resources, Inc...................         1,046,250
       35,000   Coastal Corp................................         1,474,375
       40,000   Cooper Cameron Corp.*.......................         1,547,500
       24,000   Halliburton Co..............................           904,500
       50,000   Noble Affiliates, Inc.......................         1,265,625
       22,000   Schlumberger, Ltd...........................         1,332,375
       40,000   Sunoco, Inc.................................           965,000
                                                              ----------------
                                                                    12,421,813
                                                              ----------------

                Technology - 14.86%

       91,000   Cambridge Technology Partners, Inc.*........         1,006,688
       77,000   Diebold, Inc................................         2,021,250
       14,000   Hewlett-Packard Co..........................         1,036,875
       11,000   International Business Machines Corp........         1,082,125
       65,000   Loral Space and
                Communications, Ltd.*.......................           979,062
      100,000   Molex, Inc., Class A........................         3,300,000
       40,000   3Com Corp.*.................................         1,160,000
       50,000   Xerox Corp..................................         1,400,000
                                                              ----------------
                                                                    11,986,000
                                                              ----------------

                Finance - 13.27%

       41,000   Associates First Capital Corp., Class A.....         1,496,500
       40,000   Bank One Corp...............................         1,502,500
       34,000   Equity Office Properties REIT...............           752,250
       13,000   Equity Residential Properties REIT..........           543,562
       25,000   Hartford Financial
                Services Group, Inc.........................         1,295,313
       25,500   MBIA, Inc...................................         1,455,094
       15,000   Spieker Properties, Inc., REIT..............           524,062
       35,000   UnumProvident Corp..........................         1,152,813
       55,000   Washington Mutual, Inc......................         1,976,562
                                                              ----------------
                                                                    10,698,656
                                                              ----------------

                Consumer Cyclical - 13.05%

       60,000   ACNielsen Corp.*............................         1,320,000
       80,000   Cooper Tire & Rubber Co.....................         1,345,000
       26,000   Dana Corp...................................           768,625
       66,000   McKesson HBOC, Inc..........................         1,324,125
       35,000   Meredith Corp...............................         1,249,063
       35,000   Newell Rubbermaid, Inc......................         1,211,875
      160,000   Office Depot, Inc.*.........................         1,990,000
      150,000   Rite Aid Corp...............................         1,312,500
                                                              ----------------
                                                                    10,521,188
                                                              ----------------

                Capital Goods and Construction - 7.63%

       30,000   AES Corp.*..................................         1,693,125
       20,000   Emerson Electric Co.........................         1,201,250
       40,000   Hubbell, Inc., Class B......................         1,107,500
      116,900   Waste Management, Inc.......................         2,148,037
                                                              ----------------
                                                                     6,149,912
                                                              ----------------

                Basic Materials - 4.08%

       50,000   Crown Cork & Seal Co., Inc..................         1,196,875
       28,000   Eastman Chemical Co.........................         1,079,750
       23,000   Potash Corp. of Saskatchewan, Inc...........         1,016,312
                                                              ----------------
                                                                     3,292,937
                                                              ----------------

                Transportation - 2.60%

       35,000   Burlington Northern Santa Fe Corp...........         1,115,625
       40,000   Norfolk Southern Corp.......................           977,500
                                                              ----------------
                                                                     2,093,125
                                                              ----------------

                Utilities - 1.45%

       25,000   American Telephone & Telegraph Corp.........         1,168,750
                                                              ----------------
                Total Common Stocks.........................        73,597,150
                                                              ----------------
                (Cost $77,202,228)

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Strategic Equity Fund

Portfolio of Investments (continued)
October 31, 1999

    Par Value                                                       Value
  -------------                                                   ---------

REPURCHASE AGREEMENT - 9.19%

$   7,414,000   Repurchase Agreement with:
                Chase Manhattan Bank
                5.20%, 11/01/99, dated 10/29/99
                Repurchase Price $7,417,213
                (Collateralized by U.S. Treasury Note
                6.50%, Due 10/15/06;
                Total Par $7,425,000
                Market Value $7,564,219)....................  $      7,414,000
                                                              ----------------
                Total Repurchase Agreement..................         7,414,000
                                                              ----------------
                (Cost $7,414,000)

Total Investments - 100.46%.................................        81,011,150
                                                              ----------------
(Cost $84,616,228)

Net Other Assets and Liabilities - (0.46)%..................          (371,864)
                                                              ----------------
Net Assets - 100.00%........................................  $     80,639,286
                                                              ================

----------
*     Non-income producing security.
ADR   American Depositary Receipt
REIT  Real Estate Investment Trust

                       See Notes to Financial Statements.

Equity Value Fund

Portfolio of Investments
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

COMMON STOCKS - 96.23%

                Consumer Cyclical - 22.96%

      250,000   Abercrombie & Fitch Co.*....................  $      6,812,500
      225,100   Brunswick Corp..............................         5,092,887
      363,100   Carnival Corp., Class A.....................        16,157,950
      220,625   Gap, Inc....................................         8,190,703
       41,600   General Motors Corp.........................         2,922,400
      600,000   Hasbro, Inc.................................        12,375,000
      452,000   Jones Apparel Group, Inc.*..................        14,294,500
      451,100   Kaufman & Broad Home Corp...................         9,050,194
      326,800   Lowe's Cos., Inc............................        17,974,000
      505,650   Office Depot, Inc.*.........................         6,289,022
      693,200   Shaw Industries, Inc........................        10,701,275
      522,900   TJX Cos., Inc...............................        14,183,663
      245,600   Tommy Hilfiger Corp.*.......................         6,938,200
                                                              ----------------
                                                                   130,982,294
                                                              ----------------

                Technology - 20.71%

      141,200   Altera Corp.*...............................         6,865,850
       65,100   Applied Materials, Inc.*....................         5,846,794
      338,000   Cadence Design Systems, Inc.*...............         5,133,375
       40,450   Cisco Systems, Inc.*........................         2,993,300
      134,100   Citrix Systems, Inc.*.......................         8,599,162
      489,121   Compaq Computer Corp........................         9,293,299
      233,300   Computer Associates
                International, Inc..........................        13,181,450
      126,000   EMC Corp.*..................................         9,198,000
      102,200   Intel Corp..................................         7,914,113
       38,100   International Business Machines Corp........         3,748,087
      135,100   Microsoft Corp.*............................        12,505,194
      166,800   Oracle Corp.*...............................         7,933,425
      271,100   Parametric Technology Corp.*................         5,167,844
      403,500   PeopleSoft, Inc.*...........................         6,052,500
      216,700   Tellabs, Inc.*..............................        13,706,275
                                                              ----------------
                                                                   118,138,668
                                                              ----------------

                Finance - 17.56%

       73,900   Bank of America Corp........................         4,757,313
      122,660   Bank One Corp...............................         4,607,416
      128,900   Bear Stearns Cos., Inc......................         5,494,362
      128,900   Chase Manhattan Corp........................        11,262,638
      134,875   Citigroup, Inc..............................         7,300,109
       91,500   Fannie Mae..................................         6,473,625
      131,500   Household International, Inc................         5,868,187
      203,500   Marsh & McLennan Cos., Inc..................        16,089,219
      158,600   MBIA, Inc...................................         9,050,113
      339,500   MBNA Corp...................................         9,378,687
      113,100   Merrill Lynch & Co., Inc....................         8,878,350
      224,950   SLM Holding Corp............................        11,008,491
                                                              ----------------
                                                                   100,168,510
                                                              ----------------

                Consumer Staples - 9.43%

      198,900   Albertson's, Inc............................  $      7,222,556
      422,000   Boston Scientific Corp.*....................         8,492,750
      352,800   Brinker International, Inc.*................         8,224,650
       72,300   Bristol-Myers Squibb Co.....................         5,553,544
      281,400   CVS Corp....................................        12,223,312
       70,000   Gannett Co., Inc............................         5,398,750
       40,000   Manor Care, Inc.............................           630,000
      104,500   Wellpoint Health Networks, Inc.*............         6,061,000
                                                              ----------------
                                                                    53,806,562
                                                              ----------------

                Energy - 8.67%

      308,100   Baker Hughes, Inc...........................         8,607,544
      282,400   Coastal Corp................................        11,896,100
      266,100   Diamond Offshore Drilling, Inc..............         8,448,675
       40,000   Enron Corp..................................         1,597,500
      114,900   Kerr-McGee Corp.............................         6,175,875
       54,000   Phillips Petroleum Co.......................         2,511,000
      350,000   USX-Marathon Group..........................        10,193,750
                                                              ----------------
                                                                    49,430,444
                                                              ----------------

                Utilities - 7.47%

      142,800   Bell Atlantic Corp..........................         9,273,075
      210,700   FPL Group, Inc..............................        10,600,844
       43,200   GTE Corp....................................         3,240,000
       94,000   Public Service Enterprise Group, Inc........         3,718,875
      151,100   SBC Communications, Inc.....................         7,696,656
      131,900   US WEST Communications Group................         8,054,144
                                                              ----------------
                                                                    42,583,594
                                                              ----------------

                Capital Goods and Construction - 4.75%

      105,100   Ingersoll-Rand Co...........................         5,491,475
       74,000   Owens-Corning...............................         1,517,000
      194,200   PACCAR, Inc.................................         9,151,675
      163,100   TRW, Inc....................................         6,992,913
       65,300   United Technologies Corp....................         3,950,650
                                                              ----------------
                                                                    27,103,713
                                                              ----------------

                Basic Materials - 3.77%

      405,800   Georgia-Pacific Group.......................        16,105,187
      102,300   International Paper Co......................         5,383,537
                                                              ----------------
                                                                    21,488,724
                                                              ----------------

                Transportation - 0.91%

       25,200   AMR Corp.*..................................         1,600,200
      178,200   Hunt (J.B.) Transport Services, Inc.........         2,294,325
       50,000   Northwest Airlines Corp.*...................         1,265,625
                                                              ----------------
                                                                     5,160,150
                                                              ----------------
                Total Common Stocks.........................       548,862,659
                                                              ----------------
                (Cost $462,740,700)

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Equity Value Fund

Portfolio of Investments (continued)
October 31, 1999

    Par Value                                                       Value
  -------------                                                   ---------

REPURCHASE AGREEMENT - 2.71%

$  15,451,000   Repurchase Agreement with:
                Chase Manhattan Bank
                5.20%, 11/01/99, dated 10/29/99
                Repurchase Price $15,457,695
                (Collateralized by U.S. Treasury Bond
                11.25%, Due 02/15/15;
                Total Par $10,705,000
                Market Value $15,763,113)...................  $     15,451,000
                                                              ----------------
                Total Repurchase Agreement..................        15,451,000
                                                              ----------------
                (Cost $15,451,000)

Total Investments - 98.94%..................................       564,313,659
                                                              ----------------
(Cost $478,191,700)

Net Other Assets and Liabilities - 1.06%....................         6,070,373
                                                              ----------------
Net Assets - 100.00%........................................  $    570,384,032
                                                              ================

----------
*     Non-income producing security.

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Equity Growth Fund

Portfolio of Investments
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

COMMON STOCKS - 93.94%

                Technology - 29.41%

       25,500   America On Line, Inc.*......................  $      3,307,031
      550,000   American Tower Corp., Class A*..............        10,484,375
      200,000   Applied Materials, Inc.*....................        17,962,500
      625,000   Automatic Data Processing, Inc..............        30,117,187
      450,000   Cisco Systems, Inc.*........................        33,300,000
      300,000   EchoStar Communications Corp.
                Class A*....................................        18,562,500
      485,000   EMC Corp.*..................................        35,405,000
      137,700   Fairchild Semiconductor Corp.*..............         3,476,925
      200,000   Hewlett-Packard Co..........................        14,812,500
      250,000   Intel Corp..................................        19,359,375
      225,000   International Business
                Machines Corp...............................        22,134,375
      250,000   Lucent Technologies, Inc....................        16,062,500
      361,500   Maxim Integrated Products, Inc.*............        28,535,906
      320,000   Microsoft Corp.*............................        29,620,000
      190,400   Nokia Corp., Class A, ADR...................        22,003,100
      325,000   Nortel Networks Corp........................        20,129,688
      500,000   PeopleSoft, Inc.*...........................         7,500,000
      425,000   Tandy.......................................        26,748,438
      325,000   Tellabs, Inc.*..............................        20,556,250
      600,000   Teradyne, Inc.*.............................        23,100,000
      285,000   Texas Instruments, Inc......................        25,578,750
      400,000   Unisys Corp.*...............................         9,700,000
      500,000   Xerox Corp..................................        14,000,000
       30,000   Yahoo!, Inc.*...............................         5,371,875
                                                              ----------------
                                                                   457,828,275
                                                              ----------------

                Consumer Staples - 18.21%

      300,000   American Home Products Corp.................        15,675,000
      250,000   Baxter International, Inc...................        16,218,750
      312,500   Bristol-Myers Squibb Co.....................        24,003,906
      690,000   CVS Corp....................................        29,971,875
      750,000   Elan Corp. Plc, ADR*........................        19,312,500
      325,000   Forest Laboratories, Inc.*..................        14,909,375
      300,000   Guidant Corp................................        14,812,500
      175,000   Johnson & Johnson...........................        18,331,250
      300,000   Lilly (Eli) & Co............................        20,662,500
      400,000   McDonald's Corp.............................        16,500,000
      350,000   Merck & Co., Inc............................        27,846,875
      350,000   PepsiCo, Inc................................        12,140,625
      325,000   Pfizer, Inc.................................        12,837,500
      175,000   Procter & Gamble Co.........................        18,353,125
      275,000   Warner-Lambert Co...........................        21,948,437
                                                              ----------------
                                                                   283,524,218
                                                              ----------------

                Finance - 11.51%

      325,000   American International Group, Inc...........  $     33,454,688
      660,000   Associates First Capital Corp.
                Class A.....................................        24,090,000
      350,000   Chase Manhattan Corp........................        30,581,250
      650,000   Citigroup, Inc..............................        35,181,250
      500,000   Cornerstone Properties, Inc., REIT..........         7,281,250
      350,000   Fannie Mae..................................        24,762,500
      500,000   Wells Fargo & Co............................        23,937,500
                                                              ----------------
                                                                   179,288,438
                                                              ----------------

                Energy - 8.34%

      600,000   Anadarko Petroleum Corp.....................        18,487,500
      175,000   Atlantic Richfield Co.......................        16,307,812
      350,000   Cooper Cameron Corp.*.......................        13,540,625
      400,000   Halliburton Co..............................        15,075,000
      390,000   Mobil Corp..................................        37,635,000
      250,000   Schlumberger, Ltd...........................        15,140,625
      500,000   Transocean Offshore, Inc....................        13,593,750
                                                              ----------------
                                                                   129,780,312
                                                              ----------------

                Capital Goods and Construction - 8.29%

      138,000   AlliedSignal, Inc...........................         7,857,375
      400,000   General Electric Co.........................        54,225,000
      150,000   Honeywell, Inc..............................        15,815,625
      750,000   Tyco International, Ltd.....................        29,953,125
      350,000   United Technologies Corp....................        21,175,000
                                                              ----------------
                                                                   129,026,125
                                                              ----------------

                Consumer Cyclical - 6.51%

      400,000   Circuit City Stores.........................        17,075,000
      250,000   Dayton Hudson Corp..........................        16,156,250
      265,000   Ford Motor Co...............................        14,541,875
      125,000   Harley-Davidson, Inc........................         7,414,063
      360,000   Home Depot, Inc.............................        27,180,000
      700,000   TJX Cos., Inc...............................        18,987,500
                                                              ----------------
                                                                   101,354,688
                                                              ----------------

                Broadcasting - 5.64%

      321,678   AMFM, Inc.*.................................        22,517,460
      250,000   AT&T Corp., Liberty Media Group*............         9,921,875
      400,000   Comcast Corp., Class A......................        16,850,000
      500,000   Infinity Broadcasting Corp.. Class A*.......        17,281,250
      300,000   MediaOne Group, Inc.*.......................        21,318,750
                                                              ----------------
                                                                    87,889,335
                                                              ----------------

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Equity Growth Fund

Portfolio of Investments (continued)
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

                Utilities - 4.18%

       60,000   AES Corp....................................  $      3,386,250
      350,000   MCI WorldCom, Inc.*.........................        30,034,375
      300,000   SBC Communications, Inc.....................        15,281,250
      270,000   U S West, Inc...............................        16,486,875
                                                              ----------------
                                                                    65,188,750
                                                              ----------------

                Basic Materials - 1.85%

      200,000   duPont (E.I.) deNemours & Co................        12,887,500
      400,000   Georgia-Pacific Group.......................        15,875,000
                                                              ----------------
                                                                    28,762,500
                                                              ----------------
                Total Common Stocks.........................     1,462,642,641
                                                              ----------------
                (Cost $882,159,089)

CONVERTIBLE PREFERRED STOCKS - 1.56%

      140,000   AES Trust I, Series A.......................        11,060,000
      275,000   Loral Space and
                Communications, Ltd.,
                Series C, 6.00% (A).........................        13,182,813
                                                              ----------------
                Total Convertible Preferred Stocks..........        24,242,813
                                                              ----------------
                (Cost $20,750,000)

    Par Value                                                       Value
  -------------                                                   ---------

REPURCHASE AGREEMENT - 5.66%

$  88,038,000   Repurchase Agreement with:
                Chase Manhattan Bank
                5.20%, 11/01/99, dated 10/29/99
                Repurchase Price $88,076,150
                (Collateralized by U.S. Treasury Bond
                11.25%, Due 02/15/15;
                Total Par $60,985,000
                Market Value $89,800,413)...................  $     88,038,000
                                                              ----------------
                Total Repurchase Agreement..................        88,038,000
                                                              ----------------
                (Cost $88,038,000)

Total Investments - 101.16%.................................     1,574,923,454
                                                              ----------------
(Cost $990,947,089)

Net Other Assets and Liabilities - (1.16)%..................      (18,027,922)
                                                              ----------------
Net Assets - 100.00%........................................  $  1,556,895,532
                                                              ================

----------
*     Non-income producing security.
(A) Security exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended. This security may only be resold, in transactions exempt from registration, to qualified institutional buyers. At October 31, 1999, this security amounted to $13,182,813, or 0.85% of net assets.
ADR   American Depositary Receipt
REIT  Real Estate Investment Trust

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
International Equity Fund

Portfolio of Investments
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

COMMON STOCKS - 95.76%

                Australia - 1.43%

      760,884   Australia & New Zealand.....................  $      5,022,284
    1,124,169   Coca-Cola Amatil, Ltd.......................         3,470,255
                                                              ----------------
                                                                     8,492,539
                                                              ----------------
                Canada - 3.91%

      222,800   BCE, Inc....................................        13,414,937
      158,200   Manulife Financial Corp.*...................         1,902,915
      159,100   Seagram Co., Ltd............................         7,887,424
                                                              ----------------
                                                                    23,205,276
                                                              ----------------

                France - 8.00%

       50,430   Carrefour SA................................         9,334,999
       43,223   Equant*.....................................         4,205,032
      249,913   Rhodia SA...................................         4,823,226
       79,490   Suez Lyonnaise..............................        12,833,158
       80,041   Valeo SA....................................         5,749,709
      139,029   Vivendi.....................................        10,535,424
                                                              ----------------
                                                                    47,481,548
                                                              ----------------

                Germany - 10.75%

      253,604   Bayerische Motoren Werke (BMW) AG...........         8,081,861
       20,760   Celanese AG*................................           327,515
      207,600   Hoechst AG..................................         9,137,670
      116,853   Mannesmann AG...............................        18,404,302
      263,592   Metallgesellschaft AG.......................         5,489,213
       19,895   SAP AG......................................         8,767,396
       93,070   Siemens AG..................................         8,354,604
       97,781   Veba AG.....................................         5,286,038
                                                              ----------------
                                                                    63,848,599
                                                              ----------------

                Greece - 0.46%

      128,360   Hellenic Telecommunications
                Organization SA (OTE).......................         2,719,232
                                                              ----------------

                Hong Kong - 1.31%

    1,496,000   China Telecom, Ltd.*........................         5,122,298
      262,000   Hutchison Whampoa, Ltd......................         2,630,556
                                                              ----------------
                                                                     7,752,854
                                                              ----------------

                Hungary - 0.36%

       46,270   Gedeon Richter, GDR.........................         2,111,263
                                                              ----------------

                Italy - 5.89%

    3,022,460   Banca Nazionale del Lavoro*.................        10,235,972
      141,700   Banca Popolare di Bergamo...................         3,047,725
    1,287,569   Unicredito Italiano SPA.....................         6,026,195
    1,026,881   Mediaset SPA................................        10,249,413
      630,504   Telecom Italia SPA*.........................         5,444,320
                                                              ----------------
                                                                    35,003,625
                                                              ----------------

                Japan - 29.74%

    1,283,000   Fuji Bank, Ltd..............................        17,595,569
      265,000   Fujitsu, Ltd................................         7,980,244
       80,000   Ito-Yokado Co., Ltd.........................         6,398,772
      226,000   KAO Corp....................................         6,892,491
      107,000   Murata Manufacturing Co., Ltd...............        13,750,839
      649,000   Nikko Securities............................         6,099,741
          592   Nippon Telegraph &
                Telephone Corp..............................         9,084,109
      252,000   Nomura Securities Co., Ltd..................         4,159,317
        1,356   NTT Mobile Communications...................        36,023,017
       64,000   Rohm Co., Ltd...............................        14,362,712
    1,566,000   Sakura Bank, Ltd............................        13,456,757
      403,000   The Sanwa Bank, Ltd.........................         5,994,562
        9,338   Shoskoh Fund & Co., Ltd.....................         5,713,670
      168,000   Takeda Chemical Industries..................         9,651,098
       44,100   Takefuji Corp...............................         5,709,696
       82,000   TDK Corp....................................         8,029,347
      125,000   Yamanouchi Pharmaceutical Co., Ltd..........         5,670,375
                                                              ----------------
                                                                   176,572,316
                                                              ----------------

                Netherlands - 9.23%

      123,870   Gucci Group.................................        10,002,503
      402,418   Koninklijke Ptt.............................        20,650,039
       71,105   Laurus NV...................................         1,581,697
      119,332   Royal Dutch Petroleum.......................         7,132,590
      196,098   Vendex International*.......................         5,723,330
      287,346   VNU NV......................................         9,716,252
                                                              ----------------
                                                                    54,806,411
                                                              ----------------

                New Zealand - 0.97%

    1,438,887   Telecom Corp. of New Zealand................         5,791,211
                                                              ----------------

                Philippines - 0.30%

      234,590   Metropolitan Bank & Trust Co................         1,755,040
                                                              ----------------

                South Korea - 0.63%

      106,700   Korea Telecom Corp., ADR*...................         3,761,175
                                                              ----------------

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
International Equity Fund

Portfolio of Investments (continued)
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

                Spain - 2.05%

       69,265   Banco Popular Espnol SA.....................  $      4,662,367
      457,884   Telefonica de Espana SA*....................         7,531,906
                                                              ----------------
                                                                    12,194,273
                                                              ----------------

                Sweden - 1.78%

      398,926   Hennes & Mauritz AB, Class B................        10,597,609
                                                              ----------------

                Switzerland - 2.80%

       18,092   Clariant AG.................................         7,918,737
        5,831   Novartis AG, Registered.....................         8,724,116
                                                              ----------------
                                                                    16,642,853
                                                              ----------------

                United Kingdom - 16.15%

      184,433   AstraZeneca Group, Plc......................         8,340,722
      616,723   B.A.T. Industries, Plc......................         4,084,245
    2,058,624   British Aerospace, Plc......................        12,026,333
      593,326   British Sky Broadcasting, Plc...............         6,371,703
      926,084   Diageo, Plc.................................         9,359,272
      398,541   Glaxo Wellcome, Plc.........................        11,762,399
      465,400   Imperial Chemical Industries, Plc...........         4,626,988
      460,085   Railtrack Group, Plc........................         9,314,625
    1,266,999   Reed International, Plc.....................         7,391,306
    1,322,829   Somerfield, Plc.............................         2,771,599
    4,262,925   Vodafone Group, Plc.........................        19,824,886
                                                              ----------------
                                                                    95,874,078
                                                              ----------------
                Total Common Stocks.........................       568,609,902
                                                              ----------------
                (Cost $420,431,536)

--------------------------------------------------------------------------------
                    INDUSTRY CONCENTRATION OF COMMON STOCKS
                          AS PERCENTAGE OF NET ASSETS:

Communication Services               24.59%
Consumer Staples                     23.31
Finance                              14.87
Basic Materials                      10.88
Technology                            7.30
Capital Goods                         5.83
Consumer Cyclicals                    3.29
Aerospace                             2.03
Transportation                        1.57
Energy                                1.20
Utilities                             0.89
                                     -----
                                     95.76%
                                     =====

    Par Value                                                       Value
  -------------                                                   ---------

REPURCHASE AGREEMENT - 4.84%

$  28,704,000   Repurchase Agreement with:
                Chase Manhattan Bank
                5.20%, 11/01/99, dated 10/29/99
                Repurchase Price $28,716,438
                (Collateralized by U.S. Treasury Note
                6.50%, Due 10/15/06;
                Total Par $28,740,000
                Market Value $29,278,875)...................  $     28,704,000
                                                              ----------------
                Total Repurchase Agreement..................        28,704,000
                                                              ----------------
                (Cost $28,704,000)

Total Investments - 100.60%.................................       597,313,902
                                                              ----------------
(Cost $449,135,536)

Net Other Assets and Liabilities - (0.60)%..................       (3,551,803)
                                                              ----------------
Net Assets - 100.00%........................................  $    593,762,099
                                                              ================

----------
*     Non-income producing security.
ADR   American Depositary Receipt
GDR   Global Depositary Receipt

FORWARD FOREIGN CURRENCY CONTRACTS PURCHASED:

                                                                Unrealized
   Currency    Contract To     Settlement       Contract       Appreciation
     Value       Receive          Dates         At Value      (Depreciation)
   --------    -----------     ----------       --------      --------------

     40,523       EMU           11/02/99     $     42,626      $       (69)
    282,487       GBP           11/02/99          464,212           (2,946)
    116,170       GBP           11/03/99          190,902             (708)
    190,389       GBP           11/04/99          312,868              817
    238,354       GBP           11/05/99          391,689           (1,168)
 27,763,200       HKD           11/02/99        3,573,578              221
281,353,541       JPY           11/01/99        2,698,746           (7,747)
                                             ------------      ------------
                                             $  7,674,621      $   (11,600)
                                             ============      ============

----------
EMU   Euro Monetary Unit
GBP   Great British Pounds
HKD   Hong Kong Dollars
JPY   Japanese Yen

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Small Cap Value Fund

Portfolio of Investments
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

COMMON STOCKS - 91.07%

                Consumer Staples - 18.21%

       65,400   American Healthcorp, Inc.*..................  $        367,875
      102,250   Apple Orthodontix, Inc.*....................            76,687
      128,100   Applebee's International, Inc...............         3,690,881
       47,500   Barrett Business Services, Inc.*............           326,563
      222,666   Bindley Western Industries, Inc.............         2,797,242
       24,900   Bioanalytical Systems, Inc.*................            59,138
       74,400   Burns International Services Corp.*.........           748,650
       57,100   Capital Senior Living Corp.*................           292,637
       45,000   CBRL Group, Inc.............................           601,875
       70,600   CEC Entertainment, Inc.*....................         2,263,613
       63,100   Cooker Restaurant Corp......................           201,131
       18,240   Cordiant Communications
                Group, ADR..................................           264,480
       87,400   CTB International Corp.*....................           546,250
      130,200   Datascope Corp.*............................         4,687,200
      169,300   Friendly Ice Cream Corp.*...................           825,338
      162,000   Health Management Systems, Inc.*............           698,625
      225,826   ICN Pharmaceuticals, Inc....................         5,193,998
       65,000   Ingles Markets, Inc., Class A...............           840,937
      134,000   Invacare Corp...............................         2,797,250
       77,000   Korn/Ferry International*...................         1,713,250
       94,300   Lifecore Biomedical, Inc.*..................         1,178,750
      100,200   Marketing Specialists Corp.*................           275,550
       65,700   Michael Foods, Inc..........................         1,675,350
      139,875   Minntech Corp...............................         1,451,203
      194,133   Morrison Management
                Specialists, Inc............................         4,149,593
      403,100   Nextera Enterprises, Inc. Class A*..........         2,141,469
       98,000   Northland Cranberries, Inc., Class A........           545,125
       68,000   Noven Pharmaceuticals, Inc.*................           667,250
      142,505   O'Charley's, Inc.*..........................         2,182,108
      143,700   Paracelsus Healthcare Corp.*................            53,888
      108,500   Performance Food Group Co.*.................         2,943,062
      110,200   PSS World Medical, Inc.*....................           854,050
      204,225   Res-Care, Inc.*.............................         2,974,027
      130,921   Respironics, Inc.*..........................         1,104,646
      186,400   Romac Inernational, Inc.*...................         1,258,200
       49,100   Ruby Tuesday, Inc...........................           935,969
      158,500   Ryan's Family Steak Houses, Inc.*...........         1,659,297
      241,000   SOS Staffing Services, Inc.*................         1,220,063
        3,201   SUPERVALU, INC..............................            67,221
      386,800   Unilab Corp.*...............................         2,199,925
      169,100   Vlasic Foods International, Inc.*...........         1,299,956
      111,100   Westaff, Inc.*..............................           944,350
       34,000   Worthington Foods, Inc......................           805,375
                                                              ----------------
                                                                    61,580,047
                                                              ----------------

                Technology - 15.63%

       77,600   Acxiom Corp.*...............................         1,280,400
      133,000   Analogic Corp...............................         3,491,250
      107,200   Analysts International Corp.................         1,252,900
       50,000   Bell & Howell Co.*..........................         1,406,250
      196,000   Benchmark Electronics, Inc.*................         3,136,000
      120,700   Chyron Corp.*...............................            98,069
      165,000   Clare (C.P.) Corp.*.........................           876,563
      169,500   Coherent, Inc.*.............................         3,485,344
      323,200   Computer Task Group, Inc....................         4,080,400
      174,300   Condor Technology Solutions, Inc.*..........           305,025
       15,000   Hadco Corp..................................           551,250
      193,400   Hypercom Corp.*.............................         1,547,200
      263,000   Hyperion Solutions Corp.*...................         6,410,625
      228,200   Infinium Software, Inc.*....................           948,456
       73,800   Keithley Instruments, Inc...................         1,171,575
       56,400   K-Tron International, Inc...................           838,950
      108,200   Landmark Systems Corp.*.....................           946,750
      126,100   MapInfo Corp.*..............................         2,340,731
      119,500   Mentor Graphics Corp.*......................           963,469
      103,600   Metamor Worldwide, Inc.*....................         1,955,450
       70,700   Methode Electronics, Inc., Class A..........         1,131,200
      132,800   Metro Information Services, Inc.*...........         1,809,400
      149,200   MSC.Software Corp.*.........................           969,800
       57,500   Nashua Corp.*...............................           481,562
      117,900   PairGain Technology, Inc.*..................         1,444,275
       18,900   Pericom Semiconductor Corp.*................           304,763
      103,600   S3, Inc.*...................................         1,036,000
      173,600   Sybase, Inc.*...............................         2,343,600
       35,800   Tegal Corp.*................................            91,738
       67,900   Tekelec*....................................           861,481
      148,600   Teltrend, Inc.*.............................         2,693,375
      138,100   Vantive Corp.*..............................         1,605,412
       50,100   Viasoft, Inc.*..............................           236,409
       84,900   Wood's (T.B.), Inc..........................           758,794
                                                              ----------------
                                                                    52,854,466
                                                              ----------------

                Finance - 13.45%

       70,000   American Annuity Group, Inc.................         1,255,625
      103,600   Americredit Corp.*..........................         1,800,050
      113,120   Amerus Life Holdings, Inc., Class A.........         2,729,020
       50,400   Annuity & Life Re (Holdings), Ltd...........         1,184,400
       61,800   Brandywine Realty Trust, REIT...............         1,039,013
       55,150   Brown & Brown, Inc., Class A................         1,861,313
       16,000   Colorado Business Bankshares................           206,000
      111,800   Corporate Office
                Properties Trust, Inc., REIT................           810,550
       43,900   Equity One, Inc., REIT......................           452,719
       17,400   GBC Bancorp.................................           355,613
       37,560   Hanmi Bank*.................................           554,010
      318,500   HealthCare Financial
                Partners, Inc., REIT (A)*...................         6,370,000
      127,400   Healthcare Financial
                Partners, Inc., WTS, (A)*
                Expires 04/29/2001..........................                 0
       65,650   Healthcare Realty Trust, Inc., REIT.........         1,263,763
      167,383   Heller Financial, Inc.......................         3,975,346
       77,500   Innkeepers USA Trust, REIT..................           668,437
       50,000   IRT Property Co., REIT......................           421,875
       24,400   Kansas City Life Insurance Co...............           948,550
       45,000   LaSalle Re Holdings, Ltd....................           582,188
       79,900   Life Financial Corp.*.......................           359,550
      114,600   Matrix Bancorp, Inc.*.......................         1,389,525
       12,500   Medford Bancorp, Inc........................           221,875
       60,000   Ohio Casualty Corp..........................         1,001,250

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Small Cap Value Fund

Portfolio of Investments (continued)
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

                Finance (continued)

       42,000   Pacific Bank................................  $      1,134,000
       18,300   PICO Holdings, Inc.*........................           300,806
       28,200   Prime Group Realty Trust, REIT..............           405,375
       40,900   Reliance Bancorp, Inc.......................         1,650,059
      310,673   Republic Bancorp, Inc.......................         4,077,588
       90,000   Scottish Annuity & Life Holdings, Ltd.......           905,625
       97,500   Seacoast Financial Services Corp............         1,072,500
      110,000   Selective Insurance Group, Inc..............         2,055,625
       40,800   SL Green Realty Corp., REIT.................           742,050
      126,900   Superior Financial Corp.*...................         1,403,831
       39,700   Texas Regional Bancshares, Inc.
                Class A.....................................         1,109,119
       22,677   UMB Financial Corp..........................           921,253
       50,600   Willis Lease Finance Corp.*.................           249,838
                                                              ----------------
                                                                    45,478,341
                                                              ----------------

                Consumer Cyclical - 12.49%

      145,450   ADVO, Inc.*.................................         2,572,647
      194,100   American Homestar Corp.*....................           770,334
       57,900   ASI Solutions, Inc.*........................           166,462
       71,650   Bassett Furniture Industries, Inc...........         1,289,700
       61,300   Beazer Homes USA, Inc.*.....................         1,172,363
      159,800   Children's Comprehensive Services*..........         1,118,600
            1   Cintas Corp.................................                60
       78,100   CLARCOR, Inc................................         1,332,581
       86,700   Culp, Inc...................................           601,481
       33,000   Engle Homes, Inc............................           334,125
       42,314   Fresh Foods, Inc.*..........................           401,983
      138,100   Goody's Family Clothing, Inc.*..............         1,398,262
       57,100   Happy Kids, Inc.*...........................           606,687
       39,700   Houghton Mifflin Co.........................         1,682,288
      104,900   infoUSA, Inc.*..............................           580,228
      161,400   InterTAN, Inc.*.............................         3,631,500
      178,600   Iterim Services, Inc.*......................         2,935,737
      190,200   ITI Technologies, Inc.*.....................         5,159,175
       48,600   ITT Educational Services, Inc.*.............           959,850
      176,300   Jostens, Inc................................         3,724,338
       92,800   K2, Inc.....................................           742,400
      103,500   Kroll-O'Gara (The) Co.*.....................         1,643,062
       46,500   Newmark Homes Corp.*........................           261,563
       95,400   Protection One, Inc.........................           196,763
      164,900   R & B, Inc.*................................           762,663
       83,600   Rocky Shoes & Boots, Inc.*..................           585,200
       20,000   Toll Brothers, Inc.*........................           350,000
       84,100   Toro Co.....................................         3,017,088
      264,600   Unifirst Corp...............................         3,241,350
       29,700   Wackenhut Corp., Class A....................           558,731
      114,300   York Group, Inc.............................           428,625
                                                              ----------------
                                                                    42,225,846
                                                              ----------------

                Capital Goods and Construction - 10.81%

      149,000   ABC-NACO, Inc.*.............................         1,601,750
       80,050   Advanced Technical Products, Inc.*..........         1,100,687
       22,000   Atchison Casting Corp.......................           229,625
      133,900   Brown & Sharpe
                Manufacturing Co., Class A*.................           393,331
      139,300   Capital Environmental Resource, Inc.*.......           713,912
      127,550   Chicago Bridge & Iron Co. N.V...............         1,554,516
      102,500   Comptek Research, Inc.*.....................         1,050,625
       34,000   Cuno, Inc.*.................................           680,000
      142,900   Dayton Superior Corp.*......................         2,286,400
      107,800   Denison International Plc, ADR*.............           990,412
       51,400   Evans & Sutherland
                Computer Corp.*.............................           613,587
      154,075   Farr Co.*...................................         1,155,562
       73,700   Giga-Tronics, Inc.*.........................           202,675
       55,500   Global Industrial Technologies, Inc.*.......           679,875
      100,100   Kaman Corp..................................         1,101,100
       70,600   Key Technology, Inc.*.......................           555,975
       75,100   Ladish Co., Inc.*...........................           525,700
      104,000   Layne Christensen, Inc.*....................           851,500
       38,800   Lindberg Co.................................           349,200
      197,300   LSI Industries, Inc.........................         4,747,531
      171,700   NCI Building Systems, Inc.*.................         2,715,006
       90,900   Reliance Steel & Aluminum Co................         1,908,900
       52,600   Service Experts, Inc.*......................           315,600
      129,750   Shaw Group, Inc.*...........................         2,951,812
       53,600   SunSource, Inc..............................           257,950
      156,544   Terex Corp.*................................         4,138,632
       87,400   TransTechnology Corp........................           841,225
      117,600   Valmont Industries, Inc.....................         2,043,300
                                                              ----------------
                                                                    36,556,388
                                                              ----------------

                Energy - 8.09%

      108,700   Bellwether Exploration Co...................           655,597
       44,200   Berry Petroleum Co., Class A................           552,500
      125,100   Callon Petroleum Co.*.......................         1,602,844
      121,000   Cross Timbers Oil Co........................         1,346,125
       68,900   Devon Energy Corp...........................         2,678,488
       81,300   Evergreen Resources, Inc.*..................         1,758,112
      137,400   Houston Exploration Co.*....................         2,687,888
      134,700   Key Production Co., Inc.*...................         1,195,463
      145,100   Louis Dreyfus Natural Gas Corp.*............         2,902,000
       85,300   Marine Drilling Cos., Inc.*.................         1,380,794
       30,000   MarkWest Hydrocarbon, Inc.*.................           228,750
      171,020   Meridian Resource Corp.*....................           758,901
      112,200   Midcoast Energy Resources, Inc..............         2,047,650
       40,000   Nuevo Energy Co.*...........................           567,500
       58,500   Oceaneering International, Inc.*............           793,406
      133,200   Pennaco Energy, Inc.*.......................         1,473,525
       44,800   Pogo Producing Co...........................           898,800
       53,700   Pride International, Inc.*..................           738,375
      125,618   Range Resources.............................           471,067
       90,000   Triton Energy Ltd.*.........................         1,490,625
      102,000   Vintage Petroleum, Inc......................         1,109,250
                                                              ----------------
                                                                    27,337,660
                                                              ----------------

                Utilities - 4.11%

      100,550   Atmos Energy Corp...........................         2,281,228
       99,650   Cascade Natural Gas Corp....................         1,806,156
       78,800   CT Communications, Inc......................         3,792,250
       20,000   Middlesex Water Co., Inc....................           620,000

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Small Cap Value Fund

Portfolio of Investments (continued)
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

                Utilities (continued)

       44,500   New Jersey Resources Corp...................  $      1,810,594
       39,500   NUI Corp....................................           980,094
       34,500   South Jersey Industries, Inc................           897,000
       73,000   Southwest Gas Corp..........................         1,697,250
                                                              ----------------
                                                                    13,884,572
                                                              ----------------

                Basic Materials - 3.88%

       30,000   Centex Construction Products................         1,066,875
       73,700   Dexter Corp.................................         2,584,106
      123,500   Grief Brothers Corp., Class A...............         3,519,750
       47,400   JPS Packaging Co.*..........................           183,675
      116,300   Longview Fibre Co...........................         1,322,912
      119,600   MPW Industrial
                Services Group, Inc.*.......................           956,800
      177,900   Northwest Pipe Co.*.........................         2,401,650
       86,650   Peak International, Ltd.*...................           812,344
          400   Rogers Corp.*...............................            14,500
       10,900   Sybron Chemicals, Inc.*.....................           151,237
       50,100   Transmation, Inc............................           112,725
                                                              ----------------
                                                                    13,126,574
                                                              ----------------

                Transportation - 2.37%

      170,700   AirNet Systems, Inc.*.......................           960,187
      116,700   Budget Group, Inc., Class A*................           816,900
       38,875   Cannon Express, Inc.*.......................           102,047
       96,400   Gulfmark Offshore, Inc.*....................         1,494,200
       74,000   Midwest Express Holdings, Inc.*.............         2,169,125
      154,800   RailTex, Inc.*..............................         2,476,800
                                                              ----------------
                                                                     8,019,259
                                                              ----------------

                Communication Services - 2.03%

       75,700   Jones Intercable, Inc., Class A*............         4,135,113
       59,000   Young Broadcasting, Inc. Class A*...........         2,736,125
                                                              ----------------
                                                                     6,871,238
                                                              ----------------
                Total Common Stocks.........................       307,934,391
                                                              ----------------
                (Cost $334,461,787)

    Par Value                                                       Value
  -------------                                                   ---------

CORPORATE BOND - 0.09%

$     369,900   MSC.Software Corp.
                Convertible Subordinated Debenture
                7.88%, 08/18/04.............................  $        321,813
                                                              ----------------
                Total Corporate Bond........................           321,813
                                                              ----------------
                (Cost $369,900)

REPURCHASE AGREEMENT - 8.61%

   29,099,000   Repurchase Agreement with:
                Chase Manhattan Bank
                5.20%, 11/01/99, dated 10/29/99
                Repurchase Price $29,111,610
                (Collateralized by U.S. Treasury Bond
                9.25%, Due 02/15/16;
                Total Par $23,145,000
                Market Value $29,683,463)...................        29,099,000
                                                              ----------------
                Total Repurchase Agreement..................        29,099,000
                                                              ----------------
                (Cost $29,099,000)

Total Investments - 99.77%..................................       337,355,204
                                                              ----------------
(Cost $363,930,687)

Net Other Assets and Liabilities - 0.23%....................           783,875
                                                              ----------------
Net Assets - 100.00%........................................  $    338,139,079
                                                              ================

----------
*     Non-income producing security.
(A) Securities exempt from registration persuant to Rule 144A under the Securities Act of 1933, as amended. These securities may only be resold, in a transaction exempt from registration, to qualified institutional buyers. At October 31, 1999, these securities amounted to $6,370,000 or 1.88% of net assets.
ADR   American Depositary Receipt
REIT  Real Estate Investment Trust
WTS   Warrants

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Small Company Equity Fund

Portfolio of Investments
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

COMMON STOCKS - 99.67%

                Technology - 53.80%

      117,100   Able Telecom Holding Corp.*.................  $      1,031,944
      123,600   Advanced Fibre Communication*...............         2,703,750
      115,200   Advanced Radio Telecom Corp.*...............         1,260,000
        5,300   Aether Systems, Inc.*.......................           368,681
      175,100   Amkor Technology, Inc.*.....................         3,534,831
       71,100   Ancor Communications, Inc.*.................         2,252,981
       17,400   AnswerThink Consulting Group, Inc.*.........           287,100
       19,000   Applied Mirco Circuits Corp.*...............         1,478,437
       62,600   Ardent Software, Inc.*......................         1,381,112
       11,600   Art Technology Group, Inc.*.................           626,400
       85,200   Artesyn Technologies, Inc.*.................         1,682,700
       87,500   Asyst Technologies, Inc.*...................         3,390,625
       97,800   BEA Systems, Inc.*..........................         4,462,125
       70,900   Best Software, Inc.*........................         1,422,431
       62,800   BindView Development Corp.*.................         1,884,000
       33,600   BISYS Group, Inc.*..........................         1,713,600
       84,600   Brio Technology, Inc.*......................         2,051,550
       58,000   Cambridge Technology Partners, Inc.*........           641,625
       75,100   Clarify, Inc.*..............................         5,801,475
       58,700   Cognex Corp.*...............................         1,757,331
       58,700   Complete Business Solutions, Inc.*..........           851,150
       57,200   Computer Network Technology Corp.*..........           918,775
       34,350   Concord Communications, Inc.*...............         1,784,053
      232,400   Condor Technology Solutions*................           406,700
       35,932   Cree Research, Inc.*........................         1,533,847
       11,300   Crossroads Systems, Inc.*...................           803,712
       51,900   Cybex Computer Products Corp.*..............         2,027,344
      138,000   Deltek Systems, Inc.*.......................         1,604,250
       56,800   Documentum, Inc.*...........................         1,611,700
        7,100   Efficient Networks, Inc.*...................           301,750
       62,100   Emulex Corp.*...............................         9,683,719
       87,000   Etec Systems, Inc.*.........................         3,322,312
       56,900   Exchange Applications, Inc.*................         1,550,525
       94,700   Forrester Research, Inc.*...................         4,510,087
       86,900   Galileo Technology, Ltd.*...................         1,987,838
       83,500   Genesys Telecommunications
                Laboratories, Inc.*.........................         4,101,937
       89,700   Gentex Corp.*...............................         1,541,719
       40,900   Great Plains Software, Inc.*................         2,269,950
       87,300   Helix Technology Corp.*.....................         3,519,281
      170,200   HTE, Inc.*..................................           351,037
      121,700   Hyperion Solutions Corp.*...................         2,966,438
       32,100   Ibis Technology Corp.*......................         1,464,563
       86,200   ICG Communications, Inc.*...................         1,411,525
      139,225   IMRglobal Corp.*............................         1,427,056
       56,800   Inso Corp.*.................................           766,800
       62,900   Interactive Pictures Corp...................         1,482,081
      168,850   International Telecommunications
                Data Systems, Inc.*.........................         1,677,947
       28,400   InterVU, Inc.*..............................         1,558,450
      173,800   IntraNet Solutions, Inc.*...................         2,987,188
       11,300   JNI Corp.*..................................           603,844
       70,600   Kopin Corp.*................................         2,965,200
       24,200   Legato Systems, Inc.*.......................         1,300,750
       86,000   LTX Corp.*..................................         1,359,875
       33,500   Mercury Interactive Corp.*..................         2,717,688
      178,550   META Group, Inc.*...........................         2,566,656
       96,000   Metro Information Services, Inc.*...........         1,308,000
       63,100   MMC Networks, Inc.*.........................         2,011,313
       85,300   National Instruments Corp.*.................         2,564,331
       87,000   Netegrity, Inc.*............................         2,349,000
       16,200   Optical Coating Laboratory, Inc.............         1,731,375
       57,300   PairGain Technologies, Inc.*................           701,925
      294,900   Per-Se Technologies, Inc.*..................           893,916
      155,300   Pervasive Software, Inc.*...................         1,514,175
       85,100   PRI Automation, Inc.*.......................         3,414,638
       41,650   Probusiness Services, Inc.*.................         1,046,456
      205,600   ProSoft I-Net Solutions, Inc.*..............           616,800
       14,300   Quest Software, Inc.*.......................         1,054,625
       72,600   QLogic Corp.*...............................         7,559,475
      114,900   RSA Security, Inc.*.........................         4,078,950
       56,800   Santa Cruz Operation (The), Inc.*...........           749,050
       45,000   ScanSource, Inc.*...........................         1,524,375
       21,500   SeaChange International, Inc.*..............           408,500
       71,245   SPSS, Inc.*.................................         1,264,599
       86,000   Sterling Software, Inc.*....................         1,886,625
      115,600   Tekelec*....................................         1,466,675
      127,400   Teletech Holdings*..........................         1,807,488
       34,200   Terayon Communication
                Systems, Inc.*..............................         1,496,250
      180,700   Tier Technologies, Inc.*....................         1,174,550
       97,300   Tollgrade Communications, Inc.*.............         2,201,413
       22,500   Transwitch Corp.*...........................         1,058,906
      312,500   TSI International Software, Ltd.*...........         7,500,000
       91,400   Veeco Instruments, Inc.*....................         3,101,888
       17,300   Vignette Corp.*.............................         2,733,400
       42,900   Visual Networks, Inc.*......................         1,785,713
       87,300   Whittman-Hart, Inc.*........................         3,355,594
      204,000   Zygo Corp.*.................................         3,378,750
                                                              ----------------
                                                                   179,409,200
                                                              ----------------

                Consumer Cyclical - 14.03%

      145,500   American Classic Voyages Co.*...............         3,637,500
      117,500   ASI Solutions, Inc.*........................           337,812
      186,100   Bally's Total Fitness Corp.*................         4,478,031
      282,300   Brass Eagle, Inc.*..........................         3,352,312
      117,100   Cash America International, Inc.............         1,105,131
      113,800   Charles River Associates, Inc.*.............         2,873,450
       60,300   Cheap Tickets, Inc.*........................           964,800
       33,800   Consolidated Graphics, Inc.*................           676,000
       44,925   Cost Plus, Inc.*............................         1,639,762
      222,200   Funco, Inc.*................................         4,055,150
      104,900   Hollywood Park, Inc.*.......................         1,816,081
       57,200   InterTAN, Inc.*.............................         1,287,000
       69,200   Kroll-O'Gara Co.*...........................         1,098,550
      109,700   Men's Warehouse (The), Inc.*................         2,406,544
      126,600   Metamor Worldwide, Inc.*....................         2,389,575

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Small Company Equity Fund

Portfolio of Investments (continued)
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

                Consumer Cyclical (continued)

       99,100   Pacific Sunwear of California, Inc.*........  $      2,991,581
       76,800   Pegasus Systems, Inc.*......................         3,283,200
       78,300   Players International, Inc.*................           577,463
       84,070   Pre-Paid Legal Services, Inc.*..............         2,038,698
       47,900   Silverleaf Resorts, Inc.*...................           299,375
      159,900   Source Information Management Co.*..........         1,918,800
       74,700   Steiner Leisure, Ltd.*......................         1,414,631
       66,800   Student Advantage, Inc.*....................           964,425
      114,600   Travis Boats & Motors, Inc.*................         1,174,650
                                                              ----------------
                                                                    46,780,521
                                                              ----------------

                Consumer Staples - 10.08%

      116,200   ATS Medical, Inc.*..........................         1,074,850
       87,500   CEC Entertainment, Inc.*....................         2,805,469
       76,800   Education Management Corp.*.................           729,600
      114,600   FirstService Corp.*.........................         1,296,412
      118,400   Isis Pharmaceuticals, Inc.*.................         1,369,000
       49,525   King Pharmaceuticals, Inc.*.................         1,498,131
      126,750   Labor Ready, Inc.*..........................         1,291,266
       71,100   Modis Professional Services, Inc.*..........           795,431
      112,700   Natrol, Inc.*...............................         1,007,256
       65,000   Ocular Sciences, Inc.*......................         1,194,375
       76,412   On Assignment, Inc.*........................         2,196,845
      161,800   Orthodontic Center of America, Inc.*........         2,224,750
       72,100   Osteotech, Inc.*............................           941,806
       38,000   Patterson Dental Co.*.......................         1,712,375
       58,100   Province Healthcare Co.*....................           936,863
      126,350   Renal Care Group, Inc.*.....................         2,353,269
       89,300   Rexall Sundown, Inc.*.......................           943,231
      225,864   Romac International, Inc.*..................         1,524,582
       89,400   Sonic Corp.*................................         2,503,200
      100,600   Thoratec Laboratories Corp.*................           716,775
       43,500   USWeb Corp.*................................         1,685,625
       57,200   Varian Medical Systems, Inc.................         1,204,775
       47,500   Whole Foods Market, Inc.*...................         1,615,000
                                                              ----------------
                                                                    33,620,886
                                                              ----------------

                Energy - 6.59%

      141,700   Cabot Oil & Gas Corp........................         2,284,912
       55,700   Devon Energy Corp.*.........................         2,165,337
       60,500   Evergreen Resources, Inc.*..................         1,308,312
       87,400   Global Industries, Ltd.*....................           699,200
      149,167   Magin Energy, Inc.*.........................           293,975
      157,300   Marine Drilling Cos., Inc.*.................         2,546,294
       92,000   Newfield Exploration Co.*...................         2,708,250
      100,800   Noble Affiliates, Inc.......................         2,551,500
      164,300   Pennaco Energy, Inc.*.......................         1,817,569
        3,900   Prima Energy Corp.*.........................            85,313
      229,400   Santa Fe Energy Resources, Inc.*............         1,978,575
       35,700   Stone Energy Corp.*.........................         1,735,913
      172,400   Swift Energy Co.*...........................         1,788,650
                                                              ----------------
                                                                    21,963,800
                                                              ----------------

                Capital Goods and Construction - 5.82%

       94,100   AAR Corp....................................         1,570,294
       87,300   Aeroflex, Inc.*.............................           485,606
       20,800   Astec Industries, Inc.*.....................           487,500
       62,200   Aviation Sales Co.*.........................         1,080,725
       69,000   Casella Waste Systems, Inc.*................           927,187
      105,275   Cuno, Inc.*.................................         2,105,500
       43,200   HEICO Corp..................................           753,300
       44,100   HEICO Corp., Class A........................           669,769
      115,500   Hexcel Corp.*...............................           620,813
      116,500   Maverick Tube Corp.*........................         2,155,250
      145,500   Motivepower Industries, Inc.*...............         1,736,906
      248,800   Newpark Resources, Inc.*....................         1,601,650
      284,110   PCD, Inc.*..................................         1,669,146
       58,600   Presstek, Inc.*.............................           472,463
      119,100   Tower Automotive*...........................         1,942,819
       71,600   Wabash National Corp........................         1,136,650
                                                              ----------------
                                                                    19,415,578
                                                              ----------------

                Transportation - 3.20%

      103,900   Atlas Air, Inc.*............................         2,805,300
      175,425   Dynamex, Inc.*..............................           175,425
       70,800   Eagle USA Airfreight, Inc.*.................         2,088,600
       54,900   Expeditors International of
                Washington, Inc.............................         2,051,887
       71,500   Tidewater, Inc..............................         2,145,000
      203,500   Trico Marine Services, Inc.*................         1,411,781
                                                              ----------------
                                                                    10,677,993
                                                              ----------------

                Basic Materials - 1.91%

      123,600   Millipore Corp..............................         3,939,750
       95,200   NS Group, Inc.*.............................           963,900
       58,300   RTI International Metals, Inc.*.............           422,675
      173,700   Titanium Metal Corp.*.......................         1,042,200
                                                              ----------------
                                                                     6,368,525
                                                              ----------------

                Utilities - 1.86%

      120,500   Davel Communication Corp....................           534,719
       57,300   Intermedia Communications, Inc.*............         1,489,800
       25,700   Powertel, Inc.*.............................         1,513,088
       68,500   WinStar Communications, Inc.*...............         2,658,656
                                                              ----------------
                                                                     6,196,263
                                                              ----------------

                Communication Services - 1.71%

       31,100   Hispanic Broadcasting Corp.*................         2,519,100
       42,900   IXnet, Inc.*................................           608,644
       11,300   Radio Unica Corp.*..........................           323,463
       62,400   SportsLine USA, Inc.*.......................         2,242,500
                                                              ----------------
                                                                     5,693,707
                                                              ----------------

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Small Company Equity Fund

Portfolio of Investments (continued)
October 31, 1999

      Shares                                                         Value
    ----------                                                     ---------

                Finance - 0.67%

       86,200   MFC Bancorp, Ltd.*..........................  $        700,375
       85,800   Riggs National Corp.........................         1,297,725
       88,840   Towne Services, Inc.*.......................           244,310
                                                              ----------------
                                                                     2,242,410
                                                              ----------------
                Total Common Stocks.........................       332,368,883
                                                              ----------------
                (Cost $284,727,645)

Total Investments - 99.67%..................................       332,368,883
                                                              ----------------
(Cost $284,727,645)

Net Other Assets and Liabilities - 0.33%....................         1,089,442
                                                              ----------------
Net Assets - 100.00%........................................  $    333,458,325
                                                              ================

----------
*     Non-income producing security.

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Galaxy Equity Funds

Statements of Assets and Liabilities
October 31, 1999

                                                                      Asset Allocation    Equity Income    Growth and Income
                                                                            Fund               Fund              Fund
                                                                      ----------------    -------------    -----------------
ASSETS:
     Investments (Note 2):
         Investments at cost ........................................   $628,948,450       $246,882,901       $460,885,975
         Repurchase agreement .......................................             --         36,620,000         43,135,000
         Net unrealized appreciation (depreciation) on investments ..    120,097,179         52,880,224        101,112,945
                                                                        ------------       ------------       ------------
         Total investments at value .................................    749,045,629        336,383,125        605,133,920
     Cash ...........................................................          3,145                447                345
     Receivable for investments sold ................................     12,820,671                 --          2,886,699
     Receivable for shares sold .....................................        678,348            191,175            250,664
     Interest and dividends receivable ..............................      4,764,568            601,588            480,135
     Tax reclaim receivable .........................................             --                 --                 --
     Deferred organizational expense (Note 2) .......................             --                 --                 --
                                                                        ------------       ------------       ------------
         Total Assets ...............................................    767,312,361        337,176,335        608,751,763
                                                                        ------------       ------------       ------------

LIABILITIES:
     Payable for open forward foreign currency contracts ............             --                 --                 --
     Payable for investments purchased ..............................     13,926,364                 --          3,065,371
     Payable to custodian ...........................................             --                 --                 --
     Payable for shares repurchased .................................      1,585,754            356,844          1,263,762
     Advisory fee payable (Note 3) ..................................        467,232            206,542            336,545
     Payable to Fleet affiliates (Note 3) ...........................        198,664             55,898             83,093
     Payable to Administrator (Note 3) ..............................        121,085             61,008             71,345
     Trustees' fees and expenses payable (Note 3) ...................         17,145              9,670             15,235
     Accrued expenses and other payables ............................        111,723             53,918             54,337
                                                                        ------------       ------------       ------------
         Total Liabilities ..........................................     16,427,967            743,880          4,889,688
                                                                        ------------       ------------       ------------
NET ASSETS ..........................................................   $750,884,394       $336,432,455       $603,862,075
                                                                        ============       ============       ============

                       See Notes to Financial Statements.

                                                                      Strategic Equity   Equity Value    Equity Growth
                                                                            Fund             Fund            Fund
                                                                      ----------------   ------------   --------------
ASSETS:
     Investments (Note 2):
         Investments at cost ........................................   $ 77,202,228     $462,740,700   $  902,909,089
         Repurchase agreement .......................................      7,414,000       15,451,000       88,038,000
         Net unrealized appreciation (depreciation) on investments ..     (3,605,078)      86,121,959      583,976,365
                                                                        ------------     ------------   --------------
         Total investments at value .................................     81,011,150      564,313,659    1,574,923,454
     Cash ...........................................................            314               --               15
     Receivable for investments sold ................................        599,280        8,948,057        4,350,479
     Receivable for shares sold .....................................         32,514          345,976        1,532,974
     Interest and dividends receivable ..............................         31,428          508,954        1,124,194
     Tax reclaim receivable .........................................             --               --               --
     Deferred organizational expense (Note 2) .......................         11,349               --               --
                                                                        ------------     ------------   --------------
         Total Assets ...............................................     81,686,035      574,116,646    1,581,931,116
                                                                        ------------     ------------   --------------

LIABILITIES:
     Payable for open forward foreign currency contracts ............             --               --               --
     Payable for investments purchased ..............................        982,072        2,147,865       21,414,981
     Payable to custodian ...........................................             --               26               --
     Payable for shares repurchased .................................            200          900,787        2,061,209
     Advisory fee payable (Note 3) ..................................         36,160          354,237          949,851
     Payable to Fleet affiliates (Note 3) ...........................            398          104,538          198,071
     Payable to Administrator (Note 3) ..............................          9,262          107,301          189,885
     Trustees' fees and expenses payable (Note 3) ...................          1,095           16,570           38,617
     Accrued expenses and other payables ............................         17,562          101,290          182,970
                                                                        ------------     ------------   --------------
         Total Liabilities ..........................................      1,046,749        3,732,614       25,035,584
                                                                        ------------     ------------   --------------
NET ASSETS ..........................................................   $ 80,639,286     $570,384,032   $1,556,895,532
                                                                        ============     ============   ==============

                                                                      International     Small Cap    Small Company
                                                                       Equity Fund     Value Fund     Equity Fund
                                                                      -------------   -------------  -------------
ASSETS:
     Investments (Note 2):
         Investments at cost ........................................  $420,431,536   $ 334,831,687   $284,727,645
         Repurchase agreement .......................................    28,704,000      29,099,000             --
         Net unrealized appreciation (depreciation) on investments ..   148,178,366     (26,575,483)    47,641,238
                                                                       ------------   -------------   ------------
         Total investments at value .................................   597,313,902     337,355,204    332,368,883
     Cash ...........................................................           315             675             --
     Receivable for investments sold ................................            --       3,030,691      4,125,318
     Receivable for shares sold .....................................     4,036,525         613,397        705,757
     Interest and dividends receivable ..............................       513,995          86,335         24,228
     Tax reclaim receivable .........................................       231,577              --             --
     Deferred organizational expense (Note 2) .......................            --              --             --
                                                                       ------------   -------------   ------------
         Total Assets ...............................................   602,096,314     341,086,302    337,224,186
                                                                       ------------   -------------   ------------

LIABILITIES:
     Payable for open forward foreign currency contracts ............        11,600              --             --
     Payable for investments purchased ..............................     7,674,328       2,413,888        809,225
     Payable to custodian ...........................................            --              --      1,829,203
     Payable for shares repurchased .................................       106,611         267,018        778,860
     Advisory fee payable (Note 3) ..................................       306,628         167,045        205,883
     Payable to Fleet affiliates (Note 3) ...........................        44,754          12,768         68,770
     Payable to Administrator (Note 3) ..............................        71,473          35,195         66,300
     Trustees' fees and expenses payable (Note 3) ...................        12,406           8,058          7,620
     Accrued expenses and other payables ............................       106,415          43,251             --
                                                                       ------------   -------------   ------------
         Total Liabilities ..........................................     8,334,215       2,947,223      3,765,861
                                                                       ------------   -------------   ------------
NET ASSETS ..........................................................  $593,762,099   $ 338,139,079   $333,458,325
                                                                       ============   =============   ============

--------------------------------------------------------------------------------
Galaxy Equity Funds

Statements of Assets and Liabilities (continued)
October 31, 1999

                                                                  Asset Allocation  Equity Income   Growth and Income
                                                                        Fund             Fund             Fund
                                                                  ----------------  -------------   -----------------
NET ASSETS consists of:
   Par value (Note 5) ...........................................   $     42,354     $     17,248     $     37,754
   Paid in capital in excess of par value .......................    615,825,668      233,046,173      469,193,571
   Undistributed net investment income ..........................      2,165,168          399,503          148,148
   Accumulated net realized gain (loss) on investments sold .....     12,754,025       50,089,307       33,369,657
   Net unrealized appreciation (depreciation) of investments ....    120,097,179       52,880,224      101,112,945
                                                                    ------------     ------------     ------------
TOTAL NET ASSETS ................................................   $750,884,394     $336,432,455     $603,862,075
                                                                    ============     ============     ============

Retail A Shares:
   Net Assets ...................................................   $389,077,216     $213,040,891     $232,110,404
   Shares of beneficial interest outstanding ....................     21,935,139       10,925,405       14,524,500
   NET ASSET VALUE and redemption price per share ...............   $      17.74     $      19.50     $      15.98
   Sales charge - 3.75% of offering price .......................           0.69             0.76             0.62
                                                                    ------------     ------------     ------------
   Maximum offering price per share .............................   $      18.43     $      20.26     $      16.60
                                                                    ============     ============     ============

Retail B Shares:
   Net Assets ...................................................   $ 91,199,117     $  3,212,779     $ 62,365,649
   Shares of beneficial interest outstanding ....................      5,153,727          166,894        3,921,763
                                                                    ------------     ------------     ------------
   NET ASSET VALUE and offering price per share* ................   $      17.70     $      19.25     $      15.90
                                                                    ============     ============     ============

Trust Shares:
   Net Assets ...................................................   $269,850,784     $120,178,785     $309,106,303
   Shares of beneficial interest outstanding ....................     15,222,769        6,156,145       19,290,157
                                                                    ------------     ------------     ------------
   NET ASSET VALUE, offering and redemption price per share .....   $      17.73     $      19.52     $      16.02
                                                                    ============     ============     ============

A Prime Shares:
   Net Assets ...................................................   $    237,778              N/A     $    150,276
   Shares of beneficial interest outstanding ....................         13,412              N/A            9,392
   NET ASSET VALUE and redemption price per share ...............   $      17.73              N/A     $      16.00
   Sales charge - 5.50% of offering price .......................           1.03              N/A             0.93
                                                                    ------------     ------------     ------------
   Maximum offering price per share .............................   $      18.76              N/A     $      16.93
                                                                    ============     ============     ============

B Prime Shares:
   Net Assets ...................................................   $    519,499              N/A     $    129,443
   Shares of beneficial interest outstanding ....................         29,328              N/A            8,107
                                                                    ------------     ------------     ------------
   NET ASSET VALUE and offering price per share* ................   $      17.71              N/A     $      15.97
                                                                    ============     ============     ============

----------
* Redemption price per share is equal to the Net Asset Value per share less any applicable contingent deferred sales charge.

                       See Notes to Financial Statements.


                                                                  Strategic Equity   Equity Value    Equity Growth
                                                                        Fund             Fund            Fund
                                                                  ----------------   ------------   --------------
NET ASSETS consists of:
   Par value (Note 5) ...........................................   $     8,150      $     31,164   $       53,578
   Paid in capital in excess of par value .......................    74,574,589       413,021,309      880,633,166
   Undistributed net investment income ..........................        80,428                --          256,052
   Accumulated net realized gain (loss) on investments sold .....     9,581,197        71,209,600       91,976,371
   Net unrealized appreciation (depreciation) of investments ....    (3,605,078)       86,121,959      583,976,365
                                                                    -----------      ------------   --------------
TOTAL NET ASSETS ................................................   $80,639,286      $570,384,032   $1,556,895,532
                                                                    ===========      ============   ==============

Retail A Shares:
   Net Assets ...................................................   $ 8,228,538      $258,331,914   $  443,639,472
   Shares of beneficial interest outstanding ....................       832,168        14,133,678       15,304,980
   NET ASSET VALUE and redemption price per share ...............   $      9.89      $      18.28   $        28.99
   Sales charge - 3.75% of offering price .......................          0.39              0.71             1.13
                                                                    -----------      ------------   --------------
   Maximum offering price per share .............................   $     10.28      $      18.99   $        30.12
                                                                    ===========      ============   ==============

Retail B Shares:
   Net Assets ...................................................   $ 1,348,198      $ 30,987,678   $   71,525,307
   Shares of beneficial interest outstanding ....................       137,020         1,713,506        2,530,147
                                                                    -----------      ------------   --------------
   NET ASSET VALUE and offering price per share* ................   $      9.84      $      18.08   $        28.27
                                                                    ===========      ============   ==============

Trust Shares:
   Net Assets ...................................................   $71,062,550      $281,064,440   $1,041,378,110
   Shares of beneficial interest outstanding ....................     7,180,725        15,316,866       35,730,935
                                                                    -----------      ------------   --------------
   NET ASSET VALUE, offering and redemption price per share .....   $      9.90      $      18.35   $        29.15
                                                                    ===========      ============   ==============

A Prime Shares:
   Net Assets ...................................................           N/A               N/A   $      106,593
   Shares of beneficial interest outstanding ....................           N/A               N/A            3,682
   NET ASSET VALUE and redemption price per share ...............           N/A               N/A   $        28.95
   Sales charge - 5.50% of offering price .......................           N/A               N/A             1.68
                                                                    -----------      ------------   --------------
   Maximum offering price per share .............................           N/A               N/A   $        30.63
                                                                    ===========      ============   ==============

B Prime Shares:
   Net Assets ...................................................           N/A               N/A   $      246,050
   Shares of beneficial interest outstanding ....................           N/A               N/A            8,533
                                                                    -----------      ------------   --------------
   NET ASSET VALUE and offering price per share* ................           N/A               N/A   $        28.84
                                                                    ===========      ============   ==============

                                                                  International    Small Cap     Small Company
                                                                   Equity Fund     Value Fund     Equity Fund
                                                                  -------------   ------------   -------------
NET ASSETS consists of:
   Par value (Note 5) ...........................................  $     28,097   $     25,907    $     20,878
   Paid in capital in excess of par value .......................   407,249,303    329,774,964     322,557,583
   Undistributed net investment income ..........................     3,972,887        130,953              --
   Accumulated net realized gain (loss) on investments sold .....    34,334,139     34,782,738     (36,761,374)
   Net unrealized appreciation (depreciation) of investments ....   148,177,673    (26,575,483)     47,641,238
                                                                   ------------   ------------    ------------
TOTAL NET ASSETS ................................................  $593,762,099   $338,139,079    $333,458,325
                                                                   ============   ============    ============

Retail A Shares:
   Net Assets ...................................................  $ 89,326,639   $ 80,869,956    $ 87,920,586
   Shares of beneficial interest outstanding ....................     4,282,082      6,228,694       5,613,672
   NET ASSET VALUE and redemption price per share ...............  $      20.86   $      12.98    $      15.66
   Sales charge - 3.75% of offering price .......................          0.81           0.51            0.61
                                                                   ------------   ------------    ------------
   Maximum offering price per share .............................  $      21.67   $      13.49    $      16.27
                                                                   ============   ============    ============

Retail B Shares:
   Net Assets ...................................................  $  2,188,744   $  1,636,970    $ 12,212,021
   Shares of beneficial interest outstanding ....................       105,225        126,261         797,863
                                                                   ------------   ------------    ------------
   NET ASSET VALUE and offering price per share* ................  $      20.80   $      12.96    $      15.31
                                                                   ============   ============    ============

Trust Shares:
   Net Assets ...................................................  $501,776,006   $255,268,097    $233,325,718
   Shares of beneficial interest outstanding ....................    23,687,146     19,523,759      14,466,793
                                                                   ------------   ------------    ------------
   NET ASSET VALUE, offering and redemption price per share .....  $      21.18   $      13.07    $      16.13
                                                                   ============   ============    ============

A Prime Shares:
   Net Assets ...................................................  $     12,255   $    174,521             N/A
   Shares of beneficial interest outstanding ....................           584         13,387             N/A
   NET ASSET VALUE and redemption price per share ...............  $      20.98   $      13.04             N/A
   Sales charge - 5.50% of offering price .......................          1.22           0.76             N/A
                                                                   ------------   ------------    ------------
   Maximum offering price per share .............................  $      22.20   $      13.80             N/A
                                                                   ============   ============    ============

B Prime Shares:
   Net Assets ...................................................  $    458,455   $    189,535             N/A
   Shares of beneficial interest outstanding ....................        21,986         14,598             N/A
                                                                   ------------   ------------    ------------
   NET ASSET VALUE and offering price per share* ................  $      20.85   $      12.98             N/A
                                                                   ------------   ------------    ------------

--------------------------------------------------------------------------------
Galaxy Equity Funds

Statements of Operations
For the year ended October 31, 1999

                                                                             Asset Allocation   Equity Income   Growth and Income
                                                                                   Fund              Fund             Fund
                                                                             ----------------   -------------   -----------------
INVESTMENT INCOME:
   Interest (Note 2) .....................................................     $ 21,285,878      $  2,322,495      $  2,381,072
   Dividends (Note 2) ....................................................        3,132,775         5,680,126         8,692,757
   Less: foreign taxes withheld (Note 2) .................................               --                --                --
                                                                               ------------      ------------      ------------
      Total investment income ............................................       24,418,653         8,002,621        11,073,829
                                                                               ------------      ------------      ------------

EXPENSES:
   Investment advisory fee (Note 3) ......................................        5,338,301         2,608,376         4,577,393
   Administration fee (Note 3) ...........................................          533,921           259,413           456,860
   Custodian fee .........................................................           80,573            20,484            34,257
   Fund accounting fee (Note 3) ..........................................          135,247            61,930            97,808
   Professional fees (Note 3) ............................................           47,338            31,318            42,945
   Transfer agent fee (Note 3) ...........................................        1,185,238           334,274         1,087,365
   Shareholder servicing and 12b-1 fees (Note 3) .........................        1,761,758           637,473         1,246,576
   Trustees' fees and expenses (Note 3) ..................................           20,029             8,461            15,416
   Amortization of organization cost (Note 2) ............................               --                --                --
   Amortization of prepaid expenses ......................................               --                --                --
   Reports to shareholders ...............................................          151,125            85,983           155,349
   Miscellaneous .........................................................          139,893            54,506           106,323
                                                                               ------------      ------------      ------------
      Total expenses before reimbursement/waiver .........................        9,393,423         4,102,218         7,820,292
                                                                               ------------      ------------      ------------
      Less:reimbursement/waiver (Note 4) .................................             (764)           (3,774)         (255,890)
                                                                               ------------      ------------      ------------
      Total expenses net of reimbursement/waiver .........................        9,392,659         4,098,444         7,564,402
                                                                               ------------      ------------      ------------

NET INVESTMENT INCOME (LOSS) .............................................       15,025,994         3,904,177         3,509,427
                                                                               ------------      ------------      ------------

REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS (Notes 2 &6):
   Net realized gain (loss)on investments sold ...........................       12,946,175        50,110,091        33,835,048
   Net realized loss on forward foreign currency
      contracts and foreign currency .....................................               --                --                --
   Net change in unrealized appreciation (depreciation) on investments,
      foreign currency and forward foreign currency contracts ............       30,773,026       (20,073,324)       38,430,506
                                                                               ------------      ------------      ------------

NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS ..........................       43,719,201        30,036,767        72,265,554
                                                                               ------------      ------------      ------------

NET INCREASE IN NET ASSETS  RESULTING FROM OPERATIONS ....................     $ 58,745,195      $ 33,940,944      $ 75,774,981
                                                                               ============      ============      ============

                       See Notes to Financial Statements.


                                                                            Strategic Equity   Equity Value    Equity Growth
                                                                                  Fund             Fund            Fund
                                                                            ----------------   ------------   --------------
INVESTMENT INCOME:
   Interest (Note 2) .....................................................     $   352,746     $    685,602    $   3,146,515
   Dividends (Note 2) ....................................................         975,759        6,531,664       12,156,570
   Less: foreign taxes withheld (Note 2) .................................              --               --               --
                                                                               -----------     ------------    -------------
      Total investment income ............................................       1,328,505        7,217,266       15,303,085
                                                                               -----------     ------------    -------------

EXPENSES:
   Investment advisory fee (Note 3) ......................................         621,730        4,468,558       10,553,344
   Administration fee (Note 3) ...........................................          62,309          446,506        1,055,020
   Custodian fee .........................................................          18,495           41,520           38,442
   Fund accounting fee (Note 3) ..........................................          47,548          112,875          163,952
   Professional fees (Note 3) ............................................          10,922           66,162           86,418
   Transfer agent fee (Note 3) ...........................................          25,645          937,479        1,483,560
   Shareholder servicing and 12b-1 fees (Note 3) .........................          27,267        1,033,179        1,589,187
   Trustees' fees and expenses (Note 3) ..................................           2,079           15,893           38,372
   Amortization of organization cost (Note 2) ............................           3,398               --               --
   Amortization of prepaid expenses ......................................          24,466               --               --
   Reports to shareholders ...............................................           3,730          152,694          236,652
   Miscellaneous .........................................................          38,703           70,823          156,137
                                                                               -----------     ------------    -------------
      Total expenses before reimbursement/waiver .........................         886,292        7,345,689       15,401,084
                                                                               -----------     ------------    -------------
      Less:reimbursement/waiver (Note 4) .................................        (184,218)          (4,444)         (17,470)
                                                                               -----------     ------------    -------------
      Total expenses net of reimbursement/waiver .........................         702,074        7,341,245       15,383,614
                                                                               -----------     ------------    -------------

NET INVESTMENT INCOME (LOSS) .............................................         626,431         (123,979)         (80,529)
                                                                               -----------     ------------    -------------

REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS (Notes 2 &6):
   Net realized gain (loss)on investments sold ...........................       9,902,448       72,106,510       93,657,340
   Net realized loss on forward foreign currency
      contracts and foreign currency .....................................              --               --               --
   Net change in unrealized appreciation (depreciation) on investments,
      foreign currency and forward foreign currency contracts ............      (8,471,056)       2,099,234      229,314,651
                                                                               -----------     ------------    -------------

NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS ..........................       1,431,392       74,205,744      322,971,991
                                                                               -----------     ------------    -------------

NET INCREASE IN NET ASSETS  RESULTING FROM OPERATIONS ....................     $ 2,057,823     $ 74,081,765    $ 322,891,462
                                                                               ===========     ============    =============

                                                                             International    Small Cap     Small Company
                                                                              Equity Fund     Value Fund     Equity Fund
                                                                             -------------   ------------   -------------
INVESTMENT INCOME:
   Interest (Note 2) .....................................................   $     713,887   $  1,976,470    $     68,838
   Dividends (Note 2) ....................................................       7,503,713      2,813,447         327,862
   Less: foreign taxes withheld (Note 2) .................................        (875,473)            --              --
                                                                             -------------   ------------    ------------
      Total investment income ............................................       7,342,127      4,789,917         396,700
                                                                             -------------   ------------    ------------

EXPENSES:
   Investment advisory fee (Note 3) ......................................       4,336,206      2,487,806       2,481,560
   Administration fee (Note 3) ...........................................         365,677        248,680         248,980
   Custodian fee .........................................................         498,586         36,131          41,744
   Fund accounting fee (Note 3) ..........................................         111,998         71,316          69,210
   Professional fees (Note 3) ............................................          44,453         30,809          28,419
   Transfer agent fee (Note 3) ...........................................         526,428        479,787         860,570
   Shareholder servicing and 12b-1 fees (Note 3) .........................         214,168        250,452         339,946
   Trustees' fees and expenses (Note 3) ..................................          14,105          6,796           7,641
   Amortization of organization cost (Note 2) ............................              --             --              --
   Amortization of prepaid expenses ......................................              --             --              --
   Reports to shareholders ...............................................          94,558         83,069          97,373
   Miscellaneous .........................................................         114,870        101,451          49,648
                                                                             -------------   ------------    ------------
      Total expenses before reimbursement/waiver .........................       6,321,049      3,796,297       4,225,091
                                                                             -------------   ------------    ------------
      Less:reimbursement/waiver (Note 4) .................................      (1,221,508)      (248,783)        (33,020)
                                                                             -------------   ------------    ------------
      Total expenses net of reimbursement/waiver .........................       5,099,541      3,547,514       4,192,071
                                                                             -------------   ------------    ------------

NET INVESTMENT INCOME (LOSS) .............................................       2,242,586      1,242,403      (3,795,371)
                                                                             -------------   ------------    ------------

REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS (Notes 2 &6):
   Net realized gain (loss)on investments sold ...........................      34,349,686     34,790,874      (3,418,136)
   Net realized loss on forward foreign currency
      contracts and foreign currency .....................................      (4,120,655)            --              --
   Net change in unrealized appreciation (depreciation) on investments,
      foreign currency and forward foreign currency contracts ............      94,656,598    (19,900,548)     56,108,824
                                                                             -------------   ------------    ------------

NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS ..........................     124,885,629     14,890,326      52,690,688
                                                                             -------------   ------------    ------------

NET INCREASE IN NET ASSETS  RESULTING FROM OPERATIONS ....................   $ 127,128,215   $ 16,132,729    $ 48,895,317
                                                                             =============   ============    ============

--------------------------------------------------------------------------------
Galaxy Equity Funds

Statements of Changes in Net Assets

                                                                                  Asset Allocation Fund
                                                                              ------------------------------
                                                                                 Years ended October 31,
                                                                                  1999             1998
                                                                              -------------    -------------
NET ASSETS at beginning of the period .....................................   $ 600,040,305    $ 379,667,751
                                                                              -------------    -------------
Increase in Net Assets resulting from operations:
   Net investment income ..................................................      15,025,994       12,249,136
   Net realized gain on investments sold ..................................      12,946,175       15,626,374
   Net change in unrealized appreciation (depreciation) on investments ....      30,773,026       32,906,427
                                                                              -------------    -------------
     Net increase in net assets resulting from operations .................      58,745,195       60,781,937
                                                                              -------------    -------------

Dividends to shareholders from:
   Retail A Shares:
   Net investment income ..................................................      (7,777,489)      (6,075,376)
   Net realized gain on investments .......................................      (8,515,996)     (13,560,204)
                                                                              -------------    -------------
     Total Dividends ......................................................     (16,293,485)     (19,635,580)
                                                                              -------------    -------------

   Retail B Shares:
   Net investment income ..................................................      (1,070,246)        (791,253)
   Net realized gain on investments .......................................      (1,510,323)      (2,342,924)
                                                                              -------------    -------------
     Total Dividends ......................................................      (2,580,569)      (3,134,177)
                                                                              -------------    -------------

   Trust Shares:
   Net investment income ..................................................      (5,707,139)      (5,157,025)
   Net realized gain on investments .......................................      (5,671,923)     (13,004,072)
                                                                              -------------    -------------
     Total Dividends ......................................................     (11,379,062)     (18,161,097)
                                                                              -------------    -------------

   A Prime  Shares:
   Net investment income ..................................................          (3,417)             N/A
   Net realized gain on investments .......................................            (880)             N/A
                                                                              -------------    -------------
     Total Dividends ......................................................          (4,297)             N/A
                                                                              -------------    -------------

   B Prime Shares:
   Net investment income ..................................................          (4,760)             N/A
   Net realized gain on investments .......................................          (3,982)             N/A
                                                                              -------------    -------------
     Total Dividends ......................................................          (8,742)             N/A
                                                                              -------------    -------------
     Total Dividends to shareholders ......................................     (30,266,155)     (40,930,854)
                                                                              -------------    -------------

Net increase from share transactions(1) ...................................     122,365,049      200,521,471
                                                                              -------------    -------------
   Net increase in net assets .............................................     150,844,089      220,372,554
                                                                              -------------    -------------

Net assets at end of the period (including line A) ........................   $ 750,884,394    $ 600,040,305
                                                                              =============    =============

(A) Undistributed net investment income ...................................   $   2,165,168    $   1,673,336
                                                                              =============    =============

----------
(1) For detail on share transactions by series, see Statements of Changes in Net Assets - Capital Stock Activity on pages 58-59.

                       See Notes to Financial Statements.

                                                                              Equity Income Fund          Growth and Income Fund
                                                                         ----------------------------  ----------------------------
                                                                            Years ended October 31,       Years ended October 31,
                                                                              1999           1998           1999           1998
                                                                         -------------  -------------  -------------  -------------
NET ASSETS at beginning of the period .................................. $ 335,217,600  $ 288,780,499  $ 521,385,834  $ 423,715,404
                                                                         -------------  -------------  -------------  -------------
Increase in Net Assets resulting from operations:
   Net investment income ...............................................     3,904,177      4,804,077      3,509,427      4,180,366
   Net realized gain on investments sold ...............................    50,110,091     31,256,958     33,835,048     31,756,496
   Net change in unrealized appreciation (depreciation) on investments..   (20,073,324)     8,105,519     38,430,506      4,195,055
                                                                         -------------  -------------  -------------  -------------
     Net increase in net assets resulting from operations ..............    33,940,944     44,166,554     75,774,981     40,131,917
                                                                         -------------  -------------  -------------  -------------

Dividends to shareholders from:
   Retail A Shares:
   Net investment income ...............................................    (2,242,878)    (2,568,825)    (1,218,495)    (1,497,114)
   Net realized gain on investments ....................................   (19,453,842)   (14,397,057)   (13,044,487)   (24,191,677)
                                                                         -------------  -------------  -------------  -------------
     Total Dividends ...................................................   (21,696,720)   (16,965,882)   (14,262,982)   (25,688,791)
                                                                         -------------  -------------  -------------  -------------

   Retail B Shares:
   Net investment income ...............................................        (5,615)           N/A             --        (88,866)
   Net realized gain on investments ....................................       (10,594)           N/A     (3,253,512)    (5,994,237)
                                                                         -------------  -------------  -------------  -------------
     Total Dividends ...................................................       (16,209)           N/A     (3,253,512)    (6,083,103)
                                                                         -------------  -------------  -------------  -------------

   Trust Shares:
   Net investment income ...............................................    (1,851,694)    (2,137,883)    (2,242,502)    (2,841,771)
   Net realized gain on investments ....................................   (11,818,814)    (9,987,624)   (15,292,610)   (41,422,903)
                                                                         -------------  -------------  -------------  -------------
     Total Dividends ...................................................   (13,670,508)   (12,125,507)   (17,535,112)   (44,264,674)
                                                                         -------------  -------------  -------------  -------------

   A Prime  Shares:
   Net investment income ...............................................           N/A            N/A           (598)           N/A
   Net realized gain on investments ....................................           N/A            N/A         (1,743)           N/A
                                                                         -------------  -------------  -------------  -------------
     Total Dividends ...................................................           N/A            N/A         (2,341)           N/A
                                                                         -------------  -------------  -------------  -------------

   B Prime Shares:
   Net investment income ...............................................           N/A            N/A             (8)           N/A
   Net realized gain on investments ....................................           N/A            N/A           (300)           N/A
                                                                         -------------  -------------  -------------  -------------
     Total Dividends ...................................................           N/A            N/A           (308)           N/A
                                                                         -------------  -------------  -------------  -------------
     Total Dividends to shareholders ...................................   (35,383,437)   (29,091,389)   (35,054,255)   (76,036,568)
                                                                         -------------  -------------  -------------  -------------

Net increase from share transactions(1) ................................     2,657,348     31,361,936     41,755,515    133,575,081
                                                                         -------------  -------------  -------------  -------------
   Net increase in net assets ..........................................     1,214,855     46,437,101     82,476,241     97,670,430
                                                                         -------------  -------------  -------------  -------------

Net assets at end of the period (including line A) ..................... $ 336,432,455  $ 335,217,600  $ 603,862,075  $ 521,385,834
                                                                         =============  =============  =============  =============

(A) Undistributed net investment income ................................ $     399,503  $     601,021  $     148,148  $      78,104
                                                                         =============  =============  =============  =============

--------------------------------------------------------------------------------
Galaxy Equity Funds

Statements of Changes in Net Assets (continued)

                                                                                          Strategic Equity Fund
                                                                             -------------------------------------------------
                                                                             Year ended October 31,   Period ended October 31,
                                                                                      1999                      1998*
                                                                                  ------------              ------------
NET ASSETS at beginning of the period .....................................       $ 67,694,596              $         30(a)
                                                                                  ------------              ------------

Increase in Net Assets resulting from operations:
   Net investment income (loss) ...........................................            626,431                    21,691
   Net realized gain (loss) on investments sold ...........................          9,902,448                  (240,711)
   Net change in unrealized appreciation (depreciation) on investments ....         (8,471,056)                4,865,978
                                                                                  ------------              ------------
     Net increase in net assets resulting from operations .................          2,057,823                 4,646,958
                                                                                  ------------              ------------

Dividends to shareholders from:
   Retail A Shares:
   Net investment income ..................................................            (21,093)                   (1,095)
   Dividends in excess of net investment income ...........................                 --                        --
   Net realized gain on investments .......................................             (4,996)                       --
                                                                                  ------------              ------------
     Total Dividends ......................................................            (26,089)                   (1,095)
                                                                                  ------------              ------------

   Retail B Shares:
   Net investment income ..................................................                 --                        --
   Net realized gain on investments .......................................               (642)                       --
                                                                                  ------------              ------------
     Total Dividends ......................................................               (642)                       --
                                                                                  ------------              ------------

   Trust Shares:
   Net investment income ..................................................           (537,251)                  (13,906)
   Dividends in excess of net investment income ...........................                 --                        --
   Net realized gain on investments .......................................            (74,902)                       --
                                                                                  ------------              ------------
     Total Dividends ......................................................           (612,153)                  (13,906)
                                                                                  ------------              ------------

   A Prime Shares:
   Net investment income ..................................................                N/A                       N/A
   Net realized gain on investments .......................................                N/A                       N/A
                                                                                  ------------              ------------
     Total Dividends ......................................................                N/A                       N/A
                                                                                  ------------              ------------

   B Prime Shares:
   Net investment income ..................................................                N/A                       N/A
   Net realized gain on investments .......................................                N/A                       N/A
                                                                                  ------------              ------------
     Total Dividends ......................................................                N/A                       N/A
                                                                                  ------------              ------------
     Total Dividends to shareholders ......................................           (638,884)                  (15,001)
                                                                                  ------------              ------------

Net increase from share transactions(1) ...................................         11,525,751                63,062,609
                                                                                  ------------              ------------
   Net increase in net assets .............................................         12,944,690                67,694,566
                                                                                  ------------              ------------

Net  assets at end of the period (including line A) .......................       $ 80,639,286              $ 67,694,596
                                                                                  ============              ============

(A) Undistributed net investment income ...................................       $     80,428              $      8,943
                                                                                  ============              ============

----------
(1) For detail on share transactions by series, see Statements of Changes in Net Assets - Capital Stock Activity on pages 60-61.
(a)   Represents initial seed money.
*     The Strategic Equity Fund commenced operations on March 4, 1998.

                       See Notes to Financial Statements.

                                                                             Equity Value Fund             Equity Growth Fund
                                                                         --------------------------  ------------------------------
                                                                           Years ended October 31,       Years ended October 31,
                                                                             1999          1998           1999            1998
                                                                         ------------  ------------  --------------  --------------
NET ASSETS at beginning of the period .................................. $512,264,110  $439,131,322  $1,163,399,747  $  992,229,709
                                                                         ------------  ------------  --------------  --------------

Increase in Net Assets resulting from operations:
   Net investment income (loss) ........................................     (123,979)    1,507,455         (80,529)      3,055,413
   Net realized gain (loss) on investments sold ........................   72,106,510    18,125,207      93,657,340      89,513,054
   Net change in unrealized appreciation (depreciation) on investments..    2,099,234    21,688,342     229,314,651      55,319,656
                                                                         ------------  ------------  --------------  --------------
     Net increase in net assets resulting from operations ..............   74,081,765    41,321,004     322,891,462     147,888,123
                                                                         ------------  ------------  --------------  --------------

Dividends to shareholders from:
   Retail A Shares:
   Net investment income ...............................................           --      (476,968)             --        (289,751)
   Dividends in excess of net investment income ........................           --            --              --         (15,743)
   Net realized gain on investments ....................................   (8,586,482)  (32,768,243)    (24,495,721)    (35,424,489)
                                                                         ------------  ------------  --------------  --------------
     Total Dividends ...................................................   (8,586,482)  (33,245,211)    (24,495,721)    (35,729,983)
                                                                         ------------  ------------  --------------  --------------

   Retail B Shares:                                                                --            --              --              --
   Net investment income ...............................................
   Net realized gain on investments ....................................     (858,586)   (2,708,059)     (2,777,725)     (3,245,295)
                                                                         ------------  ------------  --------------  --------------
     Total Dividends ...................................................     (858,586)   (2,708,059)     (2,777,725)     (3,245,295)
                                                                         ------------  ------------  --------------  --------------

   Trust Shares:
   Net investment income ...............................................           --    (1,186,963)             --      (3,238,930)
   Dividends in excess of net investment income ........................           --            --              --        (176,015)
   Net realized gain on investments ....................................   (9,364,080)  (42,454,539)    (63,315,181)   (113,959,378)
                                                                         ------------  ------------  --------------  --------------
     Total Dividends ...................................................   (9,364,080)  (43,641,502)    (63,315,181)   (117,374,323)
                                                                         ------------  ------------  --------------  --------------

   A Prime Shares:
   Net investment income ...............................................          N/A           N/A              --             N/A
   Net realized gain on investments ....................................          N/A           N/A          (1,724)            N/A
                                                                         ------------  ------------  --------------  --------------
     Total Dividends ...................................................          N/A           N/A          (1,724)            N/A
                                                                         ------------  ------------  --------------  --------------

   B Prime Shares:
   Net investment income ...............................................          N/A           N/A              --             N/A
   Net realized gain on investments ....................................          N/A           N/A            (551)            N/A
                                                                         ------------  ------------  --------------  --------------
     Total Dividends ...................................................          N/A           N/A            (551)            N/A
                                                                         ------------  ------------  --------------  --------------
     Total Dividends to shareholders ...................................  (18,809,148)  (79,594,772)    (90,590,902)   (156,349,601)
                                                                         ------------  ------------  --------------  --------------

Net increase from share transactions(1) ................................    2,847,305   111,406,556     161,195,225     179,631,516
                                                                         ------------  ------------  --------------  --------------
   Net increase in net assets ..........................................   58,119,922    73,132,788     393,495,785     171,170,038
                                                                         ------------  ------------  --------------  --------------

Net  assets at end of the period (including line A) .................... $570,384,032  $512,264,110  $1,556,895,532  $1,163,399,747
                                                                         ============  ============  ==============  ==============

(A) Undistributed net investment income ................................ $         --  $         --  $      256,052  $           --
                                                                         ============  ============  ==============  ==============

--------------------------------------------------------------------------------
Galaxy Equity Funds

Statements of Changes in Net Assets (continued)

                                                                               International Equity Fund
                                                                              ------------------------------
                                                                                 Years ended October 31,
                                                                                  1999             1998
                                                                              -------------    -------------
NET ASSETS at beginning of the period .....................................   $ 412,233,003    $ 321,715,516
                                                                              -------------    -------------

Increase (Decrease) in Net Assets resulting from operations:
   Net investment income (loss) ...........................................       2,242,586        3,112,383
   Net realized gain (loss) on investments sold ...........................      34,349,686       13,739,754
   Net realized gain (loss) on forward foreign currency
     contracts and foreign currency .......................................      (4,120,655)       5,322,536
   Net change in unrealized appreciation (depreciation) on investments,
     foreign currency and forward foreign currency contracts ..............      94,656,598       21,492,799
                                                                              -------------    -------------
     Net increase (decrease) in net assets resulting from operations ......     127,128,215       43,667,472
                                                                              -------------    -------------

Dividends to shareholders from:
   Retail A Shares:
   Net investment income ..................................................        (216,041)        (239,530)
   Net realized gain on investments, forward foreign
     currency contracts and foreign currency ..............................      (2,270,202)      (1,235,651)
   In excess of net realized gains on investments .........................              --               --
                                                                              -------------    -------------
     Total Dividends ......................................................      (2,486,243)      (1,475,181)
                                                                              -------------    -------------

   Retail B Shares:
   Net investment income ..................................................          (1,893)             N/A
   Net realized gain on investments, forward foreign
     currency contracts and foreign currency ..............................          (8,529)             N/A
   In excess of net realized gains on investments .........................              --              N/A
                                                                              -------------    -------------
     Total Dividends ......................................................         (10,422)             N/A
                                                                              -------------    -------------

   Trust Shares:
   Net investment income ..................................................      (2,952,897)      (1,544,939)
   Net realized gain on investments, forward foreign
     currency contracts and foreign currency ..............................     (11,473,155)      (6,265,777)
   In excess of net realized gains on investments .........................              --               --
                                                                              -------------    -------------
     Total Dividends ......................................................     (14,426,052)      (7,810,716)
                                                                              -------------    -------------

   A Prime Shares:
   Net investment income ..................................................             (40)             N/A
   Net realized gain on investments, forward foreign
     currency contracts and foreign currency ..............................            (145)             N/A
                                                                              -------------    -------------
     Total Dividends ......................................................            (185)             N/A
                                                                              -------------    -------------

   B Prime Shares:
   Net investment income ..................................................            (226)             N/A
   Net realized gain on investments, forward foreign
     currency contracts and foreign currency ..............................            (990)             N/A
                                                                              -------------    -------------
     Total Dividends ......................................................          (1,216)             N/A
                                                                              -------------    -------------
     Total Dividends to shareholders ......................................     (16,924,118)      (9,285,897)
                                                                              -------------    -------------

Net increase (decrease) from share transactions(1) ........................      71,324,999       56,135,912
                                                                              -------------    -------------
   Net increase (decrease) in net assets ..................................     181,529,096       90,517,487
                                                                              -------------    -------------

NET ASSETS at end of the period (including line A) ........................   $ 593,762,099    $ 412,233,003
                                                                              =============    =============

(A) Undistributed net investment income ...................................   $   3,972,887    $   9,022,053
                                                                              =============    =============

----------
(1) For detail on share transactions by series, see Statements of Changes in Net Assets - Capital Stock Activity on pages 62-63.

                       See Notes to Financial Statements.

                                                                              Small Cap Value Fund      Small Company Equity Fund
                                                                           --------------------------  ---------------------------
                                                                             Years ended October 31,     Years ended October 31,
                                                                               1999          1998          1999           1998
                                                                           ------------  ------------  ------------  -------------
NET ASSETS at beginning of the period .................................... $290,165,115  $252,915,472  $331,071,417  $ 461,077,407
                                                                           ------------  ------------  ------------  -------------

Increase (Decrease) in Net Assets resulting from operations:
   Net investment income (loss) ..........................................    1,242,403     1,806,802    (3,795,371)    (3,835,593)
   Net realized gain (loss) on investments sold ..........................   34,790,874    27,382,595    (3,418,136)   (33,381,616)
   Net realized gain (loss) on forward foreign currency
     contracts and foreign currency ......................................           --            --            --             --
   Net change in unrealized appreciation (depreciation) on investments,
     foreign currency and forward foreign currency contracts .............  (19,900,548)  (70,528,722)   56,108,824    (78,673,832)
                                                                           ------------  ------------  ------------  -------------
     Net increase (decrease) in net assets resulting from operations .....   16,132,729   (41,339,325)   48,895,317   (115,891,041)
                                                                           ------------  ------------  ------------  -------------

Dividends to shareholders from:
   Retail A Shares:
   Net investment income .................................................     (181,459)     (335,684)           --             --
   Net realized gain on investments, forward foreign
     currency contracts and foreign currency .............................   (8,121,983)   (9,778,432)           --    (13,856,463)
   In excess of net realized gains on investments ........................           --            --            --         (2,617)
                                                                           ------------  ------------  ------------  -------------
     Total Dividends .....................................................   (8,303,442)  (10,114,116)           --    (13,859,080)
                                                                           ------------  ------------  ------------  -------------

   Retail B Shares:
   Net investment income .................................................           --           N/A            --             --
   Net realized gain on investments, forward foreign
     currency contracts and foreign currency .............................       (6,269)          N/A            --     (1,647,828)
   In excess of net realized gains on investments ........................           --           N/A            --           (312)
                                                                           ------------  ------------  ------------  -------------
     Total Dividends .....................................................       (6,269)          N/A            --     (1,648,140)
                                                                           ------------  ------------  ------------  -------------

   Trust Shares:
   Net investment income .................................................   (1,192,133)   (1,582,494)           --             --
   Net realized gain on investments, forward foreign
     currency contracts and foreign currency .............................  (19,251,259)  (28,007,227)           --    (33,024,373)
   In excess of net realized gains on investments ........................           --            --            --         (6,237)
                                                                           ------------  ------------  ------------  -------------
     Total Dividends .....................................................  (20,443,392)  (29,589,721)           --    (33,030,610)
                                                                           ------------  ------------  ------------  -------------

   A Prime Shares:
   Net investment income .................................................         (549)          N/A            --            N/A
   Net realized gain on investments, forward foreign
     currency contracts and foreign currency .............................       (3,618)          N/A            --            N/A
                                                                           ------------  ------------  ------------  -------------
     Total Dividends .....................................................       (4,167)          N/A            --            N/A
                                                                           ------------  ------------  ------------  -------------

   B Prime Shares:
   Net investment income .................................................           --           N/A            --            N/A
   Net realized gain on investments, forward foreign
     currency contracts and foreign currency .............................       (7,602)          N/A            --            N/A
                                                                           ------------  ------------  ------------  -------------
     Total Dividends .....................................................       (7,602)          N/A            --            N/A
                                                                           ------------  ------------  ------------  -------------
     Total Dividends to shareholders .....................................  (28,764,872)  (39,703,837)           --    (48,537,830)
                                                                           ------------  ------------  ------------  -------------

Net increase (decrease) from share transactions(1) .......................   60,606,107   118,292,805   (46,508,409)    34,422,881
                                                                           ------------  ------------  ------------  -------------
   Net increase (decrease) in net assets .................................   47,973,964    37,249,643     2,386,908   (130,005,990)
                                                                           ------------  ------------  ------------  -------------

NET ASSETS at end of the period (including line A) ....................... $338,139,079  $290,165,115  $333,458,325  $ 331,071,417
                                                                           ============  ============  ============  =============

(A) Undistributed net investment income .................................. $    130,953  $    240,012  $         --  $          --
                                                                           ============  ============  ============  =============

--------------------------------------------------------------------------------
Galaxy Equity Funds

Statements of Changes in Net Assets --
Capital Stock Activity

                                                              Asset Allocation Fund
                                                          ----------------------------
                                                             Years ended October 31,
                                                               1999           1998
                                                          -------------  -------------
DOLLAR AMOUNTS
Retail A Shares:
   Sold ................................................. $ 118,271,361  $ 165,898,714
   Issued to shareholders in reinvestment of dividends ..    16,019,107     19,205,127
   Repurchased ..........................................   (84,133,228)   (49,327,967)
                                                          -------------  -------------
   Net increase in shares outstanding ................... $  50,157,240  $ 135,775,874
                                                          =============  =============
Retail B Shares:
   Sold ................................................. $  39,055,990  $  28,201,780
   Issued to shareholders in reinvestment of dividends ..     2,523,396      3,057,363
   Repurchased ..........................................   (11,038,602)    (5,925,878)
                                                          -------------  -------------
   Net increase in shares outstanding ................... $  30,540,784  $  25,333,265
                                                          =============  =============
Trust Shares:
   Sold ................................................. $ 102,114,779  $  72,415,149
   Issued to shareholders in reinvestment of dividends ..    10,601,826     16,323,828
   Repurchased ..........................................   (71,793,820)   (49,326,645)
                                                          -------------  -------------
   Net increase (decrease) in shares outstanding ........ $  40,922,785  $  39,412,332
                                                          =============  =============
A Prime Shares:
   Sold ................................................. $     303,889            N/A
   Issued to shareholders in reinvestment of dividends ..         3,112            N/A
   Repurchased ..........................................       (74,220)           N/A
                                                          -------------  -------------
   Net increase in shares outstanding ................... $     232,781            N/A
                                                          =============  =============
B Prime Shares:
   Sold ................................................. $     550,948            N/A
   Issued to shareholders in reinvestment of dividends ..         8,523            N/A
   Repurchased ..........................................       (48,012)           N/A
                                                          -------------  -------------
   Net increase in shares outstanding ................... $     511,459            N/A
                                                          =============  =============

SHARE ACTIVITY
Retail A Shares:
   Sold .................................................     6,738,970     10,096,211
   Issued to shareholders in reinvestment of dividends ..       928,441      1,234,122
   Repurchased ..........................................    (4,817,875)    (3,012,818)
                                                          -------------  -------------
   Net increase in shares outstanding ...................     2,849,536      8,317,515
                                                          =============  =============
Retail B Shares:
   Sold .................................................     2,215,628      1,720,422
   Issued to shareholders in reinvestment of dividends ..       146,021        197,145
   Repurchased ..........................................      (629,222)      (363,558)
                                                          -------------  -------------
   Net increase in shares outstanding ...................     1,732,427      1,554,009
                                                          =============  =============
Trust Shares:
   Sold .................................................     5,748,985      4,431,090
   Issued to shareholders in reinvestment of dividends ..       613,319      1,053,874
   Repurchased ..........................................    (4,035,968)    (3,019,092)
                                                          -------------  -------------
   Net increase (decrease) in shares outstanding ........     2,326,336      2,465,872
                                                          =============  =============
A Prime Shares:
   Sold .................................................        17,410            N/A
   Issued to shareholders in reinvestment of dividends ..           179            N/A
   Repurchased ..........................................        (4,177)           N/A
                                                          -------------  -------------
   Net increase in shares outstanding ...................        13,412            N/A
                                                          =============  =============
B Prime Shares:
   Sold .................................................        31,529            N/A
   Issued to shareholders in reinvestment of dividends ..           494            N/A
   Repurchased ..........................................        (2,695)           N/A
                                                          -------------  -------------
   Net increase in shares outstanding ...................        29,328            N/A
                                                          =============  =============

                       See Notes to Financial Statements.

                                                               Equity Income Fund         Growth and Income Fund
                                                           --------------------------  ---------------------------
                                                             Years ended October 31,      Years ended October 31,
                                                               1999          1998          1999           1998
                                                           ------------  ------------  ------------   ------------
DOLLAR AMOUNTS
Retail A Shares:
   Sold .................................................  $ 26,175,419  $ 47,393,968  $ 39,277,116   $ 99,093,005
   Issued to shareholders in reinvestment of dividends ..    21,026,250    16,360,921    14,154,903     25,378,015
   Repurchased ..........................................   (41,266,164)  (33,988,418)  (52,667,374)   (38,410,144)
                                                           ------------  ------------  ------------   ------------
   Net increase in shares outstanding ...................  $  5,935,505  $ 29,766,471  $    764,645   $ 86,060,876
                                                           ============  ============  ============   ============
Retail B Shares:
   Sold .................................................  $  3,330,934           N/A  $ 10,392,695   $ 21,007,328
   Issued to shareholders in reinvestment of dividends ..        18,467           N/A     3,188,793      5,973,835
   Repurchased ..........................................      (138,311)          N/A    (8,355,288)    (5,571,374)
                                                           ------------  ------------  ------------   ------------
   Net increase in shares outstanding ...................  $  3,211,090           N/A  $  5,226,200   $ 21,409,789
                                                           ============  ============  ============   ============
Trust Shares:
   Sold .................................................  $ 11,824,496  $ 14,958,563  $ 82,183,977   $ 56,352,388
   Issued to shareholders in reinvestment of dividends ..     7,623,489     6,743,274    16,323,263     41,712,836
   Repurchased ..........................................   (25,937,232)  (20,106,372)  (63,026,313)   (71,960,808)
                                                           ------------  ------------  ------------   ------------
   Net increase (decrease) in shares outstanding ........  $ (6,489,247) $  1,595,465  $ 35,480,927   $ 26,104,416
                                                           ============  ============  ============   ============
A Prime Shares:
   Sold .................................................           N/A           N/A  $    155,747            N/A
   Issued to shareholders in reinvestment of dividends ..           N/A           N/A         5,154            N/A
   Repurchased ..........................................           N/A           N/A        (7,970)           N/A
                                                           ------------  ------------  ------------   ------------
   Net increase in shares outstanding ...................           N/A           N/A  $    152,931            N/A
                                                           ============  ============  ============   ============
B Prime Shares:
   Sold .................................................           N/A           N/A  $    138,816            N/A
   Issued to shareholders in reinvestment of dividends ..           N/A           N/A           307            N/A
   Repurchased ..........................................           N/A           N/A        (8,311)           N/A
                                                           ------------  ------------  ------------   ------------
   Net increase in shares outstanding ...................           N/A           N/A  $    130,812            N/A
                                                           ============  ============  ============   ============

SHARE ACTIVITY
Retail A Shares:
   Sold .................................................     1,338,664     2,432,108     2,434,191      6,417,123
   Issued to shareholders in reinvestment of dividends ..     1,117,084       908,536       943,079      1,806,453
   Repurchased ..........................................    (2,099,686)   (1,764,920)   (3,254,588)    (2,556,615)
                                                           ------------  ------------  ------------   ------------
   Net increase in shares outstanding ...................       356,062     1,575,724       122,682      5,666,961
                                                           ============  ============  ============   ============
Retail B Shares:
   Sold .................................................       173,216           N/A       640,709      1,368,708
   Issued to shareholders in reinvestment of dividends ..         1,006           N/A       213,284        425,584
   Repurchased ..........................................        (7,328)          N/A      (519,908)      (374,402)
                                                           ------------  ------------  ------------   ------------
   Net increase in shares outstanding ...................       166,894           N/A       334,085      1,419,890
                                                           ============  ============  ============   ============
Trust Shares:
   Sold .................................................       605,220       780,277     5,028,472      3,666,013
   Issued to shareholders in reinvestment of dividends ..       416,735       376,283     1,023,222      2,916,670
   Repurchased ..........................................    (1,334,883)   (1,031,181)   (3,807,714)    (4,690,328)
                                                           ------------  ------------  ------------   ------------
   Net increase (decrease) in shares outstanding ........      (312,928)      125,379     2,243,980      1,892,355
                                                           ============  ============  ============   ============
A Prime Shares:
   Sold .................................................           N/A           N/A         9,535            N/A
   Issued to shareholders in reinvestment of dividends ..           N/A           N/A           341            N/A
   Repurchased ..........................................           N/A           N/A          (484)           N/A
                                                           ------------  ------------  ------------   ------------
   Net increase in shares outstanding ...................           N/A           N/A         9,392            N/A
                                                           ============  ============  ============   ============
B Prime Shares:
   Sold .................................................           N/A           N/A         8,603            N/A
   Issued to shareholders in reinvestment of dividends ..           N/A           N/A            20            N/A
   Repurchased ..........................................           N/A           N/A          (516)           N/A
                                                           ------------  ------------  ------------   ------------
   Net increase in shares outstanding ...................           N/A           N/A         8,107            N/A
                                                           ============  ============  ============   ============

--------------------------------------------------------------------------------
Galaxy Equity Funds

Statements of Changes in Net Assets --
Capital Stock Activity (continued)

                                                                Strategic Equity Fund
                                                             ---------------------------
                                                              Year ended    Period ended
                                                              October 31,    October 31,
                                                                 1999          1998(1)
                                                             ------------   ------------
DOLLAR AMOUNTS
Retail A Shares:
   Sold ..................................................   $  5,532,236   $  4,292,625
   Issued to shareholders in reinvestment of dividends ...         26,010          1,069
   Repurchased ...........................................     (1,186,925)      (220,560)
                                                             ------------   ------------
   Net increase (decrease) in shares outstanding .........   $  4,371,321   $  4,073,134
                                                             ============   ============
Retail B Shares:
   Sold ..................................................   $  1,083,391   $    597,208
   Issued to shareholders in reinvestment of dividends ...            641             --
   Repurchased ...........................................       (240,922)       (17,158)
                                                             ------------   ------------
   Net increase in shares outstanding ....................   $    843,110   $    580,050
                                                             ============   ============
Trust Shares:
   Sold ..................................................   $  6,208,177   $ 58,395,708
   Issued to shareholders in reinvestment of dividends ...        602,374         13,717
   Repurchased ...........................................       (499,231)            --
                                                             ------------   ------------
   Net increase (decrease) in shares outstanding .........   $  6,311,320   $ 58,409,425
                                                             ============   ============
A Prime Shares:
   Sold ..................................................            N/A            N/A
   Issued to shareholders in reinvestment of dividends ...            N/A            N/A
   Repurchased ...........................................            N/A            N/A
                                                             ------------   ------------
   Net increase in shares outstanding ....................            N/A            N/A
                                                             ============   ============
B Prime Shares:
   Sold ..................................................            N/A            N/A
   Issued to shareholders in reinvestment of dividends ...            N/A            N/A
   Repurchased ...........................................            N/A            N/A
                                                             ------------   ------------
   Net increase in shares outstanding ....................            N/A            N/A
                                                             ============   ============
SHARE ACTIVITY
Retail A Shares:
   Sold ..................................................        521,862        445,623
   Issued to shareholders in reinvestment of dividends ...          2,248            112
   Repurchased ...........................................       (112,927)       (24,750)
                                                             ------------   ------------
   Net increase (decrease) in shares outstanding .........        411,183        420,985
                                                             ============   ============
Retail B Shares:
   Sold ..................................................        100,197         62,555
   Issued to shareholders in reinvestment of dividends ...             66             --
   Repurchased ...........................................        (23,924)        (1,874)
                                                             ------------   ------------
   Net increase in shares outstanding ....................         76,339         60,681
                                                             ============   ============
Trust Shares:
   Sold ..................................................        621,301      6,546,472
   Issued to shareholders in reinvestment of dividends ...         56,785          1,438
   Repurchased ...........................................        (45,271)            --
                                                             ------------   ------------
   Net increase (decrease) in shares outstanding .........        632,815      6,547,910
                                                             ============   ============
A Prime Shares:
   Sold ..................................................            N/A            N/A
   Issued to shareholders in reinvestment of dividends ...            N/A            N/A
   Repurchased ...........................................            N/A            N/A
                                                             ------------   ------------
   Net increase in shares outstanding ....................            N/A            N/A
                                                             ============   ============
B Prime Shares:
   Sold ..................................................            N/A            N/A
   Issued to shareholders in reinvestment of dividends ...            N/A            N/A
   Repurchased ...........................................            N/A            N/A
                                                             ------------   ------------
   Net increase in shares outstanding ....................            N/A            N/A
                                                             ============   ============

----------
(1)   The Strategic Equity Fund commenced operations on March 4, 1998.

                       See Notes to Financial Statements.

                                                                  Equity Value Fund               Equity Growth Fund
                                                           -----------------------------   --------------------------------
                                                               Years ended October 31,          Years ended October 31,
                                                                1999            1998            1999              1998
                                                           -------------   -------------   --------------    --------------
DOLLAR AMOUNTS
Retail A Shares:
   Sold .................................................. $  45,762,951   $  71,563,855   $  114,977,854    $   98,981,024
   Issued to shareholders in reinvestment of dividends ...     8,453,667      32,705,099       24,158,813        35,167,848
   Repurchased ...........................................   (56,515,286)    (35,674,663)     (72,719,333)      (45,458,821)
                                                           -------------   -------------   --------------    --------------
   Net increase (decrease) in shares outstanding ......... $  (2,298,668)  $  68,594,291   $   66,417,334    $   88,690,051
                                                           =============   =============   ==============    ==============
Retail B Shares:
   Sold .................................................. $   8,314,738   $   9,284,286   $   34,935,971    $   14,385,751
   Issued to shareholders in reinvestment of dividends ...       854,307       2,694,779        2,738,197         3,227,617
   Repurchased ...........................................    (3,409,825)     (2,282,148)      (8,517,659)       (3,051,869)
                                                           -------------   -------------   --------------    --------------
   Net increase in shares outstanding .................... $   5,759,220   $   9,696,917   $   29,156,509    $   14,561,499
                                                           =============   =============   ==============    ==============
Trust Shares:
   Sold .................................................. $  69,099,037   $  56,562,120   $  174,347,614    $  119,883,832
   Issued to shareholders in reinvestment of dividends ...     7,684,111      34,594,314       53,167,673        93,593,644
   Repurchased ...........................................   (77,396,395)    (58,041,086)    (162,227,177)     (137,097,510)
                                                           -------------   -------------   --------------    --------------
   Net increase (decrease) in shares outstanding ......... $    (613,247)  $  33,115,348   $   65,288,110    $   76,379,966
                                                           =============   =============   ==============    ==============
A Prime Shares:
   Sold ..................................................           N/A             N/A   $       99,300               N/A
   Issued to shareholders in reinvestment of dividends ...           N/A             N/A            1,711               N/A
   Repurchased ...........................................           N/A             N/A           (1,323)              N/A
                                                           -------------   -------------   --------------    --------------
   Net increase in shares outstanding ....................           N/A             N/A   $       99,688               N/A
                                                           =============   =============   ==============    ==============
B Prime Shares:
   Sold ..................................................           N/A             N/A   $      233,056               N/A
   Issued to shareholders in reinvestment of dividends ...           N/A             N/A              528               N/A
   Repurchased ...........................................           N/A             N/A               --               N/A
                                                           -------------   -------------   --------------    --------------
   Net increase in shares outstanding ....................           N/A             N/A   $      233,584               N/A
                                                           =============   =============   ==============    ==============
SHARE ACTIVITY
Retail A Shares:
   Sold ..................................................     2,433,370       4,201,249        4,204,098         4,078,424
   Issued to shareholders in reinvestment of dividends ...       484,075       2,147,298          976,169         1,625,130
   Repurchased ...........................................    (3,013,975)     (2,145,298)      (2,662,892)       (1,917,325)
                                                           -------------   -------------   --------------    --------------
   Net increase (decrease) in shares outstanding .........       (96,530)      4,203,249        2,517,375         3,786,229
                                                           =============   =============   ==============    ==============
Retail B Shares:
   Sold ..................................................       441,934         547,518        1,291,210           603,613
   Issued to shareholders in reinvestment of dividends ...        49,076         176,860          112,861           150,964
   Repurchased ...........................................      (182,489)       (139,566)        (315,473)         (130,378)
                                                           -------------   -------------   --------------    --------------
   Net increase in shares outstanding ....................       308,521         584,812        1,088,598           624,199
                                                           =============   =============   ==============    ==============
Trust Shares:
   Sold ..................................................     3,627,023       3,384,178        6,246,300         5,054,546
   Issued to shareholders in reinvestment of dividends ...       431,433       2,265,774        2,140,810         4,313,303
   Repurchased ...........................................    (4,154,201)     (3,499,469)      (5,924,861)       (5,715,179)
                                                           -------------   -------------   --------------    --------------
   Net increase (decrease) in shares outstanding .........       (95,745)      2,150,483        2,462,249         3,652,670
                                                           =============   =============   ==============    ==============
A Prime Shares:
   Sold ..................................................           N/A             N/A            3,655               N/A
   Issued to shareholders in reinvestment of dividends ...           N/A             N/A               73               N/A
   Repurchased ...........................................           N/A             N/A              (46)              N/A
                                                           -------------   -------------   --------------    --------------
   Net increase in shares outstanding ....................           N/A             N/A            3,682               N/A
                                                           =============   =============   ==============    ==============
B Prime Shares:
   Sold ..................................................           N/A             N/A            8,512               N/A
   Issued to shareholders in reinvestment of dividends ...           N/A             N/A               21               N/A
   Repurchased ...........................................           N/A             N/A               --               N/A
                                                           -------------   -------------   --------------    --------------
   Net increase in shares outstanding ....................           N/A             N/A            8,533               N/A
                                                           =============   =============   ==============    ==============

--------------------------------------------------------------------------------
Galaxy Equity Funds

Statements of Changes in Net Assets --
Capital Stock Activity (continued)

                                                                International Equity Fund
                                                            --------------------------------
                                                                 Years ended October 31,
                                                                 1999              1998
                                                            --------------    --------------
DOLLAR AMOUNTS
Retail A Shares:
   Sold .................................................   $   63,996,029    $  238,332,225
   Issued to shareholders in reinvestment of dividends ..        2,371,667         1,448,658
   Repurchased ..........................................      (60,811,773)     (236,467,330)
                                                            --------------    --------------
   Net increase (decrease) in shares outstanding ........   $    5,555,923    $    3,313,553
                                                            ==============    ==============
Retail B Shares:
   Sold .................................................   $   52,822,549               N/A
   Issued to shareholders in reinvestment of dividends ..            1,254               N/A
   Repurchased ..........................................      (51,002,543)              N/A
                                                            --------------    --------------
   Net increase (decrease) in shares outstanding ........   $    1,821,260               N/A
                                                            ==============    ==============
Trust Shares:
   Sold .................................................   $  339,364,891    $  248,673,207
   Issued to shareholders in reinvestment of dividends ..        8,378,059         4,418,249
   Repurchased ..........................................     (284,220,019)     (200,269,097)
                                                            --------------    --------------
   Net increase (decrease) in shares outstanding ........   $   63,522,931    $   52,822,359
                                                            ==============    ==============
A Prime Shares:
   Sold .................................................   $       14,519               N/A
   Issued to shareholders in reinvestment of dividends ..              566               N/A
   Repurchased ..........................................           (4,960)              N/A
                                                            --------------    --------------
   Net increase in shares outstanding ...................   $       10,125               N/A
                                                            ==============    ==============
B Prime Shares:
   Sold .................................................   $      418,549               N/A
   Issued to shareholders in reinvestment of dividends ..            1,217               N/A
   Repurchased ..........................................           (5,006)              N/A
                                                            --------------    --------------
   Net increase in shares outstanding ...................   $      414,760               N/A
                                                            ==============    ==============
SHARE ACTIVITY
Retail A Shares:
   Sold .................................................        3,393,407        13,783,137
   Issued to shareholders in reinvestment of dividends ..          142,822            99,496
   Repurchased ..........................................       (3,226,391)      (13,638,723)
                                                            --------------    --------------
   Net increase (decrease) in shares outstanding ........          309,838           243,910
                                                            ==============    ==============
Retail B Shares:
   Sold .................................................        2,792,826               N/A
   Issued to shareholders in reinvestment of dividends ..               73               N/A
   Repurchased ..........................................       (2,687,674)              N/A
                                                            --------------    --------------
   Net increase (decrease) in shares outstanding ........          105,225               N/A
                                                            ==============    ==============
Trust Shares:
   Sold .................................................       17,587,176        14,546,109
   Issued to shareholders in reinvestment of dividends ..          484,004           300,561
   Repurchased ..........................................      (14,718,280)      (11,806,941)
                                                            --------------    --------------
   Net increase (decrease) in shares outstanding ........        3,352,900         3,039,729
                                                            ==============    ==============
A Prime Shares:
   Sold .................................................              815               N/A
   Issued to shareholders in reinvestment of dividends ..               33               N/A
   Repurchased ..........................................             (264)              N/A
                                                            --------------    --------------
   Net increase in shares outstanding ...................              584               N/A
                                                            ==============    ==============
B Prime Shares:
   Sold .................................................           22,188               N/A
   Issued to shareholders in reinvestment of dividends ..               71               N/A
   Repurchased ..........................................             (273)              N/A
                                                            --------------    --------------
   Net increase in shares outstanding ...................           21,986               N/A
                                                            ==============    ==============

                       See Notes to Financial Statements.

                                                                 Small Cap Value Fund          Small Company Equity Fund
                                                            -------------------------------  ------------------------------
                                                                Years ended October 31,          Years ended October 31,
                                                                 1999             1998            1999            1998
                                                            --------------   --------------  --------------  --------------
DOLLAR AMOUNTS
Retail A Shares:
   Sold .................................................   $   19,008,974   $  106,572,187  $  325,325,171  $  512,095,154
   Issued to shareholders in reinvestment of dividends ..        8,277,731       10,065,718              --      13,430,846
   Repurchased ..........................................      (30,861,975)     (69,195,926)   (347,667,128)   (522,137,062)
                                                            --------------   --------------  --------------  --------------
   Net increase (decrease) in shares outstanding ........   $   (3,575,270)  $   47,441,979  $  (22,341,957) $    3,388,938
                                                            ==============   ==============  ==============  ==============
Retail B Shares:
   Sold .................................................   $    1,771,843              N/A  $   34,581,558  $    7,810,194
   Issued to shareholders in reinvestment of dividends ..            6,178              N/A              --       1,613,677
   Repurchased ..........................................          (87,689)             N/A     (36,619,640)     (5,481,887)
                                                            --------------   --------------  --------------  --------------
   Net increase (decrease) in shares outstanding ........   $    1,690,332              N/A  $   (2,038,082) $    3,941,984
                                                            ==============   ==============  ==============  ==============
Trust Shares:
   Sold .................................................   $  109,425,380   $   74,813,946  $  197,458,863  $  277,438,222
   Issued to shareholders in reinvestment of dividends ..       15,839,896       25,163,148              --      24,548,356
   Repurchased ..........................................      (63,150,650)     (29,126,268)   (219,587,233)   (274,894,619)
                                                            --------------   --------------  --------------  --------------
   Net increase (decrease) in shares outstanding ........   $   62,114,626   $   70,850,826  $  (22,128,370) $   27,091,959
                                                            ==============   ==============  ==============  ==============
A Prime Shares:
   Sold .................................................   $      208,140              N/A             N/A             N/A
   Issued to shareholders in reinvestment of dividends ..            1,965              N/A             N/A             N/A
   Repurchased ..........................................          (31,567)             N/A             N/A             N/A
                                                            --------------   --------------  --------------  --------------
   Net increase in shares outstanding ...................   $      178,538              N/A             N/A             N/A
                                                            ==============   ==============  ==============  ==============
B Prime Shares:
   Sold .................................................   $      207,595              N/A             N/A             N/A
   Issued to shareholders in reinvestment of dividends ..            7,596              N/A             N/A             N/A
   Repurchased ..........................................          (17,310)             N/A             N/A             N/A
                                                            --------------   --------------  --------------  --------------
   Net increase in shares outstanding ...................   $      197,881              N/A             N/A             N/A
                                                            ==============   ==============  ==============  ==============
SHARE ACTIVITY
Retail A Shares:
   Sold .................................................        1,438,795        6,791,402      22,169,167      29,780,474
   Issued to shareholders in reinvestment of dividends ..          648,595          666,385              --         787,731
   Repurchased ..........................................       (2,345,235)      (4,451,699)    (23,587,237)    (30,011,680)
                                                            --------------   --------------  --------------  --------------
   Net increase (decrease) in shares outstanding ........         (257,845)       3,006,088      (1,418,070)        556,525
                                                            ==============   ==============  ==============  ==============
Retail B Shares:
   Sold .................................................          132,583              N/A       2,388,029         458,341
   Issued to shareholders in reinvestment of dividends ..              487              N/A              --          95,825
   Repurchased ..........................................           (6,809)             N/A      (2,528,697)       (326,209)
                                                            --------------   --------------  --------------  --------------
   Net increase (decrease) in shares outstanding ........          126,261              N/A        (140,668)        227,957
                                                            ==============   ==============  ==============  ==============
Trust Shares:
   Sold .................................................        8,188,452        4,874,052      13,075,068      15,624,925
   Issued to shareholders in reinvestment of dividends ..        1,235,136        1,629,237              --       1,410,015
   Repurchased ..........................................       (4,764,801)      (1,941,937)    (14,555,648)    (15,661,716)
                                                            --------------   --------------  --------------  --------------
   Net increase (decrease) in shares outstanding ........        4,658,787        4,561,352      (1,480,580)      1,373,224
                                                            ==============   ==============  ==============  ==============
A Prime Shares:
   Sold .................................................           15,569              N/A             N/A             N/A
   Issued to shareholders in reinvestment of dividends ..              153              N/A             N/A             N/A
   Repurchased ..........................................           (2,335)             N/A             N/A             N/A
                                                            --------------   --------------  --------------  --------------
   Net increase in shares outstanding ...................           13,387              N/A             N/A             N/A
                                                            ==============   ==============  ==============  ==============
B Prime Shares:
   Sold .................................................           15,302              N/A             N/A             N/A
   Issued to shareholders in reinvestment of dividends ..              594              N/A             N/A             N/A
   Repurchased ..........................................           (1,298)             N/A             N/A             N/A
                                                            --------------   --------------  --------------  --------------
   Net increase in shares outstanding ...................           14,598              N/A             N/A             N/A
                                                            ==============   ==============  ==============  ==============

--------------------------------------------------------------------------------
Asset Allocation Fund

Financial Highlights
For a Share outstanding throughout each period.


                                   Income from Investment Operations               Less Distributions
                                 -------------------------------------   -----------------------------------------
                                                  Net
                       Net                   Realized and                Dividends    Distributions                     Net
                  Asset Value,       Net      Unrealized    Total from    from Net         from                       Increase
                   Beginning     Investment     Gain on     Investment   Investment    Net Realized      Total         in Net
                   of Period      Income(B)   Investments   Operations     Income     Capital Gains  Distributions  Asset Value
                  ------------   ----------- ------------   ----------   ----------   -------------  -------------  -----------
Retail A
10/31/99             $16.95        $ 0.37       $ 1.21        $ 1.58       $(0.36)       $(0.43)        $(0.79)       $ 0.79
10/31/98              16.46          0.38         1.72          2.10        (0.40)        (1.21)         (1.61)         0.49
10/31/97              14.52          0.40         2.43          2.83        (0.38)        (0.51)         (0.89)         1.94
10/31/96              12.82          0.30         1.83          2.13        (0.30)        (0.13)         (0.43)         1.70
10/31/95              10.67          0.30         2.16          2.46        (0.31)           --          (0.31)         2.15

Retail B
10/31/99              16.92          0.25         1.21          1.46        (0.25)        (0.43)         (0.68)         0.78
10/31/98              16.43          0.29         1.71          2.00        (0.30)        (1.21)         (1.51)         0.49
10/31/97              14.51          0.29         2.42          2.71        (0.28)        (0.51)         (0.79)         1.92
10/31/96(1)           13.59          0.13         0.91          1.04        (0.12)           --          (0.12)         0.92

Trust
10/31/99              16.96          0.40         1.20          1.60        (0.40)        (0.43)         (0.83)         0.77
10/31/98              16.47          0.42         1.71          2.13        (0.43)        (1.21)         (1.64)         0.49
10/31/97              14.53          0.43         2.42          2.85        (0.40)        (0.51)         (0.91)         1.94
10/31/96              12.83          0.33         1.83          2.16        (0.33)        (0.13)         (0.46)         1.70
10/31/95              10.68          0.32         2.16          2.48        (0.33)           --          (0.33)         2.15

A Prime
10/31/99(2)           16.95          0.44         1.17          1.61        (0.40)        (0.43)         (0.83)         0.78

B Prime
10/31/99(2)           16.95          0.29         1.19          1.48        (0.29)        (0.43)         (0.72)         0.76

----------
*     Annualized.
**    Not Annualized.
(1)   The Fund began issuing Retail B Shares on March 4, 1996.
(2)   The Fund began issuing A Prime and B Prime Shares on November 1, 1998.
(A) Calculation does not include the effect of any sales charge for Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares.
(B) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.37, $0.38,
      $0.40, $0.30 and $0.30, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the years ended October 31, 1999, 1998 and 1997 and the period ended October 31, 1996 were $0.25, $0.29, $0.28 and $0.12, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.40, $0.42, $0.43, $0.33 and $0.32, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for A Prime Shares for the year ended October 31, 1999 was $0.41. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for B Prime Shares for the year ended October 31, 1999 was $0.26.

                       See Notes to Financial Statements.

                                                                 Ratios to Average Net Assets/Supplemental Data
                                                                 ----------------------------------------------
                                                                   Ratio of Net      Ratio of       Ratio of
                                                                    Investment       Operating      Operating
                                                                      Income         Expenses       Expenses
                                                    Net Assets,     Including       Including       Excluding
               Net Asset Value,                   End of Period   Reimbursement/  Reimbursement/  Reimbursement/    Portfolio
                End of Period    Total Return(A)   (in 000's)         Waiver          Waiver          Waiver      Turnover Rate
               ----------------  ---------------  -------------  ---------------  --------------  --------------  -------------
Retail A
10/31/99           $17.74             9.53%         $389,077           2.11%           1.32%           1.32%           135%
10/31/98            16.95            13.85%          323,498           2.43%           1.33%           1.33%           108%
10/31/97            16.46            20.23%          177,239           2.66%           1.37%           1.37%            58%
10/31/96            14.52            16.92%          116,852           2.29%           1.42%           1.42%            48%
10/31/95            12.82            23.42%           76,368           2.52%           1.48%           1.50%            41%

Retail B
10/31/99            17.70             8.76%           91,199           1.43%           2.00%           2.00%           135%
10/31/98            16.92            13.14%           57,876           1.77%           1.99%           1.99%           108%
10/31/97            16.43            19.34%           30,688           1.95%           2.10%           2.19%            58%
10/31/96(1)         14.51             7.71%**          3,557           1.73%*          1.95%*          2.15%*           48%

Trust
10/31/99            17.73             9.63%          269,851           2.31%           1.12%           1.12%           135%
10/31/98            16.96            14.05%          218,666           2.63%           1.13%           1.13%           108%
10/31/97            16.47            20.42%          171,741           2.82%           1.21%           1.22%            58%
10/31/96            14.53            17.19%          123,603           2.52%           1.19%           1.21%            48%
10/31/95            12.83            23.68%           76,771           2.74%           1.26%           1.30%            41%

A Prime
10/31/99(2)         17.73             9.72%              238           2.27%           1.16%           1.29%           135%

B Prime
10/31/99(2)         17.71             8.91%              519           1.53%           1.90%           2.08%           135%

--------------------------------------------------------------------------------
Equity Income Fund

Financial Highlights
For a Share outstanding throughout each period.

                            Income from Investment Operations                   Less Distributions
                          --------------------------------------    ------------------------------------------

                                           Net
               Net                     Realized and                  Dividends    Distributions                        Net
           Asset Value,       Net       Unrealized    Total from     from Net         from                      Increase (Decrease)
            Beginning     Investment      Gain on     Investment    Investment    Net Realized       Total            in Net
            of Period      Income(B)    Investments   Operations      Income      Capital Gains  Distributions      Asset Value
           ------------   ----------   ------------   ----------    ----------    -------------  -------------  -------------------
Retail A
10/31/99     $19.67         $ 0.19        $ 1.69        $ 1.88        $(0.20)        $(1.85)        $(2.05)          $(0.17)
10/31/98      18.82           0.25          2.43          2.68         (0.25)         (1.58)         (1.83)            0.85
10/31/97      16.91           0.30          3.35          3.65         (0.30)         (1.44)         (1.74)            1.91
10/31/96      14.98           0.30          2.47          2.77         (0.30)         (0.54)         (0.84)            1.93
10/31/95      12.74           0.28          2.47          2.75         (0.30)         (0.21)         (0.51)            2.24

Retail B
10/31/99(1)   19.48           0.11          1.62          1.73         (0.11)         (1.85)         (1.96)           (0.23)

Trust
10/31/99      19.69           0.28          1.69          1.97         (0.29)         (1.85)         (2.14)           (0.17)
10/31/98      18.84           0.34          2.42          2.76         (0.33)         (1.58)         (1.91)            0.85
10/31/97      16.93           0.38          3.35          3.73         (0.38)         (1.44)         (1.82)            1.91
10/31/96      14.99           0.37          2.48          2.85         (0.37)         (0.54)         (0.91)            1.94
10/31/95      12.75           0.36          2.45          2.81         (0.36)         (0.21)         (0.57)            2.24

----------
(1)   The Fund began issuing Retail B Shares on November 1, 1998.
(A) Calculation does not include the effect of any sales charge for Retail A Shares and Retail B Shares.
(B) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.19, $0.25,
      $0.30, $0.30 and $0.28, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the year ended October 31, 1999 was $0.08. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.28, $0.34,
      $0.38, $0.37 and $0.36, respectively.

                       See Notes to Financial Statements.

                                                                Ratios to Average Net Assets/Supplemental Data
                                                             -----------------------------------------------------

                                                             Ratio of Net          Ratio of           Ratio of
                                                              Investment          Operating           Operating
                                                                Income             Expenses           Expenses
                                           Net Assets,        Including           Including           Excluding
   Net Asset Value,                       End of Period      Reimbursement/      Reimbursement/     Reimbursement/    Portfolio
    End of Period     Total Return(A)      (in 000's)           Waiver              Waiver              Waiver      Turnover Rate
   ----------------   ---------------     -------------      --------------      --------------     --------------  -------------
       $19.50             10.14%            $213,041             0.97%               1.33%               1.33%           38%
        19.67             15.23%             207,850             1.30%               1.34%               1.34%           46%
        18.82             23.28%             169,276             1.70%               1.39%               1.41%           37%
        16.91             19.01%             126,952             1.86%               1.40%               1.40%           45%
        14.98             22.23%              81,802             2.08%               1.49%               1.51%           21%

        19.25              9.38%               3,213             0.33%               1.97%               2.23%           38%

        19.52             10.60%             120,179             1.39%               0.91%               0.91%           38%
        19.69             15.67%             127,367             1.72%               0.92%               0.92%           46%
        18.84             23.80%             119,505             2.14%               0.95%               0.97%           37%
        16.93             19.65%             106,094             2.32%               0.94%               0.94%           45%
        14.99             22.81%              87,819             2.60%               0.98%               1.00%           21%

--------------------------------------------------------------------------------
Growth and Income Fund

Financial Highlights
For a Share outstanding throughout each period.

                               Income from Investment Operations                   Less Distributions
                            ----------------------------------------    ----------------------------------------

                                               Net
                 Net           Net         Realized and                Dividends   Distributions                        Net
             Asset Value,   Investment      Unrealized    Total from    from Net       from                      Increase (Decrease)
              Beginning      Income          Gain on      Investment   Investment   Net Realized     Total            in Net
              of Period     (Loss)(B)       Investments   Operations     Income    Capital Gains  Distributions     Asset Value
             ------------   ----------     ------------   ----------   ---------   -------------  -------------  -------------------
Retail A
10/31/99       $14.87       $ 0.08(5)         $ 2.02        $ 2.10       $(0.08)      $(0.91)        $(0.99)          $ 1.11
10/31/98        16.24         0.12              1.32          1.44        (0.13)       (2.68)         (2.81)           (1.37)
10/31/97        13.78         0.18              3.67          3.85        (0.20)       (1.19)         (1.39)            2.46
10/31/96(1)     12.35         0.21              2.16          2.37        (0.21)       (0.73)         (0.94)            1.43
10/31/95        11.15         0.24              1.70          1.94        (0.25)       (0.49)         (0.74)            1.20

Retail B
10/31/99        14.83        (0.04)(5)          2.02          1.98           --        (0.91)         (0.91)            1.07
10/31/98        16.23        --(4)              1.31          1.31        (0.03)       (2.68)         (2.71)           (1.40)
10/31/97        13.77         0.10              3.65          3.75        (0.10)       (1.19)         (1.29)            2.46
10/31/96(2)     12.97         0.07              0.81          0.88        (0.08)          --          (0.08)            0.80

Trust
10/31/99        14.90         0.13(5)           2.02          2.15        (0.12)       (0.91)         (1.03)            1.12
10/31/98        16.28         0.15              1.31          1.46        (0.16)       (2.68)         (2.84)           (1.38)
10/31/97        13.80         0.22              3.68          3.90        (0.23)       (1.19)         (1.42)            2.48
10/31/96(1)     12.35         0.27              2.16          2.43        (0.25)       (0.73)         (0.98)            1.45
10/31/95        11.15         0.28              1.69          1.97        (0.28)       (0.49)         (0.77)            1.20

A Prime
10/31/99(3)     14.88         0.11(5)           2.03          2.14        (0.11)       (0.91)         (1.02)            1.12

B Prime
10/31/99(3)     14.88        (0.01)(5)          2.03          2.02        (0.02)       (0.91)         (0.93)            1.09

----------
*     Annualized
**    Not Annualized
(1) The Fund commenced operations on December 14, 1992 as a separate investment portfolio (the "Predecessor Fund") of The Shawmut Funds. On December 4, 1995, the Predecessor Fund was reorganized as a new portfolio of the Trust. Prior to the reorganization, the Predecessor Fund offered and sold two series of shares, Investment Shares and Trust Shares, that were similar to the Fund's Retail A and Trust Shares, respectively. In connection with the reorganization, shareholders of the Predecessor Fund exchanged Investment Shares and Trust Shares for Retail A Shares and Trust Shares, respectively, in the Galaxy Growth and Income Fund.
(2)   The Fund began issuing Retail B Shares on March 4, 1996.
(3)   The Fund began issuing A Prime and B Prime Shares on November 1, 1998.
(4)   Net investment income per share is less than $0.005.
(5) The selected per share data was calculated using the weighted average shares outstanding method for the period.
(A) Calculation does not include the effect of any sales charge for Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares.
(B) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.07, $0.10,
      $0.18, $0.19 and $0.22, respectively. Net investment income (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the years ended October 31, 1999, 1998 and 1997 and the period ended October 31, 1996 were $(0.04), $0.00, $0.08 and $0.05, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.13, $0.15, $0.21, $0.27 and $0.25, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for A Prime Shares for the year ended October 31, 1999 was $0.09. Net investment (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for B Prime Shares for the year ended October 31, 1999 was $(0.05).

                       See Notes to Financial Statements.

                                                           Ratios to Average Net Assets/Supplemental Data
                                                        ------------------------------------------------------

                                                        Ratio of Net          Ratio of            Ratio of
                                                         Investment           Operating           Operating
                                                        Income (Loss)         Expenses            Expenses
                                      Net Assets,        Including            Including           Excluding
Net Asset Value,                     End of Period      Reimbursement/      Reimbursement/      Reimbursement/       Portfolio
 End of Period     Total Return(A)    (in 000's)           Waiver               Waiver              Waiver         Turnover Rate
----------------   ---------------   -------------      --------------      --------------      --------------     -------------
     $15.98            14.56%          $232,110             0.53%                1.28%               1.38%              20%
      14.87             9.93%           214,110             0.75%                1.28%               1.35%              38%
      16.24            30.10%           141,884             1.18%                1.27%               1.45%              93%
      13.78            20.25%            77,776             1.65%                1.34%               1.45%              59%
      12.35            18.52%            51,078             2.10%                1.32%               1.77%              51%

      15.90            13.72%            62,366            (0.22)%               2.03%               2.04%              20%
      14.83             9.09%            53,216             0.01%                2.02%               2.02%              38%
      16.23            29.11%            35,178             0.31%                2.05%               2.28%              93%
      13.77             6.83%**           4,562             0.79%*               1.96%*              2.11%*             59%

      16.02            14.85%           309,106             0.76%                1.05%               1.05%              20%
      14.90            10.10%           254,060             1.00%                1.03%               1.03%              38%
      16.28            30.43%           246,654             1.44%                1.03%               1.06%              93%
      13.80            20.77%           186,708             2.01%                1.02%               1.03%              59%
      12.35            18.80%           189,011             2.42%                1.07%               1.27%              51%

      16.00            14.81%               150             0.66%                1.15%               1.30%              20%

      15.97            13.98%               129            (0.09)%               1.90%               2.17%              20%

--------------------------------------------------------------------------------
Strategic Equity Fund

Financial Highlights
For a Share outstanding throughout each period.

                               Income from Investment Operations                  Less Distributions
                           ----------------------------------------   ------------------------------------------

                                            Net
                Net           Net       Realized and                  Dividends     Distributions                       Net
            Asset Value,   Investment    Unrealized      Total from    from Net         from                     Increase (Decrease)
             Beginning      Income      Gain (Loss) on   Investment   Investment     Net Realized      Total           in Net
             of Period     (Loss)(B)     Investments     Operations     Income      Capital Gains  Distributions     Asset Value
            ------------   ----------   --------------   ----------   ----------    -------------  ------------- -------------------
Retail A
10/31/99      $ 9.62       $ 0.04(3)       $ 0.27          $ 0.31       $(0.03)        $(0.01)        $(0.04)          $ 0.27
10/31/98(1)    10.00           --(2)        (0.38)          (0.38)          --             --             --            (0.38)

Retail B
10/31/99        9.61        (0.02)(3)        0.26            0.24           --          (0.01)         (0.01)            0.23
10/31/98(1)    10.00        (0.02)          (0.37)          (0.39)          --             --             --            (0.39)

Trust
10/31/99        9.63         0.09(3)         0.27            0.36        (0.08)         (0.01)         (0.09)            0.27
10/31/98(1)    10.00         0.01           (0.37)          (0.36)       (0.01)            --          (0.01)           (0.37)

----------
*     Annualized
**    Not Annualized
(1)   The Fund commenced operations on March 4, 1998.
(2)   Net investment income per share is less than $0.005.
(3) The selected per share data was calculated using the weighted average shares outstanding method for the year.
(A) Calculation does not include the effect of any sales charge for Retail A Shares and Retail B Shares.
(B) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the year ended October 31, 1999 and the period ended October 31, 1998 were $0.00 and $0.00, respectively. Net investment (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for year ended October 31, 1999, and the period ended October 31, 1998 were $(0.08) and $(0.06), respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the year ended October 31, 1999 and the period ended October 31, 1998 were $0.06 and $0.00, respectively.

                       See Notes to Financial Statements.

                                                            Ratios to Average Net Assets/Supplemental Data
                                                        -----------------------------------------------------

                                                        Ratio of Net          Ratio of           Ratio of
                                                         Investment           Operating          Operating
                                                        Income (Loss)         Expenses           Expenses
                                        Net Assets,      Including            Including          Excluding
Net Asset Value,                       End of Period    Reimbursement/      Reimbursement/     Reimbursement/      Portfolio
 End of Period     Total Return(A)      (in 000's)         Waiver               Waiver             Waiver        Turnover Rate
----------------   ---------------     -------------    --------------      --------------     --------------    -------------
    $9.89              3.25%             $ 8,229            0.41%               1.19%              1.63%              79%
     9.62             (3.75)%**            4,051            0.06%*              1.40%*             2.41%*             30%**

     9.84              2.50%               1,348           (0.24)%              1.84%              2.40%              79%
     9.61             (4.76)%**              583           (0.55)%*             2.01%*             3.05%*             30%**

     9.90              3.64%              71,063            0.80%               0.80%              1.00%              79%
     9.63             (3.62)%**           63,061            0.19%*              1.27%*             1.47%*             30%**

--------------------------------------------------------------------------------
Equity Value Fund

Financial Highlights
For a Share outstanding throughout each period.

                                Income from Investment Operations                 Less Distributions
                             ---------------------------------------     --------------------------------------

                                               Net
                  Net            Net       Realized and                  Dividends     Dividends                       Net
              Asset Value,   Investment     Unrealized    Total from      from Net       from                    Increase (Decrease)
               Beginning       Income         Gain on     Investment     Investment  Net Realized      Total          in Net
               of Period      (Loss)(B)     Investments   Operations      Income     Capital Gains    Dividends     Asset Value
              ------------   ----------     ----------    ----------     ----------  -------------    ---------  -------------------
Retail A
10/31/99        $16.50         $(0.03)        $ 2.42        $ 2.39         $  --        $(0.61)        $(0.61)        $ 1.78
10/31/98         18.21           0.03           1.50          1.53         (0.04)        (3.20)         (3.24)         (1.71)
10/31/97         15.96           0.11           4.16          4.27         (0.12)        (1.90)         (2.02)          2.25
10/31/96         14.33           0.14           2.74          2.88         (0.14)        (1.11)         (1.25)          1.63
10/31/95         13.31           0.22           2.24          2.46         (0.23)        (1.21)         (1.44)          1.02

Retail B
10/31/99         16.44          (0.15)          2.40          2.25            --         (0.61)         (0.61)          1.64
10/31/98         18.24          (0.08)          1.48          1.40            --         (3.20)         (3.20)         (1.80)
10/31/97         15.99             --           4.17          4.17         (0.02)        (1.90)         (1.92)          2.25
10/31/96(1)      14.74           0.04           1.25          1.29         (0.04)           --          (0.04)          1.25

Trust
10/31/99         16.51           0.03           2.42          2.45            --         (0.61)         (0.61)          1.84
10/31/98         18.21           0.08           1.49          1.57         (0.07)        (3.20)         (3.27)         (1.70)
10/31/97         15.96           0.17           4.16          4.33         (0.18)        (1.90)         (2.08)          2.25
10/31/96         14.33           0.21           2.74          2.95         (0.21)        (1.11)         (1.32)          1.63
10/31/95         13.32           0.28           2.24          2.52         (0.30)        (1.21)         (1.51)          1.01

----------
*     Annualized
**    Not Annualized
(1)   The Fund began issuing Retail B Shares on March 4, 1996.
(A) Calculation does not include the effect of any sales charge for Retail A Shares and Retail B shares.
(B) Net investment income (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $(0.03)
      $0.03, $0.11, $0.14 and $0.22, respectively. Net investment income (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the years ended October 31, 1999, 1998 and 1997 and the period ended October 31, 1996 were $(0.15), $(0.08), $(0.03) and $0.01, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.03, $0.08, $0.17, $0.21 and $0.28, respectively.

                       See Notes to Financial Statements.

                                                           Ratios to Average Net Assets/Supplemental Data
                                                         -----------------------------------------------------

                                                         Ratio of Net          Ratio of           Ratio of
                                                          Investment           Operating          Operating
                                                         Income (Loss)         Expenses           Expenses
                                       Net Assets,         Including           Including          Excluding
Net Asset Value,                      End of Period      Reimbursement/      Reimbursement/     Reimbursement/      Portfolio
 End of Period     Total Return(A)     (in 000's)           Waiver              Waiver             Waiver         Turnover Rate
----------------   ---------------    -------------      --------------      --------------     --------------    -------------
    $18.28            14.63%            $258,332            (0.16)%              1.37%              1.37%              75%
     16.50             9.88%             234,730             0.15%               1.37%              1.37%              82%
     18.21            29.48%             182,641             0.63%               1.38%              1.38%             111%
     15.96            21.49%             131,998             1.00%               1.45%              1.45%             116%
     14.33            20.81%              96,555             1.62%               1.49%              1.50%              76%

     18.08            13.81%              30,988            (0.87)%              2.08%              2.08%              75%
     16.44             9.07%              23,103            (0.54)%              2.06%              2.06%              82%
     18.24            28.60%              14,958            (0.13)%              2.07%              2.38%             111%
     15.99             8.80%**             1,916             0.43%*              1.94%*             2.24%*            116%

     18.35            15.04%             281,064             0.19%               1.02%              1.03%              75%
     16.51            10.27%             254,432             0.49%               1.03%              1.03%              82%
     18.21            29.87%             241,532             0.98%               1.04%              1.04%             111%
     15.96            22.05%             194,827             1.42%               1.03%              1.03%             116%
     14.33            21.31%             165,330             2.10%               1.02%              1.02%              76%

--------------------------------------------------------------------------------
Equity Growth Fund

Financial Highlights
For a Share outstanding throughout each period.

                                     Income from Investment Operations                 Less Distributions
                                  ---------------------------------------    ----------------------------------------

                                                     Net                                   Dividends
                     Net             Net        Realized and                  Dividends    in Excess      Dividends
                 Asset Value,     Investment     Unrealized    Total from     from Net       of Net       from Net
                  Beginning        Income          Gain on     Investment    Investment    Investment     Realized          Total
                  of Period       (Loss)(B)      Investments   Operations      Income        Income     Capital Gains     Dividends
                 ------------     ----------    ------------   ----------    ----------    ----------   -------------     ---------
Retail A
10/31/99            $24.47         $(0.06)         $ 6.48        $ 6.42         $  --        $   --         $(1.90)        $(1.90)
10/31/98             25.14           0.01            3.19          3.20         (0.03)           --(3)       (3.84)         (3.87)
10/31/97             20.37           0.07            6.05          6.12         (0.07)           --          (1.28)         (1.35)
10/31/96             17.29           0.10            3.39          3.49         (0.11)           --          (0.30)         (0.41)
10/31/95             14.18           0.14            3.28          3.42         (0.14)           --          (0.17)         (0.31)

Retail B
10/31/99             24.07          (0.20)           6.30          6.10            --            --          (1.90)         (1.90)
10/31/98             24.91          (0.16)(2)        3.16          3.00            --            --(3)       (3.84)         (3.84)
10/31/97             20.26          (0.09)(2)        6.02          5.93            --            --          (1.28)         (1.28)
10/31/96(1)          18.77          (0.01)           1.50          1.49            --            --             --             --

Trust
10/31/99             24.52           0.03            6.50          6.53            --            --          (1.90)         (1.90)
10/31/98             25.17           0.09            3.20          3.29         (0.09)        (0.01)         (3.84)         (3.94)
10/31/97             20.39           0.16            6.06          6.22         (0.16)           --          (1.28)         (1.44)
10/31/96             17.30           0.17            3.40          3.57         (0.18)           --          (0.30)         (0.48)
10/31/95             14.19           0.20            3.28          3.48         (0.20)           --          (0.17)         (0.37)

A Prime
10/31/99(4)          24.49          (0.01)           6.37          6.36            --            --          (1.90)         (1.90)

B Prime
10/31/99(4)          24.49          (0.10)           6.35          6.25            --            --          (1.90)         (1.90)

----------
*     Annualized
**    Not Annualized
(1)   The Fund began issuing Retail B Shares on March 4, 1996.
(2) The selected per share data was calculated using the weighted average shares outstanding method for the year.
(3) Dividends in excess of net investment income per share were less than $0.005.
(4)   The Fund began issuing A Prime and B Prime Shares on November 1, 1998.
(A) Calculation does not include the effect of any sales charge for Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares.
(B) Net investment income (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $(0.06),
      $0.01, $0.07, $0.10 and $0.13, respectively. Net investment (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the years ended October 31, 1999, 1998 and 1997 and the period ended October 31, 1996 were $(0.21), $(0.16)(2), $(0.14)(2) and $(0.03), respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.03, $0.09, $0.16, $0.17 and $0.20, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for A Prime Shares for the year ended October 31, 1999 was $(0.04). Net investment (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for B Prime Shares for the year ended October 31, 1999 was $(0.14).

                       See Notes to Financial Statements.

                                                                      Ratios to Average Net Assets/Supplemental Data
                                                                      -----------------------------------------------

                                                                       Ratio of Net       Ratio of       Ratio of
                                                                        Investment        Operating      Operating
                                                                      Income (Loss)       Expenses       Expenses
  Net Increase                                         Net Assets,      Including         Including      Excluding
(Decrease) in Net  Net Asset Value,                   End of Period    Reimbursement/  Reimbursement/  Reimbursement/    Portfolio
   Asset Value      End of Period    Total Return(A)   (in 000's)         Waiver           Waiver         Waiver       Turnover Rate
-----------------  ----------------  ---------------  -------------   ---------------  --------------  --------------  -------------
    $ 4.52             $28.99            27.55%        $  443,639         (0.25)%          1.34%           1.34%            53%
     (0.67)             24.47            14.73%           312,951          0.02%           1.34%           1.34%            60%
      4.77              25.14            31.61%           226,330          0.30%           1.37%           1.37%            66%
      3.08              20.37            20.51%           160,800          0.50%           1.40%           1.40%            36%
      3.11              17.29            24.54%            98,911          0.85%           1.45%           1.47%            14%

      4.20              28.27            26.63%            71,525         (0.96)%          2.05%           2.08%            53%
     (0.84)             24.07            13.98%            34,693         (0.68)%          2.04%           2.04%            60%
      4.65              24.91            30.78%            20,363         (0.40)%          2.07%           2.30%            66%
      1.49              20.26             7.95%**           3,995         (0.16)%*         1.92%*          2.29%*           36%

      4.63              29.15            28.07%         1,041,378          0.15%           0.94%           0.94%            53%
     (0.65)             24.52            15.17%           815,756          0.40%           0.96%           0.96%            60%
      4.78              25.17            32.16%           745,537          0.72%           0.95%           0.95%            66%
      3.09              20.39            21.03%           562,419          0.92%           0.98%           0.98%            36%
      3.11              17.30            25.08%           420,016          1.31%           1.00%           1.00%            14%

      4.46              28.95            27.30%               107         (0.05)%          1.14%           1.28%            53%

      4.35              28.84            26.79%               246         (0.78)%          1.87%           2.19%            53%

--------------------------------------------------------------------------------
International Equity Fund

Financial Highlights
For a Share outstanding throughout each period.

                                Income from Investment Operations                  Less Distributions
                            -------------------------------------------   --------------------------------------

                                               Net
                 Net           Net         Realized and                   Dividends     Dividends                       Net
             Asset Value,   Investment      Unrealized       Total from    from Net       from                    Increase(Decrease)
              Beginning      Income        Gain (Loss) on    Investment   Investment  Net Realized       Total         in Net
              of Period     (Loss)(B)       Investments      Operations     Income    Capital Gains    Dividends     Asset Value
             ------------   ----------     --------------    ----------   ----------  -------------    ---------  ------------------
Retail A
10/31/99        $16.75      $ 0.01(2)         $ 4.72           $ 4.73       $(0.05)      $(0.57)        $(0.62)        $ 4.11
10/31/98         15.18        0.07              1.93             2.00        (0.07)       (0.36)         (0.43)          1.57
10/31/97         13.94        0.01              2.09             2.10        (0.18)       (0.68)         (0.86)          1.24
10/31/96         12.92        0.11              1.27             1.38        (0.12)       (0.24)         (0.36)          1.02
10/31/95         13.20        0.11             (0.21)           (0.10)       (0.02)       (0.16)         (0.18)         (0.28)

Retail B
10/31/99(1)      16.85       (0.09)(2)          4.74             4.65        (0.13)       (0.57)         (0.70)          3.95

Trust
10/31/99         17.00        0.10(2)           4.80             4.90        (0.15)       (0.57)         (0.72)          4.18
10/31/98         15.33        0.14              1.98             2.12        (0.09)       (0.36)         (0.45)          1.67
10/31/97         14.01        0.08              2.12             2.20        (0.20)       (0.68)         (0.88)          1.32
10/31/96         12.98        0.17              1.30             1.47        (0.20)       (0.24)         (0.44)          1.03
10/31/95         13.20        0.16             (0.18)           (0.02)       (0.04)       (0.16)         (0.20)         (0.22)

A Prime
10/31/99(1)      16.85        0.06(2)           4.79             4.85        (0.15)       (0.57)         (0.72)          4.13

B Prime
10/31/99(1)      16.85       (0.08)(2)          4.78             4.70        (0.13)       (0.57)         (0.70)          4.00

----------
(1) The Fund began issuing Retail B, A Prime and B Prime Shares on November 1, 1998.
(2) The selected per share data was calculated using the weighted average shares outstanding method for the year.
(A) Calculation does not include the effect of any sales charge for Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares.
(B) Net investment income (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $(0.04),
      $0.03, $(0.01), $0.07 and $0.08, respectively. Net investment (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the period ended October 31, 1999 was $(0.25). Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.06, $0.10, $0.04, $0.13 and $0.13, respectively. Net investment (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for A Prime Shares for the year ended October 31, 1999 was $(0.09). Net investment (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for B Prime Shares for the year ended October 31, 1999 was $(0.16).

                       See Notes to Financial Statements.

                                                             Ratios to Average Net Assets/Supplemental Data
                                                         -----------------------------------------------------

                                                         Ratio of Net           Ratio of          Ratio of
                                                          Investment            Operating         Operating
                                                         Income (Loss)          Expenses          Expenses
                                        Net Assets,        Including            Including         Excluding
Net Asset Value,                       End of Period     Reimbursement/       Reimbursement/    Reimbursement/      Portfolio
 End of Period     Total Return(A)      (in 000's)           Waiver              Waiver             Waiver        Turnover Rate
----------------   ---------------     --------------    --------------       --------------    --------------    -------------
     $20.86            29.04%            $ 89,327             0.03%               1.48%              1.73%             45%
      16.75            13.64%              66,541             0.39%               1.48%              1.73%             49%
      15.18            15.88%              56,592             0.03%               1.60%              1.85%             45%
      13.94            10.86%              35,144             0.78%               1.70%              1.98%            146%
      12.92            (0.64)%             30,104             0.84%               1.76%              2.03%             48%

      20.80            28.41%               2,189            (0.45)%              1.96%              2.70%             45%

      21.18            29.71%             501,776             0.54%               0.97%              1.22%             45%
      17.00            14.32%             345,692             0.91%               0.96%              1.21%             49%
      15.33            16.60%             265,124             0.57%               1.06%              1.32%             45%
      14.01            11.51%             172,561             1.40%               1.08%              1.36%            146%
      12.98            (0.02)%             89,614             1.36%               1.22%              1.48%             48%

      20.98            29.73%                  12             0.34%               1.17%              2.03%             45%

      20.85            28.74%                 458            (0.38)%              1.89%              2.27%             45%

--------------------------------------------------------------------------------
Small Cap Value Fund

Financial Highlights
For a Share outstanding throughout each period.

                                  Income from Investment Operations                      Less Distributions
                            ----------------------------------------------     -----------------------------------------

                                                 Net                                          Dividends
                Net            Net          Realized and                       Dividends      in Excess      Dividends
            Asset Value,    Investment       Unrealized         Total from      from Net        of Net       from Net
             Beginning       Income         Gain (Loss) on      Investment     Investment     Investment     Realized        Total
             of Period      (Loss)(B)        Investments        Operations       Income         Income     Capital Gains   Dividends
            ------------    ----------      --------------      ----------     ----------     ----------   -------------   ---------
Retail A
10/31/99      $13.53         $ 0.02            $ 0.73             $ 0.75         $(0.03)        $   --        $(1.27)       $(1.30)
10/31/98       18.29           0.08             (2.08)             (2.00)         (0.08)            --         (2.68)        (2.76)
10/31/97       14.75          (0.04)(2)          5.72               5.68             --             --         (2.14)        (2.14)
10/31/96(1)    12.68           0.01              2.95               2.96          (0.02)            --         (0.87)        (0.89)
10/31/95       11.06          (0.02)             2.21               2.19             --             --         (0.57)        (0.57)

Retail B
10/31/99(3)    13.59          (0.04)             0.68               0.64             --             --         (1.27)        (1.27)

Trust
10/31/99       13.61           0.05              0.74               0.79          (0.06)            --         (1.27)        (1.33)
10/31/98       18.37           0.11             (2.06)             (1.95)         (0.13)            --         (2.68)        (2.81)
10/31/97       14.76           0.01(2)           5.74               5.75             --             --         (2.14)        (2.14)
10/31/96(1)    12.71           0.05              2.97               3.02          (0.05)         (0.01)        (0.91)        (0.97)
10/31/95       11.07           0.01              2.21               2.22          (0.01)            --         (0.57)        (0.58)

A Prime
10/31/99(3)    13.59           0.03              0.73               0.76          (0.04)            --         (1.27)        (1.31)

B Prime
10/31/99(3)    13.59          (0.05)             0.71               0.66             --             --         (1.27)        (1.27)

----------
(1) The Fund commenced operations on December 14, 1992 as a separate investment portfolio (the "Predecessor Fund") of the Shawmut Funds. On December 4, 1995, the Predecessor Fund was reorganized as a new portfolio of the Trust. Prior to the reorganization, the Predecessor Fund offered and sold two series of shares, Investment Shares and Trust Shares, that were similar to the Fund's Retail A and Trust Shares, respectively. In connection with the reorganization, shareholders of the Predecessor Fund exchanged Investment Shares and Trust Shares for Retail A Shares and Trust Shares, respectively, in the Galaxy Small Cap Value Fund.
(2) The selected per share data was calculated using the weighted average shares outstanding method for the periods indicated.
(3) The Fund began issuing Retail B, A Prime and B Prime Shares on November 1, 1998.
(A) Calculation does not include the effect of any sales charge for Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares.
(B) Net investment income (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $(0.02),
      $0.05, $(0.02)(2), $0.01 and $(0.08), respectively. Net investment (loss)
      per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the year ended October 31, 1999 was $(0.09). Net investment income (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.05, $0.11, $0.05(2), $0.05 and $(0.03), respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for A Prime Shares for the year ended October 31, 1999 was $0.00. Net investment (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for B Prime Shares for the year ended October 31, 1999 was $(0.10).

                       See Notes to Financial Statements.

                                                                      Ratios to Average Net Assets/Supplemental Data
                                                                      ----------------------------------------------

                                                                      Ratio of Net      Ratio of        Ratio of
                                                                        Investment      Operating       Operating
                                                                      Income (Loss)     Expenses        Expenses
  Net Increase                                          Net Assets,     Including       Including       Excluding
(Decrease) in Net   Net Asset Value,                   End of Period  Reimbursement/  Reimbursement/  Reimbursement/    Portfolio
   Asset Value       End of Period     Total Return(A)   (in 000's)      Waiver          Waiver          Waiver       Turnover Rate
-----------------   ----------------   --------------- -------------  --------------  --------------  --------------  -------------
    $(0.55)             $12.98              5.68%        $ 80,870         0.13%           1.31%           1.59%            42%
     (4.76)              13.53            (12.52)%         87,781         0.38%           1.31%           1.45%            33%
      3.54               18.29             43.58%          63,658        (0.25)%          1.30%           1.52%            52%
      2.07               14.75             24.77%          34,402         0.08%           1.40%           1.55%            39%
      1.62               12.68             21.27%          27,546        (0.19)%          1.35%           1.85%            32%

     (0.63)              12.96              4.80%           1,637        (0.66)%          2.10%           2.88%            42%

     (0.54)              13.07              6.02%         255,268         0.47%           0.97%           0.97%            42%
     (4.76)              13.61            (12.07)%        202,385         0.73%           0.96%           0.96%            33%
      3.61               18.37             44.08%         189,257         0.09%           0.96%           0.96%            52%
      2.05               14.76             25.22%         137,341         0.45%           1.05%           1.06%            39%
      1.64               12.71             21.52%         121,364         0.07%           1.10%           1.35%            32%

     (0.55)              13.04              5.80%             175         0.26%           1.18%           1.40%            42%

     (0.61)              12.98              4.96%             190        (0.49)%          1.93%           2.49%            42%

--------------------------------------------------------------------------------
Small Company Equity Fund

Financial Highlights
For a Share outstanding throughout each period.

                                Income from Investment Operations            Less Distributions
                            -----------------------------------------    --------------------------

                                              Net
                 Net                      Realized and                    Dividends                          Net
             Asset Value,      Net         Unrealized      Total from       from                       Increase(Decrease)
              Beginning     Investment    Gain (Loss) on   Investment    Net Realized      Total            in Net
              of Period     (Loss)(B)      Investments     Operations    Capital Gains    Dividends       Asset Value
             ------------   ----------    --------------   ----------    -------------    ---------    ------------------
Retail A
10/31/99        $13.63       $(0.23)         $ 2.26           $ 2.03        $   --         $   --           $ 2.03
10/31/98         20.94        (0.19)          (4.86)           (5.05)        (2.26)         (2.26)           (7.31)
10/31/97         19.96        (0.18)           3.54             3.36         (2.38)         (2.38)            0.98
10/31/96         16.28        (0.14)           3.99             3.85         (0.17)         (0.17)            3.68
10/31/95         12.35        (0.09)           4.21             4.12         (0.19)         (0.19)            3.93

Retail B
10/31/99         13.39        (0.34)           2.26             1.92            --             --             1.92
10/31/98         20.73        (0.30)          (4.78)           (5.08)        (2.26)         (2.26)           (7.34)
10/31/97         19.91        (0.21)           3.41             3.20         (2.38)         (2.38)            0.82
10/31/96(1)      17.27        (0.19)(2)        2.83             2.64            --             --             2.64

Trust
10/31/99         13.96        (0.16)           2.33             2.17            --             --             2.17
10/31/98         21.32        (0.14)          (4.96)           (5.10)        (2.26)         (2.26)           (7.36)
10/31/97         20.20        (0.11)           3.61             3.50         (2.38)         (2.38)            1.12
10/31/96         16.38        (0.09)           4.08             3.99         (0.17)         (0.17)            3.82
10/31/95         12.36        (0.04)           4.25             4.21         (0.19)         (0.19)            4.02

----------
*     Annualized
**    Not Annualized
(1)   The Fund began issuing Retail B Shares on March 4, 1996.
(2) The selected per share data was calculated using the weighted average shares outstanding method for the period.
(A) Calculation does not include the effect of any sales charge for Retail A Shares and Retail B shares.
(B) Net investment (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $(0.23), $(0.19),
      $(0.18), $(0.14) and $(0.09), respectively. Net investment (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the years ended October 31, 1999, 1998 and 1997 and the period ended October 31, 1996 were $(0.37), $(0.30), $(0.24) and $(0.24)(2), respectively. Net investment (loss) per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $(0.16), $(0.14), $(0.11), $(0.09) and $(0.04), respectively.

                       See Notes to Financial Statements.

                                                          Ratios to Average Net Assets/Supplemental Data
                                                        --------------------------------------------------

                                                        Ratio of Net        Ratio of          Ratio of
                                                         Investment         Operating         Operating
                                                        Income (Loss)       Expenses          Expenses
                                        Net Assets,      Including          Including         Excluding
Net Asset Value,                       End of Period    Reimbursement/    Reimbursement/    Reimbursement/      Portfolio
 End of Period      Total Return(A)     (in 000's)         Waiver            Waiver             Waiver         Turnover Rate
----------------    ---------------    -------------    --------------    --------------    --------------    -------------
    $15.66              14.89%           $ 87,921          (1.41)%            1.53%              1.54%            105%
     13.63             (26.26)%            95,831          (1.13)%            1.46%              1.47%             78%
     20.94              19.08%            135,593          (1.02)%            1.46%              1.48%             69%
     19.96              23.97%            111,101          (1.03)%            1.57%              1.57%             82%
     16.28              34.01%             45,668          (0.85)%            1.60%              1.64%             54%

     15.31              14.34%             12,212          (2.04)%            2.16%              2.32%            105%
     13.39             (26.72)%            12,565          (1.78)%            2.11%              2.16%             78%
     20.73              18.23%             14,731          (1.76)%            2.20%              2.44%             69%
     19.91              15.34%**            3,659          (1.50)%*           2.04%*             2.44%*            82%

     16.13              15.54%            233,326          (1.00)%            1.12%              1.12%            105%
     13.96             (26.00)%           222,675          (0.76)%            1.09%              1.09%             78%
     21.32              19.59%            310,751          (0.65)%            1.09%              1.12%             69%
     20.20              24.69%            174,990          (0.60)%            1.14%              1.14%             82%
     16.38              34.73%             94,831          (0.37)%            1.12%              1.12%             54%

--------------------------------------------------------------------------------
Notes to Financial Statements

1.    Organization

      The Galaxy Fund, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. As of the date of this report, the Trust offered twenty-nine managed investment portfolios. The accompanying financial statements and financial highlights are those of the Asset Allocation, Equity Income, Growth and Income, Strategic Equity, Equity Value, Equity Growth, International Equity, Small Cap Value and Small Company Equity Funds (individually, a "Fund," collectively, the "Funds") only.

      Each Fund is authorized to issue five series of shares (Trust Shares, Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares). Currently, the Asset Allocation, Growth and Income, Equity Growth, International Equity and Small Cap Value Funds offer all five series of shares and the Equity Income, Strategic Equity, Equity Value and Small Company Equity Funds offer Trust Shares, Retail A Shares, and Retail B Shares. Trust Shares, Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares are substantially the same except that (i) Retail A Shares are subject to a maximum 3.75% front-end sales charge, (ii) A Prime Shares are subject to a maximum 5.50% front-end sales charge, (iii) Retail B Shares and B Prime Shares are subject to a maximum 5.00% contingent deferred sales charge, and (iv) each series of shares bears the following series specific expenses: distribution fees and/or shareholder servicing fees and transfer agency charges. Six years after purchase, Retail B Shares will convert automatically to Retail A Shares and eight years after purchase, B Prime Shares will convert automatically to A Prime Shares. On November 29, 1999, A Prime Shares and B Prime Shares were redesignated Prime A Shares and Prime B Shares, respectively.

2.    Significant Accounting Policies

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of significant accounting policies in conformity with generally accepted accounting principles consistently followed by the Funds in the preparation of their financial statements.

      Portfolio Valuation: Investments in securities which are traded on a recognized stock exchange are valued at the last sale price on the securities exchange on which such securities are primarily traded, or at the last sale price on the national securities market. Securities traded on over-the-counter markets are valued at the last bid price. Short-term obligations that mature in 60 days or less are valued at amortized cost, which approximates fair value. All other securities and other assets are appraised at their fair value as determined in good faith under consistently applied procedures established by and under the general supervision of the Board of Trustees.

      Securities Transactions and Investment Income: Securities transactions are accounted for on a trade date basis. Net realized gains or losses on sales of securities are determined by the identified cost method. Interest income is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Investment income and realized and unrealized gains and losses are allocated to the separate series of a Fund based upon the relative net assets of each series.

      Forward Foreign Currency Exchange Contracts: The International Equity Fund may enter into forward foreign currency exchange contracts whereby the Fund agrees to buy or sell a specific currency at a specified price at a future date in an attempt to hedge against fluctuations in the value of the underlying currency of certain portfolio instruments. Forward foreign currency exchange contracts are valued at the daily exchange rate of the underlying currency. Purchases and sales of forward foreign currency exchange contracts having the same settlement date and broker are offset and presented on a net basis in the Statement of Assets and Liabilities. Gains or losses on the purchase or sale of forward foreign currency exchange contracts having the same settlement date and broker are recognized on the date of offset, otherwise gains or losses are recognized on the settlement date.

      Foreign Currency Translation: The books and records of the International Equity Fund are maintained in U.S. dollars. Investment valuations and other assets and liabilities initially expressed in foreign currencies are converted each business day into U.S. dollars based upon current exchange rates. Purchases and sales of foreign investments and income and expenses are converted into U.S. dollars based upon exchange rates prevailing on the respective dates of such transactions. That portion of unrealized gains or losses on investments due to fluctuations in foreign currency exchange rates is not separately disclosed.

      Dividends to Shareholders: Dividends from net investment income are determined separately for each series of a Fund and are declared and paid quarterly, with the exception of the International Equity Fund which declares and pays dividends annually. Net realized capital gains, if any, are distributed at least annually.

      Income dividends and capital gain dividends are determined in accordance with income tax regulations which may differ from generally accepted accounting principles.

--------------------------------------------------------------------------------
Notes to Financial Statements

      Federal Income Taxes: The Trust treats each Fund as a separate entity for federal income tax purposes. Each Fund intends to continue to qualify each year as a "regulated investment company" under Subchapter M of the Internal Revenue Code. By so qualifying, each Fund will not be subject to federal income taxes to the extent that it distributes substantially all of its taxable or tax-exempt income, if any, for its tax year ending October 31. In addition, by distributing in each calendar year substantially all of its net investment income, capital gains and certain other amounts, if any, each Fund will not be subject to a federal excise tax. Therefore, no federal income or excise tax provision is recorded. With holding taxes on foreign dividends have been paid or provided for in accordance with the applicable country's tax rules and rates.

      Repurchase Agreements: Each Fund may engage in repurchase agreement transactions with institutions that the Trust's investment advisor has determined are creditworthy. Each repurchase agreement transaction is recorded at cost plus accrued interest. Each Fund requires that the securities collateralizing a repurchase agreement transaction be transferred to the Trust's custodian in a manner that is intended to enable the Fund to obtain those securities in the event of a counterparty default. The value of the collateral securities is monitored daily to ensure that the value of the collateral, including accrued interest, equals or exceeds the repurchase price. Repurchase agreement transactions involve certain risks in the event of default or insolvency of the counterparty, including possible delays or restrictions upon a Fund's ability to dispose of the under lying securities, and a possible decline in the value of the underlying securities during the period while the Fund seeks to assert its rights.

      Expenses: The Trust accounts separately for the assets, liabilities and operations of each Fund. Expenses directly attributable to a Fund are charged to the Fund, while expenses which are attributable to more than one fund of the Trust are allocated among the respective funds.

      In addition, expenses of a Fund not directly attributable to the operations of a particular series of shares of the Fund are allocated to the separate series based upon the relative net assets of each series. Operating expenses directly attributable to a series of shares of a Fund are charged to the operations of that series.

      Organization Costs: Each Fund bears all costs in connection with its organization, including the fees and expenses of registering and qualifying its initial shares for distribution under federal and state securities laws. All such costs are amortized using the straight-line method over a period of five years beginning with the commencement of each Fund's operations.

3. Investment Advisory, Administration, Shareholder Services, Distribution and Other Fees

      The Trust and Fleet Investment Advisors Inc. (the "Investment Advisor" or "Fleet"), an indirect wholly-owned subsidiary of FleetBoston Corporation, are parties to an investment advisory agreement under which the Investment Advisor provides services for a fee, computed daily and paid monthly, at the annual rate of 0.75% of the average daily net assets of the Asset Allocation, Equity Income, Growth and Income, Strategic Equity, Equity Value, Equity Growth, Small Cap Value and Small Company Equity Funds (See Note 4).

      The Trust pays the Investment Advisor a fee, computed daily and paid monthly, with respect to the International Equity Fund at the annual rate of 1.15% of the first $50 million of the Fund's average daily net assets, plus 0.95% of the next $50 million of such net assets, plus 0.85% of net assets in excess of $100 million.

      The Investment Advisor has entered into a sub-advisory agreement with Oechsle International Advisors, LLC ("Oechsle") with respect to the International Equity Fund pursuant to which the Investment Advisor pays fees to Oechsle, computed daily and paid quarterly, at the annual rate of 0.40% of the first $50 million of the Fund's average daily net assets, plus 0.35% of net assets in excess of $50 million. FleetBoston Corporation owns an interest in Oechsle.

      The Trust and First Data Investor Services Group, Inc. ("Investor Services Group"), a wholly-owned subsidiary of First Data Corporation, are parties to an administration agreement under which Investor Services Group (the "Administrator") provides services for a fee, computed daily and paid monthly, at the annual rate, effective September 10, 1998, of 0.09% of the first $2.5 billion of the combined average daily net assets of the Funds and the other funds offered by the Trust (whose financial statements are provided in separate reports), 0.085% of the next $2.5 billion of combined average daily net assets, 0.075% of the next $7 billion of combined average daily net assets, 0.065% of the next $3 billion of combined average daily net assets, 0.06% of the next $3 billion of combined average daily net assets and 0.0575% of combined average daily net assets in excess of $18 billion. Prior to September 10, 1998, Investor Services Group received administration fees at the annual rate of 0.09% of the first $2.5 billion of the combined average daily net assets of the Funds and the other funds offered by the Trust, 0.085% of the next $2.5 billion of combined average daily net assets and 0.075% of combined average daily net assets over $5 billion.

--------------------------------------------------------------------------------
Notes to Financial Statements

      In addition, Investor Services Group also provides certain fund accounting, custody administration and transfer agency services pursuant to certain fee arrangements. Pursuant to such fee arrangements, Investor Services Group compensates the Trust's custodian bank, The Chase Manhattan Bank for its services.

      First Data Distributors, Inc. (the "Distributor"), a wholly-owned subsidiary of Investor Services Group and an indirect wholly-owned subsidiary of First Data Corporation, serves as the distributor of the Trust's Shares.

      The Trust has adopted a shareholder services plan (the "Services Plan") with respect to Retail A and Trust Shares of the Funds. Currently, the Services Plan has not been implemented with respect to the Funds' Trust Shares. The Services Plan provides compensation to institutions (including and currently limited to Fleet Bank and its affiliates) which provide shareholder liaison and/or administrative support services to their customers who beneficially own Retail A Shares, at an aggregate annual rate not to exceed 0.50% of the average daily net asset value of the outstanding Retail A Shares of each Fund beneficially owned by such customers. The Trust, under the direction of the Board of Trustees, is currently limiting fees payable under the Services Plan with respect to each Fund to an aggregate annual rate not to exceed 0.30% of the average daily net asset value of the outstanding Retail A Shares beneficially owned by such customers.

      The Trust has adopted a distribution and services plan (the "12b-1 Plan") with respect to Retail B Shares of the Funds. Under the 12b-1 Plan, the Trust may pay (i) the Distributor or another person for expenses and activities primarily intended to result in the sale of Retail B Shares, (ii) institutions for shareholder liaison services and (iii) institutions for administrative support services. Currently, payments under the 12b-1 Plan for distribution services are being made solely to broker-dealer affiliates of Fleet Bank and payments under the 12b-1 Plan for shareholder liaison and administrative support services are being made solely to Fleet Bank and its affilitates. Payments for distribution expenses may not exceed an annual rate of 0.65% of the average daily net assets attributable to each Fund's outstanding Retail B Shares. The fees paid for shareholder liaison services and/or administrative support services may not exceed the annual rates of 0.25% and 0.25%, respectively, of the average daily net assets attributable to each Fund's outstanding Retail B Shares owned of record or beneficially by customers of institutions. The Trust, under direction of the Board of Trustees, is currently limiting each Fund's payments for shareholder liaison and administrative support services under the 12b-1 Plan to an aggregate fee of not more than 0.30% of the average daily net asset value of Retail B Shares of the Fund owned of record or beneficially by customers of institutions. For the year ended October 31, 1999, the Funds paid fees under the Services Plan and 12b-1 Plan as follows:

                                                            12b-1 Plan
                                  Services                  ----------
                                    Plan             Services       Distribution
                                    ----             --------       ------------
Asset Allocation                 $1,052,992         $  206,080       $  499,231
Equity Income                       623,725              4,260            9,488
Growth and Income                   678,795            166,729          400,239
Strategic Equity                     18,350              2,803            6,114
Equity Value                        759,127             83,125          190,927
Equity Growth                     1,093,512            147,791          346,626
International Equity                204,149              1,784            6,058
Small Cap Value                     242,067              1,980            4,653
Small Company Equity                226,778             33,113           80,055

      The Trust has adopted a distribution plan (the "A Prime Shares Plan") with respect to A Prime Shares of the Funds. Under the A Prime Shares Plan, the Trust may pay the Distributor or another person for expenses and activities primarily intended to result in the sale of A Prime Shares. Payments by the Trust under the A Prime Shares Plan may not exceed the annual rate of 0.30% of the average daily net assets attributable to each Fund's outstanding A Prime Shares. The Trust, under direction of the Board of Trustees, is currently limiting each Fund's payments under the A Prime Shares Plan to an annual rate of not more than 0.25% (on an annualized basis) of the average daily net asset value of each Fund's outstanding A Prime Shares.

      The Trust has adopted a distribution and services plan (the "B Prime Shares Plan") with respect to the B Prime Shares of the Funds. Under the B Prime Shares Plan, the Trust may pay (i) the Distributor or another person for expenses and activities primarily intended to result in the sale of B Prime Shares, (ii) institutions for shareholder liaison services, and (iii) institutions for administrative support services. Payments for distribution expenses may not exceed the annual rate of 0.75% of the average daily net assets attributable to each Fund's outstanding B Prime Shares. The fees paid to institutions for shareholder liaison services and/or administrative support services may not exceed the annual rates of 0.25% and 0.25%, respectively, of the average daily net assets attributable to each Fund's outstanding B Prime Shares owned of record or beneficially by customers of institutions. The Trust, under the direction of the Board of Trustees, is currently limiting each Fund's payments for shareholder liaison and administrative support services under the B Prime Shares Plan to an aggregate fee of not more than 0.25% of the average daily net asset value of B Prime Shares owned of record or beneficially by the customers of institutions. For the

--------------------------------------------------------------------------------
Notes to Financial Statements

year ended October 31, 1999, the Funds paid fees under the A Prime Shares Plan and B Prime Shares Plan as follows:

                                         A Prime          B Prime Shares Plan
                                       -----------        -------------------
                                       Shares Plan     Services     Distribution
                                       -----------     --------     ------------
Asset Allocation                         $  438         $  754         $2,263
Growth andIncome                            264            137            412
Equity Growth                               184            268            806
International Equity                        N/A            537          1,640
Small Cap Value                             357            349          1,046

      Retail A Shares, Retail B Shares, Trust Shares, A Prime Shares and B Prime Shares of the Funds each bear series specific transfer agent charges based upon the number of shareholder accounts for each series. In addition, Trust Shares also bear additional transfer agency fees in order to compensate Investor Services Group for payments made to Fleet Bank, an affiliate of the Investment Advisor, for performing certain sub-account and administrative functions on a per account basis with respect to Trust Shares held by defined contribution plans. These additional fees are based on the number of underlying participant accounts. For the year ended October 31, 1999, transfer agent charges for each series were as follows:

                                      Retail A         Retail B          Trust
                                      --------         --------          -----
Asset Allocation                      $515,481         $133,280         $535,703
Equity Income                          314,763            5,728           13,783
Growth and Income                      491,381          133,578          462,089
Strategic Equity                        21,328            4,234               83
Equity Value                           499,802           73,714          363,963
Equity Growth                          732,709          151,640          598,748
International Equity                   240,531            6,583          278,950
Small Cap Value                        342,571            7,464          128,618
Small Company Equity                   334,373           60,742          465,455

                                       A Prime         B Prime
                                       -------         -------
Asset Allocation                      $    244         $   530
Growth and Income                          161             156
Equity Growth                              115             348
International Equity                       73              291
Small Cap Value                            330             804

      Certain officers of the Trust are officers of the Administrator. Such officers receive no compensation from the Trust for serving in their respective roles. No officer, director or employee of the Investment Advisor serves as an officer, trustee or employee of the Trust. Effective May 28, 1999, each Trustee is entitled to receive for services as a trustee of the Trust, The Galaxy VIP Fund ("VIP") and Galaxy Fund II ("Galaxy II") an aggregate fee of $45,000 per annum plus certain other fees for attending or participating in meetings as well as reimbursement for expenses incurred in attending meetings. Prior to May 28, 1999, each Trustee was entitled to receive for services as a trustee of the Trust, VIP and Galaxy II an aggregate fee of $40,000 per annum plus certain other fees for attending or participating in meetings as well as reimbursement for expenses incurred in attending meetings. The Chairman of the Boards of Trustees and the President and Treasurer of the Trust, VIP and Galaxy II are also entitled to additional fees for their services in these capacities. These fees are allocated among the funds of the Trust, VIP and Galaxy II, based on their relative net assets.

      Each Trustee is eligible to participate in The Galaxy Fund/The Galaxy VIP Fund/Galaxy Fund II Deferred Compensation Plan (the "Plan"), an unfunded, non-qualified deferred compensation plan. The Plan allows each trustee to defer receipt of all or a percentage of fees which otherwise would be payable for services performed.

      Expenses for the year ended October 31, 1999 include legal fees paid to Drinker Biddle & Reath LLP. A partner of that firm is Secretary to the Trust.

      Pursuant to procedures adopted by the Board of Trustees and in accordance with the Investment Company Act of 1940, as amended, certain funds placed a portion of their portfolio transactions with Quick & Reilly Institutional Trading, a division of Fleet Securities, Inc., an affiliate of the Funds' Investment Advisor. The commissions paid to Quick & Reilly Institutional Trading for the year ended October 31, 1999 were as follows:

Asset Allocation                                                        $141,443
Equity Income                                                            232,329
Growth and Income                                                        129,843
Equity Value                                                             860,618
Strategic Equity                                                          11,375
Equity Growth                                                            157,771
Small Company Equity                                                       7,380
Small Cap Value                                                           14,000

4.    Waiver of Fees and Reimbursement of Expenses

      Fleet and/or its affiliates and/or the Administrator voluntarily agreed to waive a portion of their fees and/or reimburse the Funds for certain expenses so that total expenses would not exceed certain expense limitations established for each Fund. The respective parties, at their discretion, may revise or discontinue the voluntary waivers and/or expense reimbursements at any time. For the year ended October 31, 1999, Fleet and/or its affiliates and/or the Administrator waived fees and/or reimbursed expenses with respect to the Funds as follows:

       Fund                               Fees Waived        Expenses Reimbursed
--------------------                      -----------        -------------------
Asset Allocation                           $      764              $     --
Equity Income                                     500                 3,274
Growth and Income                                 306               255,584
Strategic Equity                              166,409                17,809
Equity Value                                       --                 4,444
Equity Growth                                     453                17,017
International Equity                        1,219,744                 1,764
Small Cap Value                                 4,738               244,045
Small Company Equity                               --                33,020

--------------------------------------------------------------------------------
Notes to Financial Statements

5.    Shares of Beneficial Interest

      The Trust's Declaration of Trust authorizes the Trustees to issue an unlimited number of shares of beneficial interest, each with a par value of $0.001. Shares of the Trust are currently classified into thirty-one classes of shares, each consisting of one or more series.

      Each share represents an equal proportionate interest in the respective Fund, bears the same fees and expenses (except that Retail A Shares of the Fund bear the expense of payments under the Services Plan, Retail B Shares of the Fund bear the expense of payments under the 12b-1 Plan, A Prime Shares of the Fund bear the expense of payments under the A Prime Shares Plan, B Prime Shares of the Fund bear the expense of payments under the B Prime Shares Plan and Trust Shares, Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares of the Fund each bear series specific transfer agent charges) and are entitled to such dividends and distributions of income earned as are declared at the discretion of the Trust's Board of Trustees.

      Shareholders are entitled to one vote for each full share held and a proportionate fractional vote for each fractional share held, and will vote in the aggregate and not by class or series, except as otherwise expressly required by law or when the Board of Trustees determines that the matter to be voted on affects only the interests of shareholders of a particular class or series.

6.    Purchases and Sales of Securities

      The cost of purchases and proceeds from sales of securities, excluding short-term investments, for the year ended October 31, 1999 were as follows:

                                    Purchases                             Sales
                        --------------------------------    --------------------------------
Fund                    U.S. Government        Other        U.S. Government         Other
----                    ---------------     ------------    ---------------     ------------
Asset Allocation ...      $567,168,752      $392,808,691      $505,089,232      $345,877,161
Equity Income ......         2,059,623       113,689,419         3,078,547       129,416,746
Growth and Income ..                --       109,729,611                --       109,505,584
Strategic Equity ...                --        66,634,452                --        58,931,943
Equity Value .......                --       432,874,193                --       465,287,198
Equity Growth ......                --       746,175,354                --       703,573,594
International Equity                --       258,586,270                --       213,722,322
Small Cap Value ....                --       170,380,640                --       122,177,106
Small Company Equity                --       351,709,401                --       403,408,733

      The aggregate gross unrealized appreciation and depreciation, net unrealized appreciation (depreciation) and cost for all securities as computed on a federal income tax basis, at October 31, 1999 for each Fund is as follows:

Fund                       Appreciation     (Depreciation)          Net                 Cost
----                      -------------     -------------      -------------       -------------
Asset Allocation ...      $ 142,634,899     $ (22,816,357)     $ 119,818,542       $ 629,227,087
Equity Income ......         67,779,746       (14,941,341)        52,838,405         283,544,720
Growth and Income ..        151,441,382       (50,738,562)       100,702,820         504,431,100
Strategic Equity ...          6,848,959       (10,811,686)        (3,962,727)         84,973,877
Equity Value .......        110,634,761       (28,104,463)        82,530,298         481,783,361
Equity Growth ......        614,280,106       (30,600,728)       583,679,378         991,244,076
International Equity        175,895,738       (27,717,372)       148,178,366         449,135,536
Small Cap Value ....         41,497,514       (68,080,761)       (26,583,247)        363,938,451
Small Company Equity         88,975,338       (41,942,154)        47,033,184         285,335,699

      At October 31, 1999, the Small Company Equity Fund had capital loss carryforwards of $33,481,372 and $2,671,948, which expire in 2006 and 2007, respectively.

--------------------------------------------------------------------------------
Notes to Financial Statements

7.    Foreign Securities

      Each Fund may purchase securities of foreign issuers. Investing in securities of foreign issuers involves special risks not typically associated with investing in securities of U.S. issuers. The risks include possible revaluation of currencies, less complete financial information about companies and possible future adverse political and economic developments. Moreover, securities of many foreign issuers and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. issuers.

8.    Tax Information (unaudited)

      During the fiscal year ended October 31, 1999, the following Funds made distributions from long-term capital gains:

                                                                 Long-Term Gains
      Fund                                                            Paid
---------------                                                  ---------------
Asset Allocation Fund ................................             $15,703,104
Equity Income Fund ...................................              31,283,250
Growth and Income Fund ...............................              30,329,285
Equity Value Fund ....................................              18,809,148
Equity Growth Fund ...................................              90,080,504
Small Cap Value Fund .................................              25,019,942
International Equity Fund ............................              11,553,218

      During the fiscal year ended October 31, 1999, the Funds earned income from direct obligations of the U.S. Government as follows:

                                                                 U.S. Government
      Fund                                                           Income
---------------                                                  ---------------
Asset Allocation Fund ....................................            0.21%
Equity Income Fund .......................................            0.22
Growth and Income Fund ...................................            0.16
Equity Value Fund ........................................            0.07
Strategic Equity Fund ....................................            2.60
Equity Growth Fund .......................................            0.13
Small Cap Value Fund .....................................            0.39
Small Company Equity Fund ................................            0.10
International Equity Fund ................................            0.06

      Appropriate tax information detailing U.S. Government income percentages on a calendar year basis will accompany your year-end tax statement. As each state's rules on the exemption of this income differ, please consult your tax advisor regarding specific tax treatment.

9. Subsequent Event - Change in Control of Administrator and Change in Distributor (unaudited)

      On December 1, 1999, PFPC Trust Company, a wholly-owned subsidiary of PFPC Worldwide, Inc. and an indirect wholly-owned subsidiary of PNC Bank Corp., acquired all of the outstanding stock of Investor Services Group ( the "Transation"). On that same date and as part of the Transaction, PFPC Inc., an indirect wholly-owned subsidiary of PNC Bank Corp., was merged into Investor Services Group, which then changed its name to PFPC Inc.

      In connection with the Transaction, on December 1, 1999, Provident Distributors, Inc. became the distributor of the Trust's shares.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Trustees of The Galaxy Fund:

We have audited the accompanying statements of assets and liabilities, including the portfolios of investments, of the Asset Allocation Fund, Equity Income Fund, Growth and Income Fund, Strategic Equity Fund, Equity Value Fund, Equity Growth Fund, International Equity Fund, Small Cap Value Fund and Small Company Equity Fund (nine of the portfolios constituting The Galaxy Fund) as of October 31, 1999, and the related statements of operations, the statements of changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statements of changes in net assets for the year ended October 31, 1998 and the financial highlights for the four years then ended were audited by other auditors whose report dated December 23, 1998 expressed an unqualified opinion on those statements and financial highlights.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements and financial highlights. Our procedures included confirmation of securities owned as of October 31, 1999 by correspondence with the custodian and brokers or other appropriate auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the of the Asset Allocation Fund, Equity Income Fund, Growth and Income Fund, Strategic Equity Fund, Equity Value Fund, Equity Growth Fund, International Equity Fund, Small Cap Value Fund and Small Company Equity Fund portfolios of The Galaxy Fund at October 31, 1999, the results of their operations, changes in their net assets and their financial highlights for the year then ended, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
December 13, 1999

                                                               -----------------
[LOGO] Galaxy Funds                                            BULK RATE
                       P.O. Box 6520                           U.S. POSTAGE PAID
                       Providence, RI 02940-6520               PERMIT NO. 105
                                                               NORTH READING, MA
                                                               -----------------

ANEQU (January 1, 2000)

Galaxy Funds

Galaxy Taxable Bond Funds

Annual Report
October 31, 1999

Galaxy Short-Term Bond Fund

Galaxy Intermediate Government Income Fund

Galaxy High Quality Bond Fund

Galaxy Corporate Bond Fund

[LOGO] Galaxy
       Funds

--------------------------------------------------------------------------------
Chairman's Message

Dear Shareholder:

      Enclosed is the annual report for the Galaxy Taxable Bond Funds that covers the fiscal year ended October 31, 1999. The report includes a Market Overview that explains the different economic and market factors influencing bond investments during this time. Following the Market Overview are individual reviews that describe how Fleet Investment Advisors Inc. managed each of the Funds' portfolios in this climate. Financial statements and a list of portfolio holdings for each of the Funds as of October 31, 1999 appear at the end of the report.

      Unexpected economic strength, inflation concerns and a tighter monetary policy drove bond yields higher during the reporting period. After cutting short-term interest rates by 25 basis points (0.25%) at the start of the period, the Federal Reserve became concerned that the economy was advancing strongly enough to prompt inflation that would curb future growth. This resulted in rate increases later in the period totaling 50 basis points (0.50%). As bond yields rose, the prices for bonds fell sharply. When investors were most uncertain about where interest rates would head, many moved back into securities with the strongest credit quality and liquidity. In this environment, the Galaxy Tax-Exempt Bond Funds benefited from an emphasis on higher-quality issues with good liquidity.

      Although market changes like those of the past year can be unnerving, they are typical of the ups and downs that occur with most investments. Even so, this may be a good time to meet with a financial advisor who can help you determine whether your current strategies suit your long-term goals. Investment professionals at Fleet Bank branches can provide you with a no-obligation analysis that will help you make this comparison and get the most from your portfolio.

      If you are saving for a child's education, or are helping a family member prepare for college, ask our representatives about the Galaxy College Investment Program.

      Galaxy offers an Education IRA which allows for tax-free earnings to accumulate on your investment if used to pay for qualified college expenses. Remember that anyone, not just a child's parents, can make a contribution.

      You might also consider a custodial account such as a Uniform Gift/Transfer to Minor Account (UGMA/UTMA). The UGMA/UTMA account offers another opportunity to transfer assets to minors with favorable tax consequences in preparation for college expenses. Ask your investment professional or tax advisor about this important gifting opportunity.

      If you have any questions about college investing opportunities or information in this report, please contact the Galaxy Information Center toll-free at 1-877-BUY-GALAXY (1-877-289-4252). You can also visit one of our investment professionals located at Fleet branches.

      Sincerely,


      /s/ Dwight E. Vicks, Jr.

      Dwight E. Vicks, Jr.
      Chairman of the Board of Trustees

Mutual Funds:

-     are not bank deposits

-     are not FDIC insured

-     are not obligations of Fleet Bank

-     are not guaranteed by Fleet Bank

- are subject to investment risk including possible loss of principal amount invested

--------------------------------------------------------------------------------
Market Overview

Bond Market Overview

By Fleet Investment Advisors Inc.

      Prices for bonds fell sharply over the past 12 months as an improving economic outlook raised concern about higher inflation and the direction of interest rates. While current inflation remained modest, interest rates rose and flattened across the yield curve with short-term Treasury yields rising 150 basis points (1.5%) and long-term Treasury yields higher by just under 100 basis points (1%). After slicing short-term rates by 25 basis points (0.25%) in November of 1998, for a total rate cut of 75 basis points (0.75%) since September 1998, the Federal Reserve ("the Fed") raised rates by 25 basis points each at meetings on June 30, 1999 and August 24, 1999. The Fed adopted a tighter monetary policy, framing the actions as reductions of the accommodative monetary policy deemed necessary during the global financial crisis in 1998.

      By taking advantage of investment opportunities in individual market sectors created by near-term market fluctuations during the year, we helped the Galaxy Taxable Bond Funds make the most of this environment.

"The Gross Domestic Product ("GDP"), which measures the output of U.S. goods and services, surged from a growth rate of 3.8% in the third quarter of 1998 to 5.9% in the fourth quarter of 1998, for a year-over-year gain of 4.6% -- one of it's strongest showings in years."

A Changeable Outlook

      At the start of the reporting period on November 1, 1998, 30-year Treasury bonds were yielding 5.20% after hitting a low yield of 4.75% in October. Economies overseas were still in turmoil and investors flocked to U.S. Treasury Bonds for safety. The flight to quality caused demand for other fixed-income securities to plummet. The annual rate of inflation, as measured by the Consumer Price Index ("CPI"), was about 1.6% held down by deflationary trends overseas and plummeting commodity prices. To prevent a seizing up in the financial markets and restore confidence in other sectors, the Fed cut interest rates in the fall of 1998.

      As a result, both domestic and global growth rebounded strongly. The Gross Domestic Product ("GDP"), which measures the output of U.S. goods and services, surged from a growth rate of 3.8% in the third quarter of 1998 to 5.9% in the fourth quarter of 1998, for a year-over-year gain of 4.6% -- one of it's strongest showings in years.

      Despite low levels of current inflation, which kept the Fed from acting at this time, the yield for 30-year Treasuries rose to 5.62% by the end of March. With energy prices on the rise, consumer spending in an upswing, and the deflationary tailwinds from Asia ebbing, investors became concerned that the Fed would have to start raising rates preemptively to keep an overheated economy from igniting inflation. Headline inflation began to tick up slightly due to energy prices, but core inflation continued to fall reflecting the persistent lack of pricing pressure generally. However, with no signs of moderation in economic growth and the Y2K window closing fast, the Fed raised short-term rates at the end of June, the first time since March of 1997. While generalized wage pressures remained absent, tightening labor markets and the lowest unemployment rate in a generation prompted the Fed to raise short-term rates again in August. Worries over the possible extent of this tightening cycle caused 30-year Treasury yields to rise as high as 6.28% during the month. Signs of softer growth appeared again as the fiscal year closed in October, as both housing and consumer spending slowed in response to higher rates. Yields on long Treasuries ended the year at 6.15%.

Gauging Market Trends

      As the economic outlook improved in the first half of the period, many sectors that had lagged Treasuries began to outperform, especially the lower quality, emerging market, and Yankee sectors. Having placed an extra emphasis on U.S. Government securities last year, in 1999 we selectively increased investments in corporate issues, primarily in non-cyclical sectors. Fund returns also benefited from sizable investments in mortgage-backed securities and asset-backed issues, which were highlighted increasingly throughout the year. In the first half of the year, the corporate bond mar-

--------------------------------------------------------------------------------

ket suffered from supply fears, as investors worried that a flood of new issues in response to Y2K funding needs would require wider spread levels to attract buyers. As the supply bulge failed to appear, investor appetite picked up in the third quarter and risk premiums narrowed. Top performing corporate sectors through the fiscal year-end included triple-B rated and Yankee (non-domestic) issuers.

"After an average growth rate of about 4% in both 1998 and 1999, we believe GDP will grow more moderately next year. If that's the case, inflation should remain moderate, interest rates could retreat, and bond prices could rally."

Slower Growth Should Prompt Bond Rally

      A greater emphasis on quality and liquidity should benefit the Funds if high interest rates cause economic growth to slow in the coming year, as we expect. Real Fed Funds (adjusted for core CPI) is now at a more restrictive level than at the end of the last Fed tightening cycle in 1994. Based on this measure, further tightening by the Fed will be limited and will focus primarily on trends in core inflation. After an average growth rate of about 4% in both 1998 and 1999, we believe GDP will grow more moderately next year. If that's the case, inflation should remain moderate, interest rates could retreat, and bond prices could rally.

      In the meantime, bonds should remain attractive to investors. Currently, Treasuries offer real (inflation-adjusted) returns of more than 4%, which is high versus historic norms. In addition, risk premiums, which are the incremental yields that investors demand for investing in bonds other than Treasuries, also remain wide versus historical measures. At these valuations, high quality bonds remain an attractive choice for fixed-income investors. Outside of seasonal demand, which typically picks up in the first quarter of a new year, a slowing economy is expected to curtail demand for lower quality product. With private-sector debt levels at a historically high level and higher default rates in the high yield market, we continue to focus on high quality issuers which we feel represent good long term value.

PERFORMANCE AT-A-GLANCE

AVERAGE ANNUAL TOTAL RETURNS -- RETAIL A SHARES*

                                                                      10 Years/
As of October 31, 1999                 1 Year   3 Years    5 Years  Life of Fund
--------------------------------------------------------------------------------
Short-Term Bond Fund
(Inception date 12/30/91)              -1.38%    3.48%       4.85%      4.54%
--------------------------------------------------------------------------------
Intermediate Government
Income Fund (Inception date 9/1/88)**  -4.83     3.73        5.45       5.76
--------------------------------------------------------------------------------
High Quality Bond Fund
(Inception date 12/14/90)              -6.34     3.81        6.68       6.68
--------------------------------------------------------------------------------

AVERAGE ANNUAL TOTAL RETURNS -- A PRIME SHARES*

As of October 31, 1999                1 Year   3 Years    5 Years  Life of Fund
--------------------------------------------------------------------------------
High Quality Bond Fund
(Inception date 11/1/98)               -7.31%     N/A       N/A        -7.31%
--------------------------------------------------------------------------------

* Return figures for Retail A Shares have been restated to include the effect of the maximum 3.75% front-end sales charge which became effective on December 1, 1995. Return figures for A Prime Shares include the effect of the maximum 4.75% front-end sales charge.
** Retail A Shares of the Intermediate Government Income Fund were first offered during the fiscal year ended October 31, 1992. The returns for Retail A Shares for prior periods represent the returns for Trust Shares of the Fund. Prior to November 1, 1993, the returns for Retail A Shares and Trust Shares of the Fund were the same because each series of shares had the same expenses.

--------------------------------------------------------------------------------
PERFORMANCE AT-A-GLANCE

AVERAGE ANNUAL TOTAL RETURNS -- TRUST SHARES

                                                                      10 Years/
As of October 31, 1999                 1 Year   3 Years    5 Years  Life of Fund
--------------------------------------------------------------------------------
Short-Term Bond Fund
(Inception date 12/30/91)                2.67%    5.03%       5.89%      5.21%
--------------------------------------------------------------------------------
Intermediate Government Income Fund
(Inception date 9/1/88)                 -0.86     5.33        6.56       6.27
--------------------------------------------------------------------------------
Corporate Bond Fund
(Inception date 12/12/94)               -0.82     5.15         N/A       6.96
--------------------------------------------------------------------------------
High Quality Bond Fund
(Inception date 12/14/90)               -2.52     5.29        7.66       7.24
--------------------------------------------------------------------------------

AVERAGE ANNUAL TOTAL RETURNS -- RETAIL B SHARES**

                                1 Year           1 Year           3 Year            3 Year        Life of Fund      Life of Fund
                            Returns Before    Returns After   Returns Before     Returns After   Returns Before     Returns After
                              Contingent       Contingent       Contingent        Contingent       Contingent        Contingent
As of                       Deferred Sales   Deferred Sales   Deferred Sales    Deferred Sales   Deferred Sales    Deferred Sales
October 31, 1999            Charge Deducted Charge Deducted*  Charge Deducted  Charge Deducted*  Charge Deducted  Charge Deducted*
------------------------------------------------------------------------------------------------------------------------------------
Short-Term Bond Fund
(Inception date 3/4/96)             1.71%            -3.17%           4.13%             3.21%            3.97%             3.48%
------------------------------------------------------------------------------------------------------------------------------------
Intermediate Government
Income Fund
(Inception date 11/1/98)           -1.78             -6.47            N/A               N/A             -1.78             -6.47
------------------------------------------------------------------------------------------------------------------------------------
High Quality Bond Fund
(Inception date 3/4/96)            -3.25             -7.82            4.53              3.63             4.02              3.55
------------------------------------------------------------------------------------------------------------------------------------

AVERAGE ANNUAL TOTAL RETURNS -- B PRIME SHARES**

                                      1 Year                    1 Year                    Life of Fund              Life of Fund
                                  Returns Before             Returns After               Returns Before             Returns After
                                    Contingent                Contingent                   Contingent                Contingent
As of                             Deferred Sales            Deferred Sales               Deferred Sales            Deferred Sales
October 31, 1999                  Charge Deducted          Charge Deducted*              Charge Deducted          Charge Deducted*
------------------------------------------------------------------------------------------------------------------------------------
High Quality Bond Fund
(Inception date 11/1/98)              -3.46%                     -8.03%                      -3.46%                    -8.03%
------------------------------------------------------------------------------------------------------------------------------------

*     As if shares were redeemed at end of period.
** Retail B Shares and B Prime Shares are subject to a 5.00% contingent deferred sales charge if shares are redeemed within the first year. The charge decreases to 4.00%, 3.00%, 3.00%, 2.00% and 1.00% for redemptions made during the second through sixth years, respectively. Retail B Shares automatically convert to Retail A Shares after six years and B Prime Shares automatically convert to A Prime Shares after eight years.

Past performance is no guarantee of future results. Investment returns and principal values will vary with market conditions so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Investment Advisor is presently waiving fees and/or reimbursing expenses and may revise or discontinue such practice at any time. Without such waivers and/or reimbursements, performance would be lower. Total return figures in this report include changes in share price, reinvestment of dividends and capital gains distributions and include the deduction of any sales charges, where applicable, unless otherwise indicated.

--------------------------------------------------------------------------------
Portfolio Reviews

[PHOTO]

Glenn Migliozzi is the managing director of Fixed Income Investments for Fleet Investment Advisors, Inc. He is also a member of Fleet's Taxable Fixed Income Strategy Committee, which has managed the Galaxy Short-Term Bond Fund since October of 1999.

GALAXY SHORT-TERM BOND FUND

By Glenn Migliozzi
Managing Director
Fixed Income Investments

      As short-term interest rates edged higher over the past year, the Galaxy Short-Term Bond Fund benefited from holding sizable investments in Treasury securities and cash, and from keeping its maturity structure near or somewhat shorter than that of its market benchmarks. We further enhanced returns by taking advantage of near-term opportunities to increase yield that market fluctuations created in individual bond sectors.

      For the 12 months ended October 31, 1999, the Fund's Trust Shares earned a total return of 2.67%, and its Retail A Shares had a total return of 2.43% before deducting the 3.75% maximum front-end sales charge. During this time, the Fund's Retail B Shares had a total return of 1.71% before deducting the maximum 5.00% contingent deferred sales charge. (Please see the chart on page 3 for total returns after deducting the front-end sales charge and the chart on page 4 for total returns after deducting the contingent deferred sales charge.)

      Over the same period, the average short-term bond fund tracked by Lipper Analytical Services ("Lipper") earned a total return of 2.98%, and the Lehman One-to-Three-Year Government Index had a total return of 2.97%.

      On October 31, 1999, when the reporting period ended, the Galaxy Short-Term Bond Fund had an average maturity near that of the Fund's benchmark, and the Fund's Trust Shares had a 30-day Securities and Exchange Commission ("SEC") annualized yield of 5.31%. On the same date, Retail A Shares of the Fund had a 30-day SEC annualized yield of 4.96%, and Retail B Shares had a 30-day SEC annualized yield of 4.34%.

Enhancing Return as Yields Rose

      In the final months of 1998 and the first months of 1999, the Fund benefited from earlier additions of short-term issues, whose prices suffered less than those with longer maturities as interest rates rose. Of further help was the Fund's exposure to high-quality corporate bonds, which recorded relatively good results as the economic outlook indicated continued strength. Holdings in mortgage-backed securities also performed well, as rising interest rates reduced the risk of home-loan prepayments. During this time we increased investments in mortgage-backed securities and made opportunistic trades within the corporate sector.

      In the second quarter of 1999, with robust growth and the Fed's rate hike of 25 basis points (0.25%), yields for shorter maturities rose 30 to 70 basis points. While corporate bonds suffered from lighter demand and increased supplies at this time, the added income from corporates more than compensated for the slight lag in their price performance. During the second quarter, we took advan-

--------------------------------------------------------------------------------
PORTFOLIO REVIEWS

tage of selected opportunities in corporates, as well as in asset-backed and mortgage-backed securities.

      With a further rise in yields, the higher yields earned on non-Treasury debt helped offset any extra price loss by those securities. Anticipating a continued flight to quality, we added Treasury securities to the portfolio and increased the Fund's cash position. We also continued to take advantage of selected trading opportunities that arose from market fluctuations.

Defensive Posture to Continue

      Given the many uncertainties that investors will face at the end of 1999, we intend to focus new purchases on issues that mature next year when many of these concerns should be resolved. In addition, we plan to maintain large investments in Treasuries and cash. Besides giving the Fund added liquidity, Treasuries could benefit from any year-end flight to quality. As always, we plan to focus on high-quality securities in other sectors and make the most of new investment opportunities that arise.

Galaxy Short-Term Bond Fund

Distribution of Total Net Assets as of October 31, 1999

[The following table was originally a pie chart in the printed materials.]

      Repurchase Agreement and Net Other Assets & Liabilities          13%
      Commercial Paper                                                  2%
      U.S.Government and Agency Obligations                            31%
      Asset-Backed and Mortgage-Backed Securities                      21%
      Corporate Notes and Bonds                                        33%

Galaxy Short-Term Bond Fund

Growth of $10,000 investment*

[The following table was originally a mountain graph in the printed materials.]

                                                            12/30/91     10/31/99
Lehman Brothers One to Three Year Government Bond Index      $10,000      $15,562
Galaxy Short-Term Bond Fund - Retail A Shares                $ 9,625      $14,164
Galaxy Short-Term Bond Fund - Trust Shares                   $10,000      $14,888
Galaxy Short-Term Bond Fund - Retail B Shares                $10,000      $11,335


* Since inception on 12/30/91 for Trust and Retail A Shares. Since inception on 3/4/96 for Retail B Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for Retail B Shares reflect the deduction of the 3.00% contingent deferred sales charge as if shares were redeemed on October 31, 1999. The Lehman Brothers One to Three Year Government Bond Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect investment management fees and other expenses incurred by the Fund.

--------------------------------------------------------------------------------
PORTFOLIO REVIEWS

[PHOTO]

Marie Schofield became manager of the Galaxy Intermediate Government Income Fund in December of 1996. She has managed fixed-income investments since 1975.

GALAXY INTERMEDIATE GOVERNMENT INCOME FUND

By Marie Schofield
Portfolio Manager

      In a climate where investors were concerned that rising interest rates would curtail future growth and generally favored U.S. Government securities and other issues with higher credit quality, the Galaxy Intermediate Government Income Fund benefited from sizable holdings in government debt. We further enhanced returns during this time by taking advantage of attractive yield opportunities that arose in other sectors and by emphasizing investments with longer maturities. While the increased yield from longer maturities was sometimes offset by the lesser price performance of these issues, we feel the Fund's longer maturity structure should serve it well once interest rates fall and bond prices rally.

      For the 12 months ended October 31, 1999, the Fund's Trust Shares had a total return of -0.86% and its Retail A Shares had a total return of -1.11% before deducting the maximum 3.75% front-end sales charge. During the same period, the Fund's Retail B Shares had a total return of -1.78% before deducting the maximum 5.00% contingent deferred sales charge. (Please see the chart on page 3 for total returns after deducting the front-end charge and the chart on page 4 for total returns after deducting the contingent deferred sales charge.)

      Those returns compare with a total return of -0.83% for the average intermediate government bond fund tracked by Lipper, a total return of 0.99% for the Lehman Brothers Intermediate Government/Corporate Intermediate Bond Index and a total return of 0.53% for the Lehman Brothers Aggregate Bond Index. As of October 31, 1999, the Fund's Trust Shares had a 30-day SEC annualized yield of 5.76%. On the same date, Retail A Shares of the Fund had a 30-day SEC annualized yield of 5.38% and Retail B Shares had a 30-day SEC annualized yield of 4.82%.

Adapting to Economic Changes

      In the first half of the reporting period, the Fund increased investments in corporate, asset-backed, and mortgage-backed securities as well as in issues of U.S. Government agencies. Besides being attractive on an historical basis, the yields of these "spread products" provided some protection as interest rates rose and bond prices fell. To facilitate these purchases, we reduced our allocation in Treasuries. Continually throughout the period, U.S. Government issues represented more than 70% of the portfolio, which is well above the 65% threshold required by the Fund's investment policies.

      During this time we maintained a "barbelled" maturity structure, which overweights both long and short maturities and underweights intermediate maturities. This positioning is optimal when the yield curve flattens, and serves to minimize the impact of falling prices as short-term interest rates rise more than long-term interest rates. During this time, interest rates on long-term Treasuries rose 100 basis points while interest rates on short-term Treasuries rose nearly 170 basis points, which is typical in an environment of monetary policy tightening. We reduced the Fund's duration early in the period when long-term Treasury yields fell below 5.0%. Overall, this gave the Fund a duration that was about 105% of the duration for the average of the Lehman Brothers Intermediate Government/Corporate Bond Index and the Lehman Brothers Aggregate Bond Index. When the 30-year Treasury yield moved above 5.40% in the first quarter of 1999, we extended the Fund's duration to 109% of that of the Index.

--------------------------------------------------------------------------------
PORTFOLIO REVIEWS

      As yield spreads increased in the second quarter of 1999, we added selectively to bonds of domestic banks and intermediate-term industrials and consumer non-cyclicals. Throughout the period, however, holdings of corporate issues remained light versus the Fund's benchmark, a blend of the Lehman Brothers Intermediate Government/Corporate Bond Index and the Lehman Brothers Aggregate Bond Index. We did maintain a significant overweight in mortgages due to their ongoing attractive valuation, and increased holdings as the year progressed. At the end of the period, weightings in mortgage-backed securities were about double those of the benchmark. We reduced positions in intermediate-term corporates in favor of government issues, as spread levels between these two sectors narrowed dramatically. As real (inflation-adjusted) yields rose, the Fund's duration was increased periodically when interest rates spiked to historically attractive levels. While relative value was deemed high, these moves also made the Fund more sensitive to changes in interest rates. The Fund's duration was extended a final time in June as long-term Treasury yields rose above 6%. By the end of June, the duration was approximately 114% of that for the benchmark.

Strategies for Slower Growth

      If slower growth allows yields to fall and prices to rally, as we expect, longer-maturity issues should enjoy strong gains. In the meantime, they provide the Fund with added income. The Fund should also benefit from its investments in agencies and mortgage-backed securities, whose strong credit quality is likely to attract investors in a less robust economy.

Galaxy Intermediate Government Income Fund

Distribution of Total Net Assets as of October 31, 1999

[The following table was originally a pie chart in the printed materials.]

      Asset-Backed Securities, Foreign Bonds, Repurchase Agreement
        and Net Other Assets & Liabilities                              6%
      Mortgage-Backed Securities                                       30%
      U.S. Government and Agency Obligations                           49%
      Corporate Notes and Bonds                                        15%

Galaxy Intermediate Government Income Fund

Growth of $10,000 investment*

[The following table was originally a mountain graph in the printed materials.]

                                                                   9/1/88     10/31/99
Lehman Brothers Aggregate Bond Index                              $10,000      $23,892
Lehman Brothers Intermediate Government/Corporate Bond Index      $10,000      $23,781
Galaxy Intermediate Government Income Fund - Retail A Shares      $ 9,625      $20,046
Galaxy Intermediate Government Income Fund - Trust Shares         $10,000      $21,038
Galaxy Intermediate Government Income Fund - Retail B Shares      $10,000      $ 9,353

* Since inception on 9/1/88 for Trust and Retail A Shares. Since inception on 11/1/98 for Retail B Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for Retail B Shares reflect the deduction of the maximum 5.00% contingent deferred sales charge as if shares were redeemed on October 31, 1999. The Lehman Brothers Aggregate Bond Index and the Lehman Brothers Intermediate Government/Corporate Bond Index are unmanaged indices in which investors cannot invest. Results for the indices do not reflect investment management fees and other expenses incurred by the Fund.

--------------------------------------------------------------------------------
PORTFOLIO REVIEWS

[PHOTO]

David Lindsay has managed the Galaxy Corporate Bond Fund since its inception in December of 1994. He has managed other fixed-income portfolios for Fleet Investment Advisors Inc. since 1986.

GALAXY CORPORATE BOND FUND

By David Lindsay
Portfolio Manager

      Trust Shares of the Galaxy Corporate Bond Fund earned a total return of -0.82% for the 12 months ended October 31, 1999. That compares to total returns of -0.07% for the average intermediate investment-grade bond fund tracked by Lipper and -0.66% for the Lehman Brothers Intermediate Government/Corporate Bond Index. At the end of the period the Fund's Trust Shares had a 30-day SEC annualized yield of 5.85%.

Seizing Investment Opportunities

      With investors concerned about the outlook for the economy at the end of calendar year 1998, we found selected opportunities to purchase attractively priced corporate bonds. In addition, because overblown fears regarding the risk of home-loan prepayments had made the prices of mortgage-backed securities more attractive, we also increased our mortgage exposure and took advantage of trading opportunities in that sector.

      These strategies proved rewarding to Fund shareholders in the first months of calendar year 1999. With an improving outlook for the economy and profits, corporate bonds performed well. As rising interest rates reduced the risk of home-loan prepayments, a strong performance by mortgage-backed securities further enhanced returns. In response to the higher interest rates, we trimmed investments in the debt of financial firms, which are especially sensitive to climbing yields. We also took profits in bonds issued by drug and retail companies that had recorded good relative price performance. We used the proceeds from these sales to purchase the debt of telecommunications and industrial firms that offered good value, and we increased the Fund's exposure to bonds issued by U.S. Government agencies.

      With the appearance of slower economic growth during the second quarter of 1999, securities possessing strong liquidity and high credit quality outperformed. As a result, the Fund benefited from its sizable holdings in Treasuries, agencies, and corporates with strong credit ratings. As increased supplies of corporate bonds during this period made their prices more attractive, we took advantage of opportunities to purchase the debt of utility and industrial firms. We also continued to buy agencies and mortgage-backed securities, as well as some dollar-denominated "Yankee" bonds issued in the U.S. by foreign entities.

      These investments helped to bolster yields in the final months of the fiscal year. In recent months, we made further investments in Yankees, asset-backed securities and agencies. To give the Fund added liquidity, we also increased investments in Treasuries. We financed these purchases with sales of utility and industrial bonds that had experienced good relative price performance.

      Throughout the fiscal year, we undertook a substantial number of opportunistic trades, swapping out of Treasuries into new-issue corporate securities, then back into Treasuries again, achieving a moderate gain on most of these "round-

--------------------------------------------------------------------------------
PORTFOLIO REVIEWS

trips." The cumulative effect of these opportunistic transactions was favorable to the Fund's return.

Reduced Weighting in Corporate Bonds

      The Fund's allocation to corporate bonds is now less than it was a year ago. With the prospect of slower growth and more moderately expanding earnings, we think that corporate bonds could underperform in months to come. The Fund should also benefit from a larger weighting in Treasuries and agencies. We believe these securities could outperform as supplies of new issues from these sectors ebb due to the Federal budget surplus and less vigorous housing activity, and as economic uncertainty drives investors to securities with strong credit quality and liquidity. Once prices for corporate bonds become more attractive, we plan to look for opportunities to rebuild the Fund's weighting in that sector. In the meantime, we may make additional purchases of Yankees, which should benefit from continued improvement in economies abroad.

Galaxy Corporate Bond Fund

Distribution of Total Net Assets as of October 31, 1999

[The following table was originally a pie chart in the printed materials.]

      Asset-Backed and Mortgage-Backed Securities                       7%
      Repurchase Agreement and Net Other Assets & Liabilities           2%
      Foreign Bonds                                                     2%
      Corporate Notes and Bonds                                        63%
      U.S. Government and Agency Obligations                           26%

Galaxy Corporate Bond Fund

Growth of $10,000 investment*

[The following table was originally a mountain graph in the printed materials.]

                                                                 12/12/94     10/31/99
Lehman Brothers Intermediate Government/Corporate Bond Index      $10,000      $15,263
Galaxy Corporate Bond Fund - Trust Shares                         $10,000      $13,896


* Since inception on 12/12/94. The Lehman Brothers Intermediate Government/Corporate Bond Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect investment management fees and other expenses incurred by the Fund.

--------------------------------------------------------------------------------
PORTFOLIO REVIEWS

[PHOTO]

Marie Schofield has managed the Galaxy High Quality Bond Fund since March of 1996. She has managed fixed-income investments since 1975.

GALAXY HIGH QUALITY BOND FUND

By Marie Schofield
Portfolio Manager

      In the first half of the reporting period, as the global economic outlook improved and risk premiums contracted, corporate, asset-backed, and mortgage-backed securities outperformed Treasuries. Additional commitments made to these sectors benefited Fund returns. Later in the period, risk premiums in selected sectors saw renewed widening while certain favored sectors, such as U.S. Government agency and mortgage-backed issues, asset-backed issues, and especially the Yankee sector, continued to perform well. Throughout the period we continued to increase our allocations to mortgage-backed and asset-backed securities and adjusted our weightings to the corporate sector in order to take advantage of these changes. During this time, we also remained overweighted in short and long maturities following a barbell strategy throughout much of the year. This positioning is optimal when the yield curve flattens and serves to minimize the impact of falling prices as short-term interest rates rise more than long-term interest rates. During this time, interest rates on long-term Treasuries rose 100 basis points while interest rates on short-term Treasuries rose nearly 170 basis points -- typical in an environment of monetary policy tightening.

      As real yields rose, the Fund's duration was increased periodically when interest rates spiked to historically attractive levels. While relative value was deemed high, these moves also made the Fund more sensitive to changes in interest rates. As rates continued to march upward and top out at levels above 6%, the Fund underperformed for the reporting period. Since the Fund is generally not permitted to invest in foreign securities, its returns also suffered from an absence of dollar-denominated "Yankee" bonds issued by foreign corporations and institutions. Yankee bonds saw stellar performance during the period in response to exceptional demand, as wide spread levels attracted investors. Financial issues also performed well during the period.

      For the 12 months ended October 31, 1999, the Fund's Trust Shares earned a total return of -2.52%. Over the same time, Retail A Shares of the Fund had a total return of -2.66% before deducting the maximum 3.75% front-end sales charge, and its Retail B Shares had a total return of -3.46% before deducting the maximum 5.00% contingent deferred sales charge. A Prime Shares of the Fund had a total return of -2.68% before deducting the maximum 4.75% front-end sales charge and its B Prime Shares had a total return of -3.46% before deducting the maximum 5.00% contingent deferred sales charge. (Please see the charts on page 3 for total returns after deducting the applicable front-end sales charge and the charts on page 4 for total returns after deducting the applicable contingent deferred sales charge.)

      Over the same 12-month period, the average A-rated corporate bond fund tracked by Lipper had a total return of -0.92%, the Lehman Brothers Government/Corporate Bond Index had a total return of -0.66% and the Lehman Brothers Long-Term Government/ Corporate Bond Index had a total return of -4.31%. The Fund has changed its benchmark from the Lehman Brothers Long-Term Government/ Corporate Bond Index to the Lehman Brothers Government/Corporate Bond Index, which is comprised of securities with remiaining maturities that more closely approximate the remaining maturities of those securities held by the Fund.

      On October 31, 1999, the Fund's Trust Shares had a 30-day SEC annualized yield of 5.76%, its Retail A Shares had a 30-day SEC annualized yield of 5.41% and its Retail B Shares had a 30-day SEC annualized yield of 5.00%. On such date, the Fund's A Prime Shares had a 30-day SEC annualized yield of 5.66% and its B Prime Shares had a 30-day SEC annualized yield of 4.89%.

Portfolio Adjustments

      Early in the fiscal year, we reduced Treasuries in favor of additional corporate, asset-backed, and mortgage-backed securities, as well as U.S. Government agency issues. As the yield for 30-year

--------------------------------------------------------------------------------
PORTFOLIO REVIEWS

Treasuries fell below 5% in December of 1998, we reduced the Fund's duration to 104% of benchmark duration. When the 30-year Treasury yield moved above 5.40% in the first quarter of 1999, we extended the Fund's duration to 109% of that for the Index.

      As the global economic outlook brightened in the first and second quarters of 1999, corporate securities performed well versus Treasuries and our higher allocation to this sector helped Fund performance. Specifically, our overweights included issues in industrials, consumer non-cyclicals, and telecommunications due to their stable outlook and strong credit quality. We remained underweighted in corporate bonds issued by financial firms. We also found opportunities in high-quality debt of retailers, drug companies, and energy firms. While corporate bonds underperformed in the second half-year period, due to expectations of a glut of new supply ahead of Y2K, agency, mortgage-backed and asset-backed securities continued to contribute positively to Fund returns. In June, after the yield on the 30-year Treasury bonds reached 6.15%, we further extended the Fund's duration to 114% of the duration for its benchmark.

      As rates rose further in the final months of the period, the Fund benefited from its focus on better-quality issues and from a barbelled maturity structure. The higher yields on investments in mortgage-backed securities and corporate bonds helped to offset the price declines in those sectors. When risk premiums on U.S. Government agencies became more attractive, we added to holdings in that sector. As we approached the final quarter of this calendar year, we increased investments in Treasuries in an effort to highlight liquidity.

Prepared for Slower Growth

      With a duration that remains 114% of its benchmark, the Fund should enjoy strong gains when growth finally slows and bond prices rally. Tentative evidence of slowing is already apparent in the housing sector and consumer demand has slowed somewhat. In addition, employment gains have begun to soften. The Fed is resolved to slow economic growth to head off any inflationary pressures from tight labor markets. How much additional tightening, if any, that is required to achieve this goal remains a major question. With the eventual slowdown, the Fund should benefit from its emphasis on high credit quality and its longer maturity structure.

Galaxy High Quality Bond Fund

Distribution of Total Net Assets as of October 31, 1999

[The following table was originally a pie chart in the printed materials.]

      Foreign Bond, Repurchase Agreement and
        Net Other Assets & Liabilities                                  4%
      Mortgage-Backed Securities                                       18%
      U.S. Government and Agency Obligations                           40%
      Asset-Backed Securities                                           6%
      Corporate Notes and Bonds                                        32%

Galaxy High Quality Bond Fund

Growth of $10,000 investment*

[The following table was originally a mountain graph in the printed materials.]

                                                              12/14/90     10/31/99
Lehman Brothers Long-Term Government/Corporate Bond Index      $10,000      $20,028
Lehman Brothers Government/Corporate Bond Index                $10,000      $23,623
Galaxy High Quality Bond Fund - Retail A Shares                $ 9,625      $17,762
Galaxy High Quality Bond Fund - Trust Shares                   $10,000      $18,602
Galaxy High Quality Bond Fund - Retail B Shares                $10,000      $11,362
Galaxy High Quality Bond Fund - A Prime Shares                 $ 9,525      $ 9,269
Galaxy High Quality Bond Fund - B Prime Shares                 $10,000      $ 9,197


* Since inception on 12/14/90 for Trust and Retail A Shares. Since inception on 3/4/96 for Retail B Shares. Since inception on 11/1/98 for A Prime and B Prime Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for Prime A Shares include the effect of the maximum 4.75% front-end sales charge. Performance figures for Retail B and B Prime Shares reflect the deduction of the 3.00% contingent deferred sales charge (applicable to shares redeemed in the fourth year after purchase) and maximum 5.00% contingent deferred sales charge, respectively, as if shares were redeemed on October 31, 1999. The Lehman Brothers Long-Term Government/Corporate Bond Index and the Lehman Brothers Government/Corporate Bond Index are unmanaged indices in which investors cannot invest. Results for the indices do not reflect investment management fees and other expenses incurred by the Fund.

--------------------------------------------------------------------------------
Shareholder Services

AUTOMATIC INVESTMENT PROGRAM

The Golden Rule of investing is "pay yourself first." That is easy to do with Galaxy's Automatic Investment Program. For as little as $50 per month deducted directly from your checking, savings or bank money market account, you can consistently and conveniently add to your Galaxy investment. When you establish an Automatic Investment Program, the $2,500 initial investment requirement for Galaxy is waived. Of course, such a program does not assure a profit and does not protect against loss in a declining market.

"A well-balanced asset allocation plan may help to control your risk while pursuing your goals."

DIVERSIFICATION

A fundamental investment practice is "diversification." A well-balanced asset allocation plan may help to control your risk while pursuing your goals. Many mutual funds offer a low-cost way to diversify your investments while you benefit from professional management. Galaxy's comprehensive array of investment choices can be used in combination to match the needs of nearly everyone.

EXCHANGE PRIVILEGES

As your investment needs change, you can conveniently exchange your shares in one fund for shares in another fund at no cost (as long as you exchange within the same share class).

CONSOLIDATED STATEMENTS

Timely, comprehensive mutual fund account statements offer detailed information on your individual account. If you have a Fleet One Gold or a Fleet Private Banking Account, your Galaxy Fund information can be added to these statements.

24-HOUR ACCESS TO REGISTERED REPRESENTATIVES

24 hours a day, seven days a week, 365 days a year, we are ready and available to help. Our toll-free telephone lines offer round-the-clock access to Fund information and service. Call toll-free 1-877-BUY-GALAXY (1-877-289-4252) for information on initial purchases and current performance.

--------------------------------------------------------------------------------
Certain shareholder services may not be available to Trust, A Prime and B Prime Share investors. Please consult your Fund Prospectus.

Shares of the Funds are distributed through Provident Distributors, Inc., member NASD and SIPC.

--------------------------------------------------------------------------------
Short-Term Bond Fund

Portfolio of Investments
October 31, 1999

  Par Value                                                           Value
  ---------                                                           -----

CORPORATE NOTES AND BONDS - 32.55%

                  Automobile Finance - 11.75%

$ 1,000,000       Associates Corp. of North America
                  Senior Note
                  5.50%, 02/15/02 ..........................     $    975,000
  1,250,000       Ford Motor Credit Co.
                  6.85%, 08/15/00 ..........................        1,256,051
    250,000       Ford Motor Credit Co.
                  6.25%, 11/08/00 ..........................          249,778
  1,200,000       Ford Motor Credit Co.
                  5.75%, 01/25/01 ..........................        1,191,000
    500,000       Ford Motor Credit Co.
                  7.00%, 09/25/01 ..........................          503,750
    500,000       General Motors Acceptance Corp.
                  5.63%, 02/15/01 ..........................          495,000
  2,000,000       General Motors Acceptance Corp.
                  7.13%, 05/01/01 ..........................        2,017,500
                                                                 ------------
                                                                    6,688,079
                                                                 ------------

                  Finance - 10.25%

  2,000,000       Caterpillar Financial Services Corp., MTN
                  5.47%, 09/12/01 ..........................        1,960,000
  1,600,000       General Electric Capital Corp.
                  Series A, MTN
                  6.33%, 09/17/01 ..........................        1,598,000
    770,000       General Electric Capital Corp., MTN
                  6.81%, 11/03/03 ..........................          772,926
  1,500,000       Wells Fargo Company, (C)
                  5.71%, 10/31/01 ..........................        1,500,015
                                                                 ------------
                                                                    5,830,941
                                                                 ------------

                  Transportation - 3.21%

  1,820,000       Norfolk Southern Corp.
                  6.70%, 05/01/00 ..........................        1,826,825

                  Technology - 3.49%

  2,000,000       International Business
                  Machines Corp., MTN
                  5.80%, 05/15/01 ..........................        1,985,000
                                                                 ------------

                  Industrial - 2.16%

  1,000,000       Pepsi Bottling Holdings, Inc.
                  5.38%, 02/17/04 (A) ......................          942,500
    300,000       Xerox Corp.
                  5.50%, 11/15/03 ..........................          285,750
                                                                 ------------
                                                                    1,228,250
                                                                 ------------

                  Utilities - 1.69%

$ 1,000,000       Sprint Capital Corp.
                  5.88%, 05/01/04 ..........................          961,250
                                                                 ------------
                  Total Corporate Notes and Bonds..                18,520,345
                                                                 ------------
                  (Cost $15,636,447)

U.S. GOVERNMENT AND AGENCY OBLIGATIONS - 31.51%

                  U.S. Treasury Notes - 8.46%

  2,125,000       6.25%, 10/31/01 ..........................        2,142,786
  1,000,000       5.88%, 09/30/02 ..........................        1,000,070
    500,000       4.25%, 11/15/03 ..........................          469,700
  1,200,000       6.00%, 08/15/04 ..........................        1,203,324
                                                                 ------------
                                                                    4,815,880
                                                                 ------------

                  Government National
                  Mortgage Association - 6.27%

  1,421,991       6.50%, 09/15/13, Pool  476201 ............        1,396,652
    893,628       7.00%, 11/15/13, Pool  780921 ............          896,693
    234,235       7.00%, 04/15/29, Pool  458548 ............          229,768
    982,495       7.00%, 04/15/29, Pool  458549 ............          963,759
     83,701       7.00%, 05/15/29, Pool  483358 ............           82,102
                                                                 ------------
                                                                    3,568,974
                                                                 ------------

                  Federal Home Loan Bank - 5.26%

  1,000,000       5.63%, 03/19/01 ..........................          994,100
  2,000,000       6.23%, 09/19/01 ..........................        1,999,680
                                                                 ------------
                                                                    2,993,780
                                                                 ------------

                  Federal Home Loan
                  Mortgage Corporation - 5.08%

  1,059,133       5.50%, 08/01/00, Pool  M80285 ............        1,053,933
  1,000,000       6.25%, 07/15/04 ..........................          992,500
    103,018       7.00%, 05/01/19, Pool  D29158 ............          103,572
    745,138       6.50%, 11/15/23, Pool  002008 ............          738,149
                                                                 ------------
                                                                    2,888,154
                                                                 ------------

                  Federal Farm Credit Bank - 3.51%

  2,000,000       6.10%, 09/24/01, MTN .....................        1,995,320
                                                                 ------------

                  Federal National
                  Mortgage Association - 2.93%

    797,869       6.50%, 03/01/12, Pool  313409 ............          784,066
    920,101       6.00%, 01/01/14, Pool  482523 ............          885,597
                                                                 ------------
                                                                    1,669,663
                                                                 ------------
                  Total U.S. Government
                  and Agency Obligations ...................       17,931,771
                                                                 ------------
                  (Cost $18,174,002)

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Short-Term Bond Fund

Portfolio of Investments (continued)
October 31, 1999

  Par Value                                                           Value
  ---------                                                           -----

ASSET- BACKED AND MORTGAGED-BACKED SECURITIES - 21.06%

$ 4,000,000       Chemical Master Credit Card Trust I
                  Series 1995-2, Class A
                  6.23%, 06/15/03 ..........................     $  3,997,480
  1,500,000       Discover Card Master Trust I
                  Series 1999-1, Class A
                  5.30%, 08/15/04 ..........................        1,455,930
    975,000       Ford Credit Auto Owner Trust
                  Series 1999-D, Class A3
                  6.20%, 04/15/02 ..........................          973,781
  1,000,000       MBNA Master Credit Card Trust II
                  Series1995-F, Class A
                  6.60%, 01/15/03 ..........................        1,002,500
  1,433,003       Norwest Asset Securities Corp.
                  Series 1997-17, Class A1, CMO
                  6.75%, 11/25/27 ..........................        1,431,212
  1,096,874       Prudential Home Mortgage Securities
                  Series 1996-7, Class A-1, CMO
                  6.75%, 06/25/11 ..........................        1,094,132
    763,262       Prudential Home Mortgage Securities
                  Series 1993-38, Class A3, CMO
                  6.15%, 09/25/23 ..........................          750,615
  1,031,250       Ryland Mortgage Securities Corp.
                  Series 1993-3, Class A, CMO
                  6.71%, 08/25/08 ..........................        1,028,672
    250,000       Sears Credit Account Master Trust
                  Series 1996-2, Class A
                  6.50%, 10/15/03 ..........................          250,000
                                                                 ------------
                  Total Asset-Backed and

                  Mortgage-Backed Securities ...............       11,984,322
                                                                 ------------
                  (Cost $15,190,260)

COMMERCIAL PAPER (B) - 1.75%

  1,000,000       BMW US Capital Corp.
                  5.29%, 11/26/99 ..........................          996,333
                                                                 ------------
                  Total Commercial Paper ...................          996,333
                                                                 ------------
                  (Cost $996,333)

REPURCHASE AGREEMENT - 11.96%

  6,805,000       Repurchase Agreement with:
                  Chase Manhattan Bank
                  5.20%, 11/01/99, dated 10/29/99
                  Repurchase Price $6,807,949
                  (Collateralized by U.S. Treasury Bond
                  10.63%, Due 08/15/15;
                  Total Par $4,910,000
                  Market Value $6,947,650) .................        6,805,000
                                                                 ------------
                  Total Repurchase Agreement ...............        6,805,000
                                                                 ------------
                  (Cost $6,805,000)

Total Investments - 98.83% .................................       56,237,771
                                                                 ------------
(Cost $56,802,042)

Net Other Assets and Liabilities - 1.17% ...................          665,307
                                                                 ------------
Net Assets - 100.00% .......................................     $ 56,903,078
                                                                 ============

----------
(A) Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold, in transactions exempt from registration, to qualified institutional buyers. At October 31, 1999, these securities amounted to $942,500 or 1.66% of net assets.
(B)   Discount yield at time of purchase.
(C) Floating rate note. Interest rate shown reflects rate in effect at October 31, 1999.
CMO   Collateralized Mortgage Obligation
MTN   Medium Term Note

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Intermediate Government Income Fund

Portfolio of Investments
October 31, 1999

  Par Value                                                           Value
  ---------                                                           -----

U.S. GOVERNMENT AND AGENCY OBLIGATIONS - 48.88%

                  U.S. Treasury Bonds - 17.31%

$   500,000       11.13%, 08/15/03 .........................     $    583,745
  1,200,000       11.88%, 11/15/03 .........................        1,442,772
  2,350,000       12.00%, 08/15/13 .........................        3,221,709
  1,050,000       7.50%, 11/15/16 ..........................        1,158,318
  6,735,000       8.88%, 08/15/17 ..........................        8,397,669
  3,000,000       8.50%, 02/15/20 ..........................        3,666,540
  3,000,000       8.75%, 05/15/20 ..........................        3,755,160
  1,500,000       8.75%, 08/15/20 ..........................        1,879,605
  3,500,000       7.88%, 02/15/21 ..........................        4,045,685
  6,750,000       8.13%, 08/15/21 ..........................        8,008,740
  4,000,000       6.88%, 08/15/25 ..........................        4,222,160
  1,500,000       6.38%, 08/15/27 ..........................        1,493,040
    800,000       6.13%, 11/15/27 ..........................          772,480
  2,000,000       5.50%, 08/15/28 ..........................        1,776,340
  3,000,000       5.25%, 11/15/28 ..........................        2,578,920
  1,000,000       5.25%, 02/15/29 ..........................          866,280
  2,750,000       6.13%, 08/15/29 ..........................        2,740,348
                                                                 ------------
                                                                   50,609,511
                                                                 ------------

                  U.S. Government-Backed Bonds - 11.17%

  4,830,000       A.I.D. State of Israel
                  Series 2-D
                  5.63%, 09/15/03 ..........................        4,703,116
  6,450,000       A.I.D. State of Israel
                  Series 8-B
                  6.05%, 08/15/00 ..........................        6,450,258
  5,000,000       A.I.D. State of Israel
                  Series 8-B
                  6.38%, 08/15/01 ..........................        5,014,750
  5,000,000       A.I.D. State of Israel
                  Series 8-C
                  6.63%, 08/15/03 ..........................        5,038,300
  6,200,000       Private Export Funding Corp.
                  Series B
                  6.49%, 07/15/07 ..........................        6,099,250
  5,432,567       Small Business Administration
                  Participation Certificates
                  Series SBIC-PS 1955-10B
                  7.25%, 05/10/05 ..........................        5,351,079
                                                                 ------------
                                                                   32,656,753
                                                                 ------------

                  Federal Home Loan
                  Mortgage Corporation - 7.11%

  5,500,000       5.20%, 11/15/99 (A) ......................        5,488,878
  5,000,000       6.25%, 07/15/04 ..........................        4,962,500
  5,000,000       5.13%, 10/15/08 ..........................        4,478,950
    360,000       6.63%, 09/15/09 ..........................          358,200
  5,500,000       7.50%, 06/01/28 ..........................        5,520,625
                                                                 ------------
                                                                   20,809,153
                                                                 ------------

                  U.S. Treasury Notes - 5.55%

  2,500,000       6.38%, 03/31/01 ..........................        2,520,725
  2,540,000       6.50%, 05/31/02 ..........................        2,578,227
  7,720,000       7.00%, 07/15/06 ..........................        8,062,150
  3,000,000       6.50%, 10/15/06 ..........................        3,053,460
                                                                 ------------
                                                                   16,214,562
                                                                 ------------

                  Federal National
                  Mortgage Association - 4.79%

  4,500,000       5.72%, 01/09/01, MTN .....................        4,483,305
    565,000       6.38%, 06/15/09 ..........................          551,683
  2,050,000       6.16%, 08/07/28 ..........................        1,854,041
  7,000,000       8.00%, 09/01/29 ..........................        7,131,250
                                                                 ------------
                                                                   14,020,279
                                                                 ------------

                  Federal Farm Credit Bank (A) - 2.42%

  7,100,000       5.13%, 11/15/99 ..........................        7,085,836
                                                                 ------------

                  U.S. Treasury Strips (A) - 0.53%

  5,000,000       1.78%, 11/15/17 Interest only, (B) .......        1,541,750
                                                                 ------------
                  Total U.S. Government
                  and Agency Obligations ...................      142,937,844
                                                                 ------------
                  (Cost $135,259,086)

MORTGAGE-BACKED SECURITIES - 30.04%

                  Government National
                  Mortgage Association - 15.35%

  5,495,246       6.50%, 07/15/09, Pool  780357 ............        5,423,094
     21,304       6.50%, 06/15/13, Pool  462795 ............           20,925
    414,344       6.50%, 07/15/13, Pool  468077 ............          406,960
    959,475       6.50%, 09/15/13, Pool  464192 ............          942,377
    351,748       6.50%, 09/15/13, Pool  476619 ............          345,480
    457,093       6.50%, 09/15/13, Pool  487907 ............          448,947
    472,617       7.00%, 09/15/13, Pool  484233 ............          474,238
     94,473       6.50%, 10/15/13, Pool  464249 ............           92,789
  1,873,752       6.50%, 10/15/13, Pool  477500 ............        1,840,362
    482,995       6.50%, 10/15/13, Pool  481575 ............          474,388
    486,459       6.50%, 11/15/13, Pool  475712 ............          477,639
    475,436       6.50%, 11/15/13, Pool  492010 ............          466,816
     85,632       5.50%, 12/15/13, Pool  495780 ............           80,869
    408,100       5.50%, 01/15/14, Pool  464491 ............          385,397
    484,005       5.50%, 02/15/14, Pool  464568 ............          457,079
    483,020       5.50%, 03/15/14, Pool  487579 ............          456,149
    359,336       5.50%, 03/15/14, Pool  501523 ............          339,346
     66,431       5.50%, 04/15/14, Pool  496599 ............           62,736
    533,479       5.50%, 04/15/14, Pool  505596 ............          503,801
    467,912       5.50%, 04/15/14, Pool  506448 ............          441,882
    630,496       5.50%, 05/15/14, Pool  480524 ............          595,421
    492,037       5.50%, 05/15/14, Pool  505667 ............          464,665
    582,528       5.50%, 06/15/14, Pool  434398 ............          550,122
    450,431       5.50%, 06/15/14, Pool  507142 ............          425,373
    734,432       6.63%, 07/20/21, Pool  008809(D) .........          740,858
  2,604,637       6.38%, 04/20/22, Pool  008956(D) .........        2,630,266

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Intermediate Government Income Fund

Portfolio of Investments (continued)
October 31, 1999

  Par Value                                                           Value
  ---------                                                           -----

                  Government National
                  Mortgage Association (continued)

$ 1,468,557       6.50%, 12/15/28, Pool  495775 ............     $  1,403,382
  3,976,386       7.00%, 12/15/28, Pool  483886 ............        3,900,557
    321,134       7.00%, 01/15/29, Pool  499333 ............          315,011
  3,318,610       7.00%, 02/15/29, Pool  486937 ............        3,255,324
  3,373,092       6.00%, 03/15/29, Pool  464632 ............        3,130,634
  3,432,582       6.00%, 04/15/29, Pool  499445 ............        3,185,848
    994,653       6.50%, 04/15/29, Pool  506494 ............          950,511
  5,995,679       7.50%, 09/15/29, Pool  508805 ............        6,010,668
  3,197,398       7.50%, 09/15/29, Pool  508811 ............        3,205,392
                                                                 ------------
                                                                   44,905,306
                                                                 ------------

                  Federal Home Loan
                  Mortgage Corporation - 8.90%

  5,000,000       6.70%, 07/15/06, Pool  1233-G ............        4,998,400
  6,770,733       5.00%, 12/01/13, Pool  E73815 ............        6,255,616
  5,000,000       6.00%, 04/15/22, Pool  2118QC ............        4,751,550
  4,348,579       6.50%, 10/15/23, Pool  001990 ............        4,309,137
  5,508,000       8.50%, 10/01/29, Pool  G01072 ............        5,705,902
                                                                 ------------
                                                                   26,020,605
                                                                 ------------

                  Federal National
                  Mortgage Association - 4.12%

  2,156,109       5.00%, 05/01/09, Pool  326584 ............        2,023,125
      1,789       8.00%, 12/01/09, Pool  313180 ............            1,828
  1,459,918       6.00%, 04/01/11, Pool  398072 ............        1,416,120
    536,742       6.00%, 06/01/14, Pool  484967 ............          516,276
  3,315,163       6.00%, 06/01/14, Pool  495200 ............        3,188,756
    700,238       6.00%, 06/01/14, Pool  500131 ............          673,538
  2,183,829       6.75%, 04/25/21, Pool  0096-4 ............        2,185,860
  1,000,000       8.00%, 09/01/29, Pool  515880 ............        1,018,750
  1,000,100       8.00%, 09/01/29, Pool  518157 ............        1,018,852
                                                                 ------------
                                                                   12,043,105
                                                                 ------------

                  Structured Mortgage Product - 1.67%

  1,828,124       Prudential Home Mortgage Securities
                  Series 1996-7, Class A-1, CMO
                  6.75%, 06/25/11 ..........................        1,823,554
  3,110,809       Rural Housing Trust
                  Series 1987-1, Class 1-D, CMO
                  6.33%, 04/01/26 ..........................        3,049,079
                                                                 ------------
                                                                    4,872,633
                                                                 ------------
                  Total Mortgage-Backed Securities .........       87,841,649
                                                                 ------------
                  (Cost $89,100,999)

CORPORATE NOTES AND BONDS - 15.20%

                  Banking - 4.62%

  7,500,000       Bank One Milwaukee
                  National Association, MTN
                  6.35%, 03/19/01 ..........................        7,500,000
  6,000,000       Nations Bank Texas
                  National Association, MTN
                  6.35%, 03/15/01 ..........................        5,992,500
                                                                 ------------
                                                                   13,492,500
                                                                 ------------

                  Utilities - 3.19%

  5,125,000       Baltimore Gas & Electric
                  6.50%, 02/15/03 ..........................        5,080,156
  1,975,000       Emerson Electric Co.
                  5.85%, 03/15/09 ..........................        1,829,344
  2,500,000       Potomac Electric Power Co.
                  First Mortgage
                  6.25%, 10/15/07 ..........................        2,415,625
                                                                 ------------
                                                                    9,325,125
                                                                 ------------

                  Consumer Cyclicals - 2.93%

  5,000,000       Pepsi Bottling Holdings, Inc.
                  5.38%, 02/17/04 (C) ......................        4,712,500
  2,500,000       Stanford University
                  5.85%, 03/15/09 ..........................        2,285,050
  1,575,000       Wal-Mart Stores, Inc.
                  6.88%, 08/10/09 ..........................        1,582,875
                                                                 ------------
                                                                    8,580,425
                                                                 ------------

                  Finance - 2.59%

  1,000,000       American Express
                  6.75%, 06/23/04 ..........................          991,250
  1,650,000       National Rural Utilities
                  5.50%, 01/15/05 ..........................        1,536,563
  5,000,000       Pitney Bowes Credit Corp.
                  Series C, MTN
                  6.78%, 07/16/01 ..........................        5,043,750
                                                                 ------------
                                                                    7,571,563
                                                                 ------------

                  Automobile Finance - 1.87%

  2,100,000       Ford Motor Credit Co.
                  6.25%, 11/08/00 ..........................        2,098,131
    910,000       Ford Motor Credit Co.
                  6.55%, 09/10/02 ..........................          903,175
  2,500,000       Ford Motor Credit Co.
                  6.70%, 07/16/04 ..........................        2,475,000
                                                                 ------------
                                                                    5,476,306
                                                                 ------------
                  Total Corporate Notes and Bonds ..........       44,445,919
                                                                 ------------
                  (Cost $56,834,394)

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Intermediate Government Income Fund

Portfolio of Investments (continued)
October 31, 1999

  Par Value                                                           Value
  ---------                                                           -----

ASSET-BACKED SECURITIES - 8.10%

$ 2,891,434       Chase Manhattan Auto Owner Trust
                  Series 1998-C, Class A3
                  5.80%, 01/15/02 ..........................     $  2,884,205
  6,000,000       Chemical Master Credit Card Trust I
                  Series 1996-1, Class A
                  5.55%, 09/15/03 ..........................        5,938,080
  6,000,000       Ford Credit Auto Owner Trust
                  Series 1999-D, Class A4
                  6.40%, 10/15/02 ..........................        5,996,220
    850,000       Green Tree Financial Corp.
                  Series 1998-1, Class A4
                  6.04%, 11/01/29 ..........................          835,652
  2,500,000       MBNA Master Credit Card Trust
                  Series 1998-J, Class A
                  5.25%, 02/15/06 ..........................        2,376,550
    360,000       Premier Auto Trust
                  Series 1999-2, Class A4
                  5.59%, 02/09/04 ..........................          351,785
  1,400,000       Premier Auto Trust
                  Series 1999-3, Class A4
                  6.43%, 03/08/04 ..........................        1,401,470
  4,000,000       Standard Credit Card Master Trust
                  Series 1993-2, Class A
                  5.95%, 10/07/04 ..........................        3,888,720
                                                                 ------------
                  Total Asset-Backed Securities ............       23,672,682
                                                                 ------------
                  (Cost $23,760,338)

FOREIGN BONDS - 1.24%

  4,000,000       Province of Quebec (E)
                  5.75%, 02/15/09 ..........................        3,640,000
                                                                 ------------
                  Total Foreign Bonds ......................        3,640,000
                                                                 ------------
                  (Cost $3,750,556)

REPURCHASE AGREEMENT - 0.13%

    387,000       Repurchase Agreement with:
                  Chase Manhattan Bank
                  5.20%, 11/01/99, dated 10/29/99
                  Repurchase Price $387,168
                  (Collateralized by U.S. Treasury Bond
                  11.25%, Due 02/15/15;
                  Total Par $270,000
                  Market Value $393,575) ...................          387,000
                                                                 ------------
                  Total Repurchase Agreement ...............          387,000
                                                                 ------------
                  (Cost $387,000)

Total Investments - 103.59% ................................      302,925,094
                                                                 ------------
(Cost $309,092,373)

Net Other Assets and Liabilities - (3.59)% .................      (10,507,415)
                                                                 ------------
Net Assets - 100.00% .......................................     $292,417,679
                                                                 ============

----------
(A)   Discount yield at time of purchase.
(B) Stripped securities represent the splitting of cash flows into interest and principal. Holders, as indicated, are entitled to that portion of the payment representing interest only or principal only.
(C) Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold, in transactions exempt from registration, to qualified institutional buyers. At October 31, 1999, these securities amounted to $4,712,500 or 1.61% of net assets.
(D) Floating rate note. Interest rate shown reflects rate in effect at October 31, 1999.
(E)   U.S. Dollar-Denominated.
CMO   Collateralized Mortgage Obligation
MTN   Medium Term Note

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Corporate Bond Fund

Portfolio of Investments
October 31, 1999

  Par Value                                                           Value
  ---------                                                           -----

CORPORATE NOTES AND BONDS - 62.68%

                  Consumer Staples - 11.44%

$   150,000       Becton Dickinson & Co., Debenture
                  8.80%, 03/01/01 ..........................     $    154,500
  1,275,000       Becton Dickinson & Co., Debenture
                  6.70%, 08/01/28 ..........................        1,149,094
    500,000       Crown Cork & Seal Co., Inc.
                  8.38%, 01/15/05 ..........................          515,625
  1,000,000       Diageo Capital, Plc
                  6.00%, 03/27/03 ..........................          971,300
  1,000,000       Diageo Capital, Plc
                  6.13%, 08/15/05 ..........................          960,000
  1,100,000       Hershey Foods Corp., Debenture
                  7.20%, 08/15/27 ..........................        1,078,000
  1,000,000       Mead Corp., Debenture
                  6.84%, 03/01/37 ..........................        1,000,000
  1,000,000       Minnesota Mining & Manufacturing Co.
                  Debenture
                  6.38%, 02/15/28 ..........................          886,250
    675,000       Sysco Corp., Debenture
                  6.50%, 08/01/28 ..........................          604,125
  1,650,000       Time Warner Entertainment Co.
                  8.38%, 03/15/23 ..........................        1,761,375
                                                                 ------------
                                                                    9,080,269
                                                                 ------------

                  Finance - 11.04%

    250,000       CitiGroup, Inc.
                  6.63%, 09/15/05 ..........................          244,063
  1,000,000       CitiGroup, Inc.
                  6.88%, 06/01/25 ..........................          993,750
  1,000,000       Commercial Credit Co.
                  6.20%, 11/15/01 ..........................          992,500
    720,000       Commercial Credit Co.
                  6.45%, 07/01/02 ..........................          715,500
    500,000       Dean Witter Discover & Co.
                  6.75%, 08/15/00 ..........................          503,185
    260,000       Goldman Sachs Group
                  6.65%, 05/15/09 ..........................          247,650
    500,000       National Rural Utilities
                  Cooperative Finance Corp.
                  6.13%, 05/15/05 ..........................          477,500
  1,000,000       Norwest Financial, Inc., Senior Note
                  6.88%, 06/15/00 ..........................        1,007,170
  2,400,000       Paccar Financial Corp., Senior Note
                  Series H, MTN
                  5.86%, 03/15/01 ..........................        2,379,000
  1,020,000       Pitney Bowes Credit Corp.
                  6.63%, 06/01/02 ..........................        1,026,375
    180,000       USL Capital Corp., Senior Note
                  8.13%, 02/15/00 ..........................          181,084
                                                                 ------------
                                                                    8,767,777
                                                                 ------------

                  Utilities - 9.88%

  1,000,000       Baltimore Gas & Electric Co., Mortgage
                  8.38%, 08/15/01 ..........................        1,031,250
    455,000       GTE California, Inc., Debenture
                  Series B
                  6.75%, 03/15/04 ..........................          453,294
    350,000       GTE Corp., Debenture
                  9.38%, 12/01/00 ..........................          360,063
    925,000       GTE Corp., Debenture
                  6.46%, 04/15/08 ..........................          886,844
  1,000,000       GTE Southwest, Inc., Debenture
                  6.00%, 01/15/06 ..........................          946,250
  2,000,000       MCI WorldCom, Inc.
                  6.13%, 04/15/02 ..........................        1,967,500
  1,000,000       PacifiCorp, MTN
                  6.38%, 05/15/08 ..........................          950,000
  1,000,000       Potomac Electric Power Co.
                  First Mortgage
                  6.25%, 10/15/07 ..........................          966,250
    305,000       Sprint Capital Corp.
                  6.90%, 05/01/19 ..........................          285,556
                                                                 ------------
                                                                    7,847,007
                                                                 ------------

                  Consumer Cyclical - 8.41%

  1,000,000       Coca-Cola Enterprises, Inc.
                  7.88%, 02/01/02 ..........................        1,025,000
  1,000,000       Coca-Cola Enterprises, Inc.
                  7.13%, 08/01/17 ..........................          965,000
  1,000,000       McDonald's Corp., Senior MTN
                  5.95%, 01/15/08 ..........................          946,250
  1,000,000       Pepsi Bottling Holdings, Inc.
                  5.38%, 02/17/04 (A) ......................          942,500
  1,000,000       PepsiCo, Inc., MTN
                  5.75%, 01/01/03 ..........................          973,750
    300,000       Seagram Co., Ltd., Yankee Note
                  6.50%, 04/01/03 ..........................          292,875
  1,000,000       Wal-Mart Stores, Inc.
                  8.63%, 04/01/01 ..........................        1,030,000
    500,000       Wal-Mart Stores, Inc.
                  6.55%, 08/10/04 ..........................          500,625
                                                                 ------------
                                                                    6,676,000
                                                                 ------------

                  Basic Materials - 5.72%

  1,000,000       International Paper Co.
                  7.63%, 08/01/04 ..........................        1,013,750
    500,000       Loral Corp., Senior Note
                  7.63%, 06/15/04 ..........................          507,500
  1,000,000       Raytheon Co.
                  6.50%, 07/15/05 ..........................          953,750
  1,000,000       Snap-On, Inc.
                  6.63%, 10/01/05 ..........................        1,002,500
  1,000,000       Weyerhaeuser Co., Debenture
                  8.38%, 02/15/07 ..........................        1,063,750
                                                                 ------------
                                                                    4,541,250
                                                                 ------------

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Corporate Bond Fund

Portfolio of Investments (continued)
October 31, 1999

  Par Value                                                           Value
  ---------                                                           -----

                  Banking - 5.60%

$ 1,000,000       Bank One Milwaukee
                  National Association, MTN
                  6.35%, 03/19/01 ..........................     $  1,000,000
  2,000,000       Branch Banking & Trust Co., Senior Note
                  5.70%, 02/01/01 ..........................        1,985,000
    500,000       National City Bank of Kentucky
                  Subordinated Note
                  6.30%, 02/15/11 ..........................          455,625
    500,000       SunTrust Bank, Atlanta
                  Subordinated Note
                  7.25%, 09/15/06 ..........................          501,250
    500,000       Wells Fargo & Co.
                  6.50%, 09/03/02 ..........................          498,750
                                                                 ------------
                                                                    4,440,625
                                                                 ------------

                  Automobile Finance - 3.33%

    250,000       Ford Motor Credit Co.
                  Debenture
                  6.25%, 11/08/00 ..........................          249,778
  1,000,000       Ford Motor Credit Co.
                  Senior Note
                  6.50%, 02/28/02 ..........................          996,250
    180,000       Ford Motor Credit Co.
                  Senior Debenture
                  6.55%, 09/10/02 ..........................          178,650
  1,000,000       General Motors Acceptance Corp.
                  6.88%, 07/15/01 ..........................        1,005,000
    200,000       General Motors Acceptance Corp.
                  9.63%, 12/15/01 ..........................          211,500
                                                                 ------------
                                                                    2,641,178
                                                                 ------------

                  Transportation - 1.56%

  1,000,000       Burlington North Santa Fe
                  6.13%, 03/15/09 ..........................          926,250
    300,000       Southwest Airlines Co.
                  8.00%, 03/01/05 ..........................          315,000
                                                                 ------------
                                                                    1,241,250
                                                                 ------------

                  Publishing - 1.31%

  1,000,000       New York Times Co., Note
                  7.63%, 03/15/05 ..........................        1,038,750
                                                                 ------------

                  Insurance - 1.24%

  1,000,000       Hartford Financial Services Group
                  6.38%, 11/01/02 ..........................          987,500
                                                                 ------------

                  Technology - 1.24%

  1,000,000       International Business Machines Corp.
                  Debenture
                  6.22%, 08/01/27 ..........................          981,250
                                                                 ------------

                  Capital Goods - 1.17%

  1,000,000       Emerson Electric Co.
                  5.85%, 03/15/09 ..........................          926,250
                                                                 ------------

                  Energy - 0.74%

    500,000       Atlantic Richfield Co., Debenture
                  10.88%, 07/15/05 .........................          586,875
                                                                 ------------
                  Total Corporate Notes and Bonds ..........       49,755,981
                                                                 ------------
                  (Cost $51,556,667)

U.S. GOVERNMENT AND AGENCY OBLIGATIONS - 25.79%

                  U.S. Treasury Notes - 6.85%

    500,000       6.25%, 08/31/02 ..........................          504,705
  1,000,000       5.88%, 09/30/02 ..........................        1,000,070
  1,200,000       5.75%, 08/15/03 ..........................        1,191,036
     50,000       4.25%, 11/15/03 ..........................           46,970
  2,135,000       6.00%, 08/15/04 ..........................        2,140,914
    560,000       6.00%, 08/15/09 ..........................          559,524
                                                                 ------------
                                                                    5,443,219
                                                                 ------------

                  Federal National
                  Mortgage Association - 6.32%

    350,000       6.50%, 08/15/04 ..........................          350,868
     57,899       7.50%, 11/01/07, Pool 188629 .............           58,658
    575,000       6.38%, 06/15/09 ..........................          561,447
    145,000       6.63%, 09/15/09 ..........................          144,275
     85,937       5.00%, 08/01/10, Pool 006893
                  Series A-1, CMO ..........................           79,948
    981,743       7.50%, 06/01/13, Pool 457543 .............          994,623
  1,861,562       6.00%, 11/01/23, Pool 050940 .............        1,753,945
    636,071       6.50%, 03/01/28, Pool 412263 .............          609,433
    499,257       6.00%, 06/01/29, Pool 252496 .............          465,397
                                                                 ------------
                                                                    5,018,594
                                                                 ------------

                  U.S. Treasury Bonds - 4.74%

  1,000,000       11.63%, 11/15/02 .........................        1,156,160
  1,000,000       12.00%, 08/15/13 .........................        1,370,940
    250,000       7.25%, 05/15/16 ..........................          269,348
    600,000       8.88%, 08/15/17 ..........................          748,122
    250,000       5.25%, 02/15/29 ..........................          216,570
                                                                 ------------
                                                                    3,761,140
                                                                 ------------

                  Federal Home Loan
                  Mortgage Corporation - 4.64%

      8,614       8.75%, 08/01/01, Pool 220011 .............            8,716
  1,000,000       5.75%, 07/15/03 ..........................          979,700
     58,687       7.00%, 06/01/04, Pool 189683 .............           58,586
  1,215,000       6.25%, 07/15/04 ..........................        1,205,888
     42,207       7.50%, 08/01/08, Pool 181313 .............           42,149
    750,000       6.63%, 09/15/09 ..........................          746,250
    148,702       7.00%, 02/01/17, Pool 289284 .............          146,623
    141,775       7.00%, 10/01/22, Pool C00184 .............          140,136

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Corporate Bond Fund

Portfolio of Investments (continued)
October 31, 1999

  Par Value                                                           Value
  ---------                                                           -----

                  Federal Home Loan
                  Mortgage Corporation (continued)

$   147,476       7.00%, 02/01/23, Pool C00213 .............     $    145,678
    217,752       6.00%, 09/01/23, Pool D41208 .............          205,639
                                                                 ------------
                                                                    3,679,365
                                                                 ------------

                  Government National
                  Mortgage Association - 2.61%

     54,607       9.00%, 09/15/04, Pool 003669 .............           56,560
     42,542       9.00%, 12/15/08, Pool 027562 .............           44,683
     94,173       8.00%, 05/15/22, Pool 319062 .............           96,409
    482,868       6.00%, 03/15/29, Pool 487061 .............          448,159
    679,510       6.50%, 03/15/29, Pool 464613 .............          649,354
    774,460       7.50%, 09/15/29, Pool 466172 .............          776,396
                                                                 ------------
                                                                    2,071,561
                                                                 ------------

                  Federal Home Loan Bank - 0.63%

    500,000       5.88%, 08/15/01 ..........................          497,730
                                                                 ------------
                  Total U.S. Government
                  and Agency Obligations ...................       20,471,609
                                                                 ------------
                  (Cost $20,921,912)

ASSET-BACKED SECURITIES - 6.78%

  2,000,000       Chemical Master Credit Card Trust I
                  Series 1996-1, Class A
                  5.55%, 09/15/03 ..........................        1,979,360
  1,000,000       Ford Credit Auto Owner Trust
                  Series 1999-D, Class A-4
                  6.40%, 10/15/02 ..........................          999,370
    978,724       Guaranteed Export Trust Certificates
                  Series 1993-D, Class A-3
                  5.23%, 05/15/05 ..........................          940,362
    500,000       MBNA Master Credit Card Trust
                  Series 1998-J, Class A
                  5.25%, 02/15/06 ..........................          475,310
    600,000       Premier Auto Trust
                  Series 1999-2, Class A-4
                  5.59%, 02/09/04 ..........................          586,308
    400,000       Premier Auto Trust
                  Series 1999-3, Class A-4
                  6.43%, 03/08/04 ..........................          400,420
                                                                 ------------
                  Total Asset-Backed Securities ............        5,381,130
                                                                 ------------
                  (Cost $5,414,453)

FOREIGN BONDS - 2.48%

  1,000,000       Heinz (H.J.) Co.
                  5.75%, 02/03/03 (B) ......................          969,600
    825,000       Province of Quebec
                  5.75%, 02/15/09 (C) ......................          750,750
    250,000       Province of Quebec
                  7.50%, 09/15/29 (C) ......................          250,937
                                                                 ------------
                  Total Foreign Bonds ......................        1,971,287
                                                                 ------------
                  (Cost $2,011,592)

REPURCHASE AGREEMENT - 0.95%

    757,000       Repurchase Agreement with:
                  Chase Manhattan Bank
                  5.20%, 11/01/99, dated 10/29/99
                  Repurchase Price $757,328
                  (Collateralized by U.S. Treasury Bond
                  10.63%, Due 08/15/15;
                  Total Par $550,000
                  Market Value $778,250) ...................          757,000
                                                                 ------------
                  Total Repurchase Agreement ...............          757,000
                                                                 ------------
                  (Cost $757,000)

Total Investments - 98.68% .................................       78,337,007
                                                                 ------------
(Cost $80,661,624)

Net Assets and Other Liabilities - 1.32% ...................        1,044,993
                                                                 ------------
Net Assets - 100.00% .......................................     $ 79,382,000
                                                                 ============

----------
(A) Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold, in transactions exempt from registration, to qualified institutional buyers. At October 31 1999, these securities amounted to $942,500 or 1.19% of net assets.
(B)   Euro-Dollar Bond
(C)   U.S. Dollar-Denominated
CMO   Collateralized Mortgage Obligation
MTN   Medium Term Note

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
High Quality Bond Fund

Portfolio of Investments
October 31, 1999

  Par Value                                                           Value
  ---------                                                           -----

U.S. GOVERNMENT AND AGENCY OBLIGATIONS - 39.76%

                  U.S. Treasury Bonds - 25.15%

$ 4,450,000       12.00%, 08/15/13 .........................     $  6,100,683
  4,000,000       13.25%, 05/15/14 .........................        5,929,720
    700,000       7.50%, 11/15/16 ..........................          772,212
  6,760,000       8.88%, 08/15/17 ..........................        8,428,841
  3,550,000       9.00%, 11/15/18 ..........................        4,506,619
  5,500,000       8.75%, 05/15/20 ..........................        6,884,460
  6,000,000       7.88%, 02/15/21 ..........................        6,935,460
    200,000       8.13%, 05/15/21 ..........................          237,120
  3,500,000       8.13%, 08/15/21 ..........................        4,152,680
  5,975,000       6.38%, 08/15/27 ..........................        5,947,276
  7,340,000       6.13%, 11/15/27 ..........................        7,087,504
  4,250,000       5.50%, 08/15/28 ..........................        3,774,723
  4,440,000       5.25%, 11/15/28 ..........................        3,816,802
  6,895,000       5.25%, 02/15/29 ..........................        5,973,000
  1,750,000       6.13%, 08/15/29 ..........................        1,743,857
                                                                 ------------
                                                                   72,290,957
                                                                 ------------

                  Federal National
                  Mortgage Association - 2.78%

  3,000,000       8.50%, 02/01/05 ..........................        3,017,430
  3,199,000       6.38%, 06/15/09 ..........................        3,123,600
  2,050,000       6.16%, 08/07/28 ..........................        1,854,041
                                                                 ------------
                                                                    7,995,071
                                                                 ------------

                  U.S. Treasury Notes - 4.45%

  5,000,000       6.63%, 06/30/01 ..........................        5,064,750
    675,000       6.25%, 10/31/01 ..........................          680,650
  2,000,000       7.50%, 11/15/01 ..........................        2,063,620
  2,100,000       6.25%, 02/28/02 ..........................        2,118,732
  1,530,000       6.00%, 08/15/04 ..........................        1,534,238
    600,000       5.63%, 05/15/08 ..........................          578,910
    755,000       6.00%, 08/15/09 ..........................          754,358
                                                                 ------------
                                                                   12,795,258
                                                                 ------------

                  U.S. Government-Backed Bonds - 4.43%

  2,000,000       Private Export Funding Corp., Series H
                  6.45%, 09/30/04 ..........................        1,987,500
  4,000,000       Private Export Funding Corp., Series B
                  6.49%, 07/15/07 ..........................        3,935,000
  1,800,000       A.I.D. State of Israel
                  Series 7-A
                  5.45%, 02/15/01 ..........................        1,784,484
  5,000,000       A.I.D. Israel
                  Series 8-C
                  6.63%, 08/15/03 ..........................        5,038,300
                                                                 ------------
                                                                   12,745,284
                                                                 ------------

                  Federal Home Loan
                  Mortgage Corporation - 1.13%

  1,000,000       6.25%, 07/15/04 ..........................          992,500
  2,280,000       6.63%, 09/15/09 ..........................        2,268,600
                                                                 ------------
                                                                    3,261,100
                                                                 ------------

                  U.S. Treasury Strip (A) - 1.82%

  9,000,000       4.86%, 05/15/08 Interest only, (B)                5,247,180
                                                                 ------------
                  Total U.S. Government
                  and Agency Obligations ...................      114,334,850
                                                                 ------------
                  (Cost $114,881,739)

CORPORATE NOTES AND BONDS - 31.90%

                  Utilities - 10.12%

    500,000       Emerson Electric Co.
                  5.85%, 03/15/09 ..........................          463,125
  1,950,000       GTE Corp., Debenture
                  6.46%, 04/15/08 ..........................        1,869,563
  6,500,000       GTE Florida, Inc., Series A, Debenture
                  6.31%, 12/15/02 ..........................        6,418,750
  3,000,000       MCI WorldCom, Inc.
                  6.13%, 04/15/02 ..........................        2,951,250
  5,000,000       PacifiCorp, MTN
                  6.38%, 05/15/08 ..........................        4,750,000
  2,750,000       Potomac Electric Power Co.
                  First Mortgage
                  6.25%, 10/15/07 ..........................        2,657,187
  1,000,000       Sprint Capital Corp.
                  5.88%, 05/01/04 ..........................          961,250
  2,250,000       Sprint Capital Corp.
                  6.90%, 05/01/19 ..........................        2,106,562
  1,500,000       Tele-Communications, Inc.
                  7.25%, 08/01/05 ..........................        1,509,375
  3,300,000       Telecom De Puerto Rico
                  6.15%, 05/15/02 (D) ......................        3,238,926
  2,250,000       Telecom De Puerto Rico
                  6.65%, 05/15/06 (D) ......................        2,174,062
                                                                 ------------
                                                                   29,100,050
                                                                 ------------

                  Consumer Cyclicals - 9.41%

  1,650,000       Coca-Cola Enterprises, Inc.
                  7.13%, 08/01/17 ..........................        1,592,250
  1,900,000       Colgate-Palmolive Co., Series C, MTN
                  5.27%, 12/01/03 ..........................        1,801,086
  5,050,000       Hershey Foods Corp.
                  7.20%, 08/15/27 ..........................        4,949,000
  1,650,000       McDonald's Corp., MTN
                  5.95%, 01/15/08 ..........................        1,561,313
  2,000,000       Minnesota Mining & Manufacturing Co.
                  Debenture
                  6.38%, 02/15/28 ..........................        1,772,500
  1,800,000       Pepsi Bottling Holdings, Inc.
                  5.38%, 02/17/04 (D) ......................        1,696,500

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
High Quality Bond Fund

Portfolio of Investments (continued)
October 31, 1999

  Par Value                                                           Value
  ---------                                                           -----

                  Consumer Cyclicals (continued)

$   250,000       Procter & Gamble Co.
                  8.50%, 08/10/09 ..........................     $    279,063
  3,000,000       Sara Lee Corp., MTN
                  7.40%, 03/22/02 ..........................        3,048,750
  3,000,000       Sysco Corp.
                  7.00%, 05/01/06 ..........................        3,007,500
  3,675,000       Sysco Corp.
                  6.50%, 08/01/28 ..........................        3,289,125
  1,450,000       Time Warner Entertainment Co.
                  8.38%, 03/15/23 ..........................        1,547,875
  2,500,000       Wal-Mart Stores, Inc.
                  6.88%, 08/10/09 ..........................        2,512,500
                                                                 ------------
                                                                   27,057,462
                                                                 ------------

                  Finance - 7.88%

  2,000,000       Associates Corp. of North America
                  6.63%, 05/15/01 ..........................        2,002,500
  2,000,000       Associates Corp. of North America, MTN
                  7.40%, 05/03/02 ..........................        2,027,500
  4,000,000       Bank One Milwaukee
                  National Association, MTN
                  6.35%, 03/19/01 ..........................        4,000,000
  1,500,000       Caterpillar Financial Services Corp.
                  Series F, MTN
                  5.47%, 09/12/01 ..........................        1,470,000
  1,285,000       General Electric Capital Corp., MTN
                  6.33%, 09/17/01 ..........................        1,283,394
    250,000       General Electric Capital Corp.
                  8.30%, 09/20/09 ..........................          271,875
  1,165,000       Goldman Sachs Group
                  6.65%, 05/15/09 ..........................        1,109,663
  2,000,000       Key Bank of North America
                  7.13%, 08/15/06 ..........................        1,972,500
  3,500,000       National Rural Utilities
                  5.50%, 01/15/05 ..........................        3,259,375
  1,025,000       National Rural Utilities Cooperative
                  Finance Corp.
                  6.20%, 02/01/08 ..........................          969,906
  3,000,000       Suntrust Bank, Atlanta, MTN
                  7.25%, 09/15/06 ..........................        3,007,500
  1,300,000       Suntrust Bank of Central Florida, MTN
                  6.90%, 07/01/07 ..........................        1,285,375
                                                                 ------------
                                                                   22,659,588
                                                                 ------------

                  Health Care - 1.21%

    800,000       Abbott Laboratories
                  6.40%, 12/01/06 ..........................          787,000
  3,000,000       Becton Dickinson & Co., Debenture
                  6.70%, 08/01/28 ..........................        2,703,750
                                                                 ------------
                                                                    3,490,750
                                                                 ------------

                  Automobile Finance - 1.21%

  3,500,000       Ford Motor Credit Co.
                  6.70%, 07/16/04 ...........................       3,465,000
                                                                 ------------

                  Industrial - 1.18%

  2,000,000       Illinois Tool Works
                  5.75%, 03/01/09 ..........................        1,835,000
  1,650,000       Xerox Corp.
                  5.50%, 11/15/03 ..........................        1,571,625
                                                                 ------------
                                                                    3,406,625
                                                                 ------------

                  Technology - 0.89%

  2,500,000       International Business Machines Corp.
                  7.25%, 11/01/02 ..........................        2,546,875
                                                                 ------------
                  Total Corporate Notes and Bonds ..........       91,726,350
                                                                 ------------
                  (Cost $98,960,681)

MORTGAGE-BACKED SECURITIES - 18.11%

                  Government National
                  Mortgage Association - 10.58%

    246,675       6.50%, 03/15/13, Pool 458165 ............           242,358
     75,943       6.50%, 03/15/13, Pool 463723 ............            74,589
    250,340       6.50%, 04/15/13, Pool 466013 ............           245,879
    279,576       6.50%, 04/15/13, Pool 473476 ............           274,594
    300,284       6.50%, 05/15/13, Pool 433742 ............           294,933
    136,908       6.50%, 05/15/13, Pool 476292 ............           134,469
     46,926       6.50%, 10/15/13, Pool 434026 ............            46,090
    341,920       6.50%, 10/15/13, Pool 434017 ............           335,827
  1,971,733       6.50%, 10/15/13, Pool 471586 ............         1,936,597
    382,752       6.50%, 10/15/13, Pool 464249 ............           375,931
    126,581       6.50%, 10/15/13, Pool 484576 ............           124,325
  1,108,232       6.50%, 11/15/13, Pool 454228 ............         1,088,140
    770,765       6.50%, 11/15/13, Pool 477529 ............           757,030
    824,926       6.50%, 11/15/13, Pool 490795 ............           809,970
    922,537       6.63%, 07/20/22, Pool 008022 (C) ........           930,038
  1,351,881       7.00%, 11/15/22, Pool 330551 ............         1,335,199
    969,745       6.50%, 01/15/29, Pool 482909 ............           926,708
  3,324,955       7.00%, 01/15/29, Pool 499333 ............         3,261,548
    742,694       7.00%, 02/15/29, Pool 470018 ............           728,531
  3,473,928       7.00%, 02/15/29, Pool 486937 ............         3,407,680
  4,699,758       7.00%, 02/15/29, Pool 492173 ............         4,610,134
     24,372       6.50%, 03/15/29, Pool 464613 ............            23,291
  3,530,962       6.00%, 03/15/29, Pool 464632 ............         3,277,156
  2,034,553       6.50%, 03/15/29, Pool 503051 ............         1,944,260
  1,926,550       6.50%, 04/15/29, Pool 483349 ............         1,841,050
  1,398,994       7.50%, 09/15/29, Pool 466158 ............         1,402,491
                                                                 ------------
                                                                   30,428,818
                                                                 ------------

                  Federal National
                  Mortgage Association - 3.39%

    778,864       6.50%, 05/01/06, Pool 348137 .............          773,801
  2,183,829       6.75%, 04/25/21, Pool 0096-4 .............        2,185,860
  2,617,283       8.50%, 12/01/25, Pool 313420 .............        2,711,322
  4,000,000       8.00%, 10/01/29, Pool 252875 .............        4,075,000
                                                                 ------------
                                                                    9,745,983
                                                                 ------------

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
High Quality Bond Fund

Portfolio of Investments (continued)
October 31, 1999

  Par Value                                                           Value
  ---------                                                           -----

                  Federal Home Loan
                  Mortgage Corporation - 2.79%

$ 3,000,000       6.00%, 04/15/22, Pool  2118QC ............     $  2,850,930
  5,000,000       8.50%, 10/01/29, Pool  G01072 ............        5,179,650
                                                                 ------------
                                                                    8,030,580
                                                                 ------------

                  Structured Mortgage Product - 1.35%

  1,149,671       Prudential Home Mortgage Securities
                  Series 1993-38, Class A-3, CMO
                  6.15%, 09/25/23 ..........................        1,130,621
  2,799,428       Rural Housing Trust
                  Series 1987-1, Class 1-D, CMO
                  6.33%, 04/01/26 ..........................        2,743,877
                                                                 ------------
                                                                    3,874,498
                                                                 ------------
                  Total Mortgage-Backed Securities .........       52,079,879
                                                                 ------------
                  (Cost $53,278,278)

ASSET-BACKED SECURITIES - 6.34%

  2,216,766       Chase Manhattan Auto Owner Trust
                  Series 1998-C, Class A3
                  5.80%, 01/15/02 ..........................        2,211,224
  6,000,000       Citibank Credit Card Master Trust I
                  Series 1998-6
                  5.85%, 04/10/03 ..........................        5,951,220
  1,000,000       Citibank Credit Card Master Trust I
                  Series 1999-1, Class A
                  5.50%, 02/15/06 ..........................          952,810
  3,500,000       Ford Credit Auto Owner Trust
                  Series 1999-D, Class A5
                  6.52%, 09/15/03 ..........................        3,498,880
    850,000       Green Tree Financial Corp.
                  Series 1998-1, Class A4
                  6.04%, 11/01/29 ..........................          835,652
  5,050,000       MBNA Master Credit Card Trust
                  Series 1998-J, Class A
                  5.25%, 02/15/06 ..........................        4,800,630
                                                                 ------------
                  Total Asset-Backed Securities ............       18,250,416
                                                                 ------------
                  (Cost $18,377,977)

FOREIGN BOND - 1.77%

  1,500,000       Heinz (H.J.) Co. (E)
                  5.75%, 02/03/03 ..........................        1,454,400
  4,000,000       Province of Quebec (F)
                  5.75%, 02/15/09 ..........................        3,640,000
                                                                 ------------
                  Total Foreign Bond .......................        5,094,400
                                                                 ------------
                  (Cost $5,233,631)

REPURCHASE AGREEMENT - 1.47%

  4,220,000       Repurchase Agreement with:
                  Chase Manhattan Bank
                  5.20%, 11/01/99, dated 10/29/99
                  Repurchase Price $4,221,829
                  (Collateralized by U.S. Treasury Bond
                  10.63%, Due 08/15/15;
                  Total Par $3,045,000
                  Market Value $4,308,675) .................        4,220,000
                                                                 ------------
                  Total Repurchase Agreement ...............        4,220,000
                                                                 ------------
                  (Cost $4,220,000)

Total Investments - 99.35% .................................      285,705,895
                                                                 ------------
(Cost $294,952,306)

Net Other Assets and Liabilities - 0.65% ...................        1,860,432
                                                                 ------------
Net Assets - 100.00% .......................................     $287,566,327
                                                                 ============

----------
(A)   Discount yield at time of purchase.
(B) Stripped securities represent the splitting of cash flows into interest and principal. Holders, as indicated, are entitled to that portion of the payment representing interest only or principal only.
(C) Floating rate note. Interest rate shown reflects rate in effect at October 31, 1999.
(D) Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold, in transactions exempt from registration, to qualified institutional buyers. At October 31, 1999, these securities amounted to $7,109,488 or 2.47% of net assets.
(E)   Euro-Dollar Bond
(F)   U.S. Dollar-Denominated
CMO   Collateralized Mortgage Obligation
MTN   Medium Term Note

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Galaxy Taxable Bond Funds

Statements of Assets and Liabilities
October 31, 1999

                                                                                   Intermediate
                                                                    Short-Term       Government      Corporate     High Quality
                                                                     Bond Fund      Income Fund      Bond Fund       Bond Fund
                                                                   -------------   -------------   -------------   -------------
ASSETS:
   Investments (Note 2):
     Investments at cost ........................................  $  49,997,042   $ 308,705,373   $  79,904,624   $ 290,732,306
     Repurchase Agreements ......................................      6,805,000         387,000         757,000       4,220,000
     Net unrealized appreciation (depreciation) on investments ..       (564,271)     (6,167,279)     (2,324,617)     (9,246,411)
                                                                   -------------   -------------   -------------   -------------
       Total investments at value ...............................     56,237,771     302,925,094      78,337,007     285,705,895
   Cash .........................................................             --          67,201           7,342          15,546
   Receivable for investments sold ..............................      1,100,890      11,427,453       1,093,072       1,961,287
   Receivable for shares sold ...................................        190,590         804,171         315,098       1,095,375
   Interest receivable ..........................................        582,081       3,114,903       1,154,264       4,505,548
   Deferred organizational expense (Note 2) .....................             --              --             448              --
   Other Assets .................................................             --              --          42,526              --
                                                                   -------------   -------------   -------------   -------------
       Total Assets .............................................     58,111,332     318,338,822      80,949,757     293,283,651
                                                                   -------------   -------------   -------------   -------------

LIABILITIES:
   Dividends payable ............................................        245,054       1,432,135         392,325       1,359,916
   Payable for investments purchased ............................        869,810      23,848,199       1,091,002       3,717,395
   Payable for shares redeemed ..................................         16,730         392,997           1,666         437,303
   Advisory fee payable (Note 3) ................................         26,462         137,278          36,927         131,993
   Payable to Fleet affiliates (Note 3) .........................          8,388          12,733           6,727             345
   Payable to Administrator (Note 3) ............................         15,764          44,438          11,086          49,443
   Trustees' fees and expenses payable (Note 3) .................          2,943           9,749           3,159           7,331
   Payable to Custodian .........................................          5,597              --              --              --
   Accrued expenses and other payables ..........................         17,506          43,614          24,865          13,598
                                                                   -------------   -------------   -------------   -------------
       Total Liabilities ........................................      1,208,254      25,921,143       1,567,757       5,717,324
                                                                   -------------   -------------   -------------   -------------
NET ASSETS ......................................................  $  56,903,078   $ 292,417,679   $  79,382,000   $ 287,566,327
                                                                   =============   =============   =============   =============

NET ASSETS consist of:
   Par value (Note 5) ...........................................  $       5,770   $      29,672   $       7,770   $      28,063
   Paid-in capital in excess of par value .......................     63,124,437     325,538,650      84,176,495     298,171,488
   Undistributed net investment income ..........................        201,761         418,658         260,383         280,469
   Accumulated net realized gain (loss) on investments sold .....     (5,864,619)    (27,402,022)     (2,738,031)     (1,667,282)
   Net unrealized appreciation (depreciation) of investments ....       (564,271)     (6,167,279)     (2,324,617)     (9,246,411)
                                                                   -------------   -------------   -------------   -------------
TOTAL NET ASSETS ................................................  $  56,903,078   $ 292,417,679   $  79,382,000   $ 287,566,327
                                                                   =============   =============   =============   =============

Retail A Shares:
   Net Assets ...................................................  $  24,652,827   $  56,453,630             N/A   $  42,905,576
   Shares of beneficial interest outstanding ....................      2,499,555       5,728,355             N/A       4,187,138
   NET ASSET VALUE and redemption price per share ...............  $        9.86   $        9.86             N/A   $       10.25
   Sales charge - 3.75% of offering price .......................           0.38            0.38             N/A            0.40
                                                                   -------------   -------------   -------------   -------------
   Maximum offering price per share .............................  $       10.24   $       10.24             N/A   $       10.65
                                                                   =============   =============   =============   =============

Retail B Shares:
   Net Assets ...................................................  $     812,314   $   1,084,478             N/A   $   6,550,339
   Shares of beneficial interest outstanding ....................         82,355         110,102             N/A         639,249
                                                                   -------------   -------------   -------------   -------------
   NET ASSET VALUE and offering price per share* ................  $        9.86   $        9.85             N/A   $       10.25
                                                                   =============   =============   =============   =============

Trust Shares:
   Net Assets ...................................................  $  31,437,937   $ 234,879,571   $  79,382,000   $ 237,771,762
   Shares of beneficial interest outstanding ....................      3,187,772      23,833,798       7,769,810      23,203,752
                                                                   -------------   -------------   -------------   -------------
   NET ASSET VALUE, offering and redemption price per share .....  $        9.86   $        9.85   $       10.22   $       10.25
                                                                   =============   =============   =============   =============

A Prime Shares:
   Net Assets ...................................................            N/A             N/A             N/A   $      16,084
   Shares of beneficial interest outstanding ....................            N/A             N/A             N/A           1,569
   NET ASSET VALUE and redemption price per share ...............            N/A             N/A             N/A   $       10.25
   Sales charge - 4.75% of offering price .......................            N/A             N/A             N/A            0.51
                                                                   -------------   -------------   -------------   -------------
   Maximum offering price per share .............................            N/A             N/A             N/A   $       10.76
                                                                   =============   =============   =============   =============

B Prime Shares:
   Net Assets ...................................................            N/A             N/A             N/A   $     322,566
   Shares of beneficial interest outstanding ....................            N/A             N/A             N/A          31,509
                                                                   -------------   -------------   -------------   -------------
   NET ASSET VALUE and offering price per share* ................            N/A             N/A             N/A   $       10.24
                                                                   =============   =============   =============   =============

----------
* Redemption price per share is equal to the Net Asset Value per share less any applicable contingent deferred sales charge.

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Galaxy Taxable Bond Funds

Statements of Operations
For the year ended October 31, 1999

                                                                  Intermediate
                                                     Short-Term    Government     Corporate    High Quality
                                                     Bond Fund     Income Fund    Bond Fund     Bond Fund
                                                    -----------   ------------   -----------   ------------
INVESTMENT INCOME:
   Interest (Note 2) .............................  $ 3,628,243   $ 19,014,124   $ 5,338,814   $ 17,710,263
                                                    -----------   ------------   -----------   ------------
     Total investment income .....................    3,628,243     19,014,124     5,338,814     17,710,263
                                                    -----------   ------------   -----------   ------------

EXPENSES:
   Investment advisory fee (Note 3) ..............      457,152      2,282,992       619,564      2,106,150
   Administration fee (Note 3) ...................       45,886        229,022        61,835        211,269
   Custodian fee .................................       21,969         32,652        24,991         36,686
   Fund accounting fee (Note 3) ..................       45,674         71,627        46,812         78,661
   Professional fees (Note 3) ....................       16,519         25,060        16,339         32,362
   Transfer agent fee (Note 3) ...................       37,680        136,859        59,408        382,524
   Shareholder services and 12b-1 fees (Note 3) ..       44,526         92,214            --        120,520
   Trustees' fees and expenses (Note 3) ..........        1,832          7,562         1,846          6,754
   Amortization of organization costs (Note 2) ...           --             --         3,938             --
   Reports to shareholders .......................        9,774         31,528        20,190         32,573
   Miscellaneous .................................       34,248         42,370         8,536         58,011
                                                    -----------   ------------   -----------   ------------
     Total expenses before reimbursement/waiver ..      715,260      2,951,886       863,459      3,065,510
                                                    -----------   ------------   -----------   ------------
     Less: reimbursement/waiver (Note 4) .........     (122,717)      (610,559)     (165,217)      (574,625)
                                                    -----------   ------------   -----------   ------------
     Total expenses net of reimbursement/waiver ..      592,543      2,341,327       698,242      2,490,885
                                                    -----------   ------------   -----------   ------------
NET INVESTMENT INCOME ............................    3,035,700     16,672,797     4,640,572     15,219,378
                                                    -----------   ------------   -----------   ------------

NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS (Note 2):
   Net realized gain (loss) on investments sold ..       51,351     (3,699,849)     (559,771)    (1,517,657)
   Net change in unrealized (depreciation)
     of investments ..............................   (1,554,809)   (15,849,529)   (4,858,917)   (21,199,859)
                                                    -----------   ------------   -----------   ------------

NET REALIZED AND UNREALIZED (LOSS)
   ON INVESTMENTS ................................   (1,503,458)   (19,549,378)   (5,418,688)   (22,717,516)
                                                    -----------   ------------   -----------   ------------

NET INCREASE (DECREASE) IN NET ASSETS
   RESULTING FROM OPERATIONS .....................  $ 1,532,242   $ (2,876,581)  $  (778,116)  $ (7,498,138)
                                                    ===========   ============   ===========   ============

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Galaxy Taxable Bond Funds

Statements of Changes in Net Assets

                                                                                             Intermediate Government
                                                                Short-Term Bond Fund               Income Fund
                                                            ---------------------------   -----------------------------
                                                              Years ended October 31,        Years ended October 31,
                                                                1999           1998            1999            1998
                                                            ------------   ------------   -------------   -------------
NET ASSETS at beginning of period ........................  $ 68,224,850   $ 78,702,807   $ 306,627,909   $ 274,840,329
                                                            ------------   ------------   -------------   -------------

Increase in Net Assets resulting from operations:
   Net investment income .................................     3,035,700      3,710,475      16,672,797      16,426,815
   Net realized gain (loss) on investments sold ..........        51,351        276,632      (3,699,849)      3,980,175
   Net change in unrealized appreciation (depreciation)
     of investments ......................................    (1,554,809)       473,071     (15,849,529)      5,732,449
                                                            ------------   ------------   -------------   -------------
     Net increase (decrease) in net assets resulting
       from operations ...................................     1,532,242      4,460,178      (2,876,581)     26,139,439
                                                            ------------   ------------   -------------   -------------

Dividends to shareholders from:
   Retail A Shares:
     Net investment income ...............................    (1,268,353)    (1,464,083)     (3,300,117)     (3,735,466)
                                                            ------------   ------------   -------------   -------------

   Retail B Shares:
     Net investment income ...............................       (35,835)       (44,206)        (27,129)            N/A
                                                            ------------   ------------   -------------   -------------

   Trust Shares:
     Net investment income ...............................    (1,693,636)    (2,384,791)    (13,345,551)    (13,367,624)
                                                            ------------   ------------   -------------   -------------

   Total Dividends to shareholders .......................    (2,997,824)    (3,893,080)    (16,672,797)    (17,103,090)
                                                            ------------   ------------   -------------   -------------

Net increase (decrease) from share transactions(1) .......    (9,856,190)   (11,045,055)      5,339,148      22,751,231
                                                            ------------   ------------   -------------   -------------
   Net increase (decrease) in net assets .................   (11,321,772)   (10,477,957)    (14,210,230)     31,787,580
                                                            ------------   ------------   -------------   -------------

NET ASSETS at end of period (including line A) ...........  $ 56,903,078   $ 68,224,850   $ 292,417,679   $ 306,627,909
                                                            ============   ============   =============   =============

(A) Undistributed net investment income ..................  $    201,761   $    123,662   $     418,658   $     169,845
                                                            ============   ============   =============   =============

----------
(1) For detail on share transactions by series, see Statements of Changes in Net Assets - Capital Stock Activity on pages 28 and 29.

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Galaxy Taxable Bond Funds

Statements of Changes in Net Assets

                                                                              Corporate Bond Fund         High Quality Bond Fund
                                                                           --------------------------   ---------------------------
                                                                            Years ended October 31,       Years ended October 31,
                                                                               1999          1998           1999           1998
                                                                           -----------   ------------   ------------   ------------
NET ASSETS at beginning of period .......................................  $83,564,654   $ 91,728,383   $268,441,362   $212,346,575
                                                                           -----------   ------------   ------------   ------------

Increase in Net Assets resulting from operations:
   Net investment income ................................................    4,640,572      5,160,979     15,219,378     12,717,417
   Net realized gain (loss) on investments sold .........................     (559,771)     1,076,268     (1,517,657)     5,166,591
   Net change in unrealized appreciation (depreciation) of investments ..   (4,858,917)     1,374,412    (21,199,859)     5,644,735
                                                                           -----------   ------------   ------------   ------------
     Net increase (decrease)in net assets resulting from operations .....     (778,116)     7,611,659     (7,498,138)    23,528,743
                                                                           -----------   ------------   ------------   ------------

Dividends to shareholders from:
   Retail A Shares:
     Net investment income ..............................................           --             --     (2,585,461)    (1,841,859)
     Net realized gain on investments ...................................           --             --       (406,430)            --
                                                                           -----------   ------------   ------------   ------------
       Total Dividends ..................................................           --             --     (2,991,891)    (1,841,859)
                                                                           -----------   ------------   ------------   ------------

   Retail B Shares:
     Net investment income ..............................................          N/A            N/A       (313,178)      (157,568)
     Net realized gain on investments ...................................          N/A            N/A        (48,125)            --
                                                                           -----------   ------------   ------------   ------------
       Total Dividends ..................................................          N/A            N/A       (361,303)      (157,568)
                                                                           -----------   ------------   ------------   ------------

   Trust Shares:
     Net investment income ..............................................   (4,640,572)    (5,434,239)   (12,365,223)   (10,708,262)
     Net realized gain on investments ...................................           --             --     (1,827,182)            --
                                                                           -----------   ------------   ------------   ------------
       Total Dividends ..................................................   (4,640,572)    (5,434,239)   (14,192,405)   (10,708,262)
                                                                           -----------   ------------   ------------   ------------

   A Prime Shares:
     Net investment income ..............................................          N/A            N/A         (1,308)           N/A
     Net realized gain on investments ...................................          N/A            N/A           (411)           N/A
                                                                           -----------   ------------   ------------   ------------
       Total Dividends ..................................................          N/A            N/A         (1,719)           N/A
                                                                           -----------   ------------   ------------   ------------

   B Prime Shares:
     Net investment income ..............................................          N/A            N/A        (10,096)           N/A
     Net realized gain on investments ...................................          N/A            N/A           (494)           N/A
                                                                           -----------   ------------   ------------   ------------
       Total Dividends ..................................................          N/A            N/A        (10,590)           N/A
                                                                           -----------   ------------   ------------   ------------

   Total Dividends to shareholders ......................................   (4,640,572)    (5,434,239)   (17,557,908)   (12,707,689)
                                                                           -----------   ------------   ------------   ------------

Net increase (decrease) from share transactions(1) ......................    1,236,034    (10,341,149)    44,181,011     45,273,733
                                                                           -----------   ------------   ------------   ------------
   Net increase (decrease) in net assets ................................   (4,182,654)    (8,163,729)    19,124,965     56,094,787
                                                                           -----------   ------------   ------------   ------------

NET ASSETS at end of period (including line A) ..........................  $79,382,000   $ 83,564,654   $287,566,327   $268,441,362
                                                                           ===========   ============   ============   ============

(A) Undistributed net investment income .................................  $   260,383   $    131,668   $    280,469   $    203,154
                                                                           ===========   ============   ============   ============

----------
(1) For detail on share transactions by series, see Statements of Changes in Net Assets-- Capital Stock Activity on pages 28 and 29.

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Galaxy Taxable Bond Funds

Statements of Changes in Net Assets --
Capital Stock Activity

                                                                                        Intermediate Government
                                                            Short-Term Bond Fund              Income Fund
                                                        ---------------------------   ---------------------------
                                                           Years ended October 31,      Years ended October 31,
                                                            1999           1998           1999           1998
                                                        ------------   ------------   ------------   ------------
DOLLAR AMOUNTS
Retail A Shares:
Sold .................................................  $ 26,400,028   $ 15,574,273   $ 10,176,855   $ 14,217,594
Issued to shareholders in reinvestment of dividends ..     1,090,190      1,235,792      2,559,568      2,790,118
Repurchased ..........................................   (31,264,721)   (15,956,842)   (19,108,917)   (17,809,958)
                                                        ------------   ------------   ------------   ------------
   Net increase (decrease) in shares outstanding .....  $ (3,774,503)  $    853,223   $ (6,372,494)  $   (802,246)
                                                        ============   ============   ============   ============

Retail B Shares:
Sold .................................................  $    314,056   $  1,004,036   $  1,457,973            N/A
Issued to shareholders in reinvestment of dividends ..        29,447         41,720         22,337            N/A
Repurchased ..........................................      (596,974)      (873,621)      (362,484)           N/A
                                                        ------------   ------------   ------------   ------------
   Net increase (decrease) in shares outstanding .....  $   (253,471)  $    172,135   $  1,117,826            N/A
                                                        ============   ============   ============   ============

Trust Shares:
Sold .................................................  $  5,131,414   $ 19,853,367   $ 43,486,208   $ 56,054,947
Issued to shareholders in reinvestment of dividends ..       765,143      1,021,177      3,528,720      3,567,705
Repurchased ..........................................   (11,724,773)   (32,944,957)   (36,421,112)   (36,069,175)
                                                        ------------   ------------   ------------   ------------
   Net increase (decrease) in shares outstanding .....  $ (5,828,216)  $(12,070,413)  $ 10,593,816   $ 23,553,477
                                                        ============   ============   ============   ============

SHARE ACTIVITY
Retail A Shares:
Sold .................................................     2,649,070      1,555,052        991,566      1,383,512
Issued to shareholders in reinvestment of dividends ..       111,011        124,057        254,097        272,011
Repurchased ..........................................    (3,137,758)    (1,595,494)    (1,884,668)    (1,731,933)
                                                        ------------   ------------   ------------   ------------
   Net increase (decrease) in shares outstanding .....      (377,677)        83,615       (639,005)       (76,410)
                                                        ============   ============   ============   ============

Retail B Shares:
Sold .................................................        31,480        101,000        143,750            N/A
Issued to shareholders in reinvestment of dividends ..         2,980          4,171          2,260            N/A
Repurchased ..........................................       (59,672)       (88,011)       (35,908)           N/A
                                                        ------------   ------------   ------------   ------------
   Net increase (decrease) in shares outstanding .....       (25,212)        17,160        110,102            N/A
                                                        ============   ============   ============   ============

Trust Shares:
Sold .................................................       513,395      1,986,106      4,284,192      5,459,216
Issued to shareholders in reinvestment of dividends ..        77,948        102,083        349,318        347,783
Repurchased ..........................................    (1,172,148)    (3,298,697)    (3,631,847)    (3,517,644)
                                                        ------------   ------------   ------------   ------------
   Net increase (decrease) in shares outstanding .....      (580,805)    (1,210,508)     1,001,663      2,289,355
                                                        ============   ============   ============   ============

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Galaxy Taxable Bond Funds

Statements of Changes in Net Assets --
Capital Stock Activity

                                                              Corporate Bond Fund           High Quality Bond Fund
                                                        ------------------------------  -------------------------------
                                                            Years ended October 31,         Years ended October 31,
                                                             1999            1998            1999             1998
                                                        --------------  --------------  --------------   --------------
DOLLAR AMOUNTS
Retail A Shares:
Sold .................................................  $           --  $           --  $   21,457,219   $   26,890,214
Issued to shareholders in reinvestment of dividends ..              --              --       2,682,994        1,560,277
Repurchased ..........................................              --              --     (22,644,891)     (12,206,245)
                                                        --------------  --------------  --------------   --------------
   Net increase in shares outstanding ................  $           --  $           --  $    1,495,322   $   16,244,246
                                                        ==============  ==============  ==============   ==============

Retail B Shares:
Sold .................................................             N/A             N/A  $    3,562,927   $    3,721,786
Issued to shareholders in reinvestment of dividends ..             N/A             N/A         282,560          133,597
Repurchased ..........................................             N/A             N/A      (2,119,922)        (596,983)
                                                        --------------  --------------  --------------   --------------
   Net increase in shares outstanding ................             N/A             N/A  $    1,725,565   $    3,258,400
                                                        ==============  ==============  ==============   ==============

Trust Shares:
Sold .................................................  $   16,506,253  $   23,376,133  $   80,582,877   $   63,505,520
Issued to shareholders in reinvestment of dividends ..       2,407,438       2,954,566       9,324,509        6,911,279
Repurchased ..........................................     (17,677,657)    (36,671,848)    (49,305,977)     (44,645,712)
                                                        --------------  --------------  --------------   --------------
   Net increase (decrease) in shares outstanding .....  $    1,236,034  $  (10,341,149) $   40,601,409   $   25,771,087
                                                        ==============  ==============  ==============   ==============

A Prime Shares:
Sold .................................................             N/A             N/A  $       52,116              N/A
Issued to shareholders in reinvestment of dividends ..             N/A             N/A              70              N/A
Repurchased ..........................................             N/A             N/A         (33,508)             N/A
                                                        --------------  --------------  --------------   --------------
   Net increase in shares outstanding ................             N/A             N/A  $       18,678              N/A
                                                        ==============  ==============  ==============   ==============

B Prime Shares:
Sold .................................................             N/A             N/A  $      359,496              N/A
Issued to shareholders in reinvestment of dividends ..             N/A             N/A           9,403              N/A
Repurchased ..........................................             N/A             N/A         (28,862)             N/A
                                                        --------------  --------------  --------------   --------------
   Net increase in shares outstanding ................             N/A             N/A  $      340,037              N/A
                                                        ==============  ==============  ==============   ==============

SHARE ACTIVITY
Retail A Shares:
Sold .................................................              --              --       1,977,732        2,460,852
Issued to shareholders in reinvestment of dividends ..              --              --         251,778          142,902
Repurchased ..........................................              --              --      (2,138,328)      (1,118,893)
                                                        --------------  --------------  --------------   --------------
   Net increase in shares outstanding ................              --              --          91,182        1,484,861
                                                        ==============  ==============  ==============   ==============

Retail B Shares:
Sold .................................................             N/A             N/A         329,766          339,876
Issued to shareholders in reinvestment of dividends ..             N/A             N/A          26,426           12,227
Repurchased ..........................................             N/A             N/A        (200,809)         (54,909)
                                                        --------------  --------------  --------------   --------------
   Net increase in shares outstanding ................             N/A             N/A         155,383          297,194
                                                        ==============  ==============  ==============   ==============

Trust Shares:
Sold .................................................       1,552,757       2,187,748       7,573,939        5,817,335
Issued to shareholders in reinvestment of dividends ..         225,160         276,364         881,636          633,673
Repurchased ..........................................      (1,674,792)     (3,424,617)     (4,636,948)      (4,104,688)
                                                        --------------  --------------  --------------   --------------
   Net increase (decrease) in shares outstanding .....         103,125        (960,505)      3,818,627        2,346,320
                                                        ==============  ==============  ==============   ==============

A Prime Shares:
Sold .................................................             N/A             N/A           4,700              N/A
Issued to shareholders in reinvestment of dividends ..             N/A             N/A               6              N/A
Repurchased ..........................................             N/A             N/A          (3,137)             N/A
                                                        --------------  --------------  --------------   --------------
   Net increase in shares outstanding ................             N/A             N/A           1,569              N/A
                                                        ==============  ==============  ==============   ==============

B Prime Shares:
Sold .................................................             N/A             N/A          33,422              N/A
Issued to shareholders in reinvestment of dividends ..             N/A             N/A             897              N/A
Repurchased ..........................................             N/A             N/A          (2,810)             N/A
                                                        --------------  --------------  --------------   --------------
   Net increase in shares outstanding ................             N/A             N/A          31,509              N/A
                                                        ==============  ==============  ==============   ==============

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Short-Term Bond Fund

Financial Highlights
For a Share outstanding throughout each period.

Retail A Shares

                                                                                   Years ended October 31,
                                                              ------------------------------------------------------------------
                                                                 1999          1998          1997          1996          1995
                                                              ----------    ----------    ----------    ----------    ----------
Net Asset Value, Beginning of Period .......................  $    10.10    $    10.01    $     9.99    $    10.06    $     9.73
                                                              ----------    ----------    ----------    ----------    ----------
Income from Investment Operations:
  Net investment income (A) ................................        0.49          0.51          0.53          0.52          0.55
  Net realized and unrealized gain (loss) on investments ...       (0.25)         0.11          0.02         (0.07)         0.33
                                                              ----------    ----------    ----------    ----------    ----------
    Total from Investment Operations .......................        0.24          0.62          0.55          0.45          0.88
                                                              ----------    ----------    ----------    ----------    ----------
Less Dividends:
  Dividends from net investment income .....................       (0.48)        (0.53)        (0.53)        (0.52)        (0.55)
                                                              ----------    ----------    ----------    ----------    ----------
    Total Dividends ........................................       (0.48)        (0.53)        (0.53)        (0.52)        (0.55)
                                                              ----------    ----------    ----------    ----------    ----------
Net increase (decrease) in net asset value .................       (0.24)         0.09          0.02         (0.07)         0.33
                                                              ----------    ----------    ----------    ----------    ----------
Net Asset Value, End of Period .............................  $     9.86    $    10.10    $    10.01    $     9.99    $    10.06
                                                              ==========    ==========    ==========    ==========    ==========

Total Return(2) ............................................        2.43%         6.42%         5.64%         4.63%         9.28%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ..........................  $   24,653    $   29,067    $   27,961    $   33,388    $   31,542
Ratios to average net assets:
    Net investment income including
      reimbursement/waiver .................................        4.86%         5.07%         5.29%         5.22%         5.54%
    Operating expenses including reimbursement/waiver ......        1.10%         1.11%         1.00%         1.11%         0.99%
    Operating expenses excluding reimbursement/waiver ......        1.30%         1.31%         1.21%         1.35%         1.32%
Portfolio Turnover Rate ....................................         151%          133%          173%          214%          289%

----------
*     Annualized
**    Not Annualized
(1)   The Fund began offering Retail B Shares on March 4, 1996.
(2) Calculation does not include the effect of any sales charge for Retail A Shares and Retail B Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.47, $0.49,
      $0.51, $0.50 and $0.52, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for the Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996, and 1995 were $0.49 $0.52, $0.52, $0.53, and $0.54, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the years ended October 31, 1999, 1998, 1997 and 1996 were $0.39, $0.42, $0.44 and $0.29, respectively.

                       See Notes to Financial Statements.

Trust Shares

                                                                                    Years ended October 31,
                                                              ---------------------------------------------------------------------
                                                                 1999           1998          1997           1996           1995
                                                              ----------     ----------    ----------     ----------     ----------
Net Asset Value, Beginning of Period .......................  $    10.10     $    10.01    $     9.99     $    10.06     $     9.73
                                                              ----------     ----------    ----------     ----------     ----------
Income from Investment Operations:
  Net investment income (A) ................................        0.51           0.54          0.54           0.55           0.57
  Net realized and unrealized gain (loss) on investments ...       (0.25)          0.11          0.02          (0.07)          0.33
                                                              ----------     ----------    ----------     ----------     ----------
    Total from Investment Operations .......................        0.26           0.65          0.56           0.48           0.90
                                                              ----------     ----------    ----------     ----------     ----------
Less Dividends:
  Dividends from net investment income .....................       (0.50)         (0.56)        (0.54)         (0.55)         (0.57)
                                                              ----------     ----------    ----------     ----------     ----------
    Total Dividends ........................................       (0.50)         (0.56)        (0.54)         (0.55)         (0.57)
                                                              ----------     ----------    ----------     ----------     ----------
Net increase (decrease) in net asset value .................       (0.24)          0.09          0.02          (0.07)          0.33
                                                              ----------     ----------    ----------     ----------     ----------
Net Asset Value, End of Period .............................  $     9.86     $    10.10    $    10.01     $     9.99     $    10.06
                                                              ==========     ==========    ==========     ==========     ==========

Total Return(2) ............................................        2.67%          6.68%         5.77%          4.91%          9.55%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ..........................  $   31,438     $   38,071    $   49,837     $   58,227     $   35,088
Ratios to average net assets:
    Net investment income including
      reimbursement/waiver .................................        5.10%          5.33%         5.43%          5.49%          5.79%
    Operating expenses including reimbursement/waiver ......        0.86%          0.85%         0.86%          0.84%          0.74%
    Operating expenses excluding reimbursement/waiver ......        1.06%          1.05%         1.07%          1.08%          1.02%
Portfolio Turnover Rate ....................................         151%           133%          173%           214%           289%

Retail B Shares

                                                                              Years ended October 31,
                                                                  -----------------------------------------------
                                                                    1999         1998         1997         1996(1)
                                                                  --------     --------     --------     --------
Net Asset Value, Beginning of Period .......................      $  10.10     $  10.01     $   9.99     $  10.09
                                                                  --------     --------     --------     --------
Income from Investment Operations:
  Net investment income(A) .................................          0.42         0.45         0.46         0.31
  Net realized and unrealized gain (loss) on investments ...         (0.25)        0.11         0.03        (0.10)
                                                                  --------     --------     --------     --------
    Total from Investment Operations .......................          0.17         0.56         0.49         0.21
                                                                  --------     --------     --------     --------
Less Dividends:
  Dividends from net investment income .....................         (0.41)       (0.47)       (0.47)       (0.31)
                                                                  --------     --------     --------     --------
    Total Dividends ........................................         (0.41)       (0.47)       (0.47)       (0.31)
                                                                  --------     --------     --------     --------
Net increase (decrease) in net asset value .................         (0.24)        0.09         0.02        (0.10)
                                                                  --------     --------     --------     --------
Net Asset Value, End of Period .............................      $   9.86     $  10.10     $  10.01     $   9.99
                                                                  ========     ========     ========     ========

Total Return(2) ............................................          1.71%        5.73%        4.99%        2.12%**

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ..........................      $    812     $  1,087     $    905     $    260
Ratios to average net assets:
    Net investment income including
      reimbursement/waiver .................................          4.17%        4.40%        4.56%        4.73%*
    Operating expenses including reimbursement/waiver ......          1.79%        1.78%        1.75%        1.77%*
    Operating expenses excluding reimbursement/waiver ......          2.08%        1.99%        2.01%        1.98%*
Portfolio Turnover Rate ....................................           151%         133%         173%         214%**

--------------------------------------------------------------------------------
Intermediate Government Income Fund

Financial Highlights
For a Share outstanding throughout each period.

Retail A Shares

                                                                                    Years ended October 31,
                                                               ------------------------------------------------------------------
                                                                  1999          1998          1997          1996          1995
                                                               ----------    ----------    ----------    ----------    ----------
Net Asset Value, Beginning of Period ........................  $    10.50         10.18    $    10.06    $    10.28    $     9.68
                                                               ----------    ----------    ----------    ----------    ----------
Income from Investment Operations:
   Net investment income(A) .................................        0.54          0.57          0.59          0.57          0.61
   Net realized and unrealized gain (loss) on investments ...       (0.65)         0.34          0.12         (0.22)         0.60
                                                               ----------    ----------    ----------    ----------    ----------
     Total from Investment Operations .......................       (0.11)         0.91          0.71          0.35          1.21
                                                               ----------    ----------    ----------    ----------    ----------
Less Dividends:
   Dividends from net investment income .....................       (0.53)        (0.59)        (0.59)        (0.57)        (0.61)
                                                               ----------    ----------    ----------    ----------    ----------
     Total Dividends ........................................       (0.53)        (0.59)        (0.59)        (0.57)        (0.61)
                                                               ----------    ----------    ----------    ----------    ----------
Net increase (decrease) in net asset value ..................       (0.64)         0.32          0.12         (0.22)         0.60
                                                               ----------    ----------    ----------    ----------    ----------
Net Asset Value, End of Period ..............................  $     9.86         10.50    $    10.18    $    10.06    $    10.28
                                                               ==========    ==========    ==========    ==========    ==========

Total Return(2) .............................................       (1.11)%        9.22%         7.33%         3.58%        12.85%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ...........................  $   56,454    $   66,865    $   65,626    $   79,741    $   79,558
Ratios to average net assets:
   Net investment income including reimbursement/waiver .....        5.28%         5.49%         5.90%         5.69%         6.10%
   Operating expenses including reimbursement/waiver ........        0.97%         1.01%         1.02%         1.04%         1.02%
   Operating expenses excluding reimbursement/waiver ........        1.17%         1.21%         1.22%         1.24%         1.26%
Portfolio Turnover Rate .....................................         184%          205%          128%          235%          145%

----------
(1)   The Fund began offering Retail B Shares on November 1, 1998.
(2) Calculation does not include the effect of any sales charge for Retail A Shares and Retail B Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.52, $0.55,
      $0.57, $0.55 and $0.58, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for the Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.54, $0.57, $0.60, $0.58 and $0.62, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the period ended October 31, 1999 was $0.42.

                       See Notes to Financial Statements.

Trust Shares

                                                                              Years ended October 31,
                                                               -------------------------------------------------------
                                                                1999        1998        1997        1996        1995
                                                              --------    --------    --------    --------    --------
Net Asset Value, Beginning of Period .......................  $  10.50    $  10.18    $  10.06    $  10.28    $   9.68
                                                              --------    --------    --------    --------    --------
Income from Investment Operations:
   Net investment income(A) ................................      0.56        0.59        0.62        0.60        0.64
   Net realized and unrealized gain (loss) on investments ..     (0.65)       0.35        0.12       (0.22)       0.60
                                                              --------    --------    --------    --------    --------
     Total from Investment Operations ......................     (0.09)       0.94        0.74        0.38        1.24
                                                              --------    --------    --------    --------    --------
Less Dividends:
   Dividends from net investment income ....................     (0.56)      (0.62)      (0.62)      (0.60)      (0.64)
                                                              --------    --------    --------    --------    --------
     Total Dividends .......................................     (0.56)      (0.62)      (0.62)      (0.60)      (0.64)
                                                              --------    --------    --------    --------    --------
Net increase (decrease) in net asset value .................     (0.65)       0.32        0.12       (0.22)       0.60
                                                              --------    --------    --------    --------    --------
Net Asset Value, End of Period .............................  $   9.85       10.50    $  10.18    $  10.06    $  10.28
                                                              ========    ========    ========    ========    ========

Total Return(2) ............................................     (0.86)%      9.52%       7.63%       3.88%      13.18%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ..........................  $234,880    $239,763    $209,215    $213,750    $186,037
Ratios to average net assets:
   Net investment income including reimbursement/waiver ....      5.53%       5.77%       6.19%       5.98%       6.39%
   Operating expenses including reimbursement/waiver .......      0.72%       0.73%       0.74%       0.75%       0.73%
   Operating expenses excluding reimbursement/waiver .......      0.92%       0.93%       0.94%       0.95%       0.94%
Portfolio Turnover Rate ....................................       184%        205%        128%        235%        145%

Retail B Shares

                                                               Period ended
                                                                October 31,
                                                                  1999(1)
                                                                 --------
Net Asset Value, Beginning of Period .......................     $  10.50
                                                                 --------
Income from Investment Operations:
   Net investment income(A) ................................         0.47
   Net realized and unrealized gain (loss) on investments ..        (0.66)
                                                                 --------
     Total from Investment Operations ......................        (0.19)
                                                                 --------
Less Dividends:
   Dividends from net investment income ....................        (0.46)
                                                                 --------
     Total Dividends .......................................        (0.46)
                                                                 --------
Net increase (decrease) in net asset value .................        (0.65)
                                                                 --------
Net Asset Value, End of Period .............................     $   9.85
                                                                 ========

Total Return(2) ............................................        (1.78)%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ..........................     $  1,084
Ratios to average net assets:
   Net investment income including reimbursement/waiver ....         4.61%
   Operating expenses including reimbursement/waiver .......         1.64%
   Operating expenses excluding reimbursement/waiver .......         2.14%
Portfolio Turnover Rate ....................................          184%

--------------------------------------------------------------------------------
Corporate Bond Fund

Financial Highlights
For a Share outstanding throughout each period.

Trust Shares

                                                                          Years ended October 31,              Period ended
                                                               --------------------------------------------     October 31,
                                                                 1999        1998        1997        1996         1995(1)
                                                               --------    --------    --------    --------      --------
Net Asset Value, Beginning of Period ........................  $  10.90    $  10.63    $  10.53    $  10.74      $  10.00
                                                               --------    --------    --------    --------      --------
 Income from Investment Operations:
   Net investment income(A) .................................      0.59        0.62        0.66        0.64          0.61
   Net realized and unrealized gain (loss) on investments ...     (0.68)       0.30        0.11       (0.13)         0.74
                                                               --------    --------    --------    --------      --------
     Total from Investment Operations .......................     (0.09)       0.92        0.77        0.51          1.35
                                                               --------    --------    --------    --------      --------
Less Dividends:
   Dividends from net investment income .....................     (0.59)      (0.65)      (0.66)      (0.64)        (0.61)
   Dividends from net realized capital gains ................        --          --       (0.01)      (0.08)           --
                                                               --------    --------    --------    --------      --------
     Total Dividends ........................................     (0.59)      (0.65)      (0.67)      (0.72)        (0.61)
                                                               --------    --------    --------    --------      --------
Net increase (decrease) in net asset value ..................     (0.68)       0.27        0.10       (0.21)         0.74
                                                               --------    --------    --------    --------      --------
Net Asset Value, End of Period ..............................  $  10.22    $  10.90    $  10.63    $  10.53      $  10.74
                                                               ========    ========    ========    ========      ========

Total Return ................................................     (0.82)%      8.96%       7.56%       5.00%        13.85%**

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ...........................  $ 79,382    $ 83,565    $ 91,728    $107,728      $ 37,391
Ratios to average net assets:
   Net investment income including reimbursement/waiver .....      5.62%       5.80%       6.27%       6.13%         6.61%*
   Operating expenses including reimbursement/waiver ........      0.85%       0.82%       0.80%       0.85%         1.06%*
   Operating expenses excluding reimbursement/waiver ........      1.05%       1.02%       1.00%       1.05%         1.26%*
Portfolio Turnover Rate .....................................       206%        155%         37%         84%           41%**

----------
*    Annualized
**   Not Annualized
(1)  The Fund commenced operations on December 12, 1994.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for the years ended October 31, 1999, 1998, 1997 and 1996 and the period ended October 31, 1995 were $0.57, $0.60, $0.64, $0.62 and $0.57, respectively.

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
High Quality Bond Fund

Financial Highlights
For a Share outstanding throughout each period.

Retail A Shares

                                                                                    Years ended October 31,
                                                               ------------------------------------------------------------------
                                                                  1999          1998          1997          1996          1995
                                                               ----------    ----------    ----------    ----------    ----------
Net Asset Value, Beginning of Period ........................  $    11.20    $    10.70    $    10.47    $    10.63    $     9.54
                                                               ----------    ----------    ----------    ----------    ----------
Income from Investment Operations:
   Net investment income(A) .................................        0.57          0.58          0.60          0.59          0.62
   Net realized and unrealized gain (loss) on investments ...       (0.86)         0.50          0.23         (0.16)         1.09
                                                               ----------    ----------    ----------    ----------    ----------
       Total from Investment Operations .....................       (0.29)         1.08          0.83          0.43          1.71
                                                               ----------    ----------    ----------    ----------    ----------
Less Dividends:
   Dividends from net investment income .....................       (0.57)        (0.58)        (0.60)        (0.59)        (0.62)
   Dividends from net realized capital gains ................       (0.09)           --            --            --            --
                                                               ----------    ----------    ----------    ----------    ----------
       Total Dividends ......................................       (0.66)        (0.58)        (0.60)        (0.59)        (0.62)
                                                               ----------    ----------    ----------    ----------    ----------
Net increase (decrease) in net asset value ..................       (0.95)         0.50          0.23         (0.16)         1.09
                                                               ----------    ----------    ----------    ----------    ----------
Net Asset Value, End of Period ..............................  $    10.25    $    11.20    $    10.70    $    10.47    $    10.63
                                                               ==========    ==========    ==========    ==========    ==========

Total Return(1) .............................................       (2.66)%       10.35%         8.22%         4.24%        18.46

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ...........................  $   42,906    $   45,879    $   27,950    $   30,984    $   30,093
Ratios to average net assets:
   Net investment income including reimbursement/waiver .....        5.32%         5.30%         5.73%         5.66%         6.16%
   Operating expenses including reimbursement/waiver ........        0.99%         1.00%         1.01%         1.07%         1.02%
   Operating expenses excluding reimbursement/waiver ........        1.20%         1.20%         1.21%         1.28%         1.26%
Portfolio Turnover Rate .....................................         226%          253%          182%          163%          110%

----------
*     Annualized
**    Not Annualized
(1) Calculation does not include the effect of any sales charge for Retail A Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.55, $0.56,
      $0.58, $0.57 and $0.59, respectively.

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
High Quality Bond Fund

Financial Highlights (continued)
For a Share outstanding throughout each period.

Trust Shares

                                                                               Years ended October 31,
                                                               --------------------------------------------------------
                                                                 1999        1998        1997        1996        1995
                                                               --------    --------    --------    --------    --------
Net Asset Value, Beginning of Period ........................  $  11.20    $  10.70    $  10.47    $  10.63    $   9.54
                                                               --------    --------    --------    --------    --------
Income from Investment Operations:
   Net investment income(A) .................................      0.58        0.59        0.61        0.62        0.64
   Net realized and unrealized gain (loss) on investments ...     (0.86)       0.50        0.23       (0.16)       1.09
                                                               --------    --------    --------    --------    --------
       Total from Investment Operations .....................     (0.28)       1.09        0.84        0.46        1.73
                                                               --------    --------    --------    --------    --------
Less Dividends:
   Dividends from net investment income .....................     (0.58)      (0.59)      (0.61)      (0.62)      (0.64)
   Dividends from net realized capital gains ................     (0.09)         --          --          --          --
                                                               --------    --------    --------    --------    --------
       Total Dividends ......................................     (0.67)      (0.59)      (0.61)      (0.62)      (0.64)
                                                               --------    --------    --------    --------    --------
Net increase (decrease) in net asset value ..................     (0.95)       0.50        0.23       (0.16)       1.09
                                                               --------    --------    --------    --------    --------
Net Asset Value, End of Period ..............................  $  10.25    $  11.20    $  10.70    $  10.47    $  10.63
                                                               ========    ========    ========    ========    ========

Total Return(2) .............................................     (2.52)%     10.50%       8.36%       4.46%      18.66%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ...........................  $237,772    $217,143    $182,398    $149,075    $134,631
Ratios to average net assets:
   Net investment income including reimbursement/waiver .....      5.46%       5.43%       5.88%       5.88%       6.33%
   Operating expenses including reimbursement/waiver ........      0.84%       0.87%       0.87%       0.85%       0.85%
   Operating expenses excluding reimbursement/waiver ........      1.04%       1.07%       1.09%       1.06%       1.07%
Portfolio Turnover Rate .....................................       226%        253%        182%        163%        110%

----------
*     Annualized
**    Not Annualized
(1) The Fund began offering Retail B Shares on March 4, 1996 and A Prime Shares and B Prime Shares on November 1, 1998.
(2) Calculation does not include the effect of any sales charge for Retail B Shares, A Prime Shares and B Prime Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.56, $0.56,
      $0.59, $0.60 and $0.62, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the years ended October 31, 1999, 1998, 1997 and 1996 were $0.47, $0.49, $0.51 and $0.34, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for A Prime Shares for the year ended October 31, 1999 was $0.54. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for B Prime Shares for the year ended October 31, 1999 was $0.45.

                       See Notes to Financial Statements.

Retail B Shares

                                                                          Years ended October 31,
                                                               --------------------------------------------
                                                                 1999        1998        1997       1996(1)
                                                               --------    --------    --------    --------
Net Asset Value, Beginning of Period ........................  $  11.20    $  10.70    $  10.47    $  10.72
                                                               --------    --------    --------    --------
Income from Investment Operations:
   Net investment income(A) .................................      0.50        0.51        0.53        0.36
   Net realized and unrealized gain (loss) on investments ...     (0.86)       0.51        0.24       (0.25)
                                                               --------    --------    --------    --------
       Total from Investment Operations .....................     (0.36)       1.02        0.77        0.11
                                                               --------    --------    --------    --------
Less Dividends:
   Dividends from net investment income .....................     (0.50)      (0.52)      (0.54)      (0.36)
   Dividends from net realized capital gains ................     (0.09)         --          --          --
                                                               --------    --------    --------    --------
       Total Dividends ......................................     (0.59)      (0.52)      (0.54)      (0.36)
                                                               --------    --------    --------    --------
Net increase (decrease) in net asset value ..................     (0.95)       0.50        0.23       (0.25)
                                                               --------    --------    --------    --------
Net Asset Value, End of Period ..............................  $  10.25    $  11.20    $  10.70    $  10.47
                                                               ========    ========    ========    ========

Total Return(2) .............................................     (3.25)%      9.73%       7.59%       1.14%**

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ...........................  $  6,550    $  5,420    $  1,998    $    646
Ratios to average net assets:
   Net investment income including reimbursement/waiver .....      4.72%       4.69%       5.07%       5.34%*
   Operating expenses including reimbursement/waiver ........      1.59%       1.61%       1.69%       1.60%*
   Operating expenses excluding reimbursement/waiver ........      1.88%       1.81%       1.95%       1.81%*
Portfolio Turnover Rate .....................................       226%        253%        182%        163%

A Prime Shares

                                                                  Period ended
                                                                   October 31,
                                                                     1999(1)
                                                                    --------
Net Asset Value, Beginning of Period ........................       $  11.20
                                                                    --------
Income from Investment Operations:
   Net investment income(A) .................................           0.60
   Net realized and unrealized gain (loss) on investments ...          (0.89)
                                                                    --------
       Total from Investment Operations .....................          (0.29)
                                                                    --------
Less Dividends:
   Dividends from net investment income .....................          (0.57)
   Dividends from net realized capital gains ................          (0.09)
                                                                    --------
       Total Dividends ......................................          (0.66)
                                                                    --------
Net increase (decrease) in net asset value ..................          (0.95)
                                                                    --------
Net Asset Value, End of Period ..............................       $  10.25
                                                                    ========

Total Return(2) .............................................          (2.68)%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ...........................       $     16
Ratios to average net assets:
   Net investment income including reimbursement/waiver .....           5.35%
   Operating expenses including reimbursement/waiver ........           0.96%
   Operating expenses excluding reimbursement/waiver ........           1.52%
Portfolio Turnover Rate .....................................            226%

B Prime Shares

                                                                  Period ended
                                                                   October 31,
                                                                     1999(1)
                                                                    --------

Net Asset Value, Beginning of Period ........................       $  11.20
                                                                    --------
Income from Investment Operations:
   Net investment income(A) .................................           0.49
   Net realized and unrealized gain (loss) on investments ...          (0.87)
                                                                    --------
       Total from Investment Operations .....................          (0.38)
                                                                    --------
Less Dividends:
   Dividends from net investment income .....................          (0.49)
   Dividends from net realized capital gains ................          (0.09)
                                                                    --------
       Total Dividends ......................................          (0.58)
                                                                    --------
Net increase (decrease) in net asset value ..................          (0.96)
                                                                    --------
Net Asset Value, End of Period ..............................       $  10.24
                                                                    ========

Total Return(2) .............................................          (3.46)%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ...........................       $    323
Ratios to average net assets:
   Net investment income including reimbursement/waiver .....           4.60%
   Operating expenses including reimbursement/waiver ........           1.71%
   Operating expenses excluding reimbursement/waiver ........           2.07%
Portfolio Turnover Rate .....................................            226%

                       See Notes to Financial Statements.

--------------------------------------------------------------------------------
Notes to Financial Statements

1. Organization

      The Galaxy Fund, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. As of the date of this report, the Trust offered twenty-nine managed investment portfolios. The accompanying financial statements and financial highlights are those of the Short-Term Bond, Intermediate Government Income, Corporate Bond and High Quality Bond Funds (individually, a "Fund", collectively, the "Funds") only.

      The Short-Term Bond, Intermediate Government Income and High Quality Bond Funds are authorized to issue five series of shares (Trust Shares, Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares). The Corporate Bond Fund is authorized to issue two series of shares (Trust Shares and Retail A Shares). Currently, the High Quality Bond Fund offers all five series of shares, the Short-Term Bond and Intermediate Government Income Funds offer Trust Shares, Retail A Shares and Retail B Shares and the Corporate Bond Fund offers Trust Shares only. Trust Shares, Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares are substantially the same except that (i) Retail A Shares are subject to a maximum 3.75% front-end sales charge, (ii) A Prime Shares are subject to a maximum 4.75% front-end sales charge, (iii) Retail B Shares and B Prime Shares are subject to a maximum 5.00% contingent deferred sales charge, and (iv) each series of shares bears the following series specific expenses: distribution fees and/or shareholder servicing fees and transfer agency charges. Six years after purchase, Retail B Shares will convert automatically to Retail A Shares and eight years after purchase, B Prime Shares will automatically convert to A Prime Shares. On November 29, 1999, A Prime Shares and B Prime Shares were redesignated Prime A Shares and Prime B Shares, respectively.

2. Significant Accounting Policies

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of significant accounting policies in conformity with generally accepted accounting principles consistently followed by the Funds in the preparation of their financial statements.

      Portfolio Valuation: Investment securities are valued by an independent pricing service approved by the Trust's Board of Trustees. When, in the judgment of the service, quoted bid prices are readily available and are representative of the bid side of the market, investments are valued at the mean between quoted bid prices and asked prices. Other investments are carried at fair value as determined by the service based on methods which include consideration of yields or prices of bonds of comparable quality, coupon maturity and type; indications as to values from dealers; and general market conditions. Short-term obligations that mature in 60 days or less are valued at amortized cost, which approximates fair value. All other securities and other assets are appraised at their fair value as determined in good faith under consistently applied procedures established by and under the general supervision of the Board of Trustees.

      Securities Transactions and Investment Income: Securities transactions are accounted for on a trade date basis. Net realized gains or losses on sales of securities are determined by the identified cost method. Interest income is recorded on the accrual basis. Investment income and realized and unrealized gains and losses are allocated to the separate series of a Fund based upon the relative net assets of each series.

      Dividends to Shareholders: Dividends from net investment income are determined separately for each series and are declared daily and paid monthly. Net realized capital gains, if any, are distributed at least annually.

      Income dividends and capital gain dividends are determined in accordance with income tax regulations which may differ from generally accepted accounting principles.

      Federal Income Taxes: The Trust treats each Fund as a separate entity for federal income tax purposes. Each Fund intends to continue to qualify each year as a "regulated investment company" under Subchapter M of the Internal Revenue Code. By so qualifying, each Fund will not be subject to federal income taxes to the extent that it distributes substantially all of its taxable or tax-exempt income, if any, for its tax year ending October 31. In addition, by distributing in each calendar year substantially all of its net investment income, capital gains and certain other amounts, if any, each Fund will not be subject to a federal excise tax. Therefore, no federal income or excise tax provision is recorded.

      Repurchase Agreements: Each Fund may engage in repurchase agreement transactions with institutions that the Trust's investment advisor has determined are creditworthy. Each repurchase agreement transaction is recorded at cost plus accrued interest. Each Fund requires that the securities collateralizing a repurchase agreement transaction be transferred to the Trust's custodian in a manner that is intended to enable the Fund to obtain those securities in the event of a counterparty default. The value of the collateral securities is monitored daily to ensure that the value of the collateral, including accrued interest, equals or exceeds the repurchase price. Repurchase agreement transactions involve certain risks in the event of default or insolvency of the counterparty, including possible delays or restrictions upon a Fund's ability to dispose of the underlying securities, and a possi-

--------------------------------------------------------------------------------
Notes to Financial Statements

ble decline in the value of the underlying securities during the period while the Fund seeks to assert its rights.

      Expenses: The Trust accounts separately for the assets, liabilities and operations of each Fund. Expenses directly attributable to a Fund are charged to the Fund, while expenses which are attributable to more than one fund of the Trust are allocated among the respective funds.

      In addition, expenses of a Fund not directly attributable to the operations of a particular series of shares of the Fund are allocated to the separate series based upon the relative net assets of each series. Operating expenses directly attributable to a series of shares of a Fund are charged to the operations of that series.

      Organization Costs: Each Fund bears all costs in connection with its organization, including the fees and expenses of registering and qualifying its initial shares for distribution under federal and state securities laws. All such costs are deferred and amortized using the straight-line method over a period of five years beginning with the commencement of each Fund's operations. In the event that any of the initial shares purchased by a Fund's sponsor are redeemed during such period by any holder thereof, the Fund involved will be reimbursed by such holder for any unamortized organization costs in the same proportion as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of redemption.

3. Investment Advisory, Administration, Distribution, Shareholder Services and Other Fees

      The Trust and Fleet Investment Advisors Inc. (the "Investment Advisor"), an indirect wholly-owned subsidiary of FleetBoston Corporation, are parties to an investment advisory agreement under which the Investment Advisor provides services for a fee, computed daily and paid monthly, at the annual rate of 0.75% of the average daily net assets of each Fund (See Note 4).

      The Trust and First Data Investor Services Group, Inc. ("Investor Services Group"), a wholly-owned subsidiary of First Data Corporation, are parties to an administration agreement under which Investor Services Group (the "Administrator")provides services for a fee, computed daily and paid monthly, at the annual rate, effective September 10, 1998, of 0.09% of the first $2.5 billion of the combined average daily net assets of the Funds and the other funds offered by the Trust (whose financial statements are provided in separate reports), 0.085% of the next $2.5 billion of combined average daily net assets, 0.075% of the next $7 billion of combined average daily net assets, 0.065% of the next $3 billion of combined average daily net assets, 0.06% of the next $3 billion of combined average daily net assets and 0.0575% of combined average daily net assets in excess of $18 billion. Prior to September 10, 1998, Investor Services Group received administration fees at the annual rate of 0.09% of the first $2.5 billion of combined average daily net assets of the Funds and the other funds offered by the Trust, 0.085% of the next $2.5 billion of combined average daily net assets and 0.075% of combined average daily net assets over $5 billion.

      In addition, Investor Services Group also provides certain fund accounting, custody administration and transfer agency services in accordance with certain fee arrangements. Pursuant to these fee arrangements, Investor Services Group compensates the Trust's custodian bank, The Chase Manhattan Bank, for its services.

      First Data Distributors, Inc. (the "Distributor"), a wholly-owned subsidiary of Investor Services Group and an indirect wholly-owned subsidiary of First Data Corporation, serves as the distributor of the Trust's shares.

      The Trust has adopted a shareholder services plan ("Services Plan") with respect to Retail A Shares and Trust Shares of the Funds. Currently, the Services Plan has not been implemented with respect to the Funds' Trust Shares. The Services Plan provides compensation to institutions (including and currently limited to Fleet Bank and its affiliates) which provide administrative and support services to their customers who beneficially own Retail A Shares at an aggregate annual rate not to exceed 0.30% of the average daily net asset value of the outstanding Retail A Shares of each Fund beneficially owned by such customers. The Trust, under the direction of the Board of Trustees, is currently limiting fees payable under the Services Plan with respect to each Fund to an aggregate annual rate not to exceed 0.15% of the average daily net asset value of the outstanding Retail A Shares beneficially owned by such customers.

      The Trust has adopted a distribution and services plan (the "12b-1 Plan") with respect to Retail B Shares of the Short-Term Bond, Intermediate Government Income and High Quality Bond Funds. Under the 12b-1 Plan, the Trust may pay (i) the Distributor or another person for expenses and activities primarily intended to result in the sale of Retail B Shares, (ii) institutions for shareholder liaison services and (iii) institutions for administrative support services. Currently, payments under the 12b-1 Plan for distribution services are being made solely to broker-dealer affiliates of Fleet Bank and payments under the 12b-1 Plan for shareholder liaison and administrative support services are being made solely to Fleet Bank and its affiliates. Payments for distribution expenses may not exceed an annual rate of 0.65% of the average daily net assets attributable to each of the Funds' outstanding Retail B Shares. The fees paid for shareholder liaison services and administrative support services may not exceed the annual rates of 0.15% and 0.15%, respectively, of the average daily net assets attributable to each of the Funds' outstanding Retail B Shares owned of record or beneficially by the customers of institutions. The Trust, under the direction of the Board of Trustees, is currently limiting each Fund's payments for shareholder liaison and administrative support services under the 12b-1 Plan to an aggregate fee of not more than 0.15% of the average daily net asset value of Retail B Shares owned of record or beneficially by the customers of institutions. For the

--------------------------------------------------------------------------------
Notes to Financial Statements

year ended October 31, 1999, the Funds paid fees under the Services Plan and 12b-1 Plan as follows:
                                                               12b-1 Plan
                                               Services        ----------
Fund                                             Plan    Services   Distribution
----                                             ----    --------   ------------
Short-Term Bond ............................   $37,626    $1,201      $ 5,699
Intermediate Government Income .............    87,475       874        3,865
High Quality Bond ..........................    66,090     8,984       43,211

      The Trust has adopted a Distribution Plan (the "A Prime Shares Plan") with respect to A Prime Shares of the Short-Term Bond, Intermediate Government Income and High Quality Bond Funds. Under the A Prime Shares Plan, the Trust may pay the Distributor or another person for expenses and activities primarily intended to result in the sale of A Prime Shares. Payments by the Trust under the A Prime Shares Plan may not exceed the annual rate of 0.30% of the average daily net assets attributable to each Fund's outstanding A Prime Shares. The Trust, under the direction of the Board of Trustees, is currently limiting the Funds' payments under the A Prime Shares Plan to an annual rate of not more than 0.25% of the average daily net asset value of each Fund's outstanding A Prime Shares.

      The Trust has adopted a Distribution and Services Plan (the "B Prime Shares Plan") with respect to B Prime Shares of the Short-Term Bond, Intermediate Government Income and High Quality Bond Funds. Under the B Prime Shares Plan, the Trust may pay (i) the Distributor or another person for expenses and activities primarily intended to result in the sale of B Prime Shares, (ii) institutions for shareholder liaison services, and (iii) institutions for administrative support services. Payments for distribution expenses may not exceed an annual rate of 0.75% of the average daily net assets attributable to each Fund's outstanding B Prime Shares. The fees paid to institutions for shareholder liaison services and/or administrative support services may not exceed the annual rates of 0.25% and 0.25%, respectively, of the average daily net assets attributable to each Fund's outstanding B Prime Shares owned of record or beneficially by customers of institutions. The Trust, under the direction of the Board of Trustees, is currently limiting each Fund's payments for shareholder liaison and administrative support services under the B Prime Shares Plan to an aggregate fee of not more than 0.25% of the average daily net asset value of B Prime Shares owned of record or beneficially by customers of institutions. For the year ended October 31, 1999, the Funds paid fees under the A Prime Shares Plan and B Prime Shares Plan as follows:

                                                       B Prime Shares Plan
                                     A Prime           -------------------
Fund                               Shares Plan     Services       Distribution
----                               -----------     --------       ------------
High Quality Bond................  $        63     $    543        $    1,629

      Retail A Shares, Retail B Shares, Trust Shares, A Prime Shares and B Prime Shares of the Funds each bear series specific transfer agent charges based upon the number of shareholder accounts for each series. In addition, Trust Shares also bear additional transfer agency fees in order to compensate Investor Services Group for payments made to Fleet Bank, an affiliate of the Investment Advisor, for performing certain sub-accounting and administrative functions on a per account basis with respect to Trust Shares held by defined contribution plans. These additional fees are based on the number of underlying participant accounts. For the year ended October 31, 1999, transfer agent charges for each series were as follows:

Fund                                       Retail A      Retail B       Trust
----                                       --------      --------       -----
Short-Term Bond ......................     $ 29,872      $  2,168     $  5,640
Intermediate Government Income .......       84,722         2,690       49,447
Corporate Bond .......................          N/A           N/A       59,408
High Quality Bond ....................       72,862        11,912      297,298

Fund                                        A Prime       B Prime
----                                        -------       -------
High Quality Bond ....................     $     93      $    359

      Certain officers of the Trust may be officers of the Administrator. Such officers receive no compensation from the Trust for serving in their respective roles. No officer, director or employee of the Investment Advisor serves as an officer, trustee or employee of the Trust. Effective May 28, 1999, each Trustee is entitled to receive for services as a trustee of the Trust, The Galaxy VIP Fund ("VIP") and Galaxy Fund II ("Galaxy II") an aggregate fee of $45,000 per annum plus certain other fees for attending or participating in meetings as well as reimbursement for expenses incurred in attending meetings. Prior to May 28, 1999, each Trustee was entitled to receive for services as a trustee of the Trust, VIP and Galaxy II an aggregate fee of $40,000 per annum plus certain other fees for attending or participating in meetings as well as reimbursement for expenses incurred in attending meetings. The Chairman of the Boards of Trustees and the President and Treasurer of the Trust, VIP and Galaxy II are also entitled to additional fees for their services in these capacities. These fees are allocated among the funds of the Trust, VIP and Galaxy II, based on their relative net assets.

      Each Trustee is eligible to participate in The Galaxy Fund/The Galaxy VIP Fund/Galaxy Fund II Deferred Compensation Plan (the "Plan"), an unfunded, non-qualified deferred compensation plan. The Plan allows each trustee to defer receipt of all or a percentage of fees which otherwise would be payable for services performed.

      Expenses for the year ended October 31, 1999 include legal fees paid to Drinker Biddle & Reath LLP. A partner of that firm is Secretary to the Trust.

4. Waiver of Fees and Reimbursement of Expenses

      The Advisor and/or its affiliates and/or the Administrator voluntarily agreed to waive a portion of their fees and/or reimburse the Funds for certain expenses so that total expenses would not exceed certain expense limitations established for each Fund. The respective parties, at their discretion, may revise or discontinue the voluntary fee waivers and expense reimbursements at any time. For the year ended October 31, 1999, the fees waived

--------------------------------------------------------------------------------
Notes to Financial Statements

and/or expenses reimbursed with respect to the Funds were as follows:

                                                                 Expenses
Fund                                              Fees Waived   Reimbursed
----                                              -----------   ----------
Short-Term Bond .............................      $121,931      $   786
Intermediate Government Income ..............       609,684          875
Corporate Bond ..............................       165,217           --
High Quality Bond ...........................       562,088       12,539

5. Shares of Beneficial Interest

      The Trust's Declaration of Trust authorizes the Trustees to issue an unlimited number of shares of beneficial interest, each with a par value of $0.001. Shares of the Trust are currently classified into thirty-one classes of shares each consisting of one or more series.

      Each share represents an equal proportionate interest in the respective Fund, bears the same fees and expenses (except that Retail A Shares of a Fund bear the expense of payments under the Services Plan, Retail B Shares of a Fund bear the expense of payments under the 12b-1 Plan, A Prime Shares of a Fund bear the expense of payments under the A Prime Shares Plan, B Prime Shares of a Fund bear the expense of payments under the B Prime Shares Plan and Trust Shares, Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares of a Fund each bear series specific transfer agent charges) and are entitled to such dividends and distributions of income earned as are declared at the discretion of the Trust's Board of Trustees.

      Shareholders are entitled to one vote for each full share held, and a proportionate fractional vote for each fractional share held, and will vote in the aggregate and not by class or series, except as otherwise expressly required by law or when the Board of Trustees determines that the matter to be voted on affects only the interests of shareholders of a particular class or series.

6. Purchases and Sales of Securities

      The cost of purchases and proceeds from sales of securities, excluding short-term investments, for the year ended October 31, 1999 were as follows:

Fund Purchases                                 Government           Other
--------------                                 ----------           -----
Short-Term Bond ........................      $ 43,611,398      $ 39,920,350
Intermediate Government Income .........       412,841,184       148,082,791
Corporate Bond .........................        95,946,852        70,996,082
High Quality Bond ......................       448,366,755       212,085,841

Fund Sales
----------
Short-Term Bond ........................      $ 48,881,658      $ 49,846,491
Intermediate Government Income .........       432,689,859       117,475,819
Corporate Bond .........................        94,213,260        71,756,764
High Quality Bond ......................       448,876,493       169,786,147

      The aggregate gross unrealized appreciation and (depreciation), net unrealized appreciation (depreciation), and cost for all securities as computed on a federal income tax basis at October 31, 1999 for each Fund is as follows:

Fund                                    Appreciation       (Depreciation)
----                                    ------------       --------------
Short-Term Bond ...................      $    68,057       $    (636,373)
Intermediate Government Income ....          878,680          (7,209,462)
Corporate Bond ....................          222,822          (2,574,824)
High Quality Bond .................          782,088         (10,404,230)

Fund                                         Net                Cost
----                                         ---                ----
Short-Term Bond ...................      $  (568,316)      $  56,806,087
Intermediate Government Income ....       (6,330,782)        309,255,876
Corporate Bond ....................       (2,352,002)         80,689,009
High Quality Bond .................       (9,622,142)        295,328,037

7. Subsequent Event - Change in Control of Administrator and Change in Distributor (unaudited)

      On December 1, 1999, PFPC Trust Company, a wholly-owned subsidiary of PFPC Worldwide, Inc. and an indirect wholly-owned subsidiary of PNC Bank Corp., acquired all of the outstanding stock of Investor Services Group (the "Transaction"). On that same date and as part of the Transaction, PFPC Inc., an indirect wholly-owned subsidiary of PNC Bank Corp., was merged into Investor Services Group, which then changed its name to PFPC Inc.

      In connection with the Transaction, on December 1, 1999, Provident Distributors, Inc. became the distributor of the Trust's shares.

8. Federal Tax Information

      At October 31, 1999, the following Funds had capital loss carryforwards:

Fund                                                    Amount        Expiration
----                                                    ------        ----------
Short-Term Bond ...............................      $ 1,789,957         2001
                                                       2,843,359         2002
                                                       1,206,932         2003
                                                          10,917         2004
                                                           9,409         2005
Intermediate Government Income ................       17,636,357         2002
                                                       3,291,626         2003
                                                       2,479,060         2004
                                                       3,831,476         2007
Corporate Bond ................................          288,371         2002
                                                       1,309,536         2003
                                                         450,363         2005
                                                         662,376         2007
High Quality Bond .............................        1,291,551         2007

--------------------------------------------------------------------------------
Notes to Financial Statements

9. Tax Information (unaudited)

      During the fiscal year ended October 31, 1999, the following Funds earned income from direct obligations of the U.S. Government:

                                                          U.S. Government
     Fund                                                      Income
     ----                                                 ---------------
Short-Term Bond.........................................       13.47%
Intermediate Government Income..........................       30.83%
Corporate Bond..........................................       11.18%
High Quality Bond.......................................       31.38%

      Appropriate tax information detailing U.S. government income percentages on a calendar basis will accompany each shareholder's year-end tax statement. As each state's rules on the exemption of this income differ, please consult your tax advisor regarding specific tax treatment.

--------------------------------------------------------------------------------
Notes to Financial Statements

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Trustees of The Galaxy Fund:

We have audited the accompanying statements of assets and liabilities, including the portfolios of investments, of the Short-Term Bond Fund, Intermediate Government Income Fund, Corporate Bond Fund and High Quality Bond Fund (four of the portfolios constituting The Galaxy Fund) as of October 31, 1999, and the related statements of operations, the statements of changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statements of changes in net assets for the year ended October 31, 1998 and the financial highlights for the four years then ended were audited by other auditors whose report dated December 23, 1998, expressed an unqualified opinion on those statements and financial highlights.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements and financial highlights. Our procedures included confirmation of securities owned as of October 31, 1999 by correspondence with the custodian and brokers or other appropriate auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Short-Term Bond Fund, Intermediate Government Income Fund, Corporate Bond Fund and High Quality Bond Fund portfolios of The Galaxy Fund at October 31, 1999, the results of their operations, changes in their net assets and their financial highlights for the year then ended, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
December 13, 1999

--------------------------------------------------------------------------------
Shareholder Information

TRUSTEES AND OFFICERS

Dwight E. Vicks, Jr.
Chairman and Trustee

John T. O'Neill
President, Treasurer and Trustee

Louis DeThomasis, F.S.C., Ph.D.
Trustee

Donald B. Miller
Trustee

James M. Seed
Trustee

Bradford S. Wellman
Trustee

W. Bruce McConnel, III, Esq.
Secretary

Jylanne Dunne
Vice President and Assistant Treasurer

William Greilich
Vice President

INVESTMENT ADVISOR

Fleet Investment
Advisors, Inc.
75 StateStreet
Boston, MA
02109

DISTRIBUTOR

Provident Distributors, Inc.
Four Falls Corporate Center
6th Floor
West Conshohocken, PA
19428-2961

ADMINISTRATOR

PFPC Inc.
4400 Computer Drive
Westborough,
Massachusetts 01581-5108

AUDITOR

Ernst & Young LLP
200 Clarendon Street
Boston, MA 02116

LEGAL COUNSEL

Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103

This report is submitted for the general information of shareholders of The Galaxy Fund. It is not authorized for distribution to prospective investors unless accompanied or preceded by an effective prospectus for each Fund of The Galaxy Fund, which contains more information concerning the investment policies and expenses of the Funds as well as other pertinent information. For complete information, and before making an investment decision on any of the Funds of The Galaxy Fund, you should request a prospectus from the Funds' distributor by calling toll-free 1-877-BUY-GALAXY (1-877-289-4252). Read the prospectus carefully before you invest.

Shares of the Funds are not bank deposits or obligations of, or guaranteed or endorsed by, FleetBoston Corporation or any of its affiliates, Fleet Investment Advisors Inc., or any Fleet Bank. Shares of the Funds are not federally insured by, guaranteed by, obligations of or otherwise supported by the U.S. Government, the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other governmental agency. Investment return and principal value will vary as a result of market conditions or other factors so that shares of the Funds, when redeemed, may be worth more or less than their original cost. An investment in the Funds involves investment risks, including the possible loss of principal amount invested.

                                 [RECYCLE LOGO]

                   This report was printed on recycled paper.

                                                        ------------------
[LOGO] Galaxy Funds   P.O. Box 6520                     BULK RATE
                      Providence, RI 02940-6520         U. S. POSTAGE PAID
                                                        PERMIT NO. 105
                                                        NORTH READING, MA
                                                        ------------------

                                    [GRAPHIC]

                          Galaxy Tax-Exempt Bond Funds

                                  Galaxy Funds

Annual Report
October 31, 1999

Galaxy Tax-Exempt Bond Fund

Galaxy New Jersey Municipal
Bond Fund

Galaxy New York Municipal
Bond Fund

Galaxy Connecticut Municipal
Bond Fund

Galaxy Massachusetts Municipal
Bond Fund

Galaxy Rhode Island Municipal
Bond Fund

                                                                   [LOGO] Galaxy
                                                                          Funds

Chairman's Message

Dear Shareholder:

      Enclosed is the annual report for the Galaxy Tax-Exempt Bond Funds that covers the fiscal year ended October 31, 1999. The report includes a Market Overview that explains the different economic and market factors influencing bond investments during this time. Following the Market Overview are individual reviews that describe how Fleet Investment Advisors Inc. managed each of the Funds' portfolios in this climate. Financial statements and a list of portfolio holdings for each of the Funds as of October 31, 1999 appears at the end of the report.

      Unexpected economic strength, inflation concerns, and a tighter monetary policy drove bond yields higher during the reporting period. After cutting short-term interest rates by 25 basis points (0.25%) at the start of the period, the Federal Reserve became concerned that the economy was advancing strongly enough to prompt inflation that would curb future growth. This resulted in rate increases later in the period totaling 50 basis points. As bond yields rose, the prices for bonds fell sharply. When investors were most uncertain about the direction of interest rates, many moved back into securities with the strongest credit quality and liquidity. While municipal bonds underperformed Treasury issues at these times, the Galaxy Tax-Exempt Bond Funds benefited from an emphasis on higher-quality issues with good liquidity.

      Although market changes like those of the past year can be unnerving, they are typical of the ups and downs that occur with most investments. Even so, this may be a good time to meet with a financial advisor who can help you determine whether your current strategies suit your long-term goals. Investment professionals at Fleet Bank branches can provide you with a no-obligation analysis that will help you make this comparison and get the most from your portfolio.

      If you have any questions about the Galaxy Tax-Exempt Bond Funds or the information in this report, please contact the Galaxy Information Center toll-free at 1-877-BUY-GALAXY (1-877-289-4252). You can also visit one of our investment professionals located at Fleet Bank branches.

Sincerely,


/s/ Dwight E. Vicks, Jr.

Dwight E. Vicks, Jr.
Chairman of the Board of Trustees

--------------------------------------------------------------------------------
Mutual Funds:

- are not bank deposits

- are not FDIC insured

- are not obligations of Fleet Bank

- are not guaranteed by Fleet Bank

- are subject to investment risk including possible loss of principal amount invested
--------------------------------------------------------------------------------

Market Overview

"By shortening the portfolio duration (a measure of interest rate sensitivity) during the reporting period and maintaining our standards of high credit quality, the Galaxy Tax-Exempt Bond Funds generally outperformed funds with similar investment objectives."

Bond Market Overview

By Fleet Investment Advisors Inc.

      Bond prices declined substantially in the past year, as improving economic conditions abroad kept growth strong enough at home to raise concern about higher inflation and interest rates. Yields in the municipal market were higher by 80 to 100 basis points (0.80% to 1.00%) over the last year, compared with an increase of 110 to 170 basis points for U.S Treasury yields. The supply of new issues of municipal bonds was down approximately 20% from 1998, which was a record year.

      Although inflation remained relatively modest, interest rates rose for most of the period. This was due largely to efforts by the Federal Reserve (the "Fed") to keep inflation under control. After cutting the Fed Funds rate three times for a total rate cut of 75 basis points since September 1998, the Fed raised rates by 25 basis points each at meetings in June and August of 1999.

      By shortening the portfolio duration (a measure of interest rate sensitivity) during the reporting period and maintaining our standards of high credit quality, the Galaxy Tax-Exempt Bond Funds generally outperformed funds with similar investment objectives.

Strong Growth Boosts Yields

      When the reporting period started, 30-year Treasury bonds were yielding 5.20%, the Lehman Brothers Municipal Bond Index was yielding 4.38%, and inflation was about 1.6%. Following an annualized growth rate of 3.7% in the third quarter of 1998, the gross domestic product ("GDP"), which measures the output of U.S. goods and services, increased by 6% in the fourth quarter of 1998. With economies in Asia and other emerging markets still in crisis, however, investors sought safety in Treasuries. To restore confidence in other fixed-income markets, the Fed cut interest rates in November.

      As foreign economies rebounded strongly in the first quarter of 1999, U.S. growth, as measured by GDP, improved by 4.3%. This raised concern that the Fed would start raising interest rates to keep inflation at bay. Although low levels of current inflation discouraged Fed action at this time, the yield for 30-year Treasuries rose to 5.62% by the end of March.

      GDP growth slowed to a rate of 1.8% in the second quarter of 1999. However, signs of faster growth raised enough concern about inflation for the Fed to boost short-term rates for the first time since February 1995. While inflation remained under control in the third quarter, GDP growth accelerated to an estimated 5.5% rate. The stronger growth, plus inflation concerns prompted by weakness in the U.S. dollar, caused the Fed to raise short-term rates again in August. In anticipation of this rate hike, 30-year Treasury yields rose as high as 6.28%.

      Investors continued to worry into October that the Fed would raise rates again and effectively erase the 75 basis point cut from 1998. With annualized inflation at just 2.8%, however, another rate hike seemed less likely. As sentiment shifted, the yield for long-term Treasuries edged lower, reaching 6.16% on October 31. At the end of the reporting period the Lehman Brothers Municipal Bond Index had a yield of 5.32%.

Municipal Bonds Outperform

      With investors seeking safety in U.S. Treasury issues during the fall of 1998, municipal bonds had significantly underperformed on a total return basis versus Treasuries. Municipals were also hurt as low absolute yields discouraged demand by retail investors, while new issue supply set a record at $280 billion. By the beginning of 1999, yields for municipal bonds as a percentage of U.S. Treasuries had reached unusually high levels.

      Municipal bonds performed fairly well in the first quarter of 1999, falling only slightly in price. The summer then brought the start of two very dif-

"After averaging growth rates of 3.9% and 3.8% in 1998 and 1999, respectively, we believe that GDP may only improve by 2.5% next year."

ferent faces in the municipal market. As municipal bond mutual funds received very little new cash and witnessed redemptions that caused them to sell long-term bonds, insurance companies were underweighting municipals in favor of taxable issues with attractive yield spreads.

      At the same time, retail investors started buying municipal bonds with short- to intermediate-term maturities. The retail sector remained the dominant buyer of municipals for the remainder of the fiscal year, and mutual funds continued to be net sellers. This caused the yield curve to steepen, which increased the underperformance of longer-term bonds.

      In addition to greater demand, shorter maturities benefited from the reduced sensitivity of their prices to rising interest rates. By replacing the longer maturities that had performed well when interest rates were falling in 1998 with intermediate-term issues, we helped the Galaxy Tax-Exempt Bond Funds outperform other funds with similar investment objectives. The Funds also benefited from sizable investments in issues with premium coupons, strong credit quality, and good liquidity. Investors tended to favor municipals with these attributes as bond prices weakened.

Volatility to Continue

      We predict bond prices will remain volatile in coming months. If economic growth is robust, further rate hikes could follow. There are now many signs, however, that previous rate hikes are creating an environment for slower growth. After averaging growth rates of 3.9% and 3.8% in 1998 and 1999, respectively, we believe that GDP may only improve by 2.5% next year. Under that scenario, inflation should remain under control, interest rates should retrace their recent rise, and bond prices should strengthen.

      At current yield levels municipal bonds should remain attractive to investors. Longer intermediate-term municipals offer yields near 5.40%, which is equivalent to a taxable yield of 8.44% for individuals in the 36% federal income bracket.

PERFORMANCE AT-A-GLANCE

AVERAGE ANNUAL TOTAL RETURNS -- TRUST SHARES

As of October 31, 1999                              1 Year     3 Years       5 Years      Life of Fund
----------------------------------------------------------------------------------------------------------
Tax-Exempt Bond Fund
(Inception date 12/30/91)                           -3.25%       3.98%          6.06%         5.71%
----------------------------------------------------------------------------------------------------------
New Jersey Municipal Bond Fund
(Inception date 4/3/98)                             -3.06        N/A            N/A           0.81
----------------------------------------------------------------------------------------------------------
New York Municipal Bond Fund
(Inception date 12/31/91)                           -3.54        4.01           6.09          5.47
----------------------------------------------------------------------------------------------------------
Connecticut Municipal Bond Fund
(Inception date 12/14/90)                           -2.68        4.27           6.43          4.66
----------------------------------------------------------------------------------------------------------
Massachusetts Municipal Bond Fund
(Inception date 12/31/91)                           -3.17        3.97           6.10          4.34
----------------------------------------------------------------------------------------------------------

AVERAGE ANNUAL TOTAL RETURNS -- RETAIL A SHARES+

As of October 31, 1999                              1 Year     3 Years       5 Years      Life of Fund
----------------------------------------------------------------------------------------------------------
Tax-Exempt Bond Fund
(Inception date 12/30/91)                           -7.07%       2.43%          5.01%         5.15%
----------------------------------------------------------------------------------------------------------
New Jersey Municipal Bond Fund
(Inception date 4/3/98)                             -6.87        N/A            N/A           -1.80
----------------------------------------------------------------------------------------------------------
New York Municipal Bond Fund
(Inception date 12/31/91)                           -7.36        2.49           5.06          4.82
----------------------------------------------------------------------------------------------------------
Connecticut Municipal Bond Fund
(Inception date 12/14/90)                           -6.50        2.73           5.39          3.89
----------------------------------------------------------------------------------------------------------
Massachusetts Municipal Bond Fund
(Inception date 12/31/91)                           -6.97        2.48           5.09          3.60
----------------------------------------------------------------------------------------------------------
Rhode Island Municipal Bond Fund
(Inception date 12/20/94)                           -6.42        2.71           N/A           5.01
----------------------------------------------------------------------------------------------------------

+ Return figures have been restated to include the effect of the maximum 3.75% front-end sales charge which became effective on December 1, 1995

AVERAGE ANNUAL TOTAL RETURNS -- RETAIL B SHARES**

                             1 Year             1 Year           3 Year             3 Year         Life of Fund       Life of Fund
                          Return Before      Return After     Return Before      Return After      Return Before      Return After
                           Contingent         Contingent       Contingent         Contingent        Contingent         Contingent
                         Deferred Sales     Deferred Sales   Deferred Sales     Deferred Sales    Deferred Sales     Deferred Sales
As of October 31, 1999   Charge Deducted   Charge Deducted*  Charge Deducted   Charge Deducted*   Charge Deducted   Charge Deducted*
------------------------------------------------------------------------------------------------------------------------------------
Tax-Exempt Bond Fund
(Inception date 3/4/96)      -4.07%             -8.64%            3.10%              2.19%             2.84%              2.35%
------------------------------------------------------------------------------------------------------------------------------------

*     As if shares were redeemed at end of period.
** Retail B Shares are subject to a 5.00% contingent deferred sales charge if shares are redeemed within the first year. The charge decreases to 4.00%, 3.00%, 3,00%, 2.00% and 1.00% for redemptions made during the second through sixth years, respectively. Retail B Shares automatically convert to Retail A Shares after six years. Total returns are from the date of inception.

Past performance is no guarantee of future results. Investment returns and principal values will vary with market conditions so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Investment Advisor is presently waiving fees and/or reimbursing expenses and may revise or discontinue such practice at any time. Without such waivers and/or reimbursements, performance would be lower. Total return figures in this report include changes in share price, reinvestment of dividends and capital gains distributions and include the deduction of any sales charges, where applicable, unless otherwise indicated.

Portfolio Reviews

[PHOTO]

Glenn Migliozzi is the managing director of Fixed Income Investments for Fleet Investment Advisors Inc. He is also a member of Fleet's Tax-Exempt Investment Policy Committee, which has managed the Galaxy Tax-Exempt Bond, New York Municipal Bond, Connecticut Municipal Bond, Massachusetts Municipal Bond and Rhode Island Municipal Bond Funds since 1996 and the Galaxy New Jersey Municipal Bond Fund since it commenced operations in April of 1998.

GALAXY TAX-EXEMPT BOND FUND

By Glenn Migliozzi, CFA
Managing Director,
Fixed Income Investments

      As municipal bond yields rose in the past year, and prices for bonds with shorter maturities outperformed, the Galaxy Tax-Exempt Bond Fund benefited from a neutral duration versus its peer group. We further enhanced returns by emphasizing holdings with premium coupons, strong credit quality, and good liquidity.

      For the 12 months ended October 31, 1999, the Fund's Trust Shares had a total return of -3.25%. Over the same time, the Fund's Retail A Shares had a total return of -3.45% before deducting the maximum 3.75% front-end sales charge, and its Retail B Shares had a total return of -4.07% before deducting the maximum 5.00% contingent deferred sales charge. (Please see the charts on page 4 for total returns after deducting the front-end sales charge and the contingent deferred sales charge.)

      During the reporting period, the average general municipal bond fund followed by Lipper Analytical Services ("Lipper"), a mutual fund performance-tracking service, had a total return of -4.18%. The Lehman Brothers Municipal Bond Index, which has a shorter duration than the Fund or its Lipper group, had a total return of -1.78%.

      On October 31, 1999, the Fund's Trust Shares had a 30-day Securities and Exchange Commission ("SEC") annualized yield of 4.67%. On the same date, Retail A Shares had a 30-day SEC annualized yield of 4.35%, and Retail B Shares had a 30-day SEC annualized yield of 3.79%. For shareholders in the 36% federal income tax bracket, these equaled taxable yields of 7.29%, 6.79%, and 5.92%, respectively.

Increased Attention to Intermediate Maturities

      After emphasizing longer-term municipals when prices were rising earlier in 1998, we added intermediate-term issues at the start of the reporting period in the fourth quarter when prices seemed to peak. We continued our focus on premium coupon issues with strong credit quality and good call protection, which also helped returns. In the first months of 1999, as a further defense against falling prices, we raised the Fund's cash position. As interest rates rose we used these reserves to increase the Fund's yield.

      Although intermediate maturities underperformed in the second quarter of 1999, they outperformed in the third quarter. On balance, the Fund continued to benefit from its neutral duration bias and attention to high credit quality. Toward the end of the period we increased cash reserves again for added liquidity.

Neutral Duration to Continue

      Given the uncertainty about interest rates, we plan to maintain a duration that is neutral to that of our peer group. We also expect to continue emphasizing issuers with strong credit fundamentals, believing the risk/reward ratio for owning lower-rated securities is not justified in the market at this time.

Galaxy Tax-Exempt Bond Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

Cash Equivalents & Net Other Assets and Liabilities ....   6%
North Central ..........................................  12%
Pacific ................................................   8%
East ...................................................  36%
Other Territories ......................................   3%
South ..................................................  31%
Mountain ...............................................   4%

Galaxy Tax-Exempt Bond Fund

Growth of $10,000 investment*

[The following information was depicted as a line chart in the printed material.]

                                                   12/30/91           10/31/99

Lehman Brothers Municipal Bond Index                $10,000            $16,409
Galaxy Tax-Exempt Bond Fund - Retail A Shares       $ 9,625            $14,817
Galaxy Tax-Exempt Bond Fund - Trust Shares          $10,000            $15,450
Galaxy Tax-Exempt Bond Fund - Retail B Shares       $10,000            $10,889

* Since inception on 12/30/91 for Trust and Retail A Shares. Since inception on 3/4/96 for Retail B Shares. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. Performance figures for Retail B Shares reflect the deduction of the 3.00% contingent deferred sales charge (applicable to shares redeemed during the fourth year after purchase) as if shares were redeemed on October 31, 1999. The Lehman Brothers Municipal Bond Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect investment management fees and other expenses incurred by the Fund.

PORTFOLIO REVIEWS

GALAXY NEW JERSEY MUNICIPAL BOND FUND

By Glenn Migliozzi, CFA
Managing Director,
Fixed Income Investments

      As supplies of newly issued municipal bonds declined in the past year, supplies in New Jersey were occasionally tighter than elsewhere in the country. The enhanced value that this gave to existing bonds in the state -- combined with an emphasis on premium coupons, intermediate maturities, and strong credit quality -- helped the Galaxy New Jersey Municipal Bond Fund outperform other funds with similar investment objectives.

      For the 12 months ended October 31, 1999, the Fund's Trust Shares had a total return of -3.06%. Over the same time, the Fund's Retail A Shares had a total return of -3.24% before deducting the maximum 3.75% front-end sales charge. (Please see the chart on page 4 for total returns after deducting the front-end sales charge.) By comparison, the average New Jersey municipal bond fund tracked by Lipper had a total return of -4.13%. The Lehman Brothers Municipal Bond Index, whose duration is shorter than that of the Fund and its Lipper group, had a total return of -1.78% for the 12-month period.

      On October 31, 1999, the Fund's Trust Shares had a 30-day SEC annualized yield of 4.12%. On the same date, Retail A Shares had a 30-day SEC annualized yield of 4.06%. This equaled taxable yields of 6.87% and 6.77%, respectively, for taxpayers in the 36% federal income tax bracket who live in New Jersey.

Seizing Yield Opportunities

      We have focused the Fund's holdings on municipal bonds with premium coupons, intermediate maturities, and strong credit quality since its inception in April of 1998. These attributes proved attractive to investors as bond prices began to fall at the start of the reporting period.

      In the first months of 1999, we raised the Fund's cash position as an additional defense against price declines. After interest rates had moved higher, we used these reserves to improve the yield of the Fund. We continued to emphasize intermediate-term issues. While these lagged in 1999's second quarter, they held up relatively well in the third quarter. As the reporting period closed, we boosted cash reserves again to improve liquidity.

Positioned for Further Rate Uncertainty

      Given the uncertainty about interest rates, we expect to keep the Fund's duration neutral to that for its peer group and make the most of new yield opportunities that arise. The Fund's focus on issuers with strong credit fundamentals should also serve it well in this environment.

Galaxy New Jersey Municipal Bond Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

Cash Equivalents & Net Other Assets and Liabilities ............     6%
Puerto Rico ....................................................     7%
New Jersey .....................................................    87%

Galaxy New Jersey Municipal Bond Fund

Growth of $10,000 investment*

[The following information was depicted as a line chart in the printed material.]

                                                          4/3/98       10/31/99

Lehman Brothers Municipal Bond Index                      $10,000      $10,279
Galaxy New Jersey Municipal Bond Fund - Retail A Shares   $ 9,625      $ 9,718
Galaxy New Jersey Municipal Bond Fund - Trust Shares      $10,000      $10,128

* Since inception on 4/3/98. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. The Lehman Brothers Municipal Bond Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect investment management fees and other expenses incurred by the Fund. Results for the index are calculated since 4/30/98 because the index returns are calculated at month-end only.

PORTFOLIO REVIEWS

GALAXY NEW YORK MUNICIPAL BOND FUND

By Glenn Migliozzi, CFA
Managing Director,
Fixed Income Investments

      In a climate of falling bond prices, the Galaxy New York Municipal Bond Fund benefited from a duration that was neutral to that of its peer group and an emphasis on municipals with premium coupons, good liquidity, and strong credit quality. The Fund also benefited as the supply of new issues in New York versus other parts of the country was down significantly, which enhanced the value of existing bonds in the state.

      For the 12 months ended October 31, 1999, the Fund's Trust Shares had a total return of -3.54%. During the same time, the Fund's Retail A Shares had a total return of -3.72% before deducting the maximum 3.75% front-end sales charge. (Please see the chart on page 4 for total returns after deducting the front-end sales charge.)

      Over this period the average New York municipal bond fund tracked by Lipper returned -4.44%. With a duration that was shorter than the Fund and its peer group, the Lehman Brothers Municipal Bond Index returned -1.78%.

      On October 31, 1999, the Fund's Trust Shares had a 30-day SEC annualized yield of 4.59%. On the same date, Retail A Shares had a 30-day SEC annualized yield of 4.23%. These are the same as taxable yields of 7.17% and 7.09%, respectively, for shareholders in the 36% federal income tax bracket who live in New York.

Managing Price Risk

      For a large part of 1998, we held significant investments in municipals with longer maturities to make the most of falling interest rates and rising bond prices. In the fourth quarter of 1998, when the reporting period began, it appeared that interest rates might be bottoming. In this climate, we traded some longer maturities for intermediate-term issues, which offered better value as well as a defense against falling bond prices.

      For the most part, this strategy continued to serve the Fund well through the end of the reporting period. The Fund also benefited during the first and third quarters from an increase in cash reserves. Besides helping to buffer Fund returns from falling bond prices, the higher reserves gave us the liquidity to take advantage of opportunities to improve the Fund's yield.

Looking Ahead

      We expect to maintain an added level of liquidity in coming months, given the ongoing uncertainty about interest rates. We also plan to remain neutral in our duration and committed to municipals with strong credit ratings, while taking advantage of opportunities to enhance the Fund's return.

Galaxy New York Municipal Bond Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

Cash Equivalents & Net Other Assets and Liabilities ..............     2%
Other Territories ................................................     2%
New York .........................................................    96%

Galaxy New York Municipal Bond Fund

Growth of $10,000 investment*

[The following information was depicted as a line chart in the printed material.]

                                                          12/30/91     10/31/99

Lehman Brothers Municipal Bond Index                      $10,000      $16,409
Galaxy New York Municipal Bond Fund - Retail A Shares     $ 9,625      $14,462
Galaxy New York Municipal Bond Fund - Trust Shares        $10,000      $15,175

* Since inception on 12/30/91. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. The Lehman Brothers Municipal Bond Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect investment management fees and other expenses incurred by the Fund.

PORTFOLIO REVIEWS

GALAXY CONNECTICUT MUNICIPAL BOND FUND

By Glenn Migliozzi, CFA
Managing Director,
Fixed Income Investments

      When supplies of newly issued municipal bonds declined over the last year, supplies in Connecticut shrank somewhat more than in other parts of the country. This enhanced the value of existing bonds in the state. Additions of intermediate-term issues, which outperformed versus longer-term issues during the reporting period, also improved returns for the Galaxy Connecticut Municipal Bond Fund, along with a continued emphasis on municipals with strong credit quality and liquidity.

      For the 12 months ended October 31, 1999, the Fund's Trust Shares had a total return of -2.68%. Over the same time, the Fund's Retail A Shares had a total return of -2.87% before deducting the maximum 3.75% front-end sales charge, (Please see the chart on page 4 for total returns after deducting the front-end sales charge.) During the same period, the average Connecticut municipal bond fund tracked by Lipper returned -3.17%. The Lehman Brothers Municipal Bond Index, whose duration is shorter than that of the Fund and its peer group, returned -1.78%.

      On October 31, 1999, the Fund's Trust Shares had a 30-day SEC annualized yield of 4.45%. On the same date, Retail A Shares had a 30-day SEC annualized yield of 4.15%. These equal taxable yields of 7.28% and 6.79%, respectively, for shareholders in the 36% federal income tax bracket who live in Connecticut.

A Shift to Intermediate Maturities

      Before the reporting period began, we had emphasized longer-term municipals to make the most of rising bond prices. By the start of the period in the fourth quarter of 1998, however, it appeared that prices were peaking. We added intermediate-term issues at this time to buffer the value of Fund shares from a bond price decline.

      As a further defense against falling prices, we increased the Fund's cash reserves in the first quarter of 1999. Once rates had moved higher, we used this cash to take advantage of attractive yield opportunities that became available. Because the yield spreads between high- and low-quality credits remained narrow, we continued to focus on municipals with strong credit fundamentals.

      Although intermediate-term issues underperformed in the second quarter of 1999, they outperformed in the third quarter. With the possibility of continued rate increases later in the period, we raised cash reserves again.

Keeping a Defensive Position

      With the future direction of interest rates still unclear, we plan to maintain higher cash reserves through year-end and a neutral duration in the months to come. As before, we also expect to emphasize municipals with strong credit ratings and good liquidity.

Galaxy Connecticut Municipal Bond Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

Puerto Rico .....................................................     7%
Cash Equivalents & Net Other Assets and Liabilities .............     6%
Other Territories ...............................................     6%
Connecticut .....................................................    81%

Galaxy Connecticut Municipal Bond Fund

Growth of $10,000 investment*

[The following information was depicted as a line chart in the printed material.]

                                                          3/16/93      10/31/99

Lehman Brothers Municipal Bond Index                      $10,000      $15,678
Galaxy Connecticut Municipal Bond Fund - Retail A Shares  $ 9,625      $12,880
Galaxy Connecticut Municipal Bond Fund - Trust Shares     $10,000      $13,526

* Since inception on 3/16/93. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. The Lehman Brothers Municipal Bond Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect investment management fees and other expenses incurred by the Fund. Results for the index are calculated since 3/31/93 because the index returns are calculated at month-end only.

PORTFOLIO REVIEWS

GALAXY MASSACHUSETTS MUNICIPAL BOND FUND

By Glenn Migliozzi, CFA
Managing Director,
Fixed Income Investments

      During the second half of the reporting year for the Galaxy Massachusetts Municipal Bond Fund, we increased investments in intermediate-term issues, being somewhat defensive against falling bond prices, and remained focused on better-quality municipals with premium coupons and good call protection.

      These strategies helped the Fund's Trust Shares earn a total return of -3.17% for the 12 months ended October 31, 1999. Over the same time, the Fund's Retail A Shares returned -3.35% before deducting the maximum 3.75% front-end sales charge. (Please see the chart on page 4 for total returns after deducting the front-end sales charge.)

      During the reporting period the average Massachusetts municipal bond fund tracked by Lipper had a total return of-4.01%. Benefiting from a duration that is shorter than that for the Fund and its Lipper group, the Lehman Brothers Municipal Bond Index had a total return of -1.78%.

      On October 31, 1999, the Fund's Trust Shares had a 30-day SEC annualized yield of 4.63% and Retail A Shares had a 30-day SEC annualized yield of 4.32%. These equaled taxable yields of 7.69% and 7.17%, respectively, for shareholders in the 36% federal income tax bracket who live in Massachusetts.

Defending Against a Price Decline

      When the reporting period started in the fourth quarter of 1998, we added intermediate-term issues to the portfolio. Besides offering good relative value, these issues provided a better defense against falling bond prices than the longer maturities we'd emphasized for most of 1998.

      Early in 1999, with the chance for further declines in bond prices, we increased the Fund's cash position. This allowed us to take advantage of opportunities to enhance the Fund's yield as interest rates continued to rise. Throughout this time, we remained focused on municipals with strong credit quality and good call protection.

      Although intermediate-term issues underperformed in the second quarter of 1999, they outperformed in the third.

Future Strategies

      We expect to maintain a slightly higher cash position through year-end as a buffer against potential withdrawals. The added liquidity would also allow us to seize additional opportunities to increase the Fund's yield. As before, we expect to emphasize municipals with strong credit ratings and keep a duration bias that is neutral to the Fund's peer group.

Galaxy Massachusetts Municipal Bond Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

Other Territories ...........................................    2%
Cash Equivalents & Net Other Assets and Liabilities .........    2%
Puerto Rico .................................................    6%
Massachusetts ...............................................   90%

Galaxy Massachusetts Municipal Bond Fund

Growth of $10,000 investment*

[The following information was depicted as a line chart in the printed material.]

                                                            3/12/93     10/31/99

Lehman Brothers Municipal Bond Index                        $10,000     $15,678
Galaxy Massachusetts Municipal Bond Fund - Retail A Shares  $ 9,625     $12,647
Galaxy Massachusetts Municipal Bond Fund - Trust Shares     $10,000     $13,257

* Since inception on 3/12/93. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. The Lehman Brothers Municipal Bond Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect investment management fees and other expenses incurred by the Fund. Results for the index are calculated since 3/31/93 because the index returns are calculated at month-end only.

PORTFOLIO REVIEWS

GALAXY RHODE ISLAND MUNICIPAL BOND FUND

By Glenn Migliozzi, CFA
Managing Director,
Fixed Income Investments

      In the 12 months ended October 31, 1999, the Galaxy Rhode Island Municipal Bond Fund benefited from additions of intermediate-term investments that tended to outperform longer maturities as bond prices fell. Attention to attributes that investors favor in a weakening market also helped returns. At the same time, the values of existing municipal bonds in Rhode Island were bolstered by the lack of supply of new issues.

      For the 12-month reporting period the Fund's Retail A Shares had a total return of -2.73% before deducting the maximum 3.75% front-end sales charge. (Please see chart on page 4 for total returns after deducting the front-end sales charge.) Over the same time the average Rhode Island municipal bond fund tracked by Lipper had a total return of -3.34%. The Lehman Brothers Municipal Bond Index, whose duration is shorter than that for the Fund and its Lipper group, had a total return of -1.78%.

      On October 31, 1999, the Fund's Retail A Shares had a 30-day SEC annualized yield of 4.54%. This equaled a taxable yield of 7.59% for taxpayers in the 36% federal income tax bracket that live in Rhode Island.

A Defensive Strategy

      For most of 1998, we had maintained sizable holdings in longer-term municipals to make the most of a bond price rally. As the reporting period started in the fourth quarter, however, prices seemed to be peaking. Finding better relative value in intermediate-term issues, which could also help to buffer the Fund against a price reversal, we increased investments in that sector.

      In a further defense against falling prices, we increased the Fund's cash position early in 1999. We then deployed these reserves in the months that followed as we found investments with more attractive yields. As before, we emphasized issues with premium coupons, strong credit quality, and good liquidity -- attributes that investors tend to favor when yields are rising.

      Although intermediate-term issues underperformed in the second quarter, they significantly outperformed in the third quarter.

Remaining Prepared for Higher Rates

      We expect to maintain these strategies in the months ahead. If interest rates edge higher, intermediate-term issues could again outperform, and investors should continue to favor issues with higher coupons, strong credit quality, and good liquidity. By keeping larger cash reserves, we should be able to make the most of any further opportunities to enhance the Fund's yield that might arise.

Galaxy Rhode Island Municipal Bond Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

Other Territories ............................................    4%
Cash Equivalents & Net Other Assets and Liabilities ..........    5%
Puerto Rico ..................................................   12%
Rhode Island .................................................   79%

Galaxy Rhode Island Municipal Bond Fund

Growth of $10,000 investment*

[The following information was depicted as a line chart in the printed material.]

                                                            12/20/94    10/31/99

Lehman Brothers Municipal Bond Index                        $10,000     $13,271
Galaxy Rhode Island Municipal Bond Fund - Retail A Shares   $10,000     $12,683

* Since inception on 12/20/94. Performance figures for Retail A Shares include the effect of the maximum 3.75% front-end sales charge. The Lehman Brothers Municipal Bond Index is an unmanaged index in which investors cannot invest. Results for the index do not reflect investment management fees and other expenses incurred by the Fund. Results for the index are calculated since 12/31/94 because the index returns are calculated at month-end only.

Shareholder Services

"A well-balanced asset allocation plan may help to control your risk while pursuing your goals."

AUTOMATIC INVESTMENT PROGRAM

The Golden Rule of investing is "pay yourself first." That is easy to do with Galaxy's Automatic Investment Program. For as little as $50 per month deducted directly from your checking, savings or bank money market account, you can consistently and conveniently add to your Galaxy investment. When you establish an Automatic Investment Program, the $2,500 initial investment requirement for Galaxy is waived. Of course, such a program does not assure a profit and does not protect against loss in a declining market.

DIVERSIFICATION

A fundamental investment practice is "diversification." A well-balanced asset allocation plan may help to control your risk while pursuing your goals. Many mutual funds offer a low-cost way to diversify your investments while you benefit from professional management. Galaxy's comprehensive array of invest ment choices can be used in combination to match the needs of nearly everyone.

EXCHANGE PRIVILEGES

As your investment needs change, you can conveniently exchange your shares in one Fund for shares in another Fund at no cost (as long as you exchange within the same share class).

CONSOLIDATED STATEMENTS

Timely, comprehensive mutual fund account statements offer detailed information on your individual account. If you have a FleetOne Gold or a Fleet Private Banking Account, your Galaxy Fund information can be added to these statements.

24-HOUR ACCESS TO REGISTERED REPRESENTATIVES

24 hours a day, seven days a week, 365 days a year, we are ready and available to help. Our toll-free telephone lines offer round-the-clock access to Fund information and service. Call toll-free 1-877-BUY-GALAXY (1-877-289-4252) for information on initial purchases and current performance.

--------------------------------------------------------------------------------
Certain shareholder services may not be available to Trust, A Prime and B Prime Share investors. Please consult your Fund Prospectus.

Shares of the Funds are distributed through Provident Distributors, Inc., member NASD and SIPC.

Shareholder Information

--------------------------------------------------------------------------------

                                    TRUSTEES
                                  AND OFFICERS

                              Dwight E. Vicks, Jr.
                              Chairman and Trustee

                                 John T. O'Neill
                              President, Treasurer
                                   and Trustee

                                Louis DeThomasis,
                                  F.S.C., Ph.D.
                                     Trustee

                                Donald B. Miller
                                     Trustee

                                  James M. Seed
                                     Trustee

                               Bradford S. Wellman
                                     Trustee

                                    W. Bruce
                               McConnel, III, Esq.
                                    Secretary

                                  Jylanne Dunne
                               Vice President and
                               Assistant Treasurer

                                William Greilich
                                 Vice President

                               INVESTMENT ADVISOR

                                Fleet Investment
                                  Advisors Inc.
                                 75 State Street
                                   Boston, MA
                                      02109

                                   DISTRIBUTOR

                                    Provident
                               Distributors, Inc.
                           Four Falls Corporate Center
                                    6th Floor
                              West Conshohocken, PA
                                   19428-2961

                                  ADMINISTRATOR

                                    PFPC Inc.
                               4400 Computer Drive
                                  Westborough,
                            Massachusetts 01581-5108

                                     AUDITOR

                                Ernst & Young LLP
                              200 Clarendon Street
                                Boston, MA 02116

                                  LEGAL COUNSEL

                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                             Philadelphia, PA 19103

--------------------------------------------------------------------------------

This report is submitted for the general information of shareholders of The Galaxy Fund. It is not authorized for distribution to prospective investors unless accompanied or preceded by an effective prospectus for each Fund of The Galaxy Fund, which contains more information concerning the investment policies and expenses of the Funds as well as other pertinent information. For complete information, and before making an investment decision on any of the Funds of The Galaxy Fund, you should request a prospectus from the Funds' distributor by calling toll-free 1-877-BUY-GALAXY (1-877-289-4252). Read the prospectus carefully before you invest.

Shares of the Funds are not bank deposits or obligations of, or guaranteed or endorsed by, FleetBoston Corporation or any of its affiliates, Fleet Investment Advisors Inc., or any Fleet Bank. Shares of the Funds are not federally insured by, guaranteed by, obligations of or otherwise supported by the U.S. Government, the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other governmental agency. Investment return and principal value will vary as a result of market conditions or other factors so that shares of the Funds, when redeemed, may be worth more or less than their original cost. An investment in the Funds involves investment risks, including the possible loss of principal amount invested.


                                 [RECYCLED LOGO]

                   This report was printed on recycled paper.

Tax-Exempt Bond Fund

Portfolio of Investments
October 31, 1999

Par Value                                                              Value
---------                                                            ---------

MUNICIPAL SECURITIES - 94.58%

                  Alaska - 0.76%

$   1,275,000     Anchorage Hospital Revenue
                  Sisters of Providence Project
                  6.75%, 10/01/00...........................   $     1,299,799
                                                               ---------------

                  California - 6.97%

    2,500,000     California Educational
                  Facilities Authority
                  Stanford University, Series O
                  5.13%, 01/01/31...........................         2,187,500
    1,915,000     California Rural Home Mortgage
                  Finance Authority, Single Family
                  Mortgage, Mortgage-Backed
                  Securities Program, Series A
                  6.35%, 12/01/29
                  Insured: GNMA/FNMA/FHLMC..................         1,972,450
    2,000,000     California State, GO
                  5.00%, 10/01/19
                  Insured: FSA..............................         1,782,500
    3,000,000     California State, GO
                  5.00%, 08/01/24
                  Insured: MBIA.............................         2,595,000
    1,500,000     California State, GO
                  Veterans Bonds, Series BH
                  5.40%, 12/01/15
                  Insured: FSA..............................         1,438,125
    1,000,000     East Bay California
                  Municipal Utilities District
                  Water Systems Revenue
                  5.25%, 06/01/17...........................           942,500
    1,000,000     San Diego
                  Water Utilities Funding
                  5.38%, 08/01/12
                  Insured: FGIC.............................         1,000,000
                                                               ---------------
                                                                    11,918,075
                                                               ---------------

                  Colorado - 0.62%

    1,000,000     Colorado Housing Finance Authority
                  Single Family Program, Series B-3
                  6.55%, 05/01/25...........................         1,053,750
                                                               ---------------

                  Connecticut - 2.17%

    1,000,000     Connecticut State
                  Clean Water Fund
                  5.13%, 09/01/15...........................           946,250
    1,000,000     Connecticut State HEFA
                  Trinity College, Series F
                  5.50%, 07/01/21
                  Insured: MBIA.............................           956,250
      645,000     Connecticut State HFA
                  Housing Mortgage Finance
                  Program, Series A
                  6.10%, 05/15/13...........................           658,706
      615,000     Connecticut State HFA
                  Housing Mortgage Finance
                  Program, SubSeries B-1
                  6.25%, 05/15/11...........................           629,606
      500,000     Connecticut State Special Tax
                  Obligation, Transportation
                  Infrastructure, Series B
                  6.10%, 09/01/07...........................           530,625
                                                               ---------------
                                                                     3,721,437
                                                               ---------------

                  Florida - 6.31%

    2,000,000     Florida State Board of Education
                  Capital Outlay, Series A
                  5.50%, 01/01/02...........................         2,047,500
    2,500,000     Florida State Board of Education
                  Lottery Revenue, Series C
                  4.50%, 07/01/17
                  Insured: FGIC.............................         2,068,750
    2,000,000     Hillsborough County
                  School Board, Series A
                  5.50%, 07/01/14
                  Insured: MBIA.............................         1,972,500
    2,835,000     Miami, Dade County, SP OB
                  Series A
                  5.22%, 10/01/14 (A)
                  Insured: MBIA.............................         1,194,244
    2,690,000     Tampa Bay Water
                  Utilities System, Series B
                  5.13%, 10/01/14
                  Insured: FGIC.............................         2,521,875
    1,000,000     Tampa, Florida Revenue Health
                  System, Catholic Health East
                  Series A-1
                  5.50%, 11/15/14...........................           986,250
                                                               ---------------
                                                                    10,791,119
                                                               ---------------

                  Georgia - 3.09%

    2,000,000     De Kalb County
                  Water and Sewer Revenue
                  6.25%, 10/01/06...........................         2,150,000
    1,000,000     Fulton County School District, GO
                  5.60%, 01/01/11...........................         1,047,500
    2,000,000     Georgia State, GO
                  Series B
                  5.75%, 08/01/10...........................         2,095,000
                                                               ---------------
                                                                     5,292,500
                                                               ---------------


                       See Notes to Financial Statements.

Tax-Exempt Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  Idaho - 0.96%

$     500,000     Boise-Kuna Irrigation District
                  Lucky Peak Hydroelectric Project
                  6.60%, 07/01/05...........................   $       525,625
    1,160,000     Idaho Housing & Finance Association
                  Single Family Mortgage
                  Series G-2, AMT
                  5.70%, 07/01/16...........................         1,117,950
                                                               ---------------
                                                                     1,643,575
                                                               ---------------

                  Illinois - 3.54%

    1,000,000     Cook County, GO
                  7.25%, 11/01/07
                  Insured: MBIA.............................         1,136,250
    3,000,000     Illinois Educational Facilities
                  Authority, Wesleyan University
                  5.65%, 09/01/26
                  Insured: MBIA.............................         2,857,500
    1,000,000     Illinois State, GO
                  5.80%, 09/01/18
                  Insured: FGIC.............................           986,250
    1,000,000     Regional Transportation Authority
                  Series A
                  6.25%, 06/01/15...........................         1,080,000
                                                               ---------------
                                                                     6,060,000
                                                               ---------------

                  Indiana - 1.18%

    2,000,000     Indianapolis Local Public
                  Improvement Bond Bank
                  Series A
                  6.00%, 01/10/18...........................         2,012,500
                                                               ---------------

                  Iowa - 0.98%

    1,735,000     Iowa Finance Authority
                  Single Family Mortgage, Series F
                  5.55%, 01/01/16
                  Insured: GNMA/FNMA........................         1,678,613
                                                               ---------------

                  Kansas - 0.91%

    1,575,000     Kansas State
                  Department of Highway Transportation
                  5.50%, 09/01/14...........................         1,563,188
                                                               ---------------

                  Kentucky - 1.19%

    1,000,000     Kentucky Housing Corp.
                  Series C-3
                  5.70%, 01/01/11...........................         1,008,750
    1,000,000     Kentucky State Turnpike Authority
                  Economic Development & Refunding
                  Revenue, Revitalization Projects
                  Pre-refunded 05/15/00
                  7.13%, 05/15/01...........................         1,031,530
                                                               ---------------
                                                                     2,040,280
                                                               ---------------

                  Maine - 1.63%

    1,000,000     Maine Governmental Facilities
                  Authority, Lease Rent Revenue
                  5.63%, 10/01/19

                  Insured: FSA..............................           951,250
      250,000     Maine Municipal Bond Bank
                  Series B
                  6.75%, 11/01/12...........................           270,313
      500,000     Maine Municipal Bond Bank
                  Sewer & Water
                  SRF Program, Series A
                  6.50%, 11/01/08...........................           532,500
    1,000,000     Maine State Housing
                  Authority, Series C-1
                  6.50%, 11/15/11...........................         1,031,250
                                                               ---------------
                                                                     2,785,313
                                                               ---------------

                  Maryland - 3.22%

    2,875,000     Maryland State Community
                  Development Administration
                  Department of Housing & Community
                  Development, Series A, AMT
                  5.70%, 07/01/17...........................         2,788,750
    1,500,000     Maryland State Health & Higher
                  Education Facilities Authority
                  Johns Hopkins University
                  6.00%, 07/01/10...........................         1,610,625
    1,100,000     Montgomery County Housing
                  Opportunity Commission
                  Single Family Mortgage, Series A
                  5.75%, 07/01/13...........................         1,102,750
                                                               ---------------
                                                                     5,502,125
                                                               ---------------

                  Massachusetts - 7.38%

    3,000,000     Massachusetts State, GO
                  Consolidated Loan, Series B
                  5.00%, 05/01/19...........................         2,625,000
    2,000,000     Massachusetts State HEFA
                  Partners Healthcare Systems
                  Series A
                  5.38%, 07/01/17
                  Insured: MBIA.............................         1,875,000
      200,000     Massachusetts State HEFA
                  South Shore Hospital, Series D
                  6.50%, 07/01/10
                  Insured: MBIA.............................           211,500
    1,000,000     Massachusetts State IFA
                  Nantucket Electric, Series A, AMT
                  5.88%, 07/01/17
                  Insured: AMBAC............................           987,500
    2,000,000     Massachusetts State IFA
                  Tufts University, Series H
                  5.50%, 02/15/12
                  Insured: MBIA.............................         2,012,500


                       See Notes to Financial Statements.

Tax-Exempt Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  Massachusetts (continued)

$   2,000,000     Massachusetts State Port
                  Authority, Series A
                  5.38%, 07/01/18...........................   $     1,872,500
    2,500,000     Massachusetts State Turnpike
                  Authority, Metropolitan Highway
                  System, Series A
                  5.00%, 01/01/39
                  Insured: AMBAC............................         2,075,000
    1,000,000     Massachusetts State Water
                  Resource Authority, Series B
                  5.50%, 08/01/15
                  Insured: FSA..............................           970,000
                                                               ---------------
                                                                    12,629,000
                                                               ---------------

                  Michigan - 0.60%

    1,000,000     Central Michigan University
                  6.00%, 10/01/13
                  Insured: MBIA.............................         1,018,750
                                                               ---------------

                  Minnesota - 0.54%

    1,000,000     Rochester Health Care Facilities
                  Mayo Foundation, Series A
                  5.50%, 11/15/27
                  Insured: GO of Mayo Foundation............           931,250
                                                               ---------------

                  Missouri - 1.03%

    1,000,000     Missouri State HEFA
                  St. Louis University
                  5.50%, 10/01/16...........................           976,250
      750,000     Missouri State Housing
                  Development Commission
                  Single Family, Series B-2, AMT
                  6.40%, 03/01/29...........................           782,812
                                                               ---------------
                                                                     1,759,062
                                                               ---------------

                  Nevada - 1.44%

    1,000,000     Clark County, GO & Revenue
                  Series A
                  6.00%, 06/01/16
                  Pre-refunded 06/01/02
                  Insured: AMBAC............................         1,037,500
    1,500,000     Nevada State, GO
                  Capital Improvement &
                  Cultural Affairs, Series A
                  5.50%, 02/01/18...........................         1,428,750
                                                               ---------------
                                                                     2,466,250
                                                               ---------------

                  New Jersey - 3.30%

    1,000,000     Mercer County Improvement
                  Authority, Customer Receipts
                  Justice Complex
                  6.05%, 01/01/07...........................         1,001,600
    1,500,000     New Jersey Health Care
                  Facilities Financing Authority
                  AHS Hospital Corp., Series A
                  6.00%, 07/01/12
                  Insured: AMBAC............................         1,576,875
    1,700,000     New Jersey Health Care
                  Facilities Financing Authority
                  Medical Center at Princeton
                  5.13%, 07/01/18
                  Insured: AMBAC............................         1,527,875
      500,000     New Jersey State
                  Transportation Trust Fund Authority
                  Transportation System, Series A
                  5.50%, 06/15/09
                  Dated 12/01/97............................           510,625
    1,000,000     New Jersey State
                  Transportation Trust Fund Authority
                  Transportation System, Series A
                  5.50%, 06/15/09
                  Dated 10/01/99............................         1,021,250
                                                               ---------------
                                                                     5,638,225
                                                               ---------------

                  New Mexico - 1.13%

      750,000     Dona Ana County
                  Gross Receipt Tax Revenue
                  5.50%, 06/01/16
                  Insured: AMBAC............................           731,250
    1,285,000     New Mexico Mortgage Finance
                  Authority, Single Family
                  Mortgage, Series B-3
                  5.50%, 07/01/28
                  Insured: GNMA/FNMA/FHLMC..................         1,198,263
                                                               ---------------
                                                                     1,929,513
                                                               ---------------

                  New York - 10.71%

    1,000,000     Battery Park City
                  Authority, Series A
                  5.50%, 11/01/10...........................         1,002,500
    2,165,000     Metropolitan Transportation Authority
                  Dedicated Tax Fund, Series C-1
                  5.25%, 07/01/17
                  Insured: FGIC.............................         1,997,212
    1,000,000     Municipal Assistance Corp. for
                  New York City, Series O
                  5.25%, 07/01/07...........................         1,018,750
    1,000,000     New York City
                  Series I, GO
                  6.00%, 04/15/09...........................         1,047,500


                       See Notes to Financial Statements.

Tax-Exempt Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  New York (continued)

$   1,000,000     New York City
                  Municipal Water Finance
                  Authority, Water and Sewer
                  System, Series A
                  5.50%, 06/15/11...........................   $     1,005,000
    1,500,000     New York City
                  Transitional Finance Authority
                  Revenue, Series C
                  5.00%, 05/01/26...........................         1,273,125
      250,000     New York State, GO
                  6.10%, 11/15/09...........................           264,063
    1,000,000     New York State, GO
                  5.50%, 06/15/10...........................         1,007,500
    2,000,000     New York State, GO
                  Series F
                  5.25%, 09/15/12...........................         1,935,000
    4,000,000     New York State Dormitory Authority
                  Capital Appreciation, State
                  University of New York, Class B
                  5.18%, 05/15/10 (A)
                  Insured: MBIA.............................         2,290,000
    2,110,000     New York State Dormitory Authority
                  Columbia University
                  5.00%, 07/01/18...........................         1,883,175
    1,000,000     New York State Dormitory Authority
                  Municipal Health Facilities
                  Improvement Program, Series 1
                  5.00%, 01/15/09
                  Insured: FSA..............................           985,000
       30,000     New York State Dormitory Authority
                  University of Rochester
                  Unrefunded Balance
                  6.50%, 07/01/09...........................            30,402
    1,000,000     Port Authority of New York and
                  New Jersey, JFK International Air
                  Terminal, Series 6, SP OB, AMT
                  6.00%, 12/01/07
                  Insured: MBIA.............................         1,065,000
    1,500,000     Triborough Bridge & Tunnel
                  Authority, Series A
                  5.00%, 01/01/01...........................         1,511,250
                                                               ---------------
                                                                    18,315,477
                                                               ---------------

                  North Carolina - 1.45%

    1,500,000     Charlotte Certificates of Participation
                  Convention Facility Project
                  6.35%, 12/01/00
                  Insured: AMBAC............................         1,537,080
      925,000     North Carolina Housing Finance
                  Agency, Single Family Revenue,
                  Series Y
                  6.30%, 09/01/15...........................           945,813
                                                               ---------------
                                                                     2,482,893
                                                               ---------------

                  Ohio - 3.69%

      955,000     Cleveland Waterworks
                  6.25%, 01/01/15
                  Pre-refunded 01/01/02
                  Insured: AMBAC............................         1,007,525
       45,000     Cleveland Waterworks
                  6.25%, 01/01/15
                  Unrefunded Balance
                  Insured: AMBAC............................            46,800
    1,000,000     Cleveland Waterworks
                  Refunding & Improvement
                  First Mortgage
                  5.50%, 01/01/10
                  Insured: MBIA.............................         1,020,000
    1,460,000     Forest Hills School District, GO
                  6.00%, 12/01/10
                  Insured: MBIA.............................         1,547,600
    1,000,000     Ohio State Building Authority
                  Adult Correctional Facilities
                  Series A
                  6.00%, 04/01/06
                  Insured: AMBAC............................         1,063,750
    1,785,000     Ohio State Water
                  Development Authority, PCR
                  Water Control Loan Fund
                  Water Quality Series
                  5.00%, 12/01/15
                  Insured: MBIA.............................         1,631,044
                                                               ---------------
                                                                     6,316,719
                                                               ---------------

                  Pennsylvania - 4.44%

    2,000,000     Delaware Valley Regional
                  Finance Authority, Local
                  Government Revenue, Series B
                  5.60%, 07/01/17
                  Insured: AMBAC............................         1,960,000
    2,210,000     Elizabeth Forward School District
                  Capital Appreciation, Series B, GO
                  5.52%, 09/01/21 (A)
                  Insured: MBIA.............................           613,275
    2,210,000     Elizabeth Forward School District
                  Capital Appreciation, Series B, GO
                  5.52%, 09/01/22 (A)
                  Insured: MBIA.............................           580,125
    1,000,000     Luzerne County, Series B, GO
                  6.00%, 09/15/11
                  Insured: FGIC.............................         1,009,410
    1,500,000     Pennsylvania Housing Finance
                  Agency, Single Family Mortgage
                  Series 59-A, AMT
                  5.75%, 10/01/23...........................         1,432,500
    1,000,000     Pennsylvania State Higher
                  Education Facilities Authority
                  Temple University, First Series
                  5.25%, 04/01/14
                  Insured: MBIA.............................           946,250


                       See Notes to Financial Statements.

Tax-Exempt Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  Pennsylvania (continued)

$   1,000,000     Pennsylvania State
                  Second Series A, GO
                  6.50%, 11/01/04
                  Pre-refunded 11/01/01
                  Insured: MBIA.............................   $     1,057,500
                                                               ---------------
                                                                     7,599,060
                                                               ---------------

                  Puerto Rico - 1.86%

    3,000,000     Puerto Rico Electric Power Authority
                  Series BB
                  6.00%, 07/01/12
                  Insured: MBIA.............................         3,183,750
                                                               ---------------

                  Rhode Island - 3.25%

      190,000     Rhode Island Clean Water
                  Protection Finance Agency
                  Series A, PCR
                  6.75%, 10/01/13
                  Pre-refunded 10/01/02
                  Insured: MBIA.............................           204,962
       10,000     Rhode Island Clean Water
                  Protection Finance Agency
                  Series A, PCR
                  6.75%, 10/01/13
                  Unrefunded Balance
                  Insured: MBIA.............................            10,662
      700,000     Rhode Island Housing & Mortgage
                  Finance Corp., Homeownership
                  Opportunity, Series 13
                  6.70%, 10/01/15...........................           720,125
    1,000,000     Rhode Island Housing & Mortgage
                  Finance Corp., Homeownership
                  Opportunity, Series 19-A
                  5.70%, 04/01/15...........................           976,250
    1,500,000     Rhode Island State HEBC
                  Higher Education Facilities
                  Johnson & Wales University
                  6.38%, 04/01/12
                  Insured: Connie Lee.......................         1,586,250
    1,500,000     Rhode Island State HEBC
                  Higher Education Facilities
                  Johnson & Wales University
                  Series A
                  5.75%, 04/01/12
                  Insured: Connie Lee.......................         1,530,000
      500,000     Rhode Island State HEBC
                  Miriam Hospital, Series B
                  Pre-refunded 04/01/03
                  6.50%, 04/01/13...........................           537,500
                                                               ---------------
                                                                     5,565,749
                                                               ---------------

                  South Carolina - 2.83%

    1,500,000     Greenville Waterworks, Revenue
                  5.50%, 02/01/22...........................         1,428,750
    2,100,000     Oconee County, PCR
                  Duke Power Co. Project
                  5.80%, 04/01/14...........................         2,105,250
      500,000     Piedmont Municipal
                  Power Agency
                  6.10%, 01/01/06
                  Insured: MBIA.............................           532,500
      750,000     Richland County
                  Certificates of Participation
                  6.90%, 02/01/01
                  Insured: FGIC.............................           774,375
                                                               ---------------
                                                                     4,840,875
                                                               ---------------

                  South Dakota - 0.61%

    1,000,000     Rapid City Sales Tax
                  Series B
                  6.20%, 06/01/12
                  Insured: FGIC.............................         1,043,750
                                                               ---------------

                  Tennessee - 2.08%

      500,000     Memphis Water Revenue
                  Series A
                  6.00%, 01/01/07...........................           521,250
    2,000,000     Metropolitan Government
                  Nashville & Davidson County, GO
                  5.88%, 05/15/26...........................         1,980,000
    1,000,000     Metropolitan Government
                  Nashville & Davidson County
                  Health & Education Facilities Board
                  Vanderbilt University, Series B
                  6.30%, 10/01/14...........................         1,055,000
                                                               ---------------
                                                                     3,556,250
                                                               ---------------

                  Texas - 10.90%

    1,000,000     Amarillo Health Facilities Corp.
                  Baptist St. Anthony Hospital Corp.
                  5.50%, 01/01/14
                  Insured: FSA..............................           985,000
    5,000,000     Harris County Capital Appreciation
                  Series A, GO & Revenue
                  5.18%, 08/15/07 (A)
                  Insured: FGIC.............................         3,362,500
    2,000,000     Harris County Health Facilities
                  Development Corp., Baylor College
                  Medical Project, Series A
                  5.00%, 11/15/28
                  Insured: AMBAC............................         1,677,500
    2,170,000     Harris County Health Facilities
                  Development Corp., Memorial Hospital
                  System Project, Series A
                  6.00%, 06/01/13
                  Insured: MBIA.............................         2,248,662


                       See Notes to Financial Statements.

Tax-Exempt Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  Texas (continued)

$   4,000,000     Houston Water & Sewer System
                  Junior Lien, Series C
                  5.35%, 12/01/11 (A)
                  Insured: AMBAC............................   $     2,055,000
    1,775,000     Katy Independent School District
                  Capital Appreciation
                  3.56%, 08/15/11 (A).......................           929,656
    1,750,000     Lower Colorado River Authority
                  Capital Appreciation, Junior Lien
                  4th Supplement
                  5.45%, 01/01/13 (A)
                  Insured: FGIC.............................           822,500
    2,000,000     Lower Neches Valley Authority IDC
                  Mobil Oil Refining Project
                  5.80%, 05/01/22...........................         1,945,000
    2,000,000     New Braunfels Independent School
                  District, Capital Appreciation, GO
                  5.23%, 02/01/07 (A).......................         1,382,500
    1,000,000     North Central Health
                  Facilities Development Corp.
                  Presbyterian Healthcare
                  Pre-refunded 06/01/05
                  5.90%, 06/01/21...........................         1,052,500
    2,000,000     San Antonio Airport System
                  7.13%, 07/01/05
                  Insured: AMBAC............................         2,195,000
                                                               ---------------
                                                                    18,655,818
                                                               ---------------

                  Virginia - 1.22%

    1,000,000     Norfolk Industrial Development
                  Authority, Childrens Hospital
                  Kings Group
                  6.50%, 06/01/21
                  Insured: AMBAC............................         1,036,250
    1,025,000     Virginia State, GO
                  5.38%, 06/01/04...........................         1,059,594
                                                               ---------------
                                                                     2,095,844
                                                               ---------------

                  Washington - 1.41%

    1,370,000     Seattle, GO
                  Series A
                  5.50%, 03/01/11...........................         1,388,837
    1,000,000     Washington State Public Power
                  Supply System, Nuclear Project
                  No. 2, Series C
                  7.30%, 07/01/00...........................         1,021,840
                                                               ---------------
                                                                     2,410,677
                                                               ---------------

                  West Virginia - 1.18%

    2,000,000     West Virginia School Building
                  Authority, Capital Improvement
                  5.50%, 07/01/11
                  Insured: AMBAC............................         2,020,000
                                                               ---------------
                  Total Municipal Securities................       161,821,186
                  (Cost $166,734,581)                          ---------------

Shares
------

INVESTMENT COMPANY - 3.08%

    5,263,392     Federated Tax-Free Obligations Fund.......         5,263,392
                                                               ---------------
                  Total Investment Company..................         5,263,392
                  (Cost $5,263,392)                            ---------------

Total Investments - 97.66%..................................       167,084,578
(Cost $171,997,973)                                            ---------------

Net Other Assets and Liabilities - 2.34%....................         4,000,918
                                                               ---------------
Net Assets - 100.00%........................................   $   171,085,496
                                                               ===============

------------------------------------------
(A)            Zero Coupon Bond. Rate shown reflects effective yield to maturity at time of purchase.
AMBAC          American Municipal Bond Assurance Corp.
AMT            Alternative Minimum Tax. Private activity obligations whose interest is subject to the federal AMT for individuals.
Connie Lee     College Construction Loan Association
FGIC           Federal Guaranty Insurance Corp.
FHLMC          Federal Home Loan Mortgage Corp.
FNMA           Federal National Mortgage Association
FSA            Financial Security Assurance Company
GNMA           Government National Mortgage Association
GO             General Obligation
HEBC           Health and Educational Building Corp.
HEFA           Health and Educational Facilities Authority
HFA            Housing Finance Authority
IDC            Industrial Development Corp.
IFA            Industrial Finance Agency
MBIA           Municipal Bond Insurance Association
PCR            Pollution Control Revenue
SP OB          Special Obligation


                       See Notes to Financial Statements.

New Jersey Municipal Bond Fund

Portfolio of Investments
October 31, 1999

Par Value                                                              Value
---------                                                            ---------

MUNICIPAL SECURITIES - 93.83%

                  New Jersey - 86.69%

$     235,000     Freehold Board of Education, GO
                  5.38%, 07/15/10
                  Insured: FSA..............................   $       237,938
      125,000     Hunterdon County, GO
                  Series A
                  4.20%, 12/15/02...........................           123,732
      250,000     Lacey Municipal Utilities Authority
                  New Jersey Water Revenue
                  5.10%, 12/01/16
                  Insured: MBIA.............................           228,125
      250,000     Lenape Regional High School
                  District, GO
                  5.00%, 04/01/08
                  Insured: FGIC.............................           249,687
       50,000     Lenape Regional High School
                  District, GO
                  5.00%, 04/01/12
                  Insured: FGIC.............................            48,562
      500,000     Lindenwold Borough
                  School District, GO
                  5.20%, 06/01/25
                  Insured: FSA..............................           453,750
      250,000     Mercer County Improvement
                  Authority Revenue Youth Center
                  Series B
                  5.00%, 02/15/14
                  Insured: FGIC.............................           233,125
      250,000     Metuchen School District, GO
                  5.13%, 09/15/12
                  Insured: FGIC.............................           245,000
      250,000     Middlesex County
                  Certificate of Participation
                  4.63%, 02/15/11
                  Insured: MBIA.............................           234,063
       50,000     Monmouth County Improvement
                  Authority Revenue Governmental Loan
                  5.50%, 12/01/07
                  Insured: AMBAC............................            51,750
      100,000     Morristown, GO
                  5.15%, 02/01/09
                  Insured: FSA..............................           100,250
      250,000     New Brunswick, GO
                  4.80%, 09/15/13
                  Insured: MBIA.............................           233,750
      250,000     New Jersey Economic
                  Development Authority, Educational
                  Testing Service, Series A
                  4.00%, 05/15/06
                  Insured: MBIA.............................           233,438
       75,000     New Jersey
                  Environmental Infrastructure
                  Wastewater Treatment, Series F
                  5.00%, 04/01/14
                  Insured: MBIA.............................            69,938
      500,000     New Jersey
                  Environmental Infrastructure
                  Wastewater Treatment, Series G
                  5.00%, 04/01/12
                  Insured: FGIC.............................           478,750
      300,000     New Jersey Health Care Facilities
                  Financing Authority Revenue
                  Medical Center at Princeton
                  5.13%, 07/01/18
                  Insured: AMBAC............................           269,625
       50,000     New Jersey Health Care Facilities
                  Kennedy Healthcare Sytems, Series B
                  5.00%, 07/01/09
                  Insured: MBIA.............................            49,312
      190,000     New Jersey Sports & Exposition
                  Authority Convention Center
                  Luxury Tax Revenue, Series A
                  6.00%, 07/01/13
                  Insured: MBIA.............................           200,925
       50,000     New Jersey State, GO
                  7.00%, 04/01/07
                  Pre-refunded 04/01/01.....................            52,562
      750,000     New Jersey State, GO
                  5.00%, 03/01/11...........................           729,375
       75,000     New Jersey State, GO
                  Series D
                  5.40%, 02/15/03...........................            77,156
      250,000     New Jersey State Building Authority
                  6.00%, 06/15/07...........................           265,938
      250,000     New Jersey State
                  Educational Facilities Authority
                  Richard Stockton College, Series C
                  5.10%, 07/01/23
                  Insured: AMBAC............................           219,687
      250,000     New Jersey State Higher Education
                  Assistance Authority
                  Student Loan Revenue, Series A
                  5.30%, 06/01/17
                  Insured: AMBAC............................           230,000
      370,000     New Jersey State
                  Housing and Mortgage
                  Finance Authority
                  Home Buyer, Series G
                  4.63%, 04/01/15
                  Insured: MBIA.............................           364,450
      400,000     New Jersey State
                  Transportation Trust Fund Authority
                  Transportation System, Series A
                  5.00%, 06/15/06...........................           401,500
      250,000     New Jersey State
                  Transportation Trust Fund Authority
                  Transportation System, Series A
                  5.50%, 06/15/09...........................           255,313
      400,000     New Jersey State
                  Transportation Trust Fund Authority
                  Transportation System, Series A
                  5.63%, 06/15/12...........................           405,500


                       See Notes to Financial Statements.

New Jersey Municipal Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  New Jersey (continued)

$      50,000     Old Tappan Board of Education, GO
                  5.10%, 04/01/15
                  Insured: FGIC.............................   $        46,875
       50,000     Plumstead Board of Education, GO
                  5.00%, 03/01/14
                  Insured: FGIC.............................            47,438
      250,000     Somerset Raritan Valley
                  Sewer Revenue, Series A
                  5.25%, 07/01/12
                  Insured: MBIA.............................           246,562
      250,000     Union City, GO
                  5.13%, 02/01/16...........................           233,125
      250,000     Wall Township
                  School District, GO
                  4.35%, 07/15/05
                  Insured: FSA..............................           245,938
                                                               ---------------
                                                                     7,563,139
                                                               ---------------
                  Puerto Rico - 7.14%

       60,000     Puerto Rico Commonwealth, GO
                  7.63%, 07/01/10
                  Pre-refunded 07/01/00.....................            62,711
      250,000     Puerto Rico Commonwealth, GO
                  6.00%, 07/01/16
                  Insured: MBIA.............................           260,000
      250,000     Puerto Rico Commonwealth
                  Infrastructure, Series A
                  Financing Authority Special Tax
                  5.13%, 07/01/09
                  Insured: AMBAC............................           252,500
       50,000     Puerto Rico
                  Electric Power Authority, Series AA
                  5.25%, 07/01/17
                  Insured: MBIA.............................            47,375
                                                               ---------------
                                                                       622,586
                                                               ---------------
                  Total Municipal Securities................         8,185,725
                  (Cost $8,592,223)                            ---------------

Shares                                                                 Value
------                                                                 -----

INVESTMENT COMPANIES - 5.29%

       27,667     Dreyfus Tax-Exempt Cash
                  Management Trust..........................   $        27,667
      434,124     Federated Tax-Free Obligations Fund.......           434,124
                                                               ---------------
                  Total Investment Companies................           461,791
                  (Cost $461,791)                              ---------------

Total Investments - 99.12%..................................         8,647,516
(Cost $9,054,014)                                              ---------------

Net Other Assets and Liabilities - 0.88%....................            76,390
                                                               ---------------
Net Assets - 100.00%........................................   $     8,723,906
                                                               ===============

-----------------------------------------------------
AMBAC     American Municipal Bond Assurance Corp.
FGIC      Federal Guaranty Insurance Corp.
FSA       Financial Security Assurance Company
GO        General Obligation
MBIA Municipal Bond Insurance Association


                       See Notes to Financial Statements.

New York Municipal Bond Fund

Portfolio of Investments
October 31, 1999

Par Value                                                              Value
---------                                                            ---------

MUNICIPAL SECURITIES - 98.56%

                  New York - 96.37%

$   1,000,000     Albany County, GO
                  5.50%, 06/01/08
                  Insured: FGIC.............................   $     1,023,750
    1,000,000     Albany County Airport Authority
                  5.38%, 12/15/17
                  Insured: FSA..............................           928,750
      100,000     Canandaigua City
                  School District, GO
                  6.50%, 06/01/10
                  Insured: AMBAC............................           109,875
    2,000,000     Long Island Power Authority
                  New York Electric System
                  Revenue, Series A
                  5.50%, 12/01/12
                  Insured: FSA..............................         1,990,000
    1,000,000     Metropolitan Transportation Authority
                  Dedicated Tax Fund, Series A
                  5.50%, 04/01/16
                  Insured: MBIA.............................           966,250
    1,000,000     Metropolitan Transportation Authority
                  Dedicated Tax Fund, Series C-1
                  5.25%, 07/01/17
                  Insured: FGIC.............................           922,500
    2,000,000     Metropolitan Transportation Authority
                  Transportation Facilities Revenue
                  Series A
                  6.00%, 07/01/19...........................         1,970,320
      600,000     Monroe County
                  Public Improvement, GO
                  6.10%, 03/01/09
                  Pre-refunded 03/01/01
                  Insured: MBIA.............................           626,250
       25,000     Monroe County
                  Public Improvement, GO
                  6.10%, 03/01/09
                  Unrefunded Balance
                  Insured: MBIA.............................            25,844
      900,000     Monroe County
                  Public Improvement, GO
                  6.10%, 06/01/14
                  Pre-refunded 06/01/04
                  Insured: AMBAC............................           968,625
    1,000,000     Monroe County Water Authority
                  Series A
                  6.25%, 08/01/11...........................         1,043,750
    1,000,000     Monroe Woodbury
                  Central School District, GO
                  5.63%, 05/15/18
                  Insured: MBIA.............................           970,000
    1,500,000     Municipal Assistance Corporation
                  for New York City, Series L
                  6.00%, 07/01/08...........................         1,593,750
    1,000,000     Municipal Assistance Corporation
                  for New York City, Series O
                  5.25%, 07/01/07...........................         1,018,750
      500,000     New Castle Public Improvement, GO
                  5.88%, 09/15/09...........................           520,000
    2,060,000     New York City
                  Series F, Capital Appreciation, GO
                  4.59%, 08/01/08 (A)
                  Insured: MBIA.............................         1,313,250
    3,500,000     New York City
                  Series G, Capital Appreciation, GO
                  4.65%, 08/01/08 (A)
                  Insured: MBIA.............................         2,226,875
    1,000,000     New York City
                  Series I, GO
                  6.00%, 04/15/09...........................         1,047,500
    1,000,000     New York City Industrial
                  Development Agency, Civic Facility
                  Trinity Episcopal School Corp. Project
                  5.25%, 06/15/17
                  Insured: MBIA.............................           923,750
      500,000     New York City MWFA
                  Water & Sewer System, Series A
                  6.10%, 06/15/06...........................           521,875
    2,000,000     New York City MWFA
                  Water & Sewer System, Series A
                  5.13%, 06/15/15...........................         1,817,500
    1,000,000     New York City MWFA
                  Water & Sewer System, Series A
                  6.00%, 06/15/17...........................         1,015,000
    1,000,000     New York City MWFA
                  Water & Sewer System, Series A
                  5.75%, 06/15/18
                  Insured: AMBAC............................           985,000
      750,000     New York City MWFA
                  Water & Sewer System, Series B
                  5.75%, 06/15/13
                  Insured: MBIA.............................           757,088
    1,000,000     New York City MWFA
                  Water & Sewer System, Series B
                  5.75%, 06/15/26
                  Insured: MBIA.............................           976,250
    1,000,000     New York City MWFA
                  Water & Sewer System, Series B
                  5.25%, 06/15/29
                  Insured: FSA..............................           880,000
    2,750,000     New York City
                  Transitional Finance Authority
                  Revenue, Series C
                  5.00%, 05/01/26...........................         2,334,062
    2,000,000     New York City Trust
                  Cultural Resources Revenue
                  American Museum of
                  Natural History, Series A
                  5.60%, 04/01/18
                  Insured: MBIA.............................         1,937,500
    1,000,000     New York State, GO
                  6.13%, 11/15/10...........................         1,056,250
    2,500,000     New York State, GO
                  5.25%, 09/15/13...........................         2,387,500


                       See Notes to Financial Statements.

New York Municipal Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  New York (continued)

$   3,000,000     New York State, GO
                  5.25%, 03/01/15...........................   $     2,790,000
    2,000,000     New York State Dormitory Authority
                  Columbia University
                  5.00%, 07/01/18...........................         1,785,000
    1,675,000     New York State Dormitory Authority
                  Fordham University
                  5.00%, 07/01/28
                  Insured: MBIA.............................         1,430,031
    1,000,000     New York State Dormitory Authority
                  Ithaca College
                  5.00%, 07/01/21...........................           877,500
    1,000,000     New York State Dormitory Authority
                  Lease Revenue Municipal Health
                  Facilities Improvement, Series 1
                  5.13%, 01/15/14
                  Insured: FSA..............................           930,000
    1,175,000     New York State Dormitory Authority
                  Mt. Sinai School of Medicine, Series B
                  5.70%, 07/01/11
                  Insured: MBIA.............................         1,208,781
      500,000     New York State Dormitory Authority
                  New York University
                  6.25%, 07/01/09
                  Insured: FGIC.............................           520,625
    1,000,000     New York State Dormitory Authority
                  New York University, Series A
                  6.00%, 07/01/17
                  Insured: MBIA.............................         1,032,500
    1,000,000     New York State Dormitory Authority
                  Revenues Service Contract
                  Community Enhancement
                  4.00%, 04/01/00...........................           999,250
    2,225,000     New York State Dormitory Authority
                  Rochester Institute of Technology
                  5.30%, 07/01/17
                  Insured: MBIA.............................         2,074,813
    1,500,000     New York State Dormitory Authority
                  Rockefeller University
                  5.00%, 07/01/28...........................         1,280,625
    1,000,000     New York State Dormitory Authority
                  State University Educational Facilities
                  Series B
                  5.25%, 05/15/12...........................           956,250
       15,000     New York State Dormitory Authority
                  University of Rochester
                  6.50%, 07/01/09...........................            15,201
    1,125,000     New York State Dormitory Authority
                  University of Rochester, Series A
                  5.00%, 07/01/27
                  Insured: MBIA.............................           964,687
      100,000     New York State EFC, PCR
                  State Water, Series A
                  6.40%, 09/15/06...........................           106,625
      500,000     New York State EFC, PCR
                  State Water, Series B
                  6.50%, 09/15/08...........................           531,875
      100,000     New York State EFC, PCR
                  State Water, Series E
                  6.88%, 06/15/10
                  Pre-refunded 06/15/01.....................           106,000
    1,000,000     New York State EFC, PCR
                  State Water, Series E
                  5.00%, 06/15/13
                  Insured: MBIA.............................           931,250
    1,000,000     New York State EFC, PCR
                  State Water, Series F
                  5.25%, 06/15/12...........................           977,500
      500,000     New York State Housing Finance
                  Agency, Multifamily Mortgage
                  Housing, Series A
                  6.95%, 08/15/12...........................           527,500
      300,000     New York State Local
                  Assistance Corp., Series A
                  6.88%, 04/01/06
                  Pre-refunded 04/01/02.....................           322,500
    1,500,000     New York State Local
                  Assistance Corp., Series E
                  6.00%, 04/01/14
                  Insured: GO of New York State
                  Local Assistance Corp.....................         1,535,625
      800,000     New York State Medical Care
                  Facilities Finance Agency
                  Second Mortgage Program
                  Health Care Projects, Series B
                  6.35%, 11/01/14...........................           827,000
      500,000     New York State Mortgage Agency
                  Homeowner Mortgage, Series 27
                  6.90%, 04/01/15...........................           523,125
    3,000,000     New York State Mortgage Agency
                  Homeowner Mortgage, Series 67
                  5.70%, 10/01/17...........................         2,895,000
      145,000     New York State Mortgage Agency
                  Revenue, 8th Series
                  6.88%, 04/01/17...........................           144,094
    1,000,000     New York State Power Authority
                  Revenue, General Purpose, Series AA
                  6.38%, 01/01/12...........................         1,058,750
      500,000     New York State Power Authority
                  Revenue, General Purpose, Series Z
                  6.63%, 01/01/12...........................           531,250
    1,250,000     New York State Thruway Authority
                  Revenue, Series A
                  5.88%, 01/01/07...........................         1,307,812
      500,000     Onondaga County, GO
                  5.88%, 02/15/10...........................           523,750
      100,000     Orleans County, GO
                  6.50%, 09/15/08...........................           109,875
      200,000     Port Authority of New York
                  and New Jersey
                  Consolidated Loan, Series 71
                  6.90%, 07/15/09...........................           207,000
      500,000     Port Authority of New York
                  and New Jersey
                  Consolidated Loan, Series 78
                  6.50%, 04/15/11...........................           520,000


                       See Notes to Financial Statements.

New York Municipal Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  New York (continued)

$   1,000,000     Port Authority of New York
                  and New Jersey, JFK International
                  Air Terminal, Series 6, SP OB, AMT
                  6.00%, 12/01/07
                  Insured: MBIA.............................   $     1,065,000
      545,000     Rensselaer County, GO
                  5.25%, 06/01/11
                  Insured: AMBAC............................           538,188
    1,315,000     Triborough Bridge and
                  Tunnel Authority, Revenue
                  General Purpose, Series A
                  5.13%, 01/02/22...........................         1,150,625
    2,000,000     Triborough Bridge and
                  Tunnel Authority, Revenue
                  General Purpose, Series B
                  5.50%, 01/01/30...........................         1,842,500
      500,000     Triborough Bridge and
                  Tunnel Authority, Revenue
                  General Purpose, Series X
                  6.00%, 01/01/06...........................           512,500
      500,000     Triborough Bridge and
                  Tunnel Authority, Revenue
                  General Purpose, Series X
                  6.00%, 01/01/07...........................           511,875
      750,000     Triborough Bridge and
                  Tunnel Authority, Revenue
                  General Purpose, Series X
                  6.00%, 01/01/08...........................           767,812
      300,000     Triborough Bridge and
                  Tunnel Authority, Revenue
                  General Purpose, Series X
                  6.63%, 01/01/12...........................           329,250
      750,000     Triborough Bridge and
                  Tunnel Authority, Revenue
                  General Purpose, Series Y
                  6.00%, 01/01/12...........................           782,813
       80,000     Triborough Bridge and
                  Tunnel Authority, Revenue, SP OB
                  6.10%, 01/01/05
                  Pre-refunded 01/01/02
                  Insured: FGIC.............................            83,900
       20,000     Triborough Bridge and
                  Tunnel Authority, Revenue, SP OB
                  6.10%, 01/01/05
                  Unrefunded Balance
                  Insured: FGIC.............................            20,925
       50,000     Triborough Bridge and
                  Tunnel Authority, Revenue, SP OB
                  6.15%, 01/01/06
                  Insured: FGIC.............................            52,313
      500,000     United Nations Development Corp.
                  Senior Lien, Series A
                  6.00%, 07/01/06
                  Pre-refunded 07/01/03.....................           533,750
    1,000,000     United Nations Development Corp.
                  Senior Lien, Series A
                  6.00%, 07/01/12
                  Pre-refunded 07/01/03.....................         1,067,500
      500,000     United Nations Development Corp.
                  Subordinated Lien, Series B
                  6.20%, 07/01/11
                  Pre-refunded 07/01/03.....................           536,875
                                                               ---------------
                                                                    75,205,434
                                                               ---------------

                  Pennsylvania - 0.83%

    2,210,000     Elizabeth Forward School District
                  Capital Appreciation, Series B, GO
                  5.68%, 09/01/20 (A).......................           646,425
                                                               ---------------

                  Puerto Rico - 1.36%

    1,000,000     Puerto Rico Electric Power Authority
                  Series BB
                  6.00%, 07/01/12
                  Insured: MBIA.............................         1,061,250
                                                               ---------------
                  Total Municipal Securities................        76,913,109
                  (Cost $79,422,919)                           ---------------

Shares
------

INVESTMENT COMPANY - 1.37%

    1,067,256     New York Federated
                  Municipal Cash Trust......................         1,067,256
                                                               ---------------
                  Total Investment Company..................         1,067,256
                  (Cost $1,067,256)                            ---------------

Total Investments - 99.93%..................................        77,980,365
(Cost $80,490,175)                                             ---------------

Net Other Assets and Liabilities - 0.07%....................            58,406
                                                               ---------------
Net Assets - 100.00%........................................   $    78,038,771
                                                               ===============

-----------------------------------------------------
(A) Zero Coupon Bond. Rate shown reflects effective yield to maturity at time of purchase.
AMBAC  American Municipal Bond Assurance Corp.
AMT Alternative Minimum Tax. Private activity obligations whose interest is subject to Federal AMT for individuals.
EFC    Environmental Facilities Corp.
FGIC   Federal Guaranty Insurance Corp.
FSA    Financial Security Assurance Company
GO     General Obligation
LOC    Letter of Credit
MBIA   Municipal Bond Insurance Association
MWFA   Municipal Water Finance Authority
PCR    Pollution Control Revenue
SP OB  Special Obligation


                       See Notes to Financial Statements.

Connecticut Municipal Bond Fund

Portfolio of Investments
October 31, 1999

Par Value                                                              Value
---------                                                            ---------

MUNICIPAL SECURITIES - 94.32%

                  California - 4.03%

$   2,000,000     California State, GO
                  5.00%, 08/01/18...........................   $     1,797,500
                                                               ---------------

                  Connecticut - 81.22%

      250,000     Cheshire, GO
                  5.10%, 08/15/07...........................           252,500
      885,000     Colchester, GO, Lot A
                  5.40%, 08/15/10
                  Insured: AMBAC............................           898,275
      250,000     Connecticut State, GO, Series A
                  5.10%, 11/15/04...........................           256,250
    1,000,000     Connecticut State, GO, Series A
                  5.13%, 03/01/10...........................           995,000
      400,000     Connecticut State, GO, Series B
                  5.40%, 03/15/08...........................           411,000
    1,000,000     Connecticut State, GO, Series B
                  5.38%, 10/01/11...........................         1,007,500
      500,000     Connecticut State, GO, Series C
                  5.50%, 08/15/05...........................           520,625
      500,000     Connecticut State, GO, Series E
                  6.00%, 03/15/12...........................           528,125
      400,000     Connecticut State Airport Revenue
                  Bradley International Airport
                  7.40%, 10/01/04
                  Insured: FGIC.............................           440,000
      500,000     Connecticut State Airport Revenue
                  Bradley International Airport
                  7.65%, 10/01/12
                  Insured: FGIC.............................           556,875
      500,000     Connecticut State Clean Water Fund
                  7.00%, 01/01/11...........................           525,000
      200,000     Connecticut State Clean Water Fund
                  6.00%, 10/01/12...........................           210,750
      500,000     Connecticut State HEFA
                  Backus (William W.) Hospital Issue
                  Series D
                  5.63%, 07/01/17
                  Insured: AMBAC............................           489,375
      750,000     Connecticut State HEFA
                  Greenwich Hospital Issue, Series A
                  5.30%, 07/01/08
                  Insured: MBIA.............................           759,375
      250,000     Connecticut State HEFA
                  Hospital for Special Care Issue
                  Series B
                  5.38%, 07/01/17...........................           219,375
    1,060,000     Connecticut State HEFA
                  Middlesex Hospital, Series H
                  5.00%, 07/01/12
                  Insured: MBIA.............................         1,009,650
      375,000     Connecticut State HEFA
                  Newington Childrens Hospital
                  Series A
                  5.65%, 07/01/05
                  Insured: MBIA.............................           390,000
      500,000     Connecticut State HEFA
                  Trinity College, Series F
                  5.50%, 07/01/21
                  Insured: MBIA.............................           478,125
    1,000,000     Connecticut State HEFA
                  Yale-New Haven Hospital
                  Series F
                  7.10%, 07/01/25
                  Insured: MBIA.............................         1,040,440
      200,000     Connecticut State HFA
                  Housing Mortgage Finance Program
                  Series A
                  5.40%, 05/15/04...........................           204,250
      105,000     Connecticut State HFA
                  Housing Mortgage Finance Program
                  Series A
                  5.60%, 05/15/05...........................           107,494
      125,000     Connecticut State HFA
                  Housing Mortgage Finance Program
                  Series A-1
                  5.85%, 11/15/16...........................           125,625
      400,000     Connecticut State HFA
                  Housing Mortgage Finance Program
                  Series B
                  6.25%, 11/15/05...........................           421,500
      100,000     Connecticut State HFA
                  Housing Mortgage Finance Program
                  Series B
                  6.20%, 05/15/12...........................           103,000
    1,500,000     Connecticut State HFA
                  Housing Mortgage Finance Program
                  Series D-2
                  5.45%, 11/15/24...........................         1,380,000
      415,000     Connecticut State HFA
                  Housing Mortgage Finance Program
                  Series F-1
                  5.60%, 05/15/14...........................           411,887
      350,000     Connecticut State HFA
                  Housing Mortgage Finance Program
                  Series F-2
                  4.50%, 05/15/00...........................           350,616
      775,000     Connecticut State Higher Education
                  Supplemental Loan Authority
                  Family Education Loan Program
                  Series A
                  5.63%, 11/15/07...........................           777,906
    1,000,000     Connecticut State Resource
                  Recovery Authority
                  Series A
                  5.75%, 11/15/07...........................         1,045,000
      150,000     Connecticut State, SP OB
                  Transportation Infrastructure, Series A
                  5.10%, 09/01/04...........................           153,000
      950,000     Connecticut State, SP OB
                  Transportation Infrastructure, Series A
                  5.13%, 09/01/05...........................           965,437
      700,000     Connecticut State, SP OB
                  Transportation Infrastructure, Series A
                  5.40%, 04/01/07...........................           715,750


                       See Notes to Financial Statements.

Connecticut Municipal Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  Connecticut (continued)

$   1,250,000     Connecticut State, SP OB
                  Transportation Infrastructure, Series A
                  5.25%, 09/01/07...........................   $     1,271,875
    1,500,000     Connecticut State, SP OB
                  Transportation Infrastructure, Series A
                  5.38%, 09/01/08...........................         1,531,875
    1,750,000     Connecticut State, SP OB
                  Transportation Infrastructure, Series A
                  5.50%, 10/01/12...........................         1,769,687
      400,000     Connecticut State, SP OB
                  Transportation Infrastructure, Series B
                  6.13%, 09/01/12...........................           422,500
      200,000     Danbury, GO
                  5.63%, 02/01/13...........................           203,250
      250,000     East Hampton, GO
                  5.10%, 06/15/05
                  Insured: MBIA.............................           252,812
    1,100,000     Fairfield, GO
                  5.00%, 01/01/18...........................           990,000
      500,000     Hamden, GO
                  5.50%, 08/15/14
                  Insured: MBIA.............................           502,500
      250,000     Hartford County
                  Metropolitan District, GO
                  6.70%, 10/01/09...........................           281,875
      300,000     Meriden, GO
                  5.75%, 10/15/04
                  Insured: AMBAC............................           315,375
      580,000     Monroe, GO
                  5.63%, 04/15/14
                  Insured: FGIC.............................           586,525
      370,000     Montville, GO
                  5.30%, 12/01/09...........................           374,625
      500,000     New Canaan, GO
                  4.75%, 02/01/18...........................           433,125
    1,500,000     New Haven, GO
                  5.38%, 02/15/11
                  Insured: FGIC.............................         1,503,750
    1,000,000     New Milford, GO
                  5.00%, 05/15/15...........................           921,250
      250,000     New Milford, GO
                  5.50%, 08/01/08...........................           257,812
      100,000     New Milford, GO
                  5.80%, 10/01/01...........................           103,000
      350,000     Norwalk, GO
                  5.00%, 01/15/05...........................           353,938
      200,000     Norwalk, GO
                  5.00%, 01/15/06...........................           201,500
      500,000     Norwich, GO
                  5.63%, 09/15/07...........................           519,375
      330,000     Regional School District No. 5, GO
                  5.05%, 05/15/04...........................           333,300
      135,000     Regional School District No. 5, GO
                  5.15%, 05/15/05...........................           136,181
      225,000     South Central Regional
                  Water Authority
                  Water System, Series 11
                  5.75%, 08/01/12
                  Insured: FGIC.............................           230,344
      175,000     South Central Regional
                  Water Authority
                  Water System, Series 12
                  5.13%, 08/01/07
                  Insured: FGIC.............................           176,313
    1,300,000     Torrington, GO
                  5.13%, 09/15/12
                  Insured: FGIC.............................         1,278,875
      100,000     Trumbull, GO
                  6.00%, 05/15/04...........................           105,750
      500,000     University of Connecticut, GO
                  Series A
                  5.25%, 06/01/15
                  Insured: MBIA.............................           475,625
      100,000     West Hartford, GO
                  6.00%, 05/01/07...........................           107,125
      250,000     West Haven, GO, Series B
                  5.40%, 06/01/09...........................           253,438
    1,890,000     Westport, GO
                  5.00%, 07/15/18...........................         1,703,363
      855,000     Wilton, GO
                  4.85%, 07/15/08...........................           846,450
                                                               ---------------
                                                                    36,193,118
                                                               ---------------

                  Nevada - 2.27%

    1,000,000     Clark County, School District
                  Series A
                  5.00%, 06/15/04
                  Insured: FGIC.............................         1,011,250
                                                               ---------------

                  Puerto Rico - 6.80%

    1,000,000     Puerto Rico Commonwealth, GO
                  6.00%, 07/01/16
                  Insured: MBIA.............................         1,040,000
    1,000,000     Puerto Rico Commonwealth, GO
                  Public Improvement
                  5.00%, 07/01/05...........................         1,010,000
    1,000,000     Puerto Rico Municipal
                  Finance Agency, Series A
                  5.50%, 07/01/17
                  Insured: FSA..............................           977,500
                                                               ---------------
                                                                     3,027,500
                                                               ---------------
                  Total Municipal Securities................        42,029,368
                  (Cost $42,839,957)                           ---------------


                       See Notes to Financial Statements.

Connecticut Municipal Bond Fund

October 31, 1999

Shares                                                                 Value
------                                                                 -----

INVESTMENT COMPANIES - 4.98%

      973,043     Connecticut Federated
                  Municipal Cash Trust......................   $       973,043
    1,247,100     Dreyfus Tax-Exempt Cash
                  Management Fund...........................         1,247,100
                                                               ---------------
                  Total Investment Companies................         2,220,143
                  (Cost $2,220,143)                            ---------------

Total Investments - 99.30%..................................        44,249,511
(Cost $45,060,100)                                             ---------------

Net Other Assets and Liabilities - 0.70%....................           312,964
                                                               ---------------
Net Assets - 100.00%........................................   $    44,562,475
                                                               ===============

-----------------------------------------
AMBAC     American Municipal Bond Assurance Corp.
FGIC      Federal Guaranty Insurance Corp.
FSA       Financial Security Assurance Company
GO        General Obligation
HEFA      Health and Educational Facilities Authority
HFA       Housing Finance Authority
MBIA      Municipal Bond Insurance Association
SP OB     Special Obligation


                       See Notes to Financial Statements.

Massachusetts Municipal Bond Fund

Portfolio of Investments
October 31, 1999

Par Value                                                              Value
---------                                                            ---------

MUNICIPAL SECURITIES - 97.78%

                  Indiana - 1.36%

$   1,000,000     Princeton, PCR
                  PSI Energy, Inc. Project
                  3.50%, 03/01/19 (A)
                  LOC: Canadian Imperial Bank...............   $     1,000,000
                                                               ---------------

                  Massachusetts - 90.06%

      700,000     Andover, GO
                  5.00%, 12/01/10...........................           688,625
      300,000     Attleboro, GO
                  5.20%, 07/01/02
                  Insured: AMBAC............................           305,625
      250,000     Boston, GO
                  5.25%, 10/01/05
                  Insured: MBIA.............................           255,625
      360,000     Boston, GO, Series A
                  5.45%, 02/01/07
                  Insured: AMBAC............................           367,650
      225,000     Boston, GO, Series A
                  5.55%, 02/01/08
                  Insured: AMBAC............................           229,781
      200,000     Boston Water and Sewer Commission
                  General Purpose, Senior Series A
                  5.50%, 11/01/01
                  Insured: FSA..............................           204,750
      230,000     Boston Water and Sewer Commission
                  General Purpose, Senior Series A
                  7.00%, 11/01/18
                  Pre-refunded 11/01/01
                  Insured: FGIC.............................           246,675
      100,000     Brookline, GO
                  5.60%, 09/01/10...........................           102,625
      250,000     Deerfield, GO
                  5.60%, 06/15/02...........................           256,875
      250,000     Franklin, GO
                  5.50%, 11/15/02
                  Insured: MBIA.............................           257,500
      100,000     Kingston, GO
                  5.70%, 08/01/07...........................           103,625
      250,000     Lowell, GO
                  6.05%, 04/01/11
                  Insured: FSA..............................           262,812
      100,000     Lynn Water and Sewer Commission
                  5.30%, 12/01/06
                  Insured: FGIC.............................           102,000
    2,000,000     Massachusetts Bay Transportation
                  Authority, Series A
                  5.40%, 03/01/08...........................         2,040,000
      130,000     Massachusetts Bay Transportation
                  Authority, Series A
                  6.00%, 03/01/12...........................           136,988
      200,000     Massachusetts Bay Transportation
                  Authority, Series A
                  5.75%, 03/01/22...........................           206,000
    1,000,000     Massachusetts Bay Transportation
                  Authority, Series D
                  5.00%, 03/01/11...........................         1,011,250
      750,000     Massachusetts Educational
                  Financing Authority
                  Issue G, Series A
                  5.15%, 12/01/15
                  Insured: MBIA.............................           690,938
      370,000     Massachusetts State, GO
                  Federal Assisted Housing
                  6.00%, 02/01/08...........................           384,800
      250,000     Massachusetts State, GO, Series A
                  6.25%, 07/01/02...........................           261,563
      250,000     Massachusetts State, GO, Series A
                  6.25%, 07/01/04...........................           266,563
    1,000,000     Massachusetts State, GO, Series A
                  5.50%, 11/01/06...........................         1,026,250
      750,000     Massachusetts State, GO, Series A
                  5.25%, 02/01/08...........................           754,688
      200,000     Massachusetts State, GO, Series B
                  5.30%, 11/01/05...........................           205,250
      100,000     Massachusetts State, GO, Series B
                  5.50%, 11/01/07...........................           103,375
    4,000,000     Massachusetts State Capital
                  Appreciation, Series A
                  Federal Highway Note
                  5.15%, 06/15/15 (B).......................         1,590,000
      250,000     Massachusetts State
                  Consolidated Loan, GO, Series A
                  5.75%, 02/01/15
                  Insured: MBIA.............................           263,750
      250,000     Massachusetts State
                  Consolidated Loan, GO, Series B
                  5.10%, 07/01/03...........................           254,688
    1,300,000     Massachusetts State
                  Consolidated Loan, GO, Series C
                  5.63%, 08/01/14
                  Insured: MBIA.............................         1,368,250
    1,000,000     Massachusetts State
                  Consolidated Loan, GO, Series C
                  5.02%, 08/01/18 (B).......................           323,750
      100,000     Massachusetts State
                  Convention Center Authority
                  Boston Common Parking Garage
                  Series A
                  5.35%, 09/01/06...........................           102,250
      100,000     Massachusetts State
                  Convention Center Authority
                  Boston Common Parking Garage
                  Series A
                  5.40%, 09/01/07...........................           102,000
      800,000     Massachusetts State
                  Development Finance Agency
                  Regis College
                  5.00%, 10/01/08...........................           762,000
    1,000,000     Massachusetts State Grant
                  Anticipation Notes, Series A
                  5.25%, 12/15/12...........................           975,000


                       See Notes to Financial Statements.

Massachusetts Municipal Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  Massachusetts (continued)

$   1,000,000     Massachusetts State Grant
                  Anticipation Notes, Series A
                  5.50%, 06/15/14...........................   $       978,750
    1,000,000     Massachusetts State HEFA
                  Amherst College, Series G
                  5.00%, 11/01/18...........................           878,750
    2,000,000     Massachusetts State HEFA
                  Amherst College, Series G
                  5.38%, 11/01/20...........................         1,867,500
      400,000     Massachusetts State HEFA
                  Beth Israel Hospital, Series G
                  5.70%, 07/01/05
                  Insured: AMBAC............................           414,500
    2,000,000     Massachusetts State HEFA
                  Boston College, Series L
                  5.00%, 06/01/26...........................         1,687,500
    1,000,000     Massachusetts State HEFA
                  Caregroup, Series A
                  5.50%, 07/01/08...........................         1,023,750
    1,000,000     Massachusetts State HEFA
                  Harvard University, Series P
                  5.63%, 11/01/26...........................           965,000
    1,000,000     Massachusetts State HEFA
                  Harvard University, Series P
                  5.38%, 11/01/32...........................           912,500
      100,000     Massachusetts State HEFA
                  McLean Hospital Issue, Series C
                  6.63%, 07/01/15
                  Insured: FGIC.............................           107,375
      250,000     Massachusetts State HEFA
                  Medical Center of Central
                  Massachusetts, Series B
                  6.00%, 07/01/02
                  Insured: AMBAC............................           259,375
    1,435,000     Massachusetts State HEFA
                  Partners Healthcare System
                  Series A
                  5.38%, 07/01/17
                  Insured: MBIA.............................         1,345,312
      100,000     Massachusetts State HEFA
                  South Shore Hospital, Series E
                  5.40%, 07/01/07
                  Insured: MBIA.............................           101,375
      325,000     Massachusetts State HEFA
                  South Shore Hospital, Series E
                  5.50%, 07/01/13
                  Insured: MBIA.............................           321,750
      500,000     Massachusetts State HEFA
                  Williams College, Series D
                  5.40%, 07/01/05...........................           520,625
    1,750,000     Massachusetts State HEFA
                  Williams College, Series F
                  5.50%, 07/01/26...........................         1,638,437
      150,000     Massachusetts State
                  Housing Finance Agency
                  Single Family, Series 41
                  5.25%, 06/01/01...........................           151,875
    1,250,000     Massachusetts State IFA
                  Belmont Hill School
                  5.63%, 09/01/20...........................         1,171,875
      400,000     Massachusetts State IFA
                  Brooks School
                  5.95%, 07/01/23...........................           425,500
    1,000,000     Massachusetts State IFA
                  Combined Jewish Philanthropies
                  Series A
                  6.38%, 02/01/15
                  Insured: AMBAC............................         1,042,500
    1,000,000     Massachusetts State IFA
                  Concord Academy
                  5.50%, 09/01/27...........................           882,500
    1,000,000     Massachusetts State IFA
                  Groton School, Series A
                  5.00%, 03/01/28...........................           847,500
      250,000     Massachusetts State IFA
                  Lesley College Project, Series A
                  6.00%, 07/01/10
                  Insured: Connie Lee.......................           262,500
      300,000     Massachusetts State IFA
                  Milton Academy, Series B
                  5.30%, 09/01/08
                  Insured: MBIA.............................           302,625
      950,000     Massachusetts State IFA
                  Nantucket Electric Company
                  Series A, AMT
                  5.88%, 07/01/17
                  Insured: AMBAC............................           938,125
      500,000     Massachusetts State IFA
                  Park School
                  5.90%, 09/01/26...........................           482,500
    2,000,000     Massachusetts State IFA
                  Phillips Academy Issue
                  5.38%, 09/01/23...........................         1,860,000
    1,210,000     Massachusetts State IFA
                  Trustees Deerfield Academy
                  5.00%, 10/01/23...........................         1,051,187
    1,830,000     Massachusetts State IFA
                  Tufts University, Series H
                  5.50%, 02/15/13
                  Insured: MBIA.............................         1,825,425
    1,200,000     Massachusetts State IFA
                  Wentworth Institute of Technology
                  5.65%, 10/01/18...........................         1,104,000
    1,300,000     Massachusetts State IFA
                  Worcester Polytechnic Institute
                  Series 2
                  5.25%, 09/01/14
                  Insured: MBIA.............................         1,238,250
      610,000     Massachusetts State Port Authority
                  5.63%, 07/01/12...........................           616,100
    1,000,000     Massachusetts State Port Authority
                  Series A
                  5.75%, 07/01/12...........................         1,017,500


                       See Notes to Financial Statements.

Massachusetts Municipal Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  Massachusetts (continued)

$     250,000     Massachusetts State Port Authority
                  Series B
                  5.30%, 07/01/01...........................   $       253,750
    1,000,000     Massachusetts State Port Authority
                  Series C
                  5.13%, 07/01/16...........................           915,000
      350,000     Massachusetts State, SP OB
                  and Revenue, Series A
                  5.80%, 06/01/00
                  Insured: AMBAC............................           353,850
      300,000     Massachusetts State, SP OB
                  and Revenue, Series A
                  7.00%, 06/01/02...........................           318,375
    1,000,000     Massachusetts State, SP OB
                  and Revenue, Series A
                  5.50%, 06/01/13...........................         1,001,250
      200,000     Massachusetts State, SP OB
                  and Revenue, Series A
                  6.00%, 06/01/13
                  Insured: AMBAC............................           207,500
      250,000     Massachusetts State, SP OB
                  and Revenue, Series A
                  5.80%, 06/01/14
                  Pre-refunded 06/01/04.....................           263,438
      250,000     Massachusetts State
                  Turnpike Authority, Series A
                  5.00%, 01/01/13...........................           240,625
    2,500,000     Massachusetts State
                  Turnpike Authority, Series A
                  Metropolitan Highway Systems
                  4.50%, 01/01/04
                  Insured: AMBAC............................         2,478,125
    1,000,000     Massachusetts State
                  Turnpike Authority, Series A
                  Metropolitan Highway Systems
                  5.13%, 01/01/09
                  Insured: AMBAC............................           995,000
    1,500,000     Massachusetts State
                  Turnpike Authority, Series A
                  Metropolitan Highway Systems
                  5.00%, 01/01/39
                  Insured: AMBAC............................         1,245,000
      250,000     Massachusetts State
                  Water Pollution Abatement Trust
                  MWRA Loan Program, Series A
                  5.40%, 08/01/11...........................           250,312
      250,000     Massachusetts State
                  Water Pollution Abatement Trust
                  Pooled Loan Program, Series 1
                  5.00%, 02/01/02...........................           254,063
    2,000,000     Massachusetts State
                  Water Pollution Abatement Trust
                  Pooled Loan Program, Series 5
                  5.75%, 08/01/16...........................         2,002,500
      300,000     Massachusetts State WRA
                  Series A
                  6.30%, 12/01/01...........................           312,000
      100,000     Massachusetts State WRA
                  Series A
                  6.00%, 04/01/20...........................           100,862
      190,000     Massachusetts State WRA
                  Series A
                  6.50%, 07/15/21
                  Pre-refunded 07/15/02.....................           203,537
      300,000     Massachusetts State WRA
                  Series B
                  5.88%, 11/01/04...........................           314,625
    1,165,000     Massachusetts State WRA
                  Series B
                  5.50%, 08/01/15
                  Insured: FSA..............................         1,130,050
    1,000,000     Massachusetts State WRA
                  Series C
                  5.25%, 12/01/06
                  Insured: FGIC.............................         1,020,000
    1,000,000     Methuen, GO
                  5.63%, 11/15/14
                  Insured: FSA..............................         1,005,000
      220,000     Nantucket Island Land Bank
                  GO and Revenue, Series E
                  7.25%, 07/01/19...........................           234,575
      450,000     New England Education
                  Loan Marketing Corp.
                  Massachusetts Student
                  Loan Revenue, Issue A
                  5.80%, 03/01/02...........................           461,813
      200,000     Northampton, GO
                  5.30%, 09/01/10
                  Insured: AMBAC............................           200,500
    1,500,000     Plymouth County
                  Certificates of Participation
                  Correctional Facility Project
                  5.00%, 04/01/22
                  Insured: AMBAC............................         1,293,750
      150,000     Salem, GO
                  5.80%, 07/15/06
                  Insured: AMBAC............................           155,812
      100,000     Salem, GO
                  5.90%, 07/15/07
                  Insured: AMBAC............................           104,000
      200,000     Sandwich, GO
                  5.40%, 11/01/07
                  Insured: AMBAC............................           203,750
    1,000,000     Southeastern Massachusetts
                  University Building Authority
                  Project , Series A
                  5.75%, 05/01/16
                  Insured: AMBAC............................           990,000
    1,500,000     Springfield Municipal
                  Purpose Loan, GO
                  5.00%, 09/01/15...........................         1,380,000
      400,000     Taunton, GO
                  8.00%, 02/01/01...........................           417,500


                       See Notes to Financial Statements.

Massachusetts Municipal Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  Massachusetts (continued)

$     250,000     University of Lowell
                  Building Authority
                  Fifth Series A
                  6.75%, 11/01/03
                  Insured: AMBAC............................   $       269,687
      200,000     University of Massachusetts
                  Building Authority, Series A
                  5.50%, 05/01/03
                  Insured: MBIA.............................           206,000
      100,000     Woods Hole, Martha's
                  Vineyard and Nantucket
                  Steamship Bonds, Series B
                  6.00%, 03/01/02...........................           103,625
    1,000,000     Worcester, Series A
                  5.00%, 07/01/14
                  Insured: FSA..............................           932,500
                                                               ---------------
                                                                    66,274,356
                                                               ---------------

                  Puerto Rico - 5.53%

      500,000     Puerto Rico Commonwealth
                  Aqueduct and Sewer Authority
                  6.00%, 07/01/09
                  Insured: Commonwealth Guaranteed..........           528,750
      500,000     Puerto Rico Commonwealth
                  Infrastructure Financing Authority
                  Special Tax Revenue, Series A
                  5.13%, 07/01/09...........................           505,000
    1,000,000     Puerto Rico Commonwealth
                  Public Improvement, GO
                  5.50%, 07/01/13...........................         1,000,000
    1,000,000     Puerto Rico Electric Power
                  Authority, Series BB
                  6.00%, 07/01/12
                  Insured: MBIA.............................         1,061,250
    1,000,000     Puerto Rico Municipal
                  Finance Agency, Series A
                  5.50%, 07/01/17
                  Insured: FSA..............................           977,500
                                                               ---------------
                                                                     4,072,500
                                                               ---------------

                  Texas - 0.83%

    1,000,000     Lubbock Independent School
                  District, GO, Capital Appreciation
                  6.01%, 02/15/09 (B).......................           611,250
                                                               ---------------
                  Total Municipal Securities................        71,958,106
                  (Cost $75,072,832)                           ---------------

Shares                                                                 Value
------                                                                 -----

INVESTMENT COMPANIES - 0.87%

       46,024     Dreyfus Tax-Exempt Cash
                  Management Fund...........................            46,024
      598,723     Massachusetts Federated
                  Municipal Cash Trust......................           598,723
                                                               ---------------
                  Total Investment Companies................           644,747
                  (Cost $644,747)                              ---------------

Total Investments - 98.65%..................................        72,602,853
(Cost $75,717,579)                                             ---------------

Net Other Assets and Liabilities - 1.35%....................           990,250
                                                               ---------------
Net Assets - 100.00%........................................   $    73,593,103
                                                               ===============

-----------------------------------------------
(A)         Variable rate bond. Rate shown reflects rate in effect at October
            31, 1999.
(B)         Zero Coupon Bond. Rate shown reflects effective yield to maturity at time of purchase.
AMBAC       American Municipal Bond Assurance Corp.
AMT         Alternative Minimum Tax. Private activity obligations whose interest is subject to Federal AMT for individuals.
Connie Lee  College Construction Loan Association
FGIC        Federal Guaranty Insurance Corp.
FSA         Financial Security Assurance Company
GO          General Obligation
HEFA        Health and Educational Facilities Authority
IFA         Industrial Finance Agency
LOC         Letter of Credit
MBIA        Municipal Bond Insurance Association
PCR         Pollution Control Revenue
SP OB       Special Obligation
WRA         Water Resource Authority


                       See Notes to Financial Statements.

Rhode Island Municipal Bond Fund

Portfolio of Investments
October 31, 1999

Par Value                                                              Value
---------                                                            ---------

MUNICIPAL SECURITIES - 95.20%

                  Puerto Rico - 12.26%

$     250,000     Puerto Rico Commonwealth, GO
                  6.00%, 07/01/16
                  Insured: MBIA.............................   $       260,000
      500,000     Puerto Rico Commonwealth, GO
                  Public Improvement
                  5.50%, 07/01/12...........................           505,000
      500,000     Puerto Rico Commonwealth
                  Special Tax Revenue, Series A
                  Infrastructure Finance Authority
                  5.00%, 07/01/16
                  Insured: AMBAC............................           461,250
      500,000     Puerto Rico Electric Power Authority
                  Revenue, Series EE
                  5.25%, 07/01/15
                  Insured: MBIA.............................           480,625
      400,000     Puerto Rico Municipal
                  Finance Agency, Series A
                  6.00%, 07/01/14
                  Insured: FSA..............................           416,000
      315,000     Puerto Rico Municipal
                  Finance Agency, Series A
                  5.50%, 07/01/17
                  Insured: FSA..............................           307,912
                                                               ---------------
                                                                     2,430,787
                                                               ---------------

                  Rhode Island - 79.14%

      500,000     Bristol County Water Authority
                  Revenue, General, Series A
                  5.00%, 07/01/16
                  Insured: MBIA.............................           447,500
      200,000     Burrillville, GO
                  5.85%, 05/01/14
                  Insured: FGIC.............................           207,750
      500,000     Convention Center Authority, Series A
                  6.38%, 05/15/23
                  Insured: MBIA.............................           525,000
      500,000     Lincoln, GO
                  5.50%, 08/15/10
                  Insured: MBIA.............................           507,500
      300,000     Pawtucket, GO
                  5.63%, 04/15/07
                  Insured: FGIC.............................           310,875
      400,000     Pawtucket, GO
                  5.75%, 04/15/11
                  Insured: FGIC.............................           411,000
      500,000     Providence, GO
                  5.70%, 01/15/06
                  Insured: MBIA.............................           517,500
      500,000     Providence, GO
                  5.45%, 01/15/10
                  Insured: FSA..............................           503,750
      500,000     Rhode Island Clean Water
                  Protection Finance Agency
                  PCR, Series A
                  5.25%, 10/01/16
                  Insured: AMBAC............................           463,125
      150,000     Rhode Island Clean Water
                  Protection Finance Agency
                  Safe Drinking Water
                  Providence, Series A
                  6.20%, 01/01/06
                  Insured: AMBAC............................           159,000
      100,000     Rhode Island Clean Water
                  Protection Finance Agency
                  Safe Drinking Water
                  Providence, Series A
                  6.70%, 01/01/15
                  Insured: AMBAC............................           106,875
      250,000     Rhode Island Clean Water
                  Protection Finance Agency
                  Wastewater Treatment
                  System, Cranston
                  5.80%, 09/01/22
                  Insured: MBIA.............................           242,187
      500,000     Rhode Island Depositors
                  Economic Protection Corp.
                  SP OB, Series A
                  5.75%, 08/01/21...........................           496,875
      250,000     Rhode Island Depositors
                  Economic Protection Corp.
                  SP OB, Series B
                  5.25%, 08/01/21
                  Insured: MBIA.............................           247,187
      200,000     Rhode Island State, GO, Series A
                  6.10%, 06/15/03
                  Insured: FGIC.............................           210,250
      150,000     Rhode Island State, GO, Series A
                  6.25%, 06/15/07
                  Unrefunded
                  Insured: FGIC.............................           158,063
      250,000     Rhode Island State EDC
                  Airport, Series B
                  5.25%, 07/01/11
                  Insured: FSA..............................           245,625
      500,000     Rhode Island State EDC
                  Airport, Series B
                  5.00%, 07/01/18
                  Insured: FSA..............................           436,250
      250,000     Rhode Island State EDC
                  Airport, Series B
                  5.00%, 07/01/23
                  Insured: FSA..............................           214,063
      750,000     Rhode Island State EDC
                  University of Rhode Island
                  Steam Generation Facility Project
                  5.00%, 11/01/19
                  Insured: FSA..............................           653,438


                       See Notes to Financial Statements.

Rhode Island Municipal Bond Fund

October 31, 1999

Par Value                                                              Value
---------                                                            ---------

                  Rhode Island (continued)

$     500,000     Rhode Island State HEBC
                  Higher Education Facility
                  Brown University
                  6.00%, 09/01/20...........................   $       507,500
    1,000,000     Rhode Island State HEBC
                  Higher Education Facility
                  Brown University
                  5.00%, 09/01/23...........................           858,750
      275,000     Rhode Island State HEBC
                  Higher Education Facility
                  Bryant College, SP OB
                  6.50%, 06/01/05
                  Insured: MBIA.............................           290,813
      475,000     Rhode Island State HEBC
                  Higher Education Facility
                  New England Institute
                  6.00%, 03/01/15
                  Insured: Connie Lee.......................           482,719
      300,000     Rhode Island State HEBC
                  Higher Education Facility
                  Providence College
                  5.60%, 11/01/09
                  Insured: MBIA.............................           304,500
      500,000     Rhode Island State HEBC
                  Higher Education Facility
                  Rhode Island School of Design
                  5.63%, 06/01/16
                  Insured: MBIA.............................           490,625
      325,000     Rhode Island State HEBC
                  Higher Education Facility
                  Roger Williams
                  6.50%, 11/15/24
                  Insured: Connie Lee.......................           349,375
      260,000     Rhode Island State HEBC
                  Higher Education Facility
                  Salve Regina
                  6.25%, 03/15/13
                  Insured: Connie Lee.......................           270,725
      175,000     Rhode Island State HEBC
                  Higher Education Facility
                  Unrefunded
                  6.50%, 11/15/24
                  Insured: Connie Lee.......................           185,063
      500,000     Rhode Island State HEBC
                  Miriam Hospital
                  Series B
                  6.60%, 04/01/19...........................           539,375
      300,000     Rhode Island State HEBC
                  Saint Antoine
                  6.75%, 11/15/18
                  LOC: Allied Irish Banks NY................           328,500
      300,000     Rhode Island State HMFC
                  Homeownership Opportunity
                  Series 17-A
                  6.25%, 04/01/17...........................           303,375
      500,000     Rhode Island State HMFC
                  Homeownership Opportunity
                  Series 19-A
                  5.70%, 04/01/15...........................           488,125
      500,000     Rhode Island State HMFC
                  Homeownership Opportunity
                  Series 22-A
                  5.55%, 04/01/17...........................           476,875
      500,000     Rhode Island State HMFC
                  Homeownership Opportunity
                  Series 29-A
                  5.05%, 10/01/15
                  Insured: FHA..............................           452,500
      500,000     Rhode Island State HMFC
                  Multifamily Housing
                  Series A
                  5.60%, 07/01/10
                  Insured: AMBAC............................           505,000
      500,000     Rhode Island State HMFC
                  Multifamily Housing
                  Series A
                  6.15%, 07/01/17
                  Insured: AMBAC............................           509,375
      250,000     Rhode Island State HMFC
                  Rental Housing Program
                  Series A
                  5.65%, 10/01/07...........................           251,562
      500,000     Rhode Island State
                  Industrial Facilities Corp., Revenue
                  Marine Terminal, Mobil Oil Refining
                  6.00%, 11/01/14...........................           527,500
      100,000     South Kingstown, GO, Series B
                  5.50%, 06/15/10
                  Insured: FSA..............................           101,625
      140,000     Westerly, GO
                  6.00%, 09/15/14
                  Insured: AMBAC............................           146,650
      300,000     Woonsocket, GO
                  4.75%, 12/15/16
                  Insured: FGIC.............................           262,125
                                                               ---------------
                                                                    15,696,470
                                                               ---------------

                  Texas - 1.39%

      450,000     Lubbock Independent
                  School District, GO
                  Capital Appreciation
                  6.10%, 02/15/09 (A).......................           275,062
                                                               ---------------

                  Washington - 2.41%

    1,000,000     Seattle, GO, Series E
                  4.85%, 12/15/12 (A).......................           478,750
                                                               ---------------
                  Total Municipal Securities................        18,881,069
                  (Cost $19,344,320)                           ---------------


                       See Notes to Financial Statements.

Rhode Island Municipal Bond Fund

October 31, 1999

Shares                                                                 Value
------                                                                 -----

INVESTMENT COMPANY - 1.36%

      270,234     Federated Tax-Free Obligations Fund.......   $       270,234
                                                               ---------------
                  Total Investment Company..................           270,234
                  (Cost $270,234)                              ---------------

Total Investments - 96.56%..................................        19,151,303
(Cost $19,614,554)                                             ---------------

Net Other Assets and Liabilities - 3.44%....................           681,961
                                                               ---------------
Net Assets - 100.00%........................................   $    19,833,264
                                                               ===============

------------------------------------------
(A)         Zero Coupon Bond. Rate shown reflects effective yield to maturity at time of purchase.
AMBAC       American Municipal Bond Assurance Corp.
Connie Lee  College Construction Loan Association
EDC         Economic Development Corp.
FGIC        Federal Guaranty Insurance Corp.
FHA         Federal Housing Authority
FSA         Financial Security Assurance Company
GO          General Obligation
HEBC        Health and Educational Building Corp.
HMFC        Housing and Mortgage Finance Corp.
LOC         Letter of Credit
MBIA        Municipal Bond Insurance Association
PCR         Pollution Control Revenue
SP OB       Special Obligation


                       See Notes to Financial Statements.

Galaxy Tax-Exempt Bond Funds

Statements of Assets and Liabilities
October 31, 1999

                                                                                                   New Jersey           New York
                                                                               Tax-Exempt           Municipal           Municipal
                                                                                Bond Fund           Bond Fund           Bond Fund
                                                                              -------------       -------------       -------------
ASSETS:
  Investments (Note 2):
   Investments at cost .................................................      $ 171,997,973       $   9,054,014       $  80,490,175
   Net unrealized (depreciation) .......................................         (4,913,395)           (406,498)         (2,509,810)
                                                                              -------------       -------------       -------------
   Total investments at value ..........................................        167,084,578           8,647,516          77,980,365
  Cash .................................................................                 --                  --                  --
  Receivable for investments sold ......................................                 --                  --           1,023,830
  Receivable for shares sold ...........................................          2,231,443               2,746             172,569
  Interest and dividend receivables ....................................          2,641,911             116,249           1,194,980
  Deferred organizational expense (Note 2) .............................                 --              11,628                  --
                                                                              -------------       -------------       -------------
   Total Assets ........................................................        171,957,932           8,778,139          80,371,744
                                                                              -------------       -------------       -------------

LIABILITIES:
  Dividends payable ....................................................            649,241              29,808             299,836
  Payable for investments purchased ....................................                 --                  --           1,957,740
  Payable to Custodian .................................................                 --               6,524                  --
  Payable for shares repurchased .......................................             86,047                  --                  --
  Advisory fee payable (Note 3) ........................................             78,696               1,831              37,083
  Payable to Fleet affiliates (Note 3) .................................              4,945                 113               7,870
  Payable to Administrator (Note 3) ....................................             26,187               3,654              14,206
  Trustees' fees and expenses payable (Note 3) .........................              5,304                 137               2,612
  Accrued expenses and other payables ..................................             22,016              12,166              13,626
                                                                              -------------       -------------       -------------
   Total Liabilities ...................................................            872,436              54,233           2,332,973
                                                                              -------------       -------------       -------------
NET ASSETS .............................................................      $ 171,085,496       $   8,723,906       $  78,038,771
                                                                              =============       =============       =============

NET ASSETS consist of:
  Par value (Note 5) ...................................................      $      16,558       $         912       $       7,381
  Paid-in capital in excess of par value ...............................        176,087,004           9,169,158          80,664,747
  Undistributed (overdistributed) net investment income (loss) .........            (26,014)              5,370             162,527
  Accumulated net realized (loss) on
   investments sold ....................................................            (78,657)            (45,036)           (286,074)
  Net unrealized (depreciation) of investments .........................         (4,913,395)           (406,498)         (2,509,810)
                                                                              -------------       -------------       -------------
TOTAL NET ASSETS .......................................................      $ 171,085,496       $   8,723,906       $  78,038,771
                                                                              =============       =============       =============

Retail A Shares:
  Net Assets ...........................................................      $  25,704,197       $   1,301,526       $  41,343,124
  Shares of beneficial interest outstanding ............................          2,487,639             136,115           3,910,140
  NET ASSET VALUE and redemption  price per share ......................      $       10.33       $        9.56       $       10.57
  Sales charge - 3.75% of offering price ...............................               0.40                0.37                0.41
                                                                              -------------       -------------       -------------
  Maximum offering price per share .....................................      $       10.73       $        9.93       $       10.98
                                                                              =============       =============       =============

Retail B Shares:
  Net Assets ...........................................................      $   3,382,122                 N/A                 N/A
  Shares of beneficial interest outstanding ............................            327,344                 N/A                 N/A
                                                                              -------------       -------------       -------------
  NET ASSET VALUE and offering price per share* ........................      $       10.33                 N/A                 N/A
                                                                              =============       =============       =============

Trust Shares:
  Net Assets ...........................................................      $ 141,999,177       $   7,422,380       $  36,695,647
  Shares of beneficial interest outstanding ............................         13,742,567             776,228           3,470,624
                                                                              -------------       -------------       -------------
  NET ASSET VALUE, offering and
   redemption price per share ..........................................      $       10.33       $        9.56       $       10.57
                                                                              =============       =============       =============

---------------------------------------
* Redemption price per share is equal to the Net Asset Value per share less any applicable contingent deferred sales charge.
(1) As of October 31, 1999, the Rhode Island Municipal Bond Fund had not issued Trust shares.


                       See Notes to Financial Statements.

 Connecticut    Massachusetts   Rhode Island
  Municipal       Municipal       Municipal
  Bond Fund       Bond Fund     Bond Fund(1)
------------    ------------    ------------


$ 45,060,100    $ 75,717,579    $ 19,614,554
    (810,589)     (3,114,726)       (463,251)
------------    ------------    ------------
  44,249,511      72,602,853      19,151,303
          --          11,664           5,418
          --              --         446,626
     102,479         415,535          34,486
     627,038       1,151,543         297,353
          --              --              --
------------    ------------    ------------
  44,979,028      74,181,595      19,935,186
------------    ------------    ------------


     164,069         274,533          76,995
          --              --              --
          50              --              --
     204,683         246,849              --
      13,107          22,243           6,258
       3,383           4,935              --
      13,764          21,973           4,649
       1,695           2,811             976
      15,802          15,148          13,044
------------    ------------    ------------
     416,553         588,492         101,922
------------    ------------    ------------
$ 44,562,475    $ 73,593,103    $ 19,833,264
============    ============    ============


$      4,416    $      7,539    $      1,914
  46,205,352      77,159,655      20,381,868
     (14,614)        (21,727)        (11,177)

    (822,090)       (437,638)        (76,090)
    (810,589)     (3,114,726)       (463,251)
------------    ------------    ------------
$ 44,562,475    $ 73,593,103    $ 19,833,264
============    ============    ============


$ 26,714,579    $ 39,696,320    $ 19,833,264
   2,647,709       4,066,820       1,914,494
$      10.09    $       9.76    $      10.36
        0.39            0.38            0.40
------------    ------------    ------------
$      10.48    $      10.14    $      10.76
============    ============    ============


         N/A             N/A             N/A
         N/A             N/A             N/A
------------    ------------    ------------
         N/A             N/A             N/A
============    ============    ============


$ 17,847,896    $ 33,896,783    $         --
   1,768,782       3,472,545              --
------------    ------------    ------------

$      10.09    $       9.76    $         --
============    ============    ============

Galaxy Tax-Exempt Bond Funds

Statements of Operations
For the year ended October 31, 1999

                                                                                        New Jersey       New York
                                                                        Tax-Exempt       Municipal       Municipal
                                                                         Bond Fund       Bond Fund       Bond Fund
                                                                       ------------    ------------    ------------

INVESTMENT INCOME:
  Interest (Note 2) ................................................   $  8,676,046    $    414,608    $  4,406,123
  Dividends (Note 2) ...............................................         60,743          10,070          23,574
                                                                       ------------    ------------    ------------
   Total investment income .........................................      8,736,789         424,678       4,429,697
                                                                       ------------    ------------    ------------

EXPENSES:
  Investment advisory fee (Note 3) .................................      1,268,793          68,147         631,274
  Administration fee (Note 3) ......................................        127,246           6,887          63,326
  Custodian fee ....................................................         13,268          13,613           9,437
  Fund accounting fee (Note 3) .....................................         59,955          40,268          53,937
  Professional fees (Note 3) .......................................         20,495          12,053          16,866
  Transfer agent fee (Note 3) ......................................         22,366           5,286          23,442
  Shareholder servicing and 12b-1 fees (Note 3) ....................         59,091             960          66,562
  Trustees' fees and expenses (Note 3) .............................          3,461             180           2,357
  Amortization of organization costs (Note 2) ......................             --           3,398              --
  Reports to shareholders ..........................................         10,609           2,481          14,836
  Miscellaneous ....................................................         27,713           1,216          20,287
                                                                       ------------    ------------    ------------
   Total expenses before reimbursement/waiver ......................      1,612,997         154,489         902,324
                                                                       ------------    ------------    ------------
   Less: reimbursement/waiver (Note 4) .............................       (338,345)        (68,720)       (168,721)
                                                                       ------------    ------------    ------------
   Total expenses net of reimbursement/waiver ......................      1,274,652          85,769         733,603
                                                                       ------------    ------------    ------------
NET INVESTMENT INCOME ..............................................      7,462,137         338,909       3,696,094
                                                                       ------------    ------------    ------------

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (Note 2 & 6):
  Net realized gain (loss) on investments sold .....................        (78,657)        (44,349)        227,275
  Net change in unrealized (depreciation) of investments ...........    (13,091,406)       (589,590)     (6,932,960)
                                                                       ------------    ------------    ------------

NET REALIZED AND UNREALIZED
  (LOSS)ON INVESTMENTS .............................................    (13,170,063)       (633,939)     (6,705,685)
                                                                       ------------    ------------    ------------

NET (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS ........................................   $ (5,707,926)   $   (295,030)   $ (3,009,591)
                                                                       ============    ============    ============


                       See Notes to Financial Statements.

Connecticut   Massachusetts  Rhode Island
 Municipal      Municipal      Municipal
 Bond Fund      Bond Fund      Bond Fund
-----------    -----------   ------------


$ 2,070,181    $ 3,581,570    $ 1,121,025
     27,797         33,276         10,674
-----------    -----------    -----------
  2,097,978      3,614,846      1,131,699
-----------    -----------    -----------


    320,043        544,719        162,771
     32,081         54,619         16,327
      7,815         10,581         10,832
     42,656         60,466         32,039
     16,423         17,102         13,776
     12,564         16,698          5,100
     39,136         63,058             --
        809          1,421            403
         --             --          3,439
      9,621         13,939          2,977
     19,035         32,450         12,600
-----------    -----------    -----------
    500,183        815,053        260,264
-----------    -----------    -----------
   (170,690)      (290,517)       (86,559)
-----------    -----------    -----------
    329,493        524,536        173,705
-----------    -----------    -----------
  1,768,485      3,090,310        957,994
-----------    -----------    -----------



    (23,141)       (65,783)       (76,090)
 (2,972,756)    (5,600,385)    (1,483,777)
-----------    -----------    -----------


 (2,995,897)    (5,666,168)    (1,559,867)
-----------    -----------    -----------


$(1,227,412)   $(2,575,858)   $  (601,873)
===========    ===========    ===========

Galaxy Tax-Exempt Bond Funds

Statements of Changes in Net Assets

                                                                                                                 New York
                                                 Tax-Exempt Bond Fund             New Jersey                 Municipal Bond Fund
                                              --------------------------      Municipal Bond Fund        --------------------------
                                                      Years ended         --------------------------            Years ended
                                                      October 31,          Year ended   Period ended            October 31,
                                              --------------------------   October 31,   October 31,     --------------------------
                                                  1999          1998          1999          1998*            1999           1998
                                              ------------  ------------  ------------  ------------     ------------  ------------

NET ASSETS at beginning of period ..........  $163,142,500  $149,372,871  $  8,516,218  $         20(a)  $ 83,019,676  $ 65,995,842
                                              ------------  ------------  ------------  ------------     ------------  ------------
Increase (decrease) in Net Assets
resulting from operations:
  Net investment income ....................     7,462,137     7,177,099       338,909       152,168        3,696,094     3,217,725
  Net realized gain (loss) on
    investments sold .......................       (78,657)    1,998,815       (44,349)         (687)         227,275       822,875
  Net change in unrealized appreciation
    (depreciation) of investments ..........   (13,091,406)    2,771,283      (589,590)      183,092       (6,932,960)    1,441,749
                                              ------------  ------------  ------------  ------------     ------------  ------------
  Net increase (decrease) in net assets
    resulting from operations ..............    (5,707,926)   11,947,197      (295,030)      334,573       (3,009,591)    5,482,349
                                              ------------  ------------  ------------  ------------     ------------  ------------

Dividends to shareholders from:
  Retail A Shares:
    Net investment income ..................    (1,025,504)   (1,112,636)      (46,232)       (8,997)      (1,903,474)   (1,819,081)
    Net realized gain on investments .......      (306,201)     (209,493)           --            --               --            --
                                              ------------  ------------  ------------  ------------     ------------  ------------
      Total Dividends ......................    (1,331,705)   (1,322,129)      (46,232)       (8,997)      (1,903,474)   (1,819,081)
                                              ------------  ------------  ------------  ------------     ------------  ------------

  Retail B Shares:
    Net investment income ..................      (118,934)      (87,830)          N/A           N/A              N/A           N/A
    Net realized gain on investments .......       (32,760)      (14,276)          N/A           N/A              N/A           N/A
                                              ------------  ------------  ------------  ------------     ------------  ------------
      Total Dividends ......................      (151,694)     (102,106)          N/A           N/A              N/A           N/A
                                              ------------  ------------  ------------  ------------     ------------  ------------

  Trust Shares:
    Net investment income ..................    (6,325,088)   (6,048,821)     (292,677)     (143,173)      (1,629,254)   (1,398,277)
    Net realized gain on investments .......    (1,646,317)   (1,016,251)           --            --               --            --
                                              ------------  ------------  ------------  ------------     ------------  ------------
      Total Dividends ......................    (7,971,405)   (7,065,072)     (292,677)     (143,173)      (1,629,254)   (1,398,277)
                                              ------------  ------------  ------------  ------------     ------------  ------------

      Total Dividends to shareholders ......    (9,454,804)   (8,489,307)     (338,909)     (152,170)      (3,532,728)   (3,217,358)
                                              ------------  ------------  ------------  ------------     ------------  ------------

Net increase from share transactions(1) ....    23,105,726    10,311,739       841,627     8,333,795        1,561,414    14,758,843
                                              ------------  ------------  ------------  ------------     ------------  ------------
  Net increase (decrease) in net assets ....     7,942,996    13,769,629       207,688     8,516,198       (4,980,905)   17,023,834
                                              ------------  ------------  ------------  ------------     ------------  ------------

NET ASSETS at end of period
    (including line A) .....................  $171,085,496  $163,142,500  $  8,723,906  $  8,516,218     $ 78,038,771  $ 83,019,676
                                              ============  ============  ============  ============     ============  ============

(A) Undistributed (overdistributed) net
    investment income ......................  $    (26,014) $    (18,625) $      5,370  $      1,972     $    162,527  $       (839)
                                              ============  ============  ============  ============     ============  ============

---------------------------------------
*     The New Jersey Municipal Bond Fund commenced operations on April 3, 1998.
(1) For detail on share transactions by series, see Statements of Changes in Net Assets - Capital Stock Activity on pages 40 and 41.
(a)   Represents initial seed money.


                       See Notes to Financial Statements.

   Connecticut Municipal        Massachusetts Municipal       Rhode Island Municipal
         Bond Fund                     Bond Fund                     Bond Fund
---------------------------   ---------------------------   ---------------------------
        Years ended                   Years ended                   Years ended
        October 31,                   October 31,                   October 31,
---------------------------   ---------------------------   ---------------------------
    1999           1998           1999           1998           1999           1998
------------   ------------   ------------   ------------   ------------   ------------

$ 38,768,085   $ 33,221,284   $ 67,559,730   $ 47,304,792   $ 20,209,657   $ 17,134,415
------------   ------------   ------------   ------------   ------------   ------------


   1,768,485      1,522,760      3,090,310      2,503,603        957,994        851,987

     (23,141)       229,881        (65,783)       342,455        (76,090)        87,401

  (2,972,756)       949,373     (5,600,385)     1,189,694     (1,483,777)       376,671
------------   ------------   ------------   ------------   ------------   ------------

  (1,227,412)     2,702,014     (2,575,858)     4,035,752       (601,873)     1,316,059
------------   ------------   ------------   ------------   ------------   ------------



  (1,076,680)      (996,397)    (1,821,052)    (1,670,216)      (958,948)      (837,786)
          --             --             --             --        (86,518)       (37,141)
------------   ------------   ------------   ------------   ------------   ------------
  (1,076,680)      (996,397)    (1,821,052)    (1,670,216)    (1,045,466)      (874,927)
------------   ------------   ------------   ------------   ------------   ------------


         N/A            N/A            N/A            N/A            N/A            N/A
         N/A            N/A            N/A            N/A            N/A            N/A
------------   ------------   ------------   ------------   ------------   ------------
         N/A            N/A            N/A            N/A            N/A            N/A
------------   ------------   ------------   ------------   ------------   ------------


    (691,805)      (526,684)    (1,269,258)      (814,636)            --             --
          --             --             --             --             --             --
------------   ------------   ------------   ------------   ------------   ------------
    (691,805)      (526,684)    (1,269,258)      (814,636)            --             --
------------   ------------   ------------   ------------   ------------   ------------

  (1,768,485)    (1,523,081)    (3,090,310)    (2,484,852)    (1,045,466)      (874,927)
------------   ------------   ------------   ------------   ------------   ------------

   8,790,287      4,367,868     11,699,541     18,704,038      1,270,946      2,634,110
------------   ------------   ------------   ------------   ------------   ------------
   5,794,390      5,546,801      6,033,373     20,254,938       (376,393)     3,075,242
------------   ------------   ------------   ------------   ------------   ------------


$ 44,562,475   $ 38,768,085   $ 73,593,103   $ 67,559,730   $ 19,833,264   $ 20,209,657
============   ============   ============   ============   ============   ============


$    (14,614)  $    (14,614)  $    (21,727)  $    (21,727)  $    (11,177)  $    (10,223)
============   ============   ============   ============   ============   ============

Galaxy Tax-Exempt Bond Funds

Statements of Changes in Net Assets --
Capital Stock Activity

                                                                                                                New York
                                                      Tax-Exempt Bond Fund           New Jersey            Municipal Bond Fund
                                                   --------------------------    Municipal Bond Fund    -------------------------
                                                           Years ended         ----------------------          Years ended
                                                           October 31,         Year ended  Period ended        October 31,
                                                   --------------------------  October 31,  October 31, -------------------------
                                                       1999          1998         1999         1998*        1999          1998
                                                   ------------  ------------  ----------   ----------  ------------  -----------

DOLLAR AMOUNTS
Retail A Shares:
  Sold ........................................... $ 10,924,021  $  4,120,071  $1,530,335   $  795,210  $  8,808,575  $16,948,796
  Issued to shareholders in reinvestment
   of dividends ..................................    1,054,920       993,669      27,090        4,695     1,440,313    1,196,021
  Repurchased ....................................   (8,919,372)   (6,326,395)   (969,625)          --   (13,618,561)  (9,680,079)
                                                   ------------  ------------  ----------   ----------  ------------  -----------
  Net increase (decrease) in shares outstanding .. $  3,059,569  $ (1,212,655) $  587,800   $  799,905  $ (3,369,673) $ 8,464,738
                                                   ============  ============  ==========   ==========  ============  ===========

Retail B Shares:
  Sold ........................................... $  1,359,050  $  1,425,757         N/A          N/A           N/A          N/A
  Issued to shareholders in reinvestment
   of dividends ..................................      100,123        58,048         N/A          N/A           N/A          N/A
  Repurchased ....................................     (479,393)     (509,491)        N/A          N/A           N/A          N/A
                                                   ------------  ------------  ----------   ----------  ------------  -----------
  Net increase in shares outstanding ............. $    979,780  $    974,314         N/A          N/A           N/A          N/A
                                                   ============  ============  ==========   ==========  ============  ===========

Trust Shares:
  Sold ........................................... $ 27,090,728  $ 23,518,359  $  757,940   $7,558,900  $ 10,126,919  $ 8,629,198
  Issued to shareholders in reinvestment
   of dividends ..................................    3,516,363     3,119,314          --           --       172,798      192,826
  Repurchased ....................................  (11,540,714)  (16,087,593)   (504,113)     (25,010)   (5,368,630)  (2,527,919)
                                                   ------------  ------------  ----------   ----------  ------------  -----------
  Net increase in shares outstanding ............. $ 19,066,377  $ 10,550,080  $  253,827   $7,533,890  $  4,931,087  $ 6,294,105
                                                   ============  ============  ==========   ==========  ============  ===========

SHARE ACTIVITY
Retail A Shares:
  Sold ...........................................    1,027,378       367,769     152,836       79,151       790,902    1,490,812
  Issued to shareholders in reinvestment
   of dividends ..................................       90,411        90,143       2,738          463       118,514      117,233
  Repurchased ....................................     (822,141)     (568,242)    (99,073)          --    (1,215,806)    (856,236)
                                                   ------------  ------------  ----------   ----------  ------------  -----------
  Net increase (decrease) in shares outstanding ..      295,648      (110,330)     56,501       79,614      (306,390)     751,809
                                                   ============  ============  ==========   ==========  ============  ===========

Retail B Shares:
  Sold ...........................................      121,001       127,743         N/A          N/A           N/A          N/A
  Issued to shareholders in reinvestment
   of dividends ..................................        9,992         5,196         N/A          N/A           N/A          N/A
  Repurchased ....................................      (43,965)      (45,412)        N/A          N/A           N/A          N/A
                                                   ------------  ------------  ----------   ----------  ------------  -----------
  Net increase in shares outstanding .............       87,028        87,527         N/A          N/A           N/A          N/A
                                                   ============  ============  ==========   ==========  ============  ===========

Trust Shares:
  Sold ...........................................    2,480,419     2,106,905      74,984      754,850       895,936      771,140
  Issued to shareholders in reinvestment
   of dividends ..................................      320,864       279,668          --           --        15,619       17,092
  Repurchased ....................................   (1,066,969)   (1,428,414)    (51,120)      (2,486)     (484,126)    (229,638)
                                                   ------------  ------------  ----------   ----------  ------------  -----------
  Net increase in shares outstanding .............    1,734,314       958,159      23,864      752,364       427,429      558,594
                                                   ============  ============  ==========   ==========  ============  ===========

---------------------------------------
*     The New Jersey Municipal Bond Fund commenced operations on April 3, 1998.
(1) As of October 31, 1999, the Rhode Island Municipal Bond Fund had not issued Trust Shares.


                       See Notes to Financial Statements.

   Connecticut Municipal      Massachusetts Municipal    Rhode Island Municipal
         Bond Fund                   Bond Fund                Bond Fund(1)
--------------------------  --------------------------   ----------------------
        Years ended                 Years ended               Years ended
        October 31,                 October 31,               October 31,
--------------------------  --------------------------   ----------------------
    1999          1998           1999         1998          1999        1998
------------  ------------  ------------  ------------   ----------  ----------

$ 13,759,257  $  7,407,851  $ 12,444,513  $ 19,663,945   $7,391,836  $8,016,637

     674,313       732,578     1,440,807     1,310,122      490,026     417,557
 (10,721,396)   (7,427,287)  (15,097,467)  (11,175,520)  (6,610,916) (5,800,084)
------------  ------------  ------------  ------------   ----------  ----------
$  3,712,174  $    713,142  $ (1,212,147) $  9,798,547   $1,270,946  $2,634,110
============  ============  ============  ============   ==========  ==========

         N/A           N/A           N/A           N/A          N/A         N/A

         N/A           N/A           N/A           N/A          N/A         N/A
         N/A           N/A           N/A           N/A          N/A         N/A
------------  ------------  ------------  ------------   ----------  ----------
         N/A           N/A           N/A           N/A          N/A         N/A
============  ============  ============  ============   ==========  ==========

$  8,822,079  $ 13,217,871  $ 15,868,262  $ 12,225,250   $       --  $       --

       2,396         3,553        50,657           587           --          --
  (3,746,362)   (9,566,698)   (3,007,231)   (3,320,346)          --          --
------------  ------------  ------------  ------------   ----------  ----------
$  5,078,113  $  3,654,726  $ 12,911,688  $  8,905,491   $       --  $       --
============  ============  ============  ============   ==========  ==========

   1,302,912       697,310     1,195,565     1,892,528      670,082     725,416

      81,055        64,175       138,671       126,721       21,822      37,745
  (1,033,862)     (694,286)   (1,464,110)   (1,072,707)    (585,107)   (526,601)
------------  ------------  ------------  ------------   ----------  ----------
     350,105        67,199      (129,874)      946,542      106,797     236,560
============  ============  ============  ============   ==========  ==========

         N/A           N/A           N/A           N/A          N/A         N/A

         N/A           N/A           N/A           N/A          N/A         N/A
         N/A           N/A           N/A           N/A          N/A         N/A
------------  ------------  ------------  ------------   ----------  ----------
         N/A           N/A           N/A           N/A          N/A         N/A
============  ============  ============  ============   ==========  ==========

     832,405     1,242,161     1,544,810     1,174,113           --          --

         318           308         4,943            57           --          --
    (349,964)     (898,692)     (296,766)     (318,922)          --          --
------------  ------------  ------------  ------------   ----------  ----------
     482,759       343,777     1,252,987       855,248           --          --
============  ============  ============  ============   ==========  ==========

Tax-Exempt Bond Fund

Financial Highlights
For a Share outstanding throughout each period.

Retail A Shares

                                                                              Years ended October 31,
                                                             --------------------------------------------------------
                                                               1999        1998        1997        1996        1995
                                                             --------    --------    --------    --------    --------

Net Asset Value, Beginning of Period ......................  $  11.30    $  11.06    $  10.78    $  10.78    $   9.99
                                                             --------    --------    --------    --------    --------
Income from Investment Operations:
  Net investment income (A) ...............................      0.46        0.48        0.50        0.50        0.52
  Net realized and unrealized gain (loss) on investments ..     (0.83)       0.34        0.29          --        0.79
                                                             --------    --------    --------    --------    --------
     Total from Investment Operations: ....................     (0.37)       0.82        0.79        0.50        1.31
                                                             --------    --------    --------    --------    --------

Less Dividends:
  Dividends from net investment income ....................     (0.46)      (0.49)      (0.50)      (0.50)      (0.52)
  Dividends from net realized capital gains ...............     (0.14)      (0.09)      (0.01)         --          --
                                                             --------    --------    --------    --------    --------
   Total Dividends: .......................................     (0.60)      (0.58)      (0.51)      (0.50)      (0.52)
                                                             --------    --------    --------    --------    --------
Net increase (decrease) in net asset value ................     (0.97)       0.24        0.28          --        0.79
                                                             --------    --------    --------    --------    --------
Net Asset Value, End of Period ............................  $  10.33    $  11.30    $  11.06    $  10.78    $  10.78
                                                             ========    ========    ========    ========    ========

Total Return(2) ...........................................     (3.45)%      7.60%       7.49%       4.77%      13.40%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) .........................  $ 25,704    $ 24,764    $ 25,465    $ 28,339    $ 31,609
Ratios to average net assets:
  Net investment income including reimbursement/waiver ....      4.25%       4.32%       4.60%       4.68%       4.99%
  Operating expenses including reimbursement/waiver .......      0.92%       0.94%       0.95%       0.93%       0.91%
  Operating expenses excluding reimbursement/waiver .......      1.12%       1.15%       1.18%       1.18%       1.24%
Portfolio Turnover Rate ...................................        23%         59%         78%         15%         11%

---------------------------------------
*     Annualized
**    Not Annualized
(1)   The Fund began offering Retail B shares on March 4, 1996.
(2) Calculation does not include the effect of any sales charge for Retail A Shares and Retail B Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.44, $0.46,
      $0.47, $0.48 and 0.48, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.47, $0.48, $0.51, $0.51 and $0.51, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the years ended October 31, 1999, 1998 and 1997, and for the period ended October 31, 1996 were $0.37, $0.40, $0.40 and $0.25, respectively.


                       See Notes to Financial Statements.

Trust Shares                                                  Retail B Shares

                 Years ended October 31,                           Years ended October 31,      Period ended
--------------------------------------------------------      --------------------------------   October 31,
  1999        1998        1997        1996        1995          1999        1998        1997       1996(1)
--------    --------    --------    --------    --------      --------    --------    --------    --------

$  11.30    $  11.06    $  10.78    $  10.78    $   9.99      $  11.30    $  11.06    $  10.78    $  10.94
--------    --------    --------    --------    --------      --------    --------    --------    --------

    0.49        0.50        0.53        0.53        0.54          0.39        0.42        0.43        0.27
   (0.83)       0.34        0.29          --        0.79         (0.83)       0.33        0.29       (0.16)
--------    --------    --------    --------    --------      --------    --------    --------    --------
   (0.34)       0.84        0.82        0.53        1.33         (0.44)       0.75        0.72        0.11
--------    --------    --------    --------    --------      --------    --------    --------    --------

   (0.49)      (0.51)      (0.53)      (0.53)      (0.54)        (0.39)      (0.42)      (0.43)      (0.27)
   (0.14)      (0.09)      (0.01)         --          --         (0.14)      (0.09)      (0.01)         --
--------    --------    --------    --------    --------      --------    --------    --------    --------
   (0.63)      (0.60)      (0.54)      (0.53)      (0.54)        (0.53)      (0.51)      (0.44)      (0.27)
--------    --------    --------    --------    --------      --------    --------    --------    --------
   (0.97)       0.24        0.28          --        0.79         (0.97)       0.24        0.28       (0.16)
--------    --------    --------    --------    --------      --------    --------    --------    --------
$  10.33    $  11.30    $  11.06    $  10.78    $  10.78      $  10.33    $  11.30    $  11.06    $  10.78
========    ========    ========    ========    ========      ========    ========    ========    ========

   (3.25)%      7.85%       7.75%       5.03%      13.62%        (4.07)%      6.95%       6.83%       1.08%**

$141,999    $135,664    $122,218    $103,163    $ 91,740      $  3,382    $  2,715    $  1,690    $    787

    4.46%       4.55%       4.85%       4.91%       5.18%         3.61%       3.71%       3.95%       4.08%*
    0.71%       0.71%       0.70%       0.70%       0.72%         1.55%       1.55%       1.60%       1.57%*
    0.91%       0.92%       0.96%       0.95%       0.97%         1.75%       1.76%       1.83%       1.77%*
      23%         59%         78%         15%         11%           23%         59%         78%         15%

New Jersey Municipal Bond Fund

Financial Highlights
For a Share outstanding throughout each period.

Retail A Shares

                                                             Year ended    Period ended
                                                             October 31,    October 31,
                                                                1999          1998(1)
                                                             ----------    ----------

Net Asset Value, Beginning of Period ......................  $    10.24    $    10.00
                                                             ----------    ----------
Income from Investment Operations:
  Net investment income (A) ...............................        0.36          0.20
  Net realized and unrealized gain (loss) on investments ..       (0.68)         0.24
                                                             ----------    ----------
     Total from Investment Operations: ....................       (0.32)         0.44
                                                             ----------    ----------
Less Dividends:
  Dividends from net investment income ....................       (0.36)        (0.20)
                                                             ----------    ----------
   Total Dividends: .......................................       (0.36)        (0.20)
                                                             ----------    ----------
Net increase (decrease) in net asset value ................       (0.68)         0.24
                                                             ----------    ----------
Net Asset Value, End of Period ............................  $     9.56    $    10.24
                                                             ==========    ==========

Total Return(2) ...........................................       (3.24)%        4.34%**

Ratios/Supplemental Data:
Net Assets, End of Period (000's) .........................  $    1,302    $      815
Ratios to average net assets:
  Net investment income including reimbursement/waiver ....        3.56%         3.62%*
  Operating expenses including reimbursement/waiver .......        1.11%         1.09%*
  Operating expenses excluding reimbursement/waiver .......        2.11%         3.65%*
Portfolio Turnover Rate ...................................          41%           53%**

---------------------------------------
*     Annualized.
**    Not Annualized.
(1)   The Fund commenced operations on April 3, 1998.
(2) Calculation does not include the effect of any sales charge for Retail A Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the year ended October 31, 1999 and the period ended October 31, 1998 was $0.26 and $0.06, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the year ended October 31, 1999 and the period ended October 31, 1998 was $0.30 and $0.15, respectively.


                       See Notes to Financial Statements.

Trust Shares

Year ended     Period ended
October 31,     October 31,
   1999           1998(1)
-----------    -----------

$     10.24    $     10.00
-----------    -----------

       0.38           0.21
      (0.68)          0.24
-----------    -----------
      (0.30)          0.45
-----------    -----------

      (0.38)         (0.21)
-----------    -----------
      (0.38)         (0.21)
-----------    -----------
      (0.68)          0.24
-----------    -----------
$      9.56    $     10.24
===========    ===========

      (3.06)%         4.48%**

$     7,422    $     7,701

       3.76%          3.79%*
       0.92%          0.92%*
       1.63%          2.07%*
         41%            53%**

New York Municipal Bond Fund

Financial Highlights
For a Share outstanding throughout each period.

Retail A Shares

                                                                               Years ended October 31,
                                                             --------------------------------------------------------
                                                               1999        1998        1997        1996        1995
                                                             --------    --------    --------    --------    --------

Net Asset Value, Beginning of Period ......................  $  11.44    $  11.09    $  10.75    $  10.78    $   9.89
                                                             --------    --------    --------    --------    --------
Income from Investment Operations:
  Net investment income (A) ...............................      0.48        0.48        0.49        0.48        0.49
  Net realized and unrealized gain (loss) on investments ..     (0.89)       0.35        0.34       (0.03)       0.89
                                                             --------    --------    --------    --------    --------
     Total from Investment Operations: ....................     (0.41)       0.83        0.83        0.45        1.38
                                                             --------    --------    --------    --------    --------
Less Dividends:
  Dividends from net investment income ....................     (0.46)      (0.48)      (0.49)      (0.48)      (0.49)
                                                             --------    --------    --------    --------    --------
   Total Dividends: .......................................     (0.46)      (0.48)      (0.49)      (0.48)      (0.49)
                                                             --------    --------    --------    --------    --------
Net increase (decrease) in net asset value ................     (0.87)       0.35        0.34       (0.03)       0.89
                                                             --------    --------    --------    --------    --------
Net Asset Value, End of Period ............................  $  10.57    $  11.44    $  11.09    $  10.75    $  10.78
                                                             ========    ========    ========    ========    ========

Total Return(1) ...........................................     (3.72)%      7.65%       7.93%       4.31%      14.03%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) .........................  $ 41,343    $ 48,218    $ 38,434    $ 40,154    $ 42,870
Ratios to average net assets:
  Net investment income including reimbursement/waiver ....      4.31%       4.27%       4.52%       4.50%       4.73%
  Operating expenses including reimbursement/waiver .......      0.96%       0.87%       0.94%       0.95%       0.92%
  Operating expenses excluding reimbursement/waiver .......      1.16%       1.20%       1.26%       1.35%       1.31%
Portfolio Turnover Rate ...................................        24%         27%         61%         12%          5%

---------------------------------------
(1) Calculation does not include the effect of any sales charge for Retail A Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.46, $0.45,
      $0.45, $0.44, and $0.44, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.48, $0.47, $0.49, $0.47 and $0.48, respectively.


                       See Notes to Financial Statements.

Trust Shares

                 Years ended October 31,
--------------------------------------------------------
  1999        1998        1997        1996        1995
--------    --------    --------    --------    --------

$  11.44    $  11.09    $  10.75    $  10.78    $   9.89
--------    --------    --------    --------    --------

    0.50        0.50        0.52        0.51        0.51
   (0.89)       0.35        0.34       (0.03)       0.89
--------    --------    --------    --------    --------
   (0.39)       0.85        0.86        0.48        1.40
--------    --------    --------    --------    --------

   (0.48)      (0.50)      (0.52)      (0.51)      (0.51)
--------    --------    --------    --------    --------
   (0.48)      (0.50)      (0.52)      (0.51)      (0.51)
--------    --------    --------    --------    --------
   (0.87)       0.35        0.34       (0.03)       0.89
--------    --------    --------    --------    --------
$  10.57    $  11.44    $  11.09    $  10.75    $  10.78
========    ========    ========    ========    ========

   (3.54)%      7.82%       8.17%       4.55%      14.23%

$ 36,696    $ 34,801    $ 27,562    $ 23,762    $ 23,077

    4.50%       4.42%       4.75%       4.75%       4.91%
    0.77%       0.72%       0.71%       0.70%       0.74%
    0.97%       0.99%       1.02%       1.10%       1.07%
      24%         27%         61%         12%          5%

Connecticut Municipal Bond Fund

Financial Highlights
For a Share outstanding throughout each period.

Retail A Shares

                                                                              Years ended October 31,
                                                             --------------------------------------------------------
                                                               1999        1998        1997        1996        1995
                                                             --------    --------    --------    --------    --------

Net Asset Value, Beginning of Period ......................  $  10.82    $  10.47    $  10.14    $  10.13    $   9.22
                                                             --------    --------    --------    --------    --------
 Income from Investment Operations:
  Net investment income (A) ...............................      0.43        0.43        0.45        0.42        0.44
  Net realized and unrealized gain (loss) on investments ..     (0.73)       0.35        0.33        0.01        0.91
                                                             --------    --------    --------    --------    --------
     Total from Investment Operations: ....................     (0.30)       0.78        0.78        0.43        1.35
                                                             --------    --------    --------    --------    --------
Less Dividends:
  Dividends from net investment income ....................     (0.43)      (0.43)      (0.45)      (0.42)      (0.44)
                                                             --------    --------    --------    --------    --------
   Total Dividends: .......................................     (0.43)      (0.43)      (0.45)      (0.42)      (0.44)
                                                             --------    --------    --------    --------    --------
Net increase (decrease) in net asset value ................     (0.73)       0.35        0.33        0.01        0.91
                                                             --------    --------    --------    --------    --------
Net Asset Value, End of Period ............................  $  10.09    $  10.82    $  10.47    $  10.14    $  10.13
                                                             ========    ========    ========    ========    ========

Total Return (1) ..........................................     (2.87)%      7.58%       7.86%       4.32%      14.94%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) .........................  $ 26,715    $ 24,856    $ 23,355    $ 23,244    $ 18,066
Ratios to average net assets:
  Net investment income including reimbursement/waiver ....      4.07%       4.02%       4.30%       4.13%       4.53%
  Operating expenses including reimbursement/waiver .......      0.85%       0.88%       0.70%       0.70%       0.68%
  Operating expenses excluding reimbursement/waiver .......      1.25%       1.31%       1.31%       1.38%       1.48%
Portfolio Turnover Rate ...................................        53%         46%         42%          3%          7%

---------------------------------------
(1) Calculation does not include the effect of any sales charge for Retail A Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.39, $0.38,
      $0.38, $0.35 and $0.37, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.41, $0.40, $0.41, $0.37 and $0.38, respectively.


                       See Notes to Financial Statements.

Trust Shares

                 Years ended October 31,
--------------------------------------------------------
  1999        1998        1997        1996        1995
--------    --------    --------    --------    --------

$  10.82    $  10.47    $  10.14    $  10.13    $   9.22
--------    --------    --------    --------    --------

    0.45        0.45        0.47        0.44        0.46
   (0.73)       0.35        0.33        0.01        0.91
--------    --------    --------    --------    --------
   (0.28)       0.80        0.80        0.45        1.37
--------    --------    --------    --------    --------

   (0.45)      (0.45)      (0.47)      (0.44)      (0.46)
--------    --------    --------    --------    --------
   (0.45)      (0.45)      (0.47)      (0.44)      (0.46)
--------    --------    --------    --------    --------
   (0.73)       0.35        0.33        0.01        0.91
--------    --------    --------    --------    --------
$  10.09    $  10.82    $  10.47    $  10.14    $  10.13
========    ========    ========    ========    ========

   (2.68)%      7.81%       8.06%       4.54%      15.21%

$ 17,848    $ 13,913    $  9,866    $  6,348    $  4,083

    4.26%       4.24%       4.51%       4.34%       4.76%
    0.65%       0.67%       0.49%       0.49%       0.45%
    1.05%       1.10%       1.10%       1.17%       1.24%
      53%         46%         42%          3%          7%

Massachusetts Municipal Bond Fund

Financial Highlights
For a Share outstanding throughout each period.

Retail A Shares

                                                                             Years ended October 31,
                                                             --------------------------------------------------------
                                                               1999        1998        1997        1996        1995
                                                             --------    --------    --------    --------    --------

Net Asset Value, Beginning of Period ......................  $  10.53    $  10.25    $   9.94    $   9.98    $   9.12
                                                             --------    --------    --------    --------    --------
 Income from Investment Operations:
  Net investment income (A) ...............................      0.43        0.46        0.45        0.43        0.44
  Net realized and unrealized gain (loss) on investments ..     (0.77)       0.27        0.32       (0.04)       0.86
                                                             --------    --------    --------    --------    --------
     Total from Investment Operations: ....................     (0.34)       0.73        0.77        0.39        1.30
                                                             --------    --------    --------    --------    --------
Less Dividends:
  Dividends from net investment income ....................     (0.43)      (0.45)      (0.46)      (0.43)      (0.44)
                                                             --------    --------    --------    --------    --------
   Total Dividends: .......................................     (0.43)      (0.45)      (0.46)      (0.43)      (0.44)
                                                             --------    --------    --------    --------    --------
Net increase (decrease) in net asset value ................     (0.77)       0.28        0.31       (0.04)       0.86
                                                             --------    --------    --------    --------    --------
Net Asset Value, End of Period ............................  $   9.76    $  10.53    $  10.25    $   9.94    $   9.98
                                                             ========    ========    ========    ========    ========

Total Return (1) ..........................................     (3.35)%      7.22%       7.92%       4.05%      14.52%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) .........................  $ 39,696    $ 44,189    $ 33,318    $ 26,275    $ 16,113
Ratios to average net assets:
  Net investment income including reimbursement/waiver ....      4.18%       4.30%       4.38%       4.42%       4.56%
  Operating expenses including reimbursement/waiver .......      0.79%       0.78%       0.63%       0.66%       0.70%
  Operating expenses excluding reimbursement/waiver .......      1.19%       1.21%       1.20%       1.32%       1.58%
Portfolio Turnover Rate ...................................        34%         44%         48%         16%         19%

---------------------------------------
(1) Calculation does not include the effect of any sales charge for Retail A Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.39, $0.41,
      $0.39, $0.37 and $0.36, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.41, $0.42, $0.40, $0.40 and $0.38, respectively.


                       See Notes to Financial Statements.

Trust Shares

                 Years ended October 31,
--------------------------------------------------------
  1999        1998        1997        1996        1995
--------    --------    --------    --------    --------

$  10.53    $  10.25    $   9.94    $   9.98    $   9.12
--------    --------    --------    --------    --------

    0.45        0.47        0.46        0.46        0.45
   (0.77)       0.27        0.32       (0.04)       0.86
--------    --------    --------    --------    --------
   (0.32)       0.74        0.78        0.42        1.31
--------    --------    --------    --------    --------

   (0.45)      (0.46)      (0.47)      (0.46)      (0.45)
--------    --------    --------    --------    --------
   (0.45)      (0.46)      (0.47)      (0.46)      (0.45)
--------    --------    --------    --------    --------
   (0.77)       0.28        0.31       (0.04)       0.86
--------    --------    --------    --------    --------
$   9.76    $  10.53    $  10.25    $   9.94    $   9.98
========    ========    ========    ========    ========

   (3.17)%      7.42%       8.06%       4.27%      14.72%

$ 33,897    $ 23,371    $ 13,986    $ 11,047    $  7,607

    4.36%       4.49%       4.57%       4.60%       4.73%
    0.61%       0.60%       0.44%       0.48%       0.52%
    1.01%       1.03%       1.01%       1.14%       1.31%
      34%         44%         48%         16%         19%

Rhode Island Municipal Bond Fund

Financial Highlights
For a Share outstanding throughout each period.

Retail A Shares

                                                                        Years ended October 31,            Period ended
                                                             --------------------------------------------   October 31,
                                                               1999        1998        1997        1996       1995(1)
                                                             --------    --------    --------    --------    --------

Net Asset Value, Beginning of Period ......................  $  11.18    $  10.91    $  10.65    $  10.67    $  10.00
                                                             --------    --------    --------    --------    --------
Income from Investment Operations:
  Net investment income (A) ...............................      0.48        0.50        0.48        0.51        0.44
  Net realized and unrealized gain (loss) on investments ..     (0.77)       0.29        0.32        0.03        0.67
                                                             --------    --------    --------    --------    --------
   Total from Investment Operations: ......................     (0.29)       0.79        0.80        0.54        1.11
                                                             --------    --------    --------    --------    --------
Less Dividends:
  Dividends from net investment income ....................     (0.48)      (0.50)      (0.50)      (0.51)      (0.44)
  Dividends from net realized capital gains ...............     (0.05)      (0.02)      (0.04)      (0.05)         --
                                                             --------    --------    --------    --------    --------
    Total Dividends: ......................................     (0.53)      (0.52)      (0.54)      (0.56)      (0.44)
                                                             --------    --------    --------    --------    --------
Net increase (decrease) in net asset value ................     (0.82)       0.27        0.26       (0.02)       0.67
                                                             --------    --------    --------    --------    --------
Net Asset Value, End of Period ............................  $  10.36    $  11.18    $  10.91    $  10.65    $  10.67
                                                             ========    ========    ========    ========    ========

Total Return (2) ..........................................     (2.73)%      7.35%       7.78%       5.22%      11.29%**

Ratios/Supplemental Data:
Net Assets, End of Period (000's) .........................  $ 19,833    $ 20,210    $ 17,134    $ 14,900    $ 10,850
Ratios to average net assets:
  Net investment income including reimbursement/waiver ....      4.41%       4.52%       4.50%       4.78%       5.13%*
  Operating expenses including reimbursement/waiver .......      0.80%       0.81%       0.83%       0.77%       0.40%*
  Operating expenses excluding reimbursement/waiver .......      1.20%       1.23%       1.34%       1.34%       2.25%*
Portfolio Turnover Rate ...................................        34%         41%         19%         13%         34%**

---------------------------------------
*     Annualized
**    Not Annualized
(1)   The Fund commenced operations on December 20, 1994.
(2) Calculation does not include the effect of any sales charge for Retail A Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for the years ended October 31, 1999, 1998, 1997 and 1996, and for the period ended October 31, 1995 were $0.44, $0.45, $0.43, $0.45 and $0.28, respectively.


                       See Notes to Financial Statements.

Notes to Financial Statements

1. Organization

      The Galaxy Fund, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. As of the date of this report, the Trust offered twenty-nine managed investment portfolios. The accompanying financial statements and financial highlights are those of the Tax-Exempt Bond, New Jersey Municipal Bond, New York Municipal Bond, Connecticut Municipal Bond, Massachusetts Municipal Bond and Rhode Island Municipal Bond Funds (individually, a "Fund", collectively, the "Funds") only.

      Each Fund is authorized to issue two series of shares (Trust Shares and Retail A Shares), except for the Tax-Exempt Bond Fund, which is authorized to issue five series of shares (Trust Shares, Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares). As of October 31, 1999, the Rhode Island Municipal Bond Fund has offered only Retail A Shares and the Tax-Exempt Bond Fund has offered only Trust Shares, Retail A Shares and Retail B Shares. Trust Shares, Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares are substantially the same except that (i) Retail A Shares are subject to a maximum 3.75% front-end sales charge, (ii) A Prime Shares are subject to a maximum 4.75% front-end sales charge, (iii) Retail B Shares and B Prime Shares are subject to a maximum 5.00% contingent deferred sales charge, and (iv) each series of shares bears the following series specific expenses: distribution fees and/or shareholder servicing and related fees and transfer agency charges. Six years after purchase, Retail B Shares will convert automatically to Retail A Shares and eight years after purchase, B Prime Shares will convert automatically to A Prime Shares. On November 29, 1999, A Prime Shares and B Prime Shares were redesignated Prime A Shares and Prime B Shares, respectively.

2. Significant Accounting Policies

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of significant accounting policies in conformity with generally accepted accounting principles consistently followed by the Funds in the preparation of their financial statements.

      Portfolio Valuation: Investment securities are valued by an independent pricing service approved by the Trust's Board of Trustees. When, in the judgment of the service, quoted bid prices are readily available and are representative of the bid side of the market, investments are valued at the mean between quoted bid prices and asked prices. Other investments are carried at fair value as determined by the service based on methods which include consideration of yields or prices of bonds of comparable quality, coupon maturity and type; indications as to values from dealers; and general market conditions. Short-term obligations that mature in 60 days or less are valued at amortized cost, which approximates fair value. All other securities and other assets are appraised at their fair value as determined in good faith under consistently applied procedures established by and under the general supervision of the Board of Trustees.

      Securities Transactions and Investment Income: Securities transactions are accounted for on a trade date basis. Net realized gains or losses on sales of securities are determined by the identified cost method. Interest and dividend income is recorded on the accrual basis. Investment income and realized and unrealized gains and losses are allocated to the separate series of a Fund based upon the relative net assets of each series.

      Dividends to Shareholders: Dividends from net investment income are determined separately for each series and are declared daily and paid monthly. Net realized capital gains, if any, are distributed at least annually.

      Income dividends and capital gain dividends are determined in accordance with income tax regulations which may differ from generally accepted accounting principles.

      Federal Income Taxes: The Trust treats each Fund as a separate entity for federal income tax purposes. Each Fund intends to qualify or continue to qualify each year as a "regulated investment company" under Subchapter M of the Internal Revenue Code. By so qualifying, each Fund will not be subject to federal income taxes to the extent that it distributes substantially all of its taxable or tax-exempt income, if any, for its tax year ending October 31. In addition, by distributing in each calendar year substantially all of its net investment income, capital gains and certain other amounts, if any, each Fund will not be subject to a federal excise tax. Therefore, no federal income or excise tax provision is recorded.

      Expenses: The Trust accounts separately for the assets, liabilities and operations of each Fund. Expenses directly attributable to a Fund are charged to the Fund, while expenses which are attributable to more than one fund of the Trust are allocated among the respective funds.

      In addition, expenses of a Fund not directly attributable to the operations of a particular series of shares of the Fund are allocated to the separate series based upon the relative net assets of each series. Operating expenses directly attributable to a series of shares of a Fund are charged to the operations of that series.

Notes to Financial Statements

      Organization Costs: Each Fund bears all costs in connection with its organization, including the fees and expenses of registering and qualifying its initial shares for distribution under federal and state securities laws. All such costs are amortized using the straight-line method over a period of five years beginning with the commencement of each Fund's operations. In the event that any of the initial shares purchased by a Fund's sponsor are redeemed during such period by any holder thereof, the Fund involved will be reimbursed by such holder for any unamortized organization costs in the same proportion as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of redemption.

      When-Issued Securities: Each Fund may purchase and sell securities, such as municipal obligations, on a "when-issued" basis. Delivery of the security and payment take place after the date of the commitment to purchase and such securities are subject to market fluctuations during this period. The fair value of these securities is determined in the same manner as other municipal obligations. The Trust's custodian will set aside cash or liquid portfolio securities equal to the amount of the when-issued commitment in a separate account.

3. Investment Advisory, Administration, Distribution
   Shareholder Services and Other Fees

      The Trust and Fleet Investment Advisors Inc. (the "Investment Advisor" or "Fleet"), an indirect wholly-owned subsidiary of FleetBoston Corporation are parties to an investment advisory agreement under which the Investment Advisor provides services for a fee, computed daily and paid monthly, at the annual rate of 0.75% of the average daily net assets of each Fund (See Note 4).

      The Trust and First Data Investor Services Group, Inc. ("Investor Services Group"), a wholly-owned subsidiary of First Data Corporation, are parties to an administration agreement under which Investor Services Group (the "Administrator") provides services for a fee, computed daily and paid monthly, at the annual rate, effective September 10, 1998, of 0.09% of the first $2.5 billion of the combined average daily net assets of the Funds and the other funds offered by the Trust (whose financial statements are provided in separate reports), 0.085% of the next $2.5 billion of combined average daily net assets, 0.075% of the next $7 billion of combined average daily net assets, 0.065% of the next $3 billion of combined average daily net assets, 0.06% of the next $3 billion of combined average daily net assets and 0.0575% of combined average daily net assets in excess of $18 billion. Prior to September 10, 1998, Investor Services Group received administration fees at the annual rate of 0.09% of the first $2.5 billion of combined average daily net assets of the Funds and the other funds offered by the Trust, 0.085% of the next $2.5 billion of combined average daily net assets and 0.075% of combined average daily net assets over $5 billion.

      In addition, Investor Services Group also provides certain fund accounting, custody administration and transfer agency services in accordance with certain fee arrangements. Pursuant to such fee arrangements, Investor Services Group compensates The Chase Manhattan Bank, the Trust's custodian bank, for its services.

      First Data Distributors, Inc. (the "Distributor"), a wholly-owned subsidiary of Investor Services Group and an indirect wholly-owned subsidiary of First Data Corporation, serves as the exclusive distributor of the Trust's shares.

      The Trust has adopted a shareholder services plan ("Services Plan") with respect to Retail A Shares and Trust Shares of the Funds. Currently, the Services Plan has not been implemented with respect to the Funds' Trust Shares. The Services Plan provides compensation to institutions (including and currently limited to Fleet Bank and its affiliates) which provide shareholder liaison and/or administrative support services to their customers who beneficially own Retail A Shares at an aggregate annual rate not to exceed 0.30% of the average daily net asset value of the outstanding Retail A Shares of each Fund beneficially owned by such customers. The Trust, under the direction of the Board of Trustees, is currently limiting fees payable under the Services Plan with respect to each Fund to an aggregate annual rate not to exceed 0.15% of the average daily net asset value of the outstanding Retail A Shares beneficially owned by such customers. No fees were charged under the Services Plan with respect to the Rhode Island Municipal Bond Fund for the year ended October 31, 1999.

      The Trust has adopted a distribution and shareholder services plan (the "12b-1 Plan") with respect to Retail B Shares of the Tax-Exempt Bond Fund. Under the 12b-1 Plan, the Trust may pay (i) the Distributor or another person for expenses and activities primarily intended to result in the sale of Retail B Shares, (ii) institutions for shareholder liaison services and (iii) institutions for administrative support services. Currently, payments under the 12b-1 Plan for distribution services are being made solely to broker-dealer affiliates of Fleet Bank and payments under the 12b-1 Plan for shareholder liaison and shareholder administrative support services are being made solely to Fleet Bank and its affilitates. Payments for distribution expenses may not exceed an annual rate of 0.65% of the average daily net assets attributable to each of the Fund's outstanding Retail B Shares. The fees for shareholder liaison services and/or administrative support services may not exceed the annual rates of 0.15% and 0.15%, respectively, of the average daily net assets attributable to the Fund's outstanding Retail B Shares owned of record or beneficially by customers of institutions. The Trust, under the direction of the Board of Trustees, is currently limiting each Fund's payments for shareholder liaison and administrative support ser-

Notes to Financial Statements

vices under the 12b-1 Plan to an aggregate fee of not more than 0.15% of the average daily net asset value of Retail B Shares owned of record or beneficially by customers of institutions. For the year ended October 31, 1999, the Funds paid fees under the Services Plan and 12b-1 Plan as follows:

                                                              12b-1 Plan
                                              Services        ----------
Fund                                            Plan     Services  Distribution
----                                            ----     --------  ------------
Tax-Exempt Bond ............................  $ 33,072   $  4,520    $ 21,499
New Jersey Municipal Bond ..................       960        N/A         N/A
New York Municipal Bond ....................    66,562        N/A         N/A
Connecticut Municipal Bond .................    39,136        N/A         N/A
Massachusetts Municipal Bond ...............    63,058        N/A         N/A
Rhode Island Municipal Bond ................        --        N/A         N/A

      The Trust has adopted a Distribution Plan (the "A Prime Shares Plan") with respect to A Prime Shares of the Tax-Exempt Bond Fund. Under the A Prime Shares Plan, the Trust may pay the Distributor or another person for expenses and activities primarily intended to result in the sale of A Prime Shares. Payments by the Trust under the A Prime Shares Plan may not exceed the annual rate of 0.30% of the average daily net assets attributable to each Fund's outstanding A Prime Shares. The Trust, under the direction of the Board of Trustees, intends to limit the Fund's payments under the A Prime Shares Plan to an annual rate of not more than 0.25% of the average daily net assets of the Fund's outstanding A Prime Shares.

      The Trust has adopted a Distribution and Services Plan (the "B Prime Shares Plan") with respect to B Prime Shares of the Tax-Exempt Bond Fund. Under the B Prime Shares Plan, the Trust may pay (i) the Distributor or another person for expenses and activities primarily intended to result in the sale of B Prime Shares, (ii) institutions for shareholder liaison services, and (iii) institutions for administrative support services. Payments for distribution expenses may not exceed an annual rate of 0.75% of the average daily net assets attributable to the Fund's outstanding B Prime Shares. The fees for shareholder liaison services and/or administrative support services may not exceed the annual rates of 0.25% and 0.25%, respectively, of the average daily net assets attributable to each Fund's outstanding B Prime Shares owned of record or beneficially by customers of institutions. The Trust, under the direction of the Board of Trustees, intends to limit the Fund's payments for shareholder liaison and administrative support services under the B Prime Shares Plan to an aggregate fee of not more than 0.25% of the average daily net assets of B Prime Shares owned of record or beneficially by customers of institutions. As of October 31, 1999, the Tax-Exempt Bond Fund had not commenced its offering of A Prime Shares and B Prime Shares.

      Retail A Shares, Retail B Shares, Trust Shares, A Prime Shares and B Prime Shares of the Funds each bear series specific transfer agent charges based upon the number of shareholder accounts for each series. For the year ended October 31, 1999, transfer agent charges for each series were as follows:

Fund                                              Retail A    Retail B    Trust
----                                              --------    --------    -----
Tax-Exempt Bond ...............................    $18,040    $ 2,095    $ 2,231
New Jersey Municipal Bond .....................      5,233        N/A         53
New York Municipal Bond .......................     22,653        N/A        789
Connecticut Municipal Bond ....................     12,517        N/A         47
Massachusetts Municipal Bond ..................     16,654        N/A         44
Rhode Island Municipal Bond ...................      5,100        N/A        N/A

      Certain officers of the Trust may be officers of the Administrator. Such officers receive no compensation from the Trust for serving in their respective roles. No officer, director or employee of the Investment Advisor serves as an officer, trustee or employee of the Trust. Effective May 28, 1999, each Trustee is entitled to receive for services as a trustee of the Trust, The Galaxy VIP Fund ("VIP") and Galaxy Fund II ("Galaxy II") an aggregate fee of $45,000 per annum plus certain other fees for attending or participating in meetings as well as reimbursement for expenses incurred in attending meetings. Prior to May 28, 1999, each Trustee was entitled to receive for services as a trustee of the Trust, VIP and Galaxy II an aggregate fee of $40,000 per annum plus certain other fees for attending or participating in meetings as well as reimbursement for expenses incurred in attending meetings. The Chairman of the Boards of Trustees and the President and Treasurer of the Trust, VIP and Galaxy II are also entitled to additional fees for their services in these capacities. These fees are allocated among the funds of the Trust, VIP and Galaxy II based on their relative net assets.

      Each Trustee is eligible to participate in The Galaxy Fund/The Galaxy VIP Fund/Galaxy Fund II Deferred Compensation Plan (the "Plan"), an unfunded, non-qualified deferred compensation plan. The Plan allows each Trustee to defer receipt of all or a percentage of fees which otherwise would be payable for services performed.

      Expenses for the year ended October 31, 1999 include legal fees paid to Drinker Biddle & Reath LLP. A partner of that firm is Secretary to the Trust.

4. Waiver of Fees and Reimbursement of Expenses

      The Advisor and the Administrator voluntarily agreed to waive a portion of their fees and/or reimburse the Funds for certain expenses so that total expenses would not exceed certain expense limitations established for each Fund. The respective parties, at their discretion, may revise or discontinue the voluntary fee waivers and/or expense reimbursements at any time. For the year ended October 31, 1999, the Investment Advisor and

Notes to Financial Statements

Administrator waived fees and/or reimbursed expenses with respect to the Funds as follows:

Fund                                                                 Fees Waived
----                                                                 -----------
Tax-Exempt Bond ............................................           $338,345
New Jersey Municipal Bond ..................................             68,655
New York Municipal Bond ....................................            168,340
Connecticut Municipal Bond .................................            170,690
Massachusetts Municipal Bond ...............................            290,517
Rhode Island Municipal Bond ................................             86,559

                                                                       Expenses
Fund                                                                  Reimbursed
----                                                                  ----------
New Jersey Municipal Bond ....................................           $ 65
New York Municipal Bond ......................................            381

5. Shares of Beneficial Interest

      The Trust's Declaration of Trust authorizes the Trustees to issue an unlimited number of shares of beneficial interest, each with a par value of $0.001. Shares of the Trust are currently classified into thirty-one classes of shares each consisting of one or more series.

      Each share represents an equal proportionate interest in the respective Fund, bears the same fees and expenses (except that Retail A Shares of a Fund bear the expense of payments under the Services Plan, Retail B Shares of a Fund bear the expense of payments under the 12b-1 Plan, A Prime Shares of a Fund bear the expense of payments under the A Prime Shares Plan, B Prime Shares of a Fund bear the expense of payments under the B Prime Shares Plan and Trust Shares, Retail A Shares, Retail B Shares, A Prime Shares and B Prime Shares of a Fund each bear series specific transfer agent charges) and is entitled to such dividends and distributions of income earned as are declared at the discretion of the Trust's Board of Trustees.

      Shareholders are entitled to one vote for each full share held and a proportionate fractional vote for each fractional share held, and will vote in the aggregate and not by class or series, except as otherwise expressly required by law or when the Board of Trustees determines that the matter to be voted on affects only the interests of shareholders of a particular class or series.

6. Purchases and Sales of Securities

      The cost of purchases and proceeds from sales of securities, other than short-term investments, for the year ended October 31, 1999 were as follows:

Fund                                                Purchases           Sales
----                                                ---------           -----
Tax-Exempt Bond ............................       $52,087,906       $37,780,469
New Jersey Municipal Bond ..................         3,888,239         3,566,376
New York Municipal Bond ....................        22,275,220        20,101,894
Connecticut Municipal Bond .................        28,441,515        21,486,493
Massachusetts Municipal Bond ...............        35,668,407        23,893,395
Rhode Island Municipal Bond ................         8,063,561         7,213,761

      The aggregate gross unrealized appreciation and depreciation, net unrealized appreciation (depreciation), and cost for all securities as computed on a federal income tax basis at October 31, 1999 for each Fund is as follows:

Fund                                             Appreciation     (Depreciation)
----                                             ------------     --------------
Tax-Exempt Bond ...........................       $ 1,507,637      $(6,421,032)
New Jersey Municipal Bond .................                --         (406,498)
New York Municipal Bond ...................           978,445       (3,494,238)
Connecticut Municipal Bond ................           389,973       (1,200,562)
Massachusetts Municipal Bond ..............           271,842       (3,471,434)
Rhode Island Municipal Bond ...............           264,670         (727,921)

Fund                                                    Net              Cost
----                                                    ---              ----
Tax-Exempt Bond ...........................      $ (4,913,395)      $171,997,973
New Jersey Municipal Bond .................          (406,498)         9,054,014
New York Municipal Bond ...................        (2,515,793)        80,496,158
Connecticut Municipal Bond ................          (810,589)        45,060,100
Massachusetts Municipal Bond ..............        (3,199,592)        75,802,445
Rhode Island Municipal Bond ...............          (463,251)        19,614,554

      At October 31, 1999, the following Funds had capital loss carryforwards:

Fund                                                       Amount     Expiration
----                                                       ------     ----------
Tax-Exempt Bond ................................          $ 78,657       2007
New Jersey Municipal Bond ......................               687       2006
                                                            44,349       2007
New York Municipal Bond ........................           263,502       2003
                                                            16,589       2004
Connecticut Municipal Bond .....................            31,295       2002
                                                           685,391       2003
                                                            82,263       2005
                                                            23,141       2007
Massachusetts Municipal Bond ...................           286,989       2003
                                                            65,783       2007
Rhode Island Municipal Bond ....................            76,090       2007

Notes to Financial Statements

7. Concentration of Credit

      The New Jersey Municipal Bond, New York Municipal Bond, Connecticut Municipal Bond, Massachusetts Municipal Bond and Rhode Island Municipal Bond Funds invest primarily in debt obligations issued by the State of New Jersey, the State of New York, the State of Connecticut, the Commonwealth of Massachusetts and the State of Rhode Island, respectively, and their respective political subdivisions, agencies and public authorities to obtain funds for various public purposes. The Funds, as non-diversified investment portfolios, are more susceptible to economic and political factors adversely affecting issuers of each respective state's specific municipal securities than are municipal bond funds that are not concentrated in these issuers to the same extent.

8. Subsequent Event - Change in Control of Administrator and
   Change in Distributor (unaudited)

      On December 1, 1999, PFPC Trust Company, a wholly-owned subsidiary of PFPC Worldwide, Inc. and an indirect wholly-owned subsidiary of PNC Bank Corp., acquired all of the outstanding stock of Investor Services Group (the "Transation"). On that same date and as part of the Transaction, PFPC Inc., an indirect wholly-owned subsidiary of PNC Bank Corp., was merged into Investor Services Group, which then changed its name to PFPC Inc.

      In connection with the Transaction, on December 1, 1999, Provident Distributors, Inc. became the distributor of the Trust's shares.

9. Tax Information (unaudited)

      During the fiscal year ended October 31, 1999, the Funds earned the following percent of their income from municipal obligations which generally qualify as exempt from federal and state taxation:

Fund                                                                Income
----                                                                ------
Tax-Exempt Bond .............................................       100.00%
New Jersey Municipal Bond ...................................       100.00%
New York Municipal Bond .....................................       100.00%
Connecticut Municipal Bond ..................................       100.00%
Massachusetts Municipal Bond ................................       100.00%
Rhode Island Municipal Bond .................................       100.00%

During the fiscal year ended October 31, 1999, the following Funds made distributions from long-term capital gains as follows:

Fund                                                                  Amount
----                                                                  ------
Tax-Exempt Bond ..........................................          $1,323,693
Rhode Island Municipal Bond ..............................              63,388

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Trustees of The Galaxy Fund:

We have audited the accompanying statements of assets and liabilities, including the portfolios of investments, of the Tax-Exempt Bond Fund, New Jersey Municipal Bond Fund, New York Municipal Bond Fund, Connecticut Municipal Bond Fund, Massachusetts Municipal Bond Fund and Rhode Island Municipal Bond Fund (six of the portfolios constituting The Galaxy Fund) as of October 31, 1999, and the related statements of operations, the statements of changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statements of changes in net assets for the year ended October 31, 1998 and the financial highlights for the four years then ended were audited by other auditors whose report dated December 23, 1998 expressed an unqualified opinion on those statements and financial highlights.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements and financial highlights. Our procedures included confirmation of securities owned as of October 31, 1999 by correspondence with the custodian and brokers or other appropriate auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Tax-Exempt Bond Fund, New Jersey Municipal Bond Fund, New York Municipal Bond Fund, Connecticut Municipal Bond Fund, Massachusetts Municipal Bond Fund and Rhode Island Municipal Bond Fund portfolios of The Galaxy Fund at October 31, 1999, the results of their operations, changes in their net assets and their financial highlights for the year then ended, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
December 13, 1999

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


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

                                                              ------------------
                                                              BULK RATE
                                                              U. S. POSTAGE PAID
                                                              PERMIT NO. 105
                                                              NORTH READING, MA
                                                              ------------------

[LOGO] Galaxy
       Funds
             P.O. Box 6520
             Providence, RI 02940-6520

ANTXEBND (January 1, 2000)

                                   [GRAPHIC]

                            Galaxy Money Market Funds

                                  Galaxy Funds

Annual Report
October 31, 1999

Galaxy Money Market Fund

Galaxy Government Fund

Galaxy U.S. Treasury Fund

Galaxy Tax-Exempt Fund

Galaxy Connecticut Municipal
Money Market Fund

Galaxy Massachusetts Municipal
Money Market Fund

                                                                   [LOGO] Galaxy
                                                                          Funds

Chairman's Message

Dear Shareholder:

      Enclosed is the Galaxy Money Market Funds' annual report for the fiscal year ended October 31, 1999. The report includes a Market Overview that explains the different economic and market factors influencing money market instruments during this time. Following the Market Overview are reviews for both the Galaxy Taxable Money Market Funds and the Galaxy Tax-Exempt Money Market Funds that describe how Fleet Investment Advisors Inc. managed the Funds' portfolios in this climate. Financial statements and list of portfolio holdings for each of the Funds as of October 31, 1999 appear at the end of the report.

      Unexpected economic strength, inflation concerns, and a tighter monetary policy drove money market yields higher during the period. After cutting short-term interest rates by 25 basis points (0.25%) at the start of the reporting period, the Federal Reserve became concerned that the economy was advancing strongly enough to produce inflation that would curb future growth. This resulted in rate increases later in the period totaling 50 basis points (0.50%). Along the way, uncertainty about where interest rates might head caused significant fluctuations in short-term yields. Money market investments added stability to many portfolios during this time, however, as uncertainty about future inflation and growth curbed returns for bonds and many stocks.

      While market fluctuations can be unnerving, they are typical of the ups and downs that occur with most investments. Even so, this may be a good time to meet with a financial advisor who can help you determine whether your current strategies suit your long-term goals. Investment professionals at Fleet Bank branches can provide you with a no-obligation analysis that will help you make this comparison and get the most from your portfolio.

      If you are saving for a child's education, or are helping a family member prepare for college, ask our representatives about the Galaxy College Investment Program. Galaxy offers an Education IRA which allows for tax-free earnings to accumulate on your investment if used to pay for qualified college expenses. Remember that anyone, not just a child's parents, can make a contribution.

      You might also consider a custodial account such as a Uniform Gift/Transfer to Minor Account (UGMA/UTMA). The UGMA/UTMA account offers another opportunity to transfer assets to minors with favorable tax consequences in preparation for college expenses. Ask your investment professional or tax advisor about this important gifting opportunity.

      If you have any questions about college investing opportunities or the information in this report, please contact the Galaxy Information Center toll-free at 1-877-BUY-GALAXY (1-877-289-4252). You can also visit one of our investment professionals located at Fleet Bank branches.


    Sincerely,

    /s/ Dwight E. Vicks, Jr.

    Dwight E. Vicks, Jr.
    Chairman of the Board of Trustees

--------------------------------------------------------------------------------
Mutual Funds:

- are not bank deposits

- are not FDIC insured

- are not obligations of Fleet Bank

- are not guaranteed by Fleet Bank

- are subject to investment risk including possible loss of principal amount invested
--------------------------------------------------------------------------------

Market Overview

"By adjusting the maturities and mix of investments in the Galaxy Money Market Funds to make the most of fluctuating yields, we helped the Funds earn competitive returns during the reporting period."

MONEY MARKET OVERVIEW

By Fleet Investment Advisors Inc.

      Short-term yields rose by about 80 basis points (0.80%) over the 12 months ended October 31, 1999. As improving economic conditions abroad created a brighter outlook at home, investors worried about higher inflation. Uncertainty over how the Federal Reserve (the "Fed") would respond to inflation threats caused significant volatility in short-term yields during this time.

      The Fed cut short-term rates by 25 basis points in November of 1998, which made a total cut of 75 basis points since September of 1998. Although inflation remained low, economic growth was strong enough for the Fed to make a pre-emptive move by raising rates by 25 basis points on June 30, 1999 and on August 24, 1999.

      By adjusting the maturities and mix of investments in the Galaxy Money Market Funds to make the most of fluctuating yields, we helped the Funds earn competitive returns during the reporting period.

Strong Growth Prompts Inflation Fears

      At the start of the period, three-month Treasury bills were yielding about 4.3% and the annual rate of inflation was about 1.6%. After growing at an annualized rate of 3.7% in the third quarter of 1998, the Gross Domestic Product ("GDP"), which measures the output of U.S. goods and services, improved by 6% in the fourth quarter of 1998. The economies in Asia and other emerging markets remained in crisis, however, causing many investors to look for safety in U.S. Treasury securities. By cutting interest rates in November of 1998, the Fed helped to restore confidence and ease the demand for Treasuries.

      U.S. economic growth remained surprisingly strong in the first quarter of 1999, as GDP rose by 4.3%. By this time, foreign economies were recovering at a rapid pace, which helped to sustain growth at home. Investors worried that the Fed might begin to raise interest rates to keep the strong economy from increasing inflation. The yield for three-month Treasury bills reached 4.7% by the beginning of March. With current inflation still under control, however, the Fed took no action on interest rates.

      In the second quarter of 1999, GDP growth slowed to 1.8%. With signs that the economy was cooling, the Fed continued to leave interest rates alone for much of the quarter. By the end of June, however, the Fed was concerned enough about future growth and inflation to raise short-term rates for the first time since February 1995. Inflation concerns persisted in the third quarter. While current inflation remained modest, GDP growth accelerated to an estimated 5.5% for the quarter. Continued weakening in the U.S. dollar against the Japanese yen and other foreign currencies put additional upward pressure on inflation. As the result of these factors, the Fed raised short-term rates again in August of 1999.

      Investors worried in the weeks that followed that the Fed would raise rates again before the end of the year, effectively erasing the 75-point rate cut from 1998. Eventually, however, investors thought that inflation might be contained and another rate hike might not be needed. This helped three-month Treasury yields decline to 5.1% by the end of October.

"After averaging growth rates of 3.9% and 3.8% in 1998 and 1999, respectively, we believe that the GDP may only improve by 2.5% next year. If that happens, inflation should remain under control and money market yields could move lower."

Performance At-A-Glance As of October 31, 1999

--------------------------------------------------------------------------------
                                                Retail A    Retail B     Trust
                                                 Shares      Shares     Shares
Galaxy Money Market Fund
   7-day average yield ....................       4.80%       4.00%      4.96%
   30-day average yield ...................       4.76%       4.01%      4.92%

Galaxy Government Fund
   7-day average yield ....................       4.75%        N/A       4.88%
   30-day average yield ...................       4.60%        N/A       4.74%

Galaxy Tax-Exempt Fund
   7-day average yield ....................       2.76%        N/A       2.90%
   30-day average yield ...................       2.68%        N/A       2.81%

Galaxy U.S. Treasury Fund
   7-day average yield ....................       4.28%        N/A       4.43%
   30-day average yield ...................       4.27%        N/A       4.42%

Galaxy Connecticut Municipal
Money Market Fund
   7-day average yield ....................       2.71%        N/A        N/A
   30-day average yield ...................       2.61%        N/A        N/A

Galaxy Massachusetts Municipal
Money Market Fund
   7-day average yield ....................       2.73%        N/A        N/A
   30-day average yield ...................       2.64%        N/A        N/A

Past performance is no guarantee of future results. Investments in the Galaxy Money Market Funds are neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Funds. Yields are historical and will vary with market performance.

Retail A Shares are currently charged a shareholder servicing fee of 0.10% of average daily net assets. Retail B Shares are currently charged a distribution fee of 0.65% of average daily net assets and a shareholder servicing fee of 0.10% of average daily net assets. (See Note 3 in the Notes to Financial Statements.)
--------------------------------------------------------------------------------

      In this climate of uncertainty, the Galaxy Money Market Funds benefited from holdings in high-quality investments and sizable positions in both overnight securities and issues with floating interest rates. We emphasized longer maturities when we thought yields were peaking to help the Funds' returns.

Rate Hikes Should Slow Growth

      We continue to believe that the U.S. economy cannot sustain its rapid rate of expansion. In addition to its considerable longevity, this expansion should be vulnerable to the recent hikes in interest rates. After averaging growth rates of 3.9% and 3.8% in 1998 and 1999, respectively, we believe that the GDP may only improve by 2.5% next year. If that happens, inflation should remain under control and money market yields could move lower.

      As before, we expect to continue making the most of special yield opportunities that arise due to market fluctuations and to focus on high-quality investments with strong liquidity.

Portfolio Reviews

[PHOTO]

Karen Arneil has managed the Galaxy Taxable Money Market Funds and the Galaxy Tax-Exempt Money Market Funds since September 1996. She has managed money market investments since 1993.

Galaxy Money
Market Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

Commercial Paper 52%
Corporate Notes and Bonds 30%
U.S. Government. and Agency Obligations 10%
Certificates of Deposit & Net Other Assets and Liabilities 8%

GALAXY TAXABLE MONEY MARKET FUNDS

By Karen Arneil
Portfolio Manager

      Changing economic expectations caused money market yields to fluctuate over the past year. In this environment, we focused on securities with strong credit quality and good liquidity in the Galaxy Taxable Money Market Funds -- which include the Galaxy Money Market Fund, the Galaxy Government Fund and the Galaxy U.S. Treasury Fund (collectively, the "Funds"). In addition, we took advantage of opportunities in individual market sectors that enhanced the Funds' yields. These strategies helped the Funds earn total returns for the 12 months ended October 31, 1999 that were competitive with the returns for other taxable money market funds.

      During the period, Trust Shares of the Galaxy Money Market Fund had a total return of 4.72%, and Retail A Shares of the Fund earned a total return of 4.54%. Retail B Shares of the Fund earned a total return of 3.85% before deducting the 5.00% contingent deferred sales charge, and a total return of -1.15% after deducting the 5.00% contingent deferred sales charge.

      Over the same time, Lipper Analytical Services ("Lipper"), a mutual fund performance tracking service, reported average total returns of 4.95% for trust shares and 4.40% for retail shares of other taxable money market funds that reported their performance to Lipper.

      For the 12 months ended October 31, 1999, Trust Shares of the Galaxy Government Fund had a total return of 4.58%, and Retail A Shares of the Fund had a total return of 4.39%. Trust shares of other money market funds investing in U.S. government issues that reported their performance to Lipper earned an average total return of 4.71% over the same period. Retail shares of similar funds that reported their performance to Lipper earned an average total return of 4.39% for the period.

      During this time, Trust Shares of the Galaxy U.S. Treasury Fund had a total return of 4.30% and Retail A Shares of the Fund earned a total return of 4.14%. These returns compared with an average total return of 4.29% for trust shares of other money market funds investing in U.S. Treasury issues that reported their results to Lipper. Retail shares of similar funds that reported their performance to Lipper earned a total return of 4.16% for the period.

      On October 31, 1999, the Galaxy Money Market Fund had an average maturity of 40 days, the Galaxy Government Fund had an average maturity of 44 days, and the Galaxy U.S. Treasury Fund had an average maturity of 42 days.

Adapting to Rising Yields

      At the start of the reporting period in November 1998, significant holdings in overnight issues gave the Galaxy Money Market Funds liquid-

Galaxy Money Market Fund

7-Day Average Yield (%)

[The following information was depicted as a line chart in the printed material.]

                        11/01/1998     10/31/1999
Trust                      4.79%          4.96%
Retail A                   4.61%          4.80%
Retail B                   3.97%          4.00%


November 1, 1998                                                October 31, 1999

Galaxy Government Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

Federal National Mortgage Association 31%
Federal Home Loan Mortgage Corporation 30%
Federal Home Loan Bank 20%
Repurchase Agreement & Net Other Assets and Liabilities 16%
Federal Farm Credit Bank 3%

Portfolio Reviews

ity in a very volatile market. As economic uncertainties sustained strong demand for U.S. Treasury issues, we emphasized longer-term Treasuries in the U.S. Treasury Fund to enhance yield.

Galaxy Government Fund

7-Day Average Yield (%)

[The following information was depicted as a line chart in the printed material.]

                        11/01/1998     10/31/1999
Trust                      4.71%          4.88%
Retail A                   4.82%          4.75%


November 1, 1998                                                October 31, 1999

      With corporate spreads wide later in the fourth quarter of 1998, we added high-quality corporate securities with floating rates to the Money Market Fund. When demand for Treasuries eased, and the yield curve flattened, we gave increased attention to shorter-term issues in the U.S. Treasury Fund. As standard year-end technical pressures boosted yields for issues that were to mature in 1999, we selectively purchased longer-term instruments for all of the Funds. We balanced these additions with overnight issues to maintain adequate liquidity.

      As money market yields moved higher in February of 1999, we purchased one-year securities for the Funds to lock in the higher yields and continued to buy high-quality corporate floating rate securities ("floaters") for the Money Market Fund. When the U.S. Treasury issued multiple cash management bills as the April 15 tax filing deadline approached, we bought those issues for the U.S. Treasury Fund to take advantage of their attractive yields. With the yield curve for Treasuries and issues of U.S. government agencies still relatively flat, we focused on shorter-term investments in the U.S. Treasury Fund and the Government Fund. As the agency paper we had purchased for the Money Market Fund at the end of 1998 matured, we replaced it with corporate securities. When the market had priced in a 25 basis point hike in short-term rates just before the June 30 meeting of the Fed, we added securities maturing in July and August to pick up additional yield.

      In August, when money market yields were high, we added one-year securities to the Funds. We continued to add floating-rate issues to the Funds during this time. To benefit from potential yield increases resulting from rate hikes by the Fed, we bought securities that matured near the next Fed meeting. We continued this strategy as yields trended downward in October, selectively buying one-year issues on temporary upticks in yields.

Sufficient Liquidity for Year-End Concerns

      Because many of the floaters the Funds hold will mature in December, there should be sufficient liquidity for any market volatility that Y2K concerns might bring. In the meantime, the floaters should help the Funds make the most of any upticks in yield. Once the market outlook seems more certain, we may add issues that mature in the first part of 2000 as the yields for these issues have become quite attractive.

Galaxy U.S. Treasury Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

U.S. Treasury Bills 43%
Federal Home Loan Bank 28%
U.S. Treasury Notes 25%
Federal Farm Credit Bank & Net Other Assets and Liabilities 4%

Galaxy U.S. Treasury Fund

7-Day Average Yield (%)

[The following information was depicted as a line chart in the printed material.]

                        11/01/1998     10/31/1999
Trust                      4.40%          4.43%
Retail A                   4.24%          4.28%

November 1, 1998                                                October 31, 1999

Portfolio Reviews

Galaxy Tax-Exempt Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

South 54%
North Central 14%
Mountain 12%
East 11%
Pacific 6%
Other Territories, Cash Equivalents & Net Other Assets and Liabilities 3%

GALAXY TAX-EXEMPT MONEY MARKET FUNDS

By Karen Arneil
Portfolio Manager

      As the yields for tax-exempt money market securities fluctuated over the past year due to changes in economic expectations and the balance between supply and demand, we made the most of resulting yield opportunities by adjusting maturities of investments in the Galaxy Tax-Exempt Money Market Funds -- which include the Galaxy Tax-Exempt Fund, the Galaxy Connecticut Municipal Money Market Fund and the Galaxy Massachusetts Municipal Money Market Fund (collectively, the "Funds"). These adjustments helped the Funds earn total returns that compared favorably with those for other tax-exempt money market funds.

      For the 12-month reporting period ended October 31, 1999, Trust and Retail A Shares of the Galaxy Tax-Exempt Fund had total returns of 2.67% and 2.53%, respectively. Over the same time, retail and trust shares of other tax-exempt money market funds that reported their performance to Lipper earned average total returns of 2.60% and 3.09%, respectively.

      Retail A Shares of the Galaxy Connecticut Municipal Money Market Fund had a total return of 2.47%, versus 2.39% for the retail shares of other Connecticut tax-exempt money market funds that reported their performance to Lipper. Retail A Shares of the Galaxy Massachusetts Municipal Money Market Fund had a total return of 2.50%, versus 2.49% for the retail shares of other Massachusetts tax-exempt money market funds that reported their performance to Lipper.

      As of October 31, 1999, the average maturity of the Tax-Exempt Fund was 46 days, and the average maturities of the Connecticut and Massachusetts Municipal Money Market Funds were 45 days and 61 days, respectively.

Addressing Changes in Supply and Demand

      When the reporting period began at the end of 1998, supplies of longer-term tax-exempt debt were rising versus supplies of tax-exempt money market securities, as low interest rates made longer-term securities more attractive to issuers. Demand for tax-exempt money market securities remained strong, however, resulting in downward pressure on their yields. In this environment we focused on new purchases for the Galaxy Tax-Exempt Money Market Funds on tax-exempt notes, which increased the Funds' average maturities slightly. Given the economic turmoil overseas, we emphasized general obligation issues of state and local governments and tax-exempt paper backed by domestic banks.

      With a seasonal increase in demand during January and February of 1999, there was further downward pressure on the yields of tax-exempt money market securities and we continued to take advantage of attractive yield opportunities in tax-

Galaxy Tax-Exempt Fund

7-Day Average Yield (%)

[The following information was depicted as a line chart in the printed material.]

                        11/01/1998     10/31/1999
Trust                      2.77%          2.90%
Retail A                   2.64%          2.76%

November 1, 1998                                                October 31, 1999

Galaxy Connecticut Municipal Money Market Fund

7-Day Average Yield (%)

[The following information was depicted as a line chart in the printed material.]

                                  11/01/1998     10/31/1999
Retail A                            2.58%          2.71%

November 1, 1998                                                October 31, 1999

Portfolio Reviews

Galaxy Connecticut Municipal Money Market Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

Connecticut 62%
South 15%
Puerto Rico 7%
East, Other Territories, Cash Equivalents & Net Other Assets and Liabilities 6% North Central 4%
Pacific 3%
Mountain 3%

exempt notes. To meet expected redemptions as the April tax season approached, we added investments that would increase the Funds' liquidity. When demand dropped sharply just after April 15, causing yields to spike higher, the Funds benefited from their sizable investments in variable-rate issues.

      We made further purchases in tax-exempt notes in May and June, as the start of issuers' new fiscal years boosted the supplies and yields of those securities. As ample supplies created further opportunities in tax-exempt notes during the third quarter, we made additional purchases of those issues. The Funds' investments in variable-rate issues further enhanced returns during this time. Toward the end of the second quarter, Fund returns benefited as reduced demand for variable-rate issues put upward pressure on their yields. In the third quarter, variable-rate issues helped keep Fund returns in line with a changing yield environment.

Continued Focus on Liquidity

      Our typical year-end strategy is to purchase longer-term instruments that mature in February of the following year to avoid the lower yields that usually result from increased demand in November and December. We plan to emphasize shorter-term investments at the end of 1999 to provide sufficient liquidity for any market volatility that Y2K concerns might bring. Although supplies of variable-rate securities have recently begun to shrink as issuers favor longer-term debt, we expect to continue emphasizing variable-rate instruments where we can. This should help us remain responsive to further fluctuations in yields.

Galaxy Massachusetts Municipal Money Market Fund

Distribution of Total Net Assets as of October 31, 1999

[The following information was depicted as a pie chart in the printed material.]

Massachusetts 80%
South 10%
Pacific 4%
East 3%
North Central 2%
Mountain, Other Territories, Cash Equivalents
   & Net Other Assets and Liabilities 1%

Galaxy Massachusetts Municipal Money Market Fund

7-Day Average Yield (%)

[The following information was depicted as a line chart in the printed material.]

                                 11/01/1998     10/31/1999
Retail A                            2.61%          2.73%

November 1, 1998                                                October 31, 1999

--------------------------------------------------------------------------------
Past performance is no guarantee of future results. Investment returns and principal values will vary with market conditions so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Investment Advisor is presently waiving fees and/or reimbursing expenses and may revise or discontinue such practice at any time. Without such waivers and/or reimbursements, performance would be lower. Total return figures in this report include changes in share price, reinvestment of dividends and capital gains distributions and exclude the deduction of any contingent deferred sales charge unless otherwise indicated. Retail B Shares of the Galaxy Money Market Fund are subject to a 5.00% contingent deferred sales charge if shares are redeemed within the first year after purchase. The charge decreases to 4.00%, 3.00%, 3.00%, 2.00% and 1.00% for redemptions made during the second through sixth years, respectively. Retail B Shares automatically convert to Retail A Shares after six years. There can be no assurance that the Funds will be able to maintain a stable net asset value of $1.00 per share.

Shareholder Services

"A well-balanced asset allocation plan may help to control your risk while pursuing your goals."

AUTOMATIC INVESTMENT PROGRAM

The Golden Rule of investing is "pay yourself first." That is easy to do with Galaxy's Automatic Investment Program. For as little as $50 per month deducted directly from your checking, savings, or bank money market account, you can consistently and conveniently add to your Galaxy investment. When you establish an Automatic Investment Program, the $2,500 initial investment requirement for Galaxy is waived. Of course, such a program does not assure a profit and does not protect against loss in a declining market.

DIVERSIFICATION

A fundamental investment practice is "diversification." A well-balanced asset allocation plan may help to control your risk while pursuing your goals. Many mutual funds offer a low-cost way to diversify your investments while you benefit from professional management. Galaxy's comprehensive array of invest ment choices can be used in combination to match the needs of nearly everyone.

EXCHANGE PRIVILEGES

As your investment needs change, you can conveniently exchange your shares in one Fund for shares in another Fund within the same share class.

CONSOLIDATED STATEMENTS

Timely, comprehensive mutual fund account statements offer detailed information on your individual account. If you have a FleetOne Gold or a Fleet Private Banking Account, your Galaxy Fund information can be added to these statements.

24-HOUR ACCESS TO REGISTERED REPRESENTATIVES

24 hours a day, seven days a week, 365 days a year, we are ready and available to help. Our toll-free telephone lines offer round-the-clock access to Fund information and services. Call toll-free 1-877-BUY-GALAXY (1-877-289-4252) for information on initial purchases and current performance.

--------------------------------------------------------------------------------
Certain shareholder services may not be available to Trust Share investors. Please consult the Fund Prospectus. Shares of the Funds are distributed through Provident Distributors, Inc., member NASD and SIPC.

Shareholder Information

--------------------------------------------------------------------------------
                                    TRUSTEES
                                  AND OFFICERS

                              Dwight E. Vicks, Jr.
                              Chairman and Trustee

                                 John T. O'Neill
                              President, Treasurer
                                   and Trustee

                                Louis DeThomasis,
                                  F.S.C., Ph.D.
                                     Trustee

                                Donald B. Miller
                                     Trustee

                                  James M. Seed
                                     Trustee

                               Bradford S. Wellman
                                     Trustee

                                    W. Bruce
                               McConnel, III, Esq.
                                    Secretary

                                  Jylanne Dunne
                               Vice President and
                               Assistant Treasurer

                                William Greilich
                                 Vice President

                               INVESTMENT ADVISOR

                                Fleet Investment
                                  Advisors Inc.
                                 75 State Street
                                   Boston, MA
                                      02109

                                   DISTRIBUTOR

                                    Provident
                               Distributors, Inc.
                           Four Falls Corporate Center
                                    6th Floor
                              West Conshohocken, PA
                                   19428-2961

                                  ADMINISTRATOR

                                    PFPC Inc.
                               4400 Computer Drive
                                  Westborough,
                            Massachusetts 01581-5108

                                     AUDITOR

                                Ernst & Young LLP
                              200 Clarendon Street
                                Boston, MA 02116

                                  LEGAL COUNSEL

                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996
--------------------------------------------------------------------------------

This report is submitted for the general information of shareholders of The Galaxy Fund. It is not authorized for distribution to prospective investors unless accompanied or preceded by an effective prospectus for each Fund of The Galaxy Fund, which contains more information concerning the investment policies and expenses of the Funds as well as other pertinent information. For complete information, and before making an investment decision on any of the Funds of The Galaxy Fund, you should request a prospectus from the Funds' distributor by calling toll-free 1-877-BUY-GALAXY (1-877-289-4252). Read the prospectus carefully before you invest.

Shares of the Funds are not bank deposits or obligations of, or guaranteed or endorsed by, FleetBoston Corporation or any of its affiliates, Fleet Investment Advisors Inc., or any Fleet Bank. Shares of the Funds are not federally insured by, guaranteed by, obligations of or otherwise supported by the U.S. Government, the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other governmental agency. Investment return and principal value will vary as a result of market conditions or other factors so that shares of the Funds, when redeemed, may be worth more or less than their original cost. An investment in the Funds involves investment risks, including the possible loss of principal amount invested. There is no assurance that the Funds will be able to maintain a stable net asset value of $1.00 per share.

                                 [RECYCLED LOGO]

                   This report was printed on recycled paper.

Money Market Fund

Portfolio of Investments
October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

COMMERCIAL PAPER (A) - 52.12%

                  Finance - 26.89%

$ 70,000,000      ABB Treasury Center USA
                  5.35%, 11/01/99 (C) .........................   $   70,000,000
  35,000,000      American Express Credit Corp.
                  5.29%, 11/02/99 .............................       34,994,857
  20,000,000      American Express Credit Corp.
                  5.29%, 11/08/99 .............................       19,979,428
  50,000,000      American Express Credit Corp.
                  5.27%, 12/02/99 .............................       49,773,097
  50,000,000      Associates Corp. of North America
                  5.29%, 11/01/99 .............................       50,000,000
  50,000,000      Associates Corp. of North America
                  5.30%, 11/17/99 .............................       49,882,222
  50,000,000      Associates Corp. of North America
                  5.30%, 11/29/99 .............................       49,793,889
  75,900,000      BellSouth Capital Funding Corp.
                  5.29%, 11/04/99 (C) .........................       75,866,541
  42,000,000      BellSouth Capital Funding Corp.
                  5.29%, 11/09/99 (C) .........................       41,950,627
  50,000,000      Ford Motor Credit Co.
                  5.30%, 11/16/99 .............................       49,889,583
  35,000,000      Ford Motor Credit Co.
                  5.30%, 11/30/99 .............................       34,850,569
  35,000,000      Ford Motor Credit Co.
                  5.31%, 12/03/99 .............................       34,834,800
  30,000,000      Ford Motor Credit Co.
                  5.32%, 12/08/99 .............................       29,835,967
  50,000,000      General Electric Capital Corp.
                  5.30%, 11/18/99 .............................       49,874,861
  25,000,000      General Electric Capital Corp.
                  5.34%, 12/09/99 .............................       24,859,083
  50,000,000      General Motors Acceptance Corp.
                  5.28%, 11/03/99 .............................       49,985,333
  50,000,000      General Motors Acceptance Corp.
                  5.32%, 11/30/99 .............................       49,785,722
  50,000,000      General Motors Acceptance Corp.
                  5.31%, 12/14/99 .............................       49,682,875
  40,000,000      International Lease Finance Corp.
                  5.30%, 11/24/99 .............................       39,864,556
  50,000,000      Morgan (J.P.) & Co.
                  5.35%, 11/15/99 .............................       49,895,972
  50,000,000      Morgan (J.P.) & Co.
                  5.30%, 11/17/99 .............................       49,882,222
  20,000,000      National Rural Utilities Cooperative
                  Finance Corp.
                  5.29%, 11/18/99 .............................       19,950,039
 105,000,000      Novartis Finance Corp.
                  5.35%, 11/01/99 (C) .........................      105,000,000
  10,000,000      USAA Capital Corp.
                  5.29%, 11/04/99 .............................        9,995,592
  16,500,000      USAA Capital Corp.
                  5.28%, 11/09/99 .............................       16,480,640
                                                                  --------------
                                                                   1,106,908,475
                                                                  --------------

                  Consumer Staples - 16.58%

  62,802,000      Abbott Laboratories
                  5.30%, 11/16/99 .............................       62,663,312
  32,000,000      Campbell Soup Co.
                  5.26%, 11/12/99 .............................       31,948,569
  50,000,000      DaimlerChrysler
                  5.30%, 11/19/99 .............................       49,867,500
  37,000,000      Heinz, (H.J.) Co.
                  5.30%, 11/08/99 .............................       36,961,870
  50,000,000      Heinz, (H.J.) Co.
                  5.29%, 11/12/99 .............................       49,919,181
 150,000,000      Koch Industries, Inc.
                  5.35%, 11/01/99 (C) .........................      150,000,000
 100,000,000      Merck & Co., Inc.
                  5.27%, 11/02/99 .............................       99,985,361
  88,325,000      Sara Lee Corp.
                  5.29%, 11/08/99 .............................       88,234,148
  40,000,000      Unilever Capital Corp.
                  5.27%, 11/23/99 (C) .........................       39,871,178
  32,000,000      Wal-Mart Stores, Inc.
                  5.29%, 11/09/99 (C) .........................       31,962,382
  41,500,000      Wal-Mart Stores, Inc.
                  5.30%, 11/23/99 (C) .........................       41,365,586
                                                                  --------------
                                                                     682,779,087
                                                                  --------------

                  Technology - 3.63%

  50,000,000      Hewlett-Packard Co.
                  5.28%, 11/09/99 .............................       49,941,333
  50,000,000      International Business Machines Corp.
                  5.30%, 12/06/99 .............................       49,742,361
  50,000,000      Motorola, Inc.
                  5.30%, 11/24/99 .............................       49,830,694
                                                                  --------------
                                                                     149,514,388
                                                                  --------------

                  Chemicals and Drugs - 3.34%

  40,000,000      Pfizer, Inc.
                  5.28%, 11/04/99 (C) .........................       39,982,400
  50,000,000      Pfizer, Inc.
                  5.28%, 11/08/99 (C) .........................       49,948,667
  31,000,000      Pfizer, Inc.
                  5.28%, 11/15/99 (C) .........................       30,936,347
  16,675,000      Pfizer, Inc.
                  5.28%, 11/17/99 (C) .........................       16,635,869
                                                                  --------------
                                                                     137,503,283
                                                                  --------------

                  Utilities - 1.68%

  54,000,000      Emerson Electric Co.
                  5.28%, 11/05/99 .............................       53,968,320
  15,192,000      Emerson Electric Co.
                  5.30%, 11/23/99 .............................       15,142,795
                                                                  --------------
                                                                      69,111,115
                                                                  --------------
                  Total Commercial Paper ......................    2,145,816,348
                  (Cost $2,145,816,348)                           --------------


                       See Notes to Financial Statements.

Money Market Fund

October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

CORPORATE NOTES AND BONDS - 30.07%

                  Banking - 19.52%

$ 40,000,000      American Express Centurion Bank
                  Bank Note
                  5.37%, 02/14/00 (B) .........................   $   40,000,000
  50,000,000      Bank One, N.A., Bank Note
                  6.16%, 10/16/00 (B) .........................       49,981,713
  50,000,000      Comerica Bank, Bank Note
                  5.41%, 11/23/99 (B) .........................       49,998,812
  50,000,000      Comerica Bank, Bank Note
                  5.42%, 09/01/00 (B) .........................       49,970,721
  70,000,000      Fifth Third Bancorp, Bank Note
                  5.30%, 11/19/99 .............................       70,000,000
  50,000,000      Fifth Third Bancorp, Bank Note
                  5.39%, 12/13/99 .............................       50,000,000
  50,000,000      First Union National Bank, Bank Note
                  5.49%, 11/22/99 (B) .........................       49,999,590
  50,000,000      First Union National Bank, Bank Note
                  5.50%, 11/29/99 (B) .........................       50,000,000
  50,000,000      Huntington National Bank, Bank Note
                  5.50%, 12/01/99 (B) .........................       49,998,794
  50,000,000      Huntington National Bank, Bank Note
                  5.52%, 12/03/99 (B) .........................       50,000,000
  50,000,000      Key Bank N.A., Bank Note
                  5.48%, 02/29/00 (B) .........................       49,997,815
  37,500,000      Key Bank N.A., Bank Note
                  5.35%, 06/26/00 (B) .........................       37,485,581
  37,000,000      Key Bank N.A., Bank Note
                  5.56%, 11/02/00 (B) .........................       37,066,958
  44,000,000      M & I Bank Northeast
                  6.36%, 10/26/00 .............................       44,000,000
  50,000,000      Mellon Bank, Bank Note
                  5.33%, 03/10/00 (B) .........................       49,993,038
  50,000,000      NationsBank, N.A., Bank Note
                  5.37%, 12/15/99 (B) .........................       49,997,628
  25,000,000      Old Kent Bank, Bank Note
                  5.35%, 03/10/00 (B) .........................       24,996,497
                                                                  --------------
                                                                     803,487,147
                                                                  --------------

                  Finance - 5.73%

  50,000,000      Deere (John) Capital Corp., MTN
                  5.50%, 12/10/99 (B) .........................       49,997,648
  50,000,000      IBM Credit Corp., MTN
                  5.49%, 12/07/99 (B) .........................       50,000,000
  36,000,000      IBM Credit Corp., MTN
                  5.90%, 08/07/00 .............................       35,988,739
 100,000,000      Texaco Capital, Inc., MTN
                  5.19%, 05/03/00 (B) .........................       99,952,743
                                                                  --------------
                                                                     235,939,130
                                                                  --------------

                  Utilities (B) - 4.21%

  75,000,000      AT & T Corp.
                  6.14%, 07/13/00 (D) .........................       74,979,041
  60,000,000      National Rural Utilities
                  Cooperative, MTN
                  5.48%, 06/26/00 .............................       59,996,433
  38,500,000      National Rural Utilities
                  Cooperative, MTN
                  5.40%, 08/02/00 .............................       38,493,946
                                                                  --------------
                                                                     173,469,420
                                                                  --------------

                  Consumer Staples (B) - 0.61%

  25,000,000      Anheuser-Busch Cos., Inc.
                  5.31%, 06/16/00 (D) .........................       24,983,124
                                                                  --------------
                  Total Corporate Notes and Bonds .............    1,237,878,821
                  (Cost $1,237,878,821)                           --------------

U.S. GOVERNMENT AND AGENCY OBLIGATIONS - 10.02%

                  Federal Home Loan
                  Mortgage Corporation (A) - 6.90%

  50,000,000      5.20%, 11/09/99 .............................       49,942,222
  40,000,000      5.21%, 11/12/99 .............................       39,936,322
  45,000,000      5.20%, 11/15/99 .............................       44,909,000
  50,000,000      5.21%, 11/16/99 .............................       49,891,458
  50,000,000      5.22%, 11/26/99 .............................       49,818,750
  50,000,000      5.26%, 12/17/99 .............................       49,663,945
                                                                  --------------
                                                                     284,161,697
                                                                  --------------

                  Federal National
                  Mortgage Association (A) - 2.80%

  31,257,000      5.25%, 11/03/99 .............................       31,247,883
  84,062,000      5.22%, 11/12/99 .............................       83,927,921
                                                                  --------------
                                                                     115,175,804
                                                                  --------------

                  Federal Home Loan Bank - 0.32%

  13,000,000      5.92%, 10/13/00 .............................       12,988,661
                                                                  --------------
                  Total U.S. Government and
                  Agency Obligations ..........................      412,326,162
                  (Cost $412,326,162)                             --------------


                       See Notes to Financial Statements.

Money Market Fund

October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

CERTIFICATES OF DEPOSIT - 7.73%

$ 50,000,000      Bank of Nova Scotia
                  5.31%, 04/20/00 (B) .........................   $   50,012,073
  50,000,000      Canadian Imperial Bank
                  5.25%, 05/10/00 .............................       49,988,419
  15,000,000      Key Bank N.A.
                  5.71%, 07/12/00 .............................       14,995,501
  74,500,000      Royal Bank of Canada, Yankee
                  5.27%, 03/02/00 .............................       74,486,827
  29,000,000      Toronto Dominion Holdings, Yankee
                  5.27%, 03/02/00 .............................       28,995,338
 100,000,000      UBS AG, Yankee
                  5.28%, 03/03/00 .............................       99,987,035
                                                                  --------------
                  Total Certificates of Deposit ...............      318,465,193
                  (Cost $318,465,193)
                                                                  --------------

Total Investments - 99.94% ....................................    4,114,486,524
(Cost $4,114,486,524)*                                            --------------

Net Other Assets and Liabilities - 0.06% ......................        2,536,338
                                                                  --------------
Net Assets - 100.00% ..........................................   $4,117,022,862
                                                                  ==============

----------
*     Aggregate cost for federal tax purposes.
(A)   Discount yield at time of purchase.
(B) Interest is reset at various time intervals. The interest rate shown reflects the rate in effect at October 31, 1999.
(C) Securities exempt from registration under section 4(2) of the Securities Act of 1933, as amended. These securities may only be resold in an exempt transaction to qualified institutional buyers. At October 31,1999, these securities amounted to $693,519,597 or 16.85% of net assets.
(D) Securities exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended. These securities may only be resold in an exempt transaction to qualified institutional buyers. At October 31,1999, these securities amounted to $99,962,165 or 2.43% of net assets.
MTN   Medium Term Note


                       See Notes to Financial Statements.

Government Fund

Portfolio of Investments
October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

U.S. GOVERNMENT AND AGENCY OBLIGATIONS - 84.14%

                  Federal National
                  Mortgage Association - 31.21%

$ 69,532,000      5.25%, 11/09/99 (A) .........................  $   69,450,959
  50,000,000      5.22%, 11/12/99 (A) .........................      49,920,250
  40,000,000      5.24%, 12/10/99 (A) .........................      39,772,933
  29,000,000      5.23%, 12/16/99 (A) .........................      28,810,412
  48,325,000      5.24%, 12/17/99 (A) .........................      48,001,544
  15,000,000      5.56%, 01/20/00 (A) .........................      14,814,667
  18,000,000      5.23%, 07/26/00 (B) .........................      17,991,762
  25,000,000      5.18%, 08/04/00 (B) .........................      24,988,648
                                                                 --------------
                                                                    293,751,175
                                                                 --------------

                  Federal Home Loan
                  Mortgage Corporation - 30.15%

  22,508,000      5.20%, 11/03/99 (A) .........................      22,501,498
  50,000,000      5.26%, 11/04/99 (A) .........................      49,978,083
  40,000,000      5.20%, 11/09/99 (A) .........................      39,953,778
  25,000,000      5.21%, 11/10/99 (A) .........................      24,967,438
  70,000,000      5.22%, 11/16/99 (A) .........................      69,847,833
  45,000,000      5.22%, 11/26/99 (A) .........................      44,836,875
  21,762,000      5.17%, 12/01/99 (A) .........................      21,668,242
  10,000,000      5.21%, 05/18/00 (B) .........................       9,994,609
                                                                 --------------
                                                                    283,748,356
                                                                 --------------

                  Federal Home Loan Bank - 20.12%

  40,000,000      5.17%, 11/10/99 (A) .........................      39,948,300
  10,000,000      5.11%, 11/17/99 (A) .........................       9,977,289
  30,000,000      5.16%, 03/08/00 .............................      29,990,914
  30,500,000      5.20%, 05/26/00 .............................      30,493,617
  15,000,000      5.23%, 07/28/00 (B) .........................      14,993,361
  30,000,000      5.71%, 08/09/00 .............................      29,985,438
  15,000,000      5.92%, 10/04/00 (B) .........................      14,990,474
  19,000,000      5.92%, 10/13/00 .............................      18,983,427
                                                                 --------------
                                                                    189,362,820
                                                                 --------------

                  Federal Farm Credit Bank (B) - 2.66%

  25,000,000      5.24%, 09/01/00 .............................      24,993,750
                                                                 --------------
                  Total U.S. Government
                  and Agency Obligations ......................     791,856,101
                  (Cost $791,856,101)                            --------------

REPURCHASE AGREEMENT - 16.52%

 155,435,000      Repurchase Agreement with:
                  J.P. Morgan
                  5.22%, 11/01/99, dated 10/29/99
                  Repurchase Price $155,502,614
                  (Collateralized by U.S. Treasury
                  Notes and Bonds
                  4.63% to 8.88%, Due 11/30/00
                  to 08/15/17
                  Total Par $143,664,000
                  Market Value $158,544,568) ..................     155,435,000
                                                                 --------------
                  Total Repurchase Agreement ..................     155,435,000
                  (Cost $155,435,000)                            --------------

Total Investments - 100.66% ...................................     947,291,101
(Cost $947,291,101)*                                             --------------

Net Other Assets and Liabilities - (0.66)% ....................      (6,227,383)
                                                                 --------------
Net Assets - 100.00% ..........................................  $  941,063,718
                                                                 ==============

----------
*     Aggregate cost for federal tax purposes.
(A)   Discount yield at time of purchase.
(B) Interest is reset at various time intervals. The interest rate shown reflects the rate in effect at October 31, 1999.


                       See Notes to Financial Statements.

Tax-Exempt Fund

Portfolio of Investments
October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

MUNICIPAL SECURITIES - 98.22%

                  Alabama - 3.24%

$ 6,000,000       Chatom IDB, PCR
                  National Rural Utilities CFC
                  3.45%, 11/17/99 .............................   $    6,000,000
 15,000,000       Montgomery County, IDB
                  3.55%, 11/02/99
                  Guaranteed: General Electric Co. ............       15,000,000
  1,200,000       North Alabama, PCR
                  Environmental Improvement Authority
                  Reynolds Metals
                  3.65%, 12/01/00 (A)
                  LOC: Bank of Nova Scotia ....................        1,200,000
  1,000,000       Phoenix County IDB
                  Environmental Improvements
                  Georgia Kraft Project
                  3.60%, 12/01/15 (A)
                  LOC: Deutsche Bank AG .......................        1,000,000
                                                                  --------------
                                                                      23,200,000
                                                                  --------------

                  Alaska - 1.23%

  3,400,000       Valdez Marine Terminal Revenue
                  Exxon Pipeline Co. Project, Series B
                  3.50%, 12/01/33 (A) .........................        3,400,000
  5,400,000       Valdez Marine Terminal Revenue
                  Exxon Pipeline Co. Project, Series C
                  3.50%, 12/01/33 (A) .........................        5,400,000
                                                                  --------------
                                                                       8,800,000
                                                                  --------------

                  Arizona - 1.96%

 14,000,000       Maricopa County, PCR
                  Arizona Public Service Co.
                  Series A
                  3.50%, 05/01/29 (A)
                  LOC: Morgan Guaranty Trust Co. ..............       14,000,000
                                                                  --------------

                  Arkansas - 1.13%

  5,900,000       Crossett, PCR
                  Georgia Pacific Corp. Project
                  3.45%, 10/01/07 (A)
                  LOC: Wachovia Bank N.A. .....................        5,900,000
  2,200,000       Pulaski County, PCR
                  Minnesota Mining & Manufacturing
                  3.40%, 08/01/22 (A) .........................        2,200,000
                                                                  --------------
                                                                       8,100,000
                                                                  --------------

                  California - 0.84%

  1,000,000       Los Angeles Regional
                  Airports Improvement Corp.
                  American Airlines, Inc., Series A
                  LA International Airport
                  3.65%, 12/01/24 (A)
                  LOC: Wachovia Bank, N.A. ....................        1,000,000
  5,000,000       Los Angeles Regional
                  Airports Improvement Corp.
                  Lease Revenue
                  LAX Two Corp
                  3.65%, 12/01/25 (A)
                  LOC: Societe Generale .......................        5,000,000
                                                                  --------------
                                                                       6,000,000
                                                                  --------------

                  Colorado - 0.96%

  3,815,000       Colorado State HFA
                  Boulder Community Hospital Project
                  Series B
                  3.45%, 10/01/14 (A)
                  Insured: MBIA
                  SPA: Rabobank Nederland NV ..................        3,815,000
  3,070,000       Colorado State HFA
                  Boulder Community Hospital Project
                  Series C
                  3.45%, 10/01/14 (A)
                  Insured: MBIA
                  SPA: Rabobank Nederland NV ..................        3,070,000
                                                                  --------------
                                                                       6,885,000
                                                                  --------------

                  Florida - 1.40%

 10,000,000       Putnam County Development
                  Authority, PCR, Seminole Electric
                  Cooperative, Series D
                  3.13%, 12/15/09 (A)
                  Guaranteed: National Rural
                  Utilities CFC ...............................       10,000,000
                                                                  --------------

                  Georgia - 5.30%

  8,495,000       Burke County Development
                  Authority, PCR, Oglethorpe
                  Power Corp., Series A
                  3.50%, 01/01/16 (A)
                  Insured: FGIC
                  SPA: Canadian Imperial
                  Bank of Commerce ............................        8,495,000
  4,955,000       Georgia State, GO
                  Series A
                  5.80%, 03/01/00 .............................        4,997,841
  9,000,000       Municipal Electric Authority
                  Project One, Series B
                  3.40%, 01/01/16 (A)
                  LOC: ABN-AMRO Bank N.V. .....................        9,000,000


                       See Notes to Financial Statements.

Tax-Exempt Fund

October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

                  Georgia (continued)

$13,600,000       Municipal Electric Authority
                  Project One, Series C
                  3.40%, 01/01/20 (A)
                  LOC: ABN-AMRO Bank N.V. .....................   $   13,600,000
  1,900,000       Municipal Electric Authority
                  Project One, Series D
                  3.40%, 01/01/22 (A)
                  LOC: ABN-AMRO Bank N.V. .....................        1,900,000
                                                                  --------------
                                                                      37,992,841
                                                                  --------------

                  Illinois - 3.76%

  4,900,000       Chicago O'Hare International Airport
                  American Airlines, Series C
                  3.60%, 12/01/17(A)
                  LOC: Royal Bank of Canada ...................        4,900,000
  5,000,000       Illinois Development Finance
                  Authority, PCR, Illinois Power Co.
                  Project, Series A
                  3.45%, 11/01/28 (A)
                  LOC: ABN-AMRO Bank N.V. .....................        5,000,000
  9,800,000       Illinois Educational Facility
                  Authority Revenue
                  3.60%, 11/17/99
                  LOC: Northern Trust Co. .....................        9,800,000
  5,100,000       Joliet Regional Port District
                  Marine Terminal Revenue
                  Exxon Project
                  3.50%, 10/01/24 (A) .........................        5,100,000
  2,100,000       Northbrook, IDR
                  Euromarket Designs, Inc.
                  3.50%, 07/01/02 (A)
                  LOC: Harris Trust & Savings Bank ............        2,100,000
                                                                  --------------
                                                                      26,900,000
                                                                  --------------

                  Indiana - 7.02%

  5,205,000       Fort Wayne Hospital Authority
                  Parkview Memorial Hospital
                  Series B
                  3.45%, 01/01/16 (A)
                  LOC: Bank of America NT & SA ................        5,205,000
  3,840,000       Fort Wayne Hospital Authority
                  Parkview Memorial Hospital
                  Series C
                  3.45%, 01/01/16 (A)
                  LOC: Bank of America NT & SA ................        3,840,000
  5,000,000       Indiana State Development Finance
                  Authority, Environmental Revenue
                  USX Corp. Project
                  3.45%, 12/01/22 (A)
                  LOC: Bank of Nova Scotia ....................        5,000,000
 16,000,000       Mount Vernon County
                  3.55%, 11/02/99
                  Guaranteed: General Electric Co. ............       16,000,000
  8,700,000       Princeton Industrial, PCR
                  PSI Energy, Inc. Project
                  3.50%, 03/01/19 (A)
                  LOC: Canadian Imperial
                  Bank of Commerce ............................        8,700,000
 11,500,000       Sullivan Industrial Pollution Control
                  3.55%, 11/04/99
                  Guaranteed: National Rural Utility CFC ......       11,500,000
                                                                  --------------
                                                                      50,245,000
                                                                  --------------

                  Kentucky - 3.33%

  8,800,000       Ashland, PCR
                  Ashland Oil, Inc. Project
                  3.35%, 04/01/09 (A)
                  LOC: Suntrust Bank ..........................        8,800,000
 15,000,000       Kentucky Asset Liability Commission
                  General Fund Revenue, TRAN
                  Series A
                  4.25%, 06/28/00 .............................       15,083,207
                                                                  --------------
                                                                      23,883,207
                                                                  --------------

                  Louisiana - 8.28%

  9,800,000       Ascension Parish, PCR
                  Shell Oil Co.
                  3.35%, 05/01/26 (A) .........................        9,800,000
  1,800,000       Lake Charles Harbor &
                  Terminal District
                  Port Facilities Revenue
                  Citgo Petroleum Corp.
                  3.50%, 08/01/07 (A)
                  LOC: Westdeutsche Landesbank ................        1,800,000
  1,100,000       Lake Charles Harbor &
                  Terminal District
                  Revenue Updates
                  Reynolds Metals Co. Project
                  3.50%, 05/01/06 (A)
                  LOC: Canadian Imperial
                  Bank of Commerce ............................        1,100,000
 11,700,000       Louisiana State Offshore Terminal
                  Authority, Deepwater Port Revenue
                  Loop, Inc., 1st Stage
                  3.55%, 09/01/06
                  LOC: UBS AG .................................       11,700,000
 11,100,000       Louisiana State Offshore Terminal
                  Authority, Deepwater Port Revenue
                  Loop, Inc., 1st Stage A
                  3.50%, 09/01/08 (A)
                  LOC: UBS AG .................................       11,100,000
  1,000,000       Louisiana Public Facilities Authority
                  PCR, Ciba-Geigy Corp. Project
                  3.45%, 12/01/04 (A)
                  LOC: UBS AG .................................        1,000,000
  8,800,000       St. Charles Parish, PCR
                  Shell Oil Co. Project
                  3.35%, 06/01/05 (A) .........................        8,800,000


                       See Notes to Financial Statements.

Tax-Exempt Fund

October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

                  Louisiana (continued)

$14,000,000       St. James Parish, PCR
                  3.50%, 01/19/00
                  Guaranteed: Texaco, Inc. ....................   $   14,000,000
                                                                  --------------
                                                                      59,300,000
                                                                  --------------

                  Massachusetts - 1.79%

  6,000,000       Brookline, BAN, GO
                  3.25%, 12/16/99 .............................        6,002,515
  3,000,000       Massachusetts State Housing Finance
                  Agency, Multi-Family, Series A
                  3.35%, 12/01/25 (A)
                  LOC: GNMA
                  SPA: Republic National
                  Bank of New York ............................        3,000,000
  3,850,000       Stoneham, BAN, GO
                  3.25%, 11/16/99 .............................        3,850,538
                                                                  --------------
                                                                      12,853,053
                                                                  --------------

                  Michigan - 1.33%

  9,535,000       Michigan State University
                  Revenue, Series A-2
                  3.45%, 08/15/22 (A) .........................        9,535,000
                                                                  --------------

                  Mississippi - 2.88%

  1,100,000       Harrison County PCR
                  duPont (E.I) deNemours & Co.
                  3.50%, 09/01/10 (A) .........................        1,100,000
  2,000,000       Jackson County
                  Water System
                  3.35%, 11/01/24 (A)
                  Guaranteed: Chevron Corp. ...................        2,000,000
  1,600,000       Jackson County, PCR
                  Chevron USA, Inc. Project
                  3.50%, 12/01/16 (A) .........................        1,600,000
  2,240,000       Mississippi State, GO
                  Capital Improvements, Series B
                  4.50%, 11/01/99 .............................        2,240,000
 13,595,000       Mississippi State Highway Revenue
                  Four Lane Highway Project, Series 39
                  4.50%, 06/01/00 .............................       13,679,552
                                                                  --------------
                                                                      20,619,552
                                                                  --------------

                  Missouri - 0.85%

  6,100,000       Missouri State Environmental
                  Improvement and Energy Resources
                  Authority, Union Electric Co.
                  Project, PCR
                  3.30%, 02/18/00
                  LOC: UBS AG .................................        6,100,000
                                                                  --------------

                  Nevada - 1.08%

  7,700,000       Reno Hospital Revenue
                  St Mary's Regional Medical Center
                  Series B
                  3.65%, 05/15/23 (A)
                  Insured: MBIA
                  SPA: Rabobank Nederland NV ..................        7,700,000
                                                                  --------------

                  New Mexico - 2.86%

  3,900,000       Farmington, PCR
                  El Paso Electric Co.
                  Series A
                  3.55%, 11/01/13 (A)
                  LOC: Barclays Bank Plc ......................        3,900,000
 16,500,000       New Mexico State, TRAN
                  4.00%, 06/30/00 .............................       16,581,282
                                                                  --------------
                                                                      20,481,282
                                                                  --------------

                  New York - 1.58%

  6,300,000       Long Island Power Authority
                  Electric Systems Revenue
                  Series 6
                  3.65%, 05/01/33 (A)
                  LOC: ABN-AMRO Bank NV/
                  Morgan Guaranty Trust .......................        6,300,000
  5,000,000       New York City Municipal Water
                  Finance Authority, Water & Sewer
                  System Revenue, Series G
                  3.50%, 06/15/24 (A)
                  LOC: FGIC
                  SPA: FGIC-SPI ...............................        5,000,000
                                                                  --------------
                                                                      11,300,000
                                                                  --------------

                  North Carolina - 2.16%

  9,500,000       North Carolina Educational
                  Facilities Finance Agency
                  Bowman Gray School Project
                  3.50%, 09/01/26 (A)
                  LOC: Wachovia Bank, N.A. ....................        9,500,000
  6,000,000       Wake County Industrial Facilities &
                  Pollution Control Financing Authority
                  Carolina Power & Light
                  Co. Project, Series A
                  3.60%, 06/15/14 (A)
                  LOC: First National Bank of Chicago .........        6,000,000
                                                                  --------------
                                                                      15,500,000
                                                                  --------------

                  Ohio - 0.50%

  1,700,000       Evendale, IDR
                  SHV Real Estate, Inc.
                  3.35%, 09/01/15 (A)
                  LOC: ABN-AMRO Bank NV .......................        1,700,000


                       See Notes to Financial Statements.

Tax-Exempt Fund

October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

                  Ohio (continued)

$ 1,900,000       Ohio State Air Quality
                  Development Authority Revenue
                  Cincinnati Gas & Electric, Series A
                  3.50%, 09/01/30 (A)
                  LOC: ABN-AMRO Bank NV .......................   $    1,900,000
                                                                  --------------
                                                                       3,600,000
                                                                  --------------

                  Oregon - 0.92%

  6,600,000       Port Portland, PCR
                  Reynolds Metals Co.
                  3.65%, 12/01/09 (A)
                  LOC: Bank of Nova Scotia ....................        6,600,000
                                                                  --------------

                  Pennsylvania - 8.10%

  2,000,000       Beaver County IDA, PCR
                  Duquesne-Beaver Valley, Series A
                  3.40%, 08/01/20 (A)
                  LOC: Barclays Bank Plc ......................        2,000,000
  6,900,000       Beaver County IDA, PCR
                  Duquesne-Mansfield, Series B
                  3.40%, 08/01/09 (A)
                  LOC: Barclays Bank Plc ......................        6,900,000
  3,500,000       Chester County IDA, IDR
                  General Motors Corp. Project
                  3.50%, 08/01/01 (A) .........................        3,500,000
  3,005,000       Delaware County IDA
                  Resource Recovery Facility, Series G
                  3.40%, 12/01/31 (A)
                  Guaranteed: General Electric
                  Capital Corp. ...............................        3,005,000
  2,140,000       Delaware County IDA
                  Resource Recovery Facility
                  Series G
                  3.40%, 12/01/31 (A)
                  Guaranteed: General Electric
                  Capital Corp. ...............................        2,140,000
  6,300,000       Delaware County Industrial, PCR
                  Philadelphia Electric
                  3.35%, 11/09/99
                  Insured: FGIC ...............................        6,300,000
  6,000,000       Delaware Valley Regional
                  Finance Authority, Local
                  Government Revenue
                  3.50%, 08/01/16 (A)
                  LOC: Credit Suisse First Boston .............        6,000,000
  3,100,000       Delaware Valley Regional
                  Finance Authority, Local
                  Government Revenue, Series A
                  3.50%, 12/01/19 (A)
                  LOC: Credit Suisse First Boston .............        3,100,000
  5,000,000       Delaware Valley Regional
                  Finance Authority, Local
                  Government Revenue, Series B
                  3.50%, 12/01/20 (A)
                  LOC: Credit Suisse First Boston .............        5,000,000
  8,100,000       Delaware Valley Regional
                  Finance Authority, Local
                  Government Revenue, Series C
                  3.50%, 12/01/20 (A)
                  LOC: Credit Suisse First Boston .............        8,100,000
 12,000,000       Quakertown General Authority Revenue
                  Pooled Financing Program, Series A
                  3.60%, 06/01/28 (A)
                  LOC: PNC Bank, N.A. .........................       12,000,000
                                                                  --------------
                                                                      58,045,000
                                                                  --------------

                  South Carolina - 3.25%

 13,260,000       South Carolina Jobs
                  Economic Development Authority
                  St. Francis Hospital
                  3.65%, 07/01/22 (A)
                  LOC: Chase Manhattan Bank ...................       13,260,000
 10,000,000       Spartanburg County
                  Health Services District, Inc.
                  Hospital Revenue
                  3.45%, 04/15/23 (A)
                  LOC: MBIA
                  SPA: NationsBank N.A. .......................       10,000,000
                                                                  --------------
                                                                      23,260,000
                                                                  --------------

                  Tennessee - 2.15%

  8,400,000       Metropolitan Nashville Airport
                  Authority Special Facilities Revenue
                  American Airlines Project, Series A
                  3.65%, 10/01/12 (A)
                  LOC: Credit Suisse First Boston .............        8,400,000
  1,200,000       Sullivan County IDB, PCR
                  Mead Corp. Project
                  3.60%, 10/01/16 (A)
                  LOC: UBS AG .................................        1,200,000
  2,300,000       Tennessee State, BAN, GO, Series C
                  3.50%, 07/02/01 (A)
                  SPA: Tennessee Conservative
                  Retirement System ...........................        2,300,000
  3,450,000       Tennessee State, GO
                  Series A
                  5.00%, 05/01/00 .............................        3,483,137
                                                                  --------------
                                                                      15,383,137
                                                                  --------------

                  Texas - 18.97%

  2,750,000       Dallas, GO
                  7.50%, 02/15/00 .............................        2,785,941
  2,300,000       Grapevine IDC
                  American Airlines, Series A2
                  3.65%, 12/01/24 (A)
                  LOC: Morgan Guaranty Trust ..................        2,300,000


                       See Notes to Financial Statements.

Tax-Exempt Fund

October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

                  Texas (continued)

$ 5,690,000       Guadalupe-Blanco River Authority
                  PCR, Central Power & Light Co. Project
                  3.50%, 11/01/15 (A)
                  LOC: ABN-AMRO Bank NV .......................   $    5,690,000
 11,700,000       Gulf Coast Waste Disposal Authority
                  PCR, Amoco Oil Co. Project
                  3.50%, 10/01/17 (A) .........................       11,700,000
 12,500,000       Gulf Coast Waste Disposal
                  Authority, PCR
                  Exxon Project
                  3.40%, 10/01/24 (A) .........................       12,500,000
 13,000,000       Harris County IDC
                  Baytank Houston, Inc. Project
                  3.40%, 02/01/20 (A)
                  LOC: Rabobank Nederland .....................       13,000,000
 10,000,000       Hockley County IDC, PCR
                  Amoco Project, Standard Oil Co.
                  3.60%, 03/01/14 (A) .........................       10,001,042
 10,000,000       Houston Higher Education Finance Corp.
                  Rice University, Series A
                  3.75%, 05/10/00 .............................       10,000,000
 15,000,000       Houston, TRAN
                  4.25%, 06/30/00 .............................       15,086,424
  3,700,000       Lone Star Airport
                  Improvement Authority
                  American Airlines, Inc., Series A-3
                  3.65%, 12/01/14 (A)
                  LOC: Royal Bank of Canada ...................        3,700,000
  2,770,000       Lone Star Airport
                  Improvement Authority
                  American Airlines, Inc., Series A-4
                  3.65%, 12/01/14 (A)
                  LOC: Royal Bank of Canada ...................        2,770,000
  1,300,000       Lone Star Airport
                  Improvement Authority
                  American Airlines, Inc., Series A-5
                  3.65%, 12/01/14 (A)
                  LOC: Royal Bank of Canada ...................        1,300,000
  1,800,000       Lone Star Airport
                  American Airlines, Inc., Series B-3
                  3.65%, 12/01/14 (A)
                  LOC: Royal Bank of Canada ...................        1,800,000
 13,250,000       Lower Neches Valley Authority
                  Chevron USA, Inc. Project
                  3.45%, 02/15/17 (A) .........................       13,250,000
  5,110,000       North Central HFDC
                  Presbyterian Medical Center
                  Series D
                  3.65%, 12/01/15 (A)
                  LOC: MBIA
                  SPA: NationsBank of Texas ...................        5,110,000
 14,300,000       Sabine River Authority, PCR
                  Texas Utilities Project, Series A
                  3.50%, 03/01/26 (A)
                  Insured: AMBAC
                  SPA: Bank of New York .......................       14,300,000
 10,500,000       Texas, TRAN
                  Series A
                  4.50%, 08/31/00 .............................       10,567,426
                                                                  --------------
                                                                     135,860,833
                                                                  --------------

                  Utah - 2.72%

 10,000,000       Utah State, GO
                  Series B
                  3.35%, 07/01/16 (A)
                  SPA: Toronto Dominion Bank ..................       10,000,000
  9,500,000       Utah State, GO
                  Series C
                  3.40%, 07/01/16 (A)
                  SPA: Toronto Dominion Bank ..................        9,500,000
                                                                  --------------
                                                                      19,500,000
                                                                  --------------

                  Virginia - 0.75%

  5,400,000       Peninsula Ports Authority
                  Coal Term Revenue
                  Dominion Terminal Project
                  Series C
                  3.65%, 07/01/16 (A)
                  LOC: Barclays Bank Plc ......................        5,400,000
                                                                  --------------

                  Washington - 2.34%

  6,750,000       Seattle Municipal Light and Power
                  Revenue
                  3.50%, 11/16/99
                  SPA: Morgan Guaranty Trust ..................        6,750,000
  1,000,000       Snohomish County Public Utility
                  District No. 1, Electric Revenue
                  Generation System
                  3.45%, 01/01/25 (A)
                  Insured: MBIA
                  SPA: Bayerische Vereinsbank .................        1,000,000
  5,025,000       Washington State
                  Public Power Supply System
                  Nuclear Project No. 1 Revenue
                  Series 1A-1
                  3.400%, 07/01/17 (A)
                  LOC: Bank of America NT & SA ................        5,025,000
  3,950,000       Washington State
                  Public Power Supply System
                  Nuclear Project No. 1
                  Series 1A-3
                  3.35%, 07/01/17 (A)
                  LOC: Morgan Guaranty Trust ..................        3,950,000
                                                                  --------------
                                                                      16,725,000
                                                                  --------------


                       See Notes to Financial Statements.

Tax-Exempt Fund

October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

                  Wisconsin - 1.03%

$ 7,355,000       Wisconsin State, GO
                  Series A
                  4.25%, 05/01/00 .............................   $    7,403,826
                                                                  --------------

                  Wyoming - 4.51%

 10,000,000       Kemmerer, PCR
                  Exxon Project
                  3.50%, 11/01/14 (A) .........................       10,000,000
  1,000,000       Platte County, PCR
                  Tri-State G & T, Series A
                  3.75%, 07/01/14 (A)
                  LOC: National Rural Utility CFC .............        1,000,000
 12,100,000       Sweetwater County, PCR
                  Pacific Corp Project
                  3.65%, 02/11/00
                  LOC: UBS AG .................................       12,100,000
  2,400,000       Sweetwater County, PCR
                  Pacific Corp Project
                  3.75%, 02/11/00
                  LOC: UBS AG .................................        2,400,000
  5,800,000       Uinta County, PCR
                  Amoco, Inc.
                  3.50%, 07/01/26 (A) .........................        5,800,000
  1,000,000       Uinta County, PCR
                  Chevron USA, Inc.
                  3.50%, 04/01/10 (A) .........................        1,000,000
                                                                  --------------
                                                                      32,300,000
                                                                  --------------
                  Total Municipal Securities ..................      703,472,731
                  (Cost $703,472,731)                             --------------

INVESTMENT COMPANIES - 0.49%

  Shares                                                               Value
 ---------                                                           ---------

    205,069       Dreyfus Tax Exempt Cash
                  Management Fund .............................          205,069
  3,289,768       Federated Investors Tax-Free
                  Obligations Fund ............................        3,289,768
                                                                  --------------
                  Total Investment Companies ..................        3,494,837
                  (Cost $3,494,837)                               --------------

Total Investments - 98.71% ....................................      706,967,568
(Cost $706,967,568)*                                              --------------

Net Other Assets and Liabilities - 1.29% ......................        9,227,149
                                                                  --------------
Net Assets - 100.00% ..........................................   $  716,194,717
                                                                  ==============

----------
*       Aggregate cost for federal tax purposes.
(A) Variable rate demand notes are payable upon not more than one, seven or thirty business days notice. Put bonds and notes have demand features which mature within one year. The interest rate shown reflects the rate in effect at October 31, 1999.
AMBAC   American Municipal Bond Assurance Corp.
BAN     Bond Anticipation Notes
CFC     Cooperative Finance Corp.
FGIC    Federal Guaranty Insurance Corp.
GNMA    Government National Mortgage Association
GO      General Obligation
HFA     Health Facilities Authority
HFDC    Health Facilities Development Corp.
IDA     Industrial Development Authority
IDB     Industrial Development Board
IDC     Industrial Development Corp.
IDR     Industrial Development Revenue
LOC     Letter of Credit
MBIA    Municipal Bond Insurance Association
PCR     Polution Control Revenue
SPA     Stand-by Purchase Agreement
TRAN    Tax and Revenue Anticipation Notes


                       See Notes to Financial Statements.

U.S. Treasury Fund

Portfolio of Investments
October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

U.S. GOVERNMENT AND AGENCY OBLIGATIONS - 98.92%

                  U.S. Treasury Bills (A) - 42.93%

$ 30,000,000      4.72%, 11/04/99 .............................   $   29,988,212
  85,000,000      4.59%, 11/12/99 .............................       84,880,741
  60,000,000      4.63%, 11/18/99 .............................       59,868,958
  65,000,000      4.80%, 12/02/99 .............................       64,731,226
 110,000,000      4.57%, 12/09/99 .............................      109,463,302
  40,000,000      4.56%, 12/16/99 .............................       39,772,000
  45,000,000      4.68%, 12/23/99 .............................       44,696,125
  15,000,000      4.80%, 01/27/00 .............................       14,820,200
                                                                  --------------
                                                                     448,220,764
                                                                  --------------

                  Federal Home Loan Bank - 28.19%

 135,477,000      5.16%, 11/01/99 (A) .........................      135,477,000
  20,000,000      5.17%, 11/10/99 (A) .........................       19,974,150
  45,000,000      5.16%, 03/08/00 .............................       44,986,371
  35,000,000      5.23%, 07/28/00 (B) .........................       34,984,508
  25,000,000      5.71%, 08/09/00 .............................       24,987,865
  25,000,000      5.92%, 10/04/00 (B) .........................       24,984,123
   9,000,000      5.92%, 10/13/00 .............................        8,992,150
                                                                  --------------
                                                                     294,386,167
                                                                  --------------

                  U.S. Treasury Notes - 24.93%

  80,000,000      5.88%, 11/15/99 .............................       80,030,650
 100,000,000      5.63%, 11/30/99 .............................      100,057,723
  40,000,000      7.75%, 11/30/99 .............................       40,089,872
  20,000,000      5.63%, 12/31/99 .............................       20,014,960
  20,000,000      7.75%, 12/31/99 .............................       20,087,963
                                                                  --------------
                                                                     260,281,168
                                                                  --------------

                  Federal Farm Credit Bank (B) - 2.87%

  30,000,000      5.24%, 09/01/00 .............................       29,992,500
                                                                  --------------

Total Investments - 98.92% ....................................    1,032,880,599
(Cost $1,032,880,599)*                                            --------------

Net Other Assets and Liabilities - 1.08% ......................       11,274,822
                                                                  --------------
Net Assets - 100.00% ..........................................   $1,044,155,421
                                                                  ==============

----------
*     Aggregate cost for federal tax purposes.
(A)   Discount yield at time of purchase.
(B) Interest is reset at various time intervals. The interest rate shown reflects the rate in effect at October 31, 1999.


                       See Notes to Financial Statements.

Connecticut Municipal Money Market Fund

Portfolio of Investments
October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

MUNICIPAL SECURITIES - 99.81%

                  Alaska - 2.59%

$ 2,800,000       Valdez Marine Terminal Revenue
                  Exxon Pipeline Co. Project, Series B
                  3.50%, 12/01/33 (A) .........................   $    2,800,000
  3,500,000       Valdez Marine Terminal Revenue
                  Exxon Pipeline Co. Project, Series C
                  3.50%, 12/01/33 (A) .........................        3,500,000
                                                                  --------------
                                                                       6,300,000
                                                                  --------------

                  Arizona - 1.98%

  3,100,000       Farmington, NM, PCR
                  Arizona Public Services Co.
                  Series A
                  3.55%, 05/01/24 (A)
                  LOC: Bank of America, NT & SA ...............        3,100,000
  1,720,000       Farmington, NM, PCR
                  Arizona Public Services Co.
                  Series B
                  3.55%, 09/01/24 (A)
                  LOC: Barclays Bank Plc ......................        1,720,000
                                                                  --------------
                                                                       4,820,000
                                                                  --------------

                  California - 1.23%

  1,000,000       Los Angeles Regional Airports
                  Improvement Corp.
                  Lease Revenue
                  LA International Airport, Series A
                  3.65%, 12/01/24 (A)
                  LOC: Wachovia Bank, N.A. ....................        1,000,000
  2,000,000       Los Angeles Regional Airports
                  Improvement Corp.
                  Lease Revenue, Lax Two Corp.
                  3.65%, 12/01/25 (A)
                  LOC: Societe Generale .......................        2,000,000
                                                                  --------------
                                                                       3,000,000
                                                                  --------------

                  Connecticut - 62.09%

  6,100,000       Connecticut State
                  Series B, GO
                  3.35%, 05/15/14 (A)
                  SPA: Bayerische Landesbank GZ ...............        6,100,000
  2,600,000       Connecticut State
                  Development Authority, PCR
                  Central Vermont Public Service
                  3.30%, 12/01/15 (A)
                  LOC: Toronto Dominion Bank ..................        2,600,000
  1,300,000       Connecticut State
                  Development Authority
                  Conco Project
                  3.25%, 11/01/05 (A)
                  LOC: Bayerische Vereinsbank AG ..............        1,300,000
 11,140,000       Connecticut State
                  Development Authority
                  Health Care Corp.
                  for Independent Living
                  3.30%, 07/01/15 (A)
                  LOC: Chase Manhattan Bank, NA ...............       11,140,000
  7,000,000       Connecticut State HEFA
                  Stamford Hospital Issue, Series H
                  3.20%, 07/01/24 (A)
                  Insured: MBIA
                  SPA: Chase Manhattan Bank, NA ...............        7,000,000
  7,500,000       Connecticut State HEFA
                  Yale University
                  3.40%, 12/09/99 (A) .........................        7,500,000
  5,000,000       Connecticut State HEFA
                  Yale University, Series T-1
                  3.40%, 07/01/29 (A) .........................        5,000,000
  2,000,000       Connecticut State HEFA
                  Yale University, Series T-2
                  3.40%, 07/01/29 (A) .........................        2,000,000
  2,500,000       Connecticut State
                  Housing Finance Authority
                  Subject to AMT
                  3.45%, 12/08/99 (A)
                  SPA: Morgan Trust Guaranty ..................        2,500,000
  4,700,000       Connecticut State
                  Housing Finance Authority
                  Housing Mortgage Finance Program
                  Series D-3
                  3.20%, 11/15/28 (A)
                  Insured: AMBAC
                  SPA: Landesbank Hessen-Thrgn ................        4,700,000
  8,100,000       Connecticut State
                  Housing Finance Authority
                  Housing Mortgage Finance Program
                  Series G
                  3.35%, 05/15/18 (A)
                  Insured: AMBAC
                  SPA: Morgan Guaranty Trust ..................        8,100,000
  3,600,000       Connecticut State, IDA
                  Allen Group, Inc.
                  3.75%, 02/01/13 (A)
                  LOC: Bayerische Vereinsbank AG ..............        3,600,000
  4,500,000       Connecticut State Special Assessment
                  Second Injury fund
                  Municipal Commercial Paper
                  3.20%, 11/09/99
                  LOC: Credit Communal de Belgique ............        4,500,000
  4,000,000       Connecticut State Special Assessment
                  Second Injury fund
                  Municipal Commercial Paper
                  3.50, 11/17/99
                  LOC: Credit Communal de Belgique ............        4,000,000
  3,500,000       Connecticut State Special Assessment
                  Second Injury fund
                  Municipal Commercial Paper
                  3.35%, 11/18/99
                  LOC: Credit Communal de Belgique ............        3,500,000


                       See Notes to Financial Statements.

Connecticut Municipal Money Market Fund

October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

                  Connecticut (continued)

$ 7,000,000       Connecticut State Special Assessment
                  Unemployment Compensation
                  Advisory Fund, Series C
                  3.38%, 11/15/01 (A)
                  Insured: FGIC
                  SPA: FGIC - SPI .............................   $    7,000,000
 14,000,000       Connecticut State Special Tax
                  Obligation Revenue, Second Lien
                  Transportation Infrastructure
                  Series 1
                  3.40%, 12/01/10 (A)
                  LOC: Commerzbank AG .........................       14,000,000
  1,375,000       Danbury, GO
                  5.00%, 02/01/00 .............................        1,381,218
  1,525,000       Danbury, BAN, GO
                  3.75%, 02/08/00 .............................        1,526,609
  1,290,000       Darien, GO
                  4.00%, 08/01/00 .............................        1,295,664
  4,500,000       East Lyme, BAN, GO
                  3.10%, 01/20/00 .............................        4,502,196
  1,000,000       Hartford Redevelopment Agency
                  Multi-Family Mortgage Revenue
                  Underwood Tower Project
                  3.40%, 06/01/20 (A)
                  Insured: FSA
                  SPA: Societe Generale .......................        1,000,000
  6,755,000       Milford, BAN, GO
                  3.50%, 11/10/99 .............................        6,755,244
  2,600,000       Milford, BAN, GO
                  4.00%, 11/09/00 .............................        2,608,736
  7,000,000       Norwich, BAN, GO
                  3.00%, 11/04/99 .............................        7,000,112
  2,000,000       Regional School District No. 14
                  Woodbury & Bethlehem, BAN
                  3.75%, 05/25/00 .............................        2,007,115
  7,550,000       Ridgefield, BAN, GO
                  3.50%, 7/12/00 ..............................        7,560,140
  8,000,000       Trumbull, BAN, GO
                  3.75%, 01/20/00 .............................        8,010,271
  3,792,000       Trumbull, BAN, GO
                  3.75%, 01/20/00 .............................        3,793,463
  2,130,000       Westport, BAN, GO
                  3.50%, 07/26/00 .............................        2,133,018
  6,795,000       Wilton, BAN, GO
                  3.50%, 07/19/00 .............................        6,804,378
                                                                  --------------
                                                                     150,918,164
                                                                  --------------

                  Illinois - 2.47%

  1,600,000       Chicago O'Hare International Airport
                  American Airlines, Series C
                  3.60%, 12/01/17 (A)
                  LOC: Royal Bank of Canada ...................        1,600,000
  4,400,000       Joliet Regional Port District
                  Marine Terminal Revenue
                  Exxon Project
                  3.50%, 10/01/24 (A) .........................        4,400,000
                                                                  --------------
                                                                       6,000,000
                                                                  --------------

                  Indiana - 0.45%

  1,100,000       Princeton Industrial, PCR
                  PSI Energy, Inc. Project
                  3.50%, 03/01/19 (A)
                  LOC: Canadian Imperial
                  Bank of Commerce ............................        1,100,000
                                                                  --------------

                  Massachusetts - 0.41%

  1,000,000       Massachusetts State HEFA
                  Capital Asset Program, Series E
                  3.50%, 01/01/35 (A)
                  LOC: First National Bank
                  of Chicago ..................................        1,000,000
                                                                  --------------

                  Mississippi - 3.81%

  9,250,000       Perry County, PCR
                  Leaf River Forest Project
                  3.55%, 03/01/02 (A)
                  LOC: Wachovia Bank N.A. .....................        9,250,000
                                                                  --------------

                  Nevada - 0.70%

  1,700,000       Reno Hospital Revenue
                  St. Mary's Regional Medical Center
                  Series B
                  3.65%, 05/15/23 (A)
                  Insured: MBIA
                  SPA: Rabobank Nederland NV ..................        1,700,000
                                                                  --------------

                  New York - 1.03%

  2,500,000       Long Island Power Authority
                  Electric Systems Revenue
                  Series 6
                  3.65%, 05/01/33 (A)
                  LOC: ABN-AMRO Bank NV/
                  Morgan Guaranty Trust .......................        2,500,000
                                                                  --------------

                  North Carolina - 4.03%

  9,800,000       Wake County Industrial Facilities &
                  Pollution Control Financing Authority
                  Revenue
                  Carolina Power & Light Co. Project
                  Series A
                  3.60%, 06/15/14 (A)
                  LOC: First National Bank of Chicago .........        9,800,000
                                                                  --------------

                  Ohio - 0.58%

  1,400,000       Ohio State
                  Air Quality Development Authority Revenue
                  Cincinnati Gas & Electric, Series A
                  3.50%, 09/01/30 (A)
                  LOC: ABN-AMRO Bank NV .......................        1,400,000
                                                                  --------------


                       See Notes to Financial Statements.

Connecticut Municipal Money Market Fund

October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

                  Pennsylvania - 1.69%

$ 4,100,000       Delaware Valley, Regional Finance
                  Authority, Local Government Revenue
                  3.50%, 08/01/16 (A)
                  LOC: Credit Suisse First Boston .............   $    4,100,000
                                                                  --------------

                  Puerto Rico - 7.00%

 11,000,000       Puerto Rico Commonwealth
                  Government Development Bank
                  3.25%, 12/01/15 (A)
                  Insured: MBIA
                  SPA: Credit Suisse First Boston .............       11,000,000
  6,000,000       Puerto Rico Commonwealth
                  Highway & Transportation Authority
                  Series A
                  3.10%, 07/01/28 (A)
                  Insured: AMBAC
                  SPA: Bank of Nova Scotia ....................        6,000,000
                                                                  --------------
                                                                      17,000,000
                                                                  --------------

                  Tennessee - 1.32%

  3,200,000       Metropolitan Nashville Airport Authority
                  Special Facilities Revenue
                  American Airlines Project, Series B
                  3.65%, 10/01/12 (A)
                  LOC: Bayerische Landesbank GZ ...............        3,200,000
                                                                  --------------

                  Texas - 4.44%

  1,300,000       Grapevine Industrial Development Corp.
                  American Airlines
                  Series A-4
                  3.65%, 12/01/24 (A)
                  LOC: Morgan Guaranty Trust ..................        1,300,000
  8,500,000       Gulf Coast Waste Disposal Authority
                  PCR, Amoco Oil Co. Project
                  3.50%, 10/01/17 (A) .........................        8,500,000
  1,000,000       Lone Star Airport Improvement
                  Authority, American Airlines
                  Series B-4
                  3.65%, 12/01/14 (A)
                  LOC: Royal Bank of Canada ...................        1,000,000
                                                                  --------------
                                                                      10,800,000
                                                                  --------------

                  Virginia - 1.32%

  3,200,000       Peninsula Ports Authority, CTR
                  Dominion Term Project, Series C
                  3.65%, 07/01/16 (A)
                  LOC: Barclays Bank Plc ......................        3,200,000
                                                                  --------------

                  Wyoming - 2.67%

  2,600,000       Kemmerer, PCR
                  Exxon Project
                  3.50%, 11/01/14 (A) .........................        2,600,000
  3,900,000       Uinta County, PCR
                  Amoco Project
                  3.50%, 07/01/26 (A) .........................        3,900,000
                                                                  --------------
                                                                       6,500,000
                                                                  --------------
                  Total Municipal Securities ..................      242,588,164
                  (Cost $242,588,164)                             --------------

   Shares
 ----------

INVESTMENT COMPANY - 0.16%

    398,977       Federated Municipal Trust
                  Connecticut Municipal Cash Trust ............          398,977
                                                                  --------------
                  Total Investment Company ....................          398,977
                  (Cost $398,977)                                 --------------

Total Investments - 99.97% ....................................      242,987,141
(Cost $242,987,141)*                                              --------------

Net Other Assets and Liabilities - 0.03% ......................           63,873
                                                                  --------------
Net Assets - 100.00% ..........................................   $  243,051,014
                                                                  ==============

*       Aggregate cost for federal tax purposes.
(A) Variable rate demand notes are payable upon not more than one, seven or thirty business days notice. Put bonds and notes have demand features which mature within one year. The interest rate shown reflects the rate in effect at October 31, 1999.
AMBAC   American Municipal Bond Assurance Corp.
AMT Alternative Minimum Tax. Private activity obligations whose interest is subject to the federal AMT for individuals.
BAN     Bond Anticipation Notes
CTR     Coal Term Revenue
FGIC    Federal Guaranty Insurance Corp.
FSA     Financial Security Assurance Co.
GO      General Obligation
HEFA    Health and Educational Facilities Authority
IDA     Industrial Development Authority
LOC     Letter of Credit
MBIA    Municipal Bond Insurance Association
PCR     Polution Control Revenue
SPA     Stand-by Purchase Agreement


                       See Notes to Financial Statements.

Massachusetts Municipal Money Market Fund

Portfolio of Investments
October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

MUNICIPAL SECURITIES - 100.76%

                  Alaska - 1.04%

$ 2,500,000       Valdez Alaska Marine Terminal
                  Exxon Pipeline Co. Project, Series C
                  3.50%, 12/01/33 (A) .........................   $    2,500,000
                                                                  --------------

                  Arizona - 0.83%

  2,000,000       Farmington, NM, PCR
                  Arizona Public Services Co.
                  Series B
                  3.55%, 09/01/24 (A)
                  LOC: Barclays Bank Plc ......................        2,000,000
                                                                  --------------

                  California - 1.57%

  1,800,000       Los Angeles Regional Airports
                  Improvement Corp., Lease Revenue
                  American Airlines, Inc., Series D
                  LA International Airport
                  3.65%, 12/01/24 (A)
                  LOC: Wachovia Bank, N.A. ....................        1,800,000
  2,000,000       Los Angeles Regional Airports
                  Improvement Corp., Lease Revenue
                  Lax Two Corp.
                  3.65%, 12/01/25 (A)
                  LOC: Societe Generale .......................        2,000,000
                                                                  --------------
                                                                       3,800,000
                                                                  --------------

                  Colorado - 0.41%

  1,000,000       Moffat County, PCR
                  PacifiCorp, Inc. Project
                  3.50%, 05/01/13 (A)
                  Insured: AMBAC
                  SPA: Bank of New York .......................        1,000,000
                                                                  --------------

                  Massachusetts - 79.98%

  1,350,000       Belmont, BAN, GO
                  3.75%, 09/06/00 .............................        1,351,649
  7,400,000       Boston Water and Sewer Commission
                  General Purpose, Senior Series A
                  3.20%, 11/01/24 (A)
                  LOC: State Street ...........................        7,400,000
  5,000,000       Brookline, BAN, GO
                  3.25%, 12/16/99 .............................        5,002,096
  4,000,000       Brookline, BAN, GO
                  3.50%, 06/01/00 .............................        4,007,886
  5,167,000       Canton, BAN, GO
                  3.25%, 11/12/99 .............................        5,167,522
  7,442,916       Canton, BAN, GO, Lot A
                  3.25%, 12/17/99 .............................        7,444,021
  2,750,000       Easton, BAN, GO
                  3.75%, 08/11/00 .............................        2,754,108
  1,043,000       Framingham, GO
                  5.25%, 02/01/00 .............................        1,048,781
  6,000,000       Hingham, BAN, GO
                  3.75%,09/28/00 ..............................        6,002,572
  2,500,000       Massachusetts Municipal
                  Wholesale Electric Co.
                  Power Supply System, Series C
                  3.38%, 07/01/19 (A)
                  Insured: MBIA
                  LOC: Credit Suisse First Boston .............        2,500,000
  2,000,000       Massachusetts State, GO
                  Series A
                  4.60%, 11/01/99 .............................        2,000,000
 10,000,000       Massachusetts State, GO
                  Series B
                  3.40%, 09/01/16 (A)
                  SPA: Toronto Dominion Bank ..................       10,000,000
  8,120,000       Massachusetts State HEFA
                  Amherst College, Series F
                  3.15%, 11/01/26 (A) .........................        8,120,000
  4,000,000       Massachusetts State HEFA
                  Capital Asset Program, Series A
                  3.35%, 01/01/01 (A)
                  LOC: First National
                  Bank of Chicago .............................        4,000,000
  3,200,000       Massachusetts State HEFA
                  Capital Asset Program, Series E
                  3.50%, 01/01/35 (A)
                  LOC: First National
                  Bank of Chicago .............................        3,200,000
  4,100,000       Massachusetts State HEFA
                  Capital Asset Program, Series G-1
                  3.25%, 01/01/19 (A)
                  Insured: MBIA
                  SPA: Credit Suisse First Boston .............        4,100,000
  2,420,000       Massachusetts State HEFA
                  Harvard University
                  3.34%, 08/01/17 (A) .........................        2,420,000
  5,300,000       Massachusetts State HEFA
                  Harvard University, Series Q
                  3.34%, 02/01/16 (A) .........................        5,300,000
  1,000,000       Massachusetts State HEFA
                  Harvard University, Series Q
                  3.34%, 09/01/40 (A) .........................        1,000,000
  8,800,000       Massachusetts State HEFA
                  Newton Wellesley Hospital, Series F
                  3.15%, 07/01/25 (A)
                  Insured: MBIA
                  SPA: Credit Suisse First Boston .............        8,800,000
  2,000,000       Massachusetts State HEFA
                  Partners Healthcare System, Series P-2
                  3.40%, 07/01/27 (A)
                  Insured: FSA
                  SPA: Morgan Guaranty Trust/
                  Bayerische Landesbank GZ ....................        2,000,000
  8,300,000       Massachusetts State HEFA
                  Wellesley College, Series G
                  3.50%, 07/01/39 (A) .........................        8,300,000


                       See Notes to Financial Statements.

Massachusetts Municipal Money Market Fund

October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

                  Massachusetts (continued)

$ 9,700,000       Massachusetts State
                  Housing Finance Agency
                  Multi-Family, Series A
                  3.35%, 12/01/25 (A)
                  Insured: GNMA
                  SPA: Republic National
                  Bank of New York ............................   $    9,700,000
  1,000,000       Massachusetts State IFA
                  Health Care Facility Revenue
                  Beverly Enterprises-Dedham
                  3.55%, 04/01/09 (A)
                  LOC: PNC Bank, N.A. .........................        1,000,000
  1,800,000       Massachusetts State IFA
                  Buckingham Browne Nichols Issue
                  3.35%, 05/01/27 (A)
                  LOC: State Street ...........................        1,800,000
  1,500,000       Massachusetts State IFA
                  Gordon College Issue
                  3.35%, 12/01/27 (A)
                  LOC: State Street ...........................        1,500,000
  1,000,000       Massachusetts State IFA
                  Governor Dummer Academy
                  3.35%, 07/01/26 (A)
                  LOC: State Street ...........................        1,000,000
  9,300,000       Massachusetts State IFA, PCR
                  Holyoke Water Power Co., Series A
                  3.30%, 05/01/22 (A)
                  LOC: Canadian Imperial
                  Bank of Commerce ............................        9,300,000
  5,000,000       Massachusetts State
                  Water Resource Authority
                  Municipal Commercial Paper
                  3.40%, 11/04/99
                  LOC: State Street ...........................        5,000,000
  4,600,000       Massachusetts State
                  Water Resource Authority
                  Subordinated, General Purpose, Series A
                  3.30%, 04/01/28 (A)
                  Insured: AMBAC
                  SPA: Bank of Nova Scotia ....................        4,600,000
  7,000,000       Natick, BAN, GO, Lot A
                  3.75%, 08/04/00 .............................        7,015,395
  1,297,000       Newton, GO
                  5.50%, 03/15/00 .............................        1,308,692
  4,275,000       Peabody, BAN, GO
                  3.12%, 04/06/00 .............................        4,275,350
  5,000,000       Peabody, BAN, GO
                  3.50%, 04/06/00 .............................        4,997,450
  3,000,000       Stoneham, BAN, GO
                  3.25%, 11/16/99 .............................        3,000,419
  4,970,000       Wellesley, BAN, GO
                  3.50%, 06/07/00 .............................        4,980,073
  8,757,577       Westfield, BAN, GO
                  4.25%, 04/20/00 .............................        8,775,614
  6,000,000       Westford, BAN
                  3.50%, 04/14/00 .............................        6,009,168
  5,000,000       Weston, BAN, GO
                  3.75%, 03/01/00 .............................        5,001,150
  7,482,000       Weston, BAN, GO
                  4.00%, 11/01/99 .............................        7,482,000
  4,560,000       Weston, BAN, GO
                  4.10%, 09/14/00 .............................        4,576,090
                                                                  --------------
                                                                     193,240,036
                                                                  --------------

                  Michigan - 0.85%

  2,055,000       Cornell Township Economic
                  Development Corp.
                  Mead-Escanaba Paper Co.
                  3.60%, 11/01/16 (A)
                  LOC: Bank of America NT & SA ................        2,055,000
                                                                  --------------

                  Mississippi - 0.41%

  1,000,000       Harrison County, PCR
                  EI duPont deNemours Project
                  3.50%, 09/01/10 (A) .........................        1,000,000
                                                                  --------------

                  North Carolina - 1.95%

  4,700,000       Wake County Industrial Facilities &
                  Pollution Control Financing Authority
                  Revenue
                  Carolina Power & Light Co. Project, Series A
                  3.60%, 06/15/14 (A)
                  LOC: First National Bank of Chicago .........        4,700,000
                                                                  --------------

                  Ohio - 0.79%

  1,900,000       Franklin County Health System Revenue
                  Franciscan Sister - St. Anthony's
                  3.60%, 07/01/15 (A)
                  LOC: Chase Manhattan Bank ...................        1,900,000
                                                                  --------------

                  Oregon - 1.45%

  3,500,000       Port Portland, PCR
                  Reynolds Metals Co.
                  3.65%, 12/01/09 (A)
                  LOC: Bank of Nova Scotia ....................        3,500,000
                                                                  --------------

                  Pennsylvania - 3.10%

  5,500,000       Delaware County, IDA
                  Airport Facilities Revenue
                  United Parcels Service Project
                  3.60%,12/01/15 (A) ..........................        5,500,000
  2,000,000       Lehigh County General Purpose
                  Authority Revenues
                  Lehigh Valley Hospitals, Series A
                  3.65%, 07/01/28 (A)
                  Insured: AMBAC
                  SPA: Chase Manhattan Bank ...................        2,000,000
                                                                  --------------
                                                                       7,500,000
                                                                  --------------


                       See Notes to Financial Statements.

Massachusetts Municipal Money Market Fund

October 31, 1999

 Par Value                                                             Value
 ---------                                                           ---------

                  Tennessee - 1.06%

$ 1,570,000       Metropolitan Nashville Airport Authority
                  Special Facilities Revenue
                  American Airlines Project, Series A
                  3.65%, 10/01/12 (A)
                  LOC: Credit Suisse First Boston .............   $   1,570,000
  1,000,000       Sullivan County, Industrial
                  Development Board PCR
                  Mead Corp. Project
                  3.60%, 10/01/16 (A)
                  LOC: UBS AG .................................       1,000,000
                                                                  -------------
                                                                      2,570,000
                                                                  -------------

                  Texas - 6.26%

  5,525,000       Gulf Coast Waste Disposal Authority
                  PCR, Amoco Oil Co. Project
                  3.50%, 10/01/17 (A) .........................       5,525,000
  2,500,000       Harris County Industrial Development
                  Corp., PCR, Exxon Corp.
                  3.60%, 03/01/24 (A) .........................       2,500,000
  1,000,000       Lone Star Airport Improvement
                  Authority, American Airlines, Inc.
                  Series A-1
                  3.65%, 12/01/14 (A)
                  LOC: Royal Bank of Canada ...................       1,000,000
  2,800,000       Lone Star Airport Improvement
                  Authority, American Airlines, Inc.
                  Series B-2
                  3.65%, 12/01/14 (A)
                  LOC: Royal Bank of Canada ...................       2,800,000
  1,000,000       Lone Star Airport Improvement
                  Authority, American Airlines, Inc.
                  Series B-3
                  3.65%, 12/01/14 (A)
                  LOC: Royal Bank of Canada ...................       1,000,000
  2,300,000       Lone Star Airport Improvement
                  Authority, American Airlines, Inc.
                  Series B-4
                  3.65%, 12/01/14 (A)
                  LOC: Royal Bank of Canada ...................       2,300,000
                                                                  -------------
                                                                     15,125,000
                                                                  -------------

                  Washington - 0.44%

  1,055,000       Washington State Public Power
                  Supply System Nuclear Project
                  No. 1 Revenue, Series 1A-1
                  3.40%, 07/01/17 (A)
                  LOC: Bank of America NT & SA ................       1,055,000
                                                                  -------------

                  Wyoming - 0.62%

  1,500,000       Uinta County, PCR
                  Amoco Project
                  3.50%, 07/01/26 (A) .........................       1,500,000
                                                                  -------------
                  Total Municipal Securities ..................     243,445,036
                  (Cost $243,445,036)                             -------------

   Shares
 ----------

INVESTMENT COMPANIES - 0.83%

    193,844       Dreyfus Massachusetts Tax
                  Exempt Money Market .........................         193,844
  1,044,819       Federated Municipal Trust
                  Massachusetts Municipal
                  Cash Trust ..................................       1,044,819
    764,764       Federated Municipal Trust
                  Tax Exempt Money Market .....................         764,764
                                                                  -------------
                  Total Investment Companies ..................       2,003,427
                  (Cost $2,003,427)                               -------------

Total Investments - 101.59% ...................................     245,448,463
(Cost $245,448,463)*                                              -------------

Net Other Assets and Liabilities - (1.59)% ....................      (3,837,026)
                                                                  -------------
Net Assets - 100.00% ..........................................   $ 241,611,437
                                                                  =============

----------
*       Aggregate cost for federal tax purposes.
(A) Variable rate demand notes are payable upon not more than one, seven or thirty business days notice. Put bonds and notes have demand features which mature within one year. The interest rate shown reflects the rate in effect at October 31, 1999.
AMBAC   American Municipal Bond Assurance Corp.
BAN     Bond Anticipation Note
FSA     Financial Security Assurance Co.
GNMA    Government National Mortgage Association
GO      General Obligation
HEFA    Health and Educational Facilities Authority
IDA     Industrial Development Authority
IFA     Industrial Finance Authority
LOC     Letter of Credit
MBIA    Municipal Bond Insurance Association
PCR     Polution Control Revenue
SPA     Stand-by Purchase Agreement


                       See Notes to Financial Statements.

Galaxy Money Market Funds

Statements of Assets and Liabilities
October 31, 1999

                                                                      Money Market     Government      Tax-Exempt     U.S. Treasury
                                                                          Fund            Fund            Fund             Fund
                                                                     --------------  --------------  --------------   --------------
ASSETS:
   Investments (Note 2):
     Investments at amortized cost ...............................   $4,114,486,524  $  791,856,101  $  706,967,568   $1,032,880,599
     Repurchase agreement ........................................               --     155,435,000              --               --
                                                                     --------------  --------------  --------------   --------------
       Total investments at value ................................    4,114,486,524     947,291,101     706,967,568    1,032,880,599
   Cash ..........................................................               --          10,742           4,912            2,457
   Receivable for shares sold ....................................       21,288,495       2,889,756       8,157,742       11,004,159
   Interest and dividends receivable .............................       16,039,942       1,977,989       3,631,404        7,710,134
                                                                     --------------  --------------  --------------   --------------
     Total Assets ................................................    4,151,814,961     952,169,588     718,761,626    1,051,597,349
                                                                     --------------  --------------  --------------   --------------

LIABILITIES:
   Dividends payable .............................................        7,170,917       2,463,528       1,322,859        1,606,561
   Payable for investments purchased .............................               --              --              --               --
   Payable for shares repurchased ................................       25,094,899       8,058,857         864,706        5,251,150
   Investment advisory fee payable (Note 3) ......................        1,263,490         320,538         245,591          343,565
   Payable to Fleet affiliates (Note 3) ..........................          223,993          31,016          14,450           53,437
   Payable to Administrator (Note 3) .............................          490,609         123,162          49,577          104,476
   Trustees' fees and expenses payable (Note 3) ..................          102,933          35,627          12,955           27,746
   Payable to custodian ..........................................          119,421              --              --               --
   Accrued expenses and other payables ...........................          325,837          73,142          56,771           54,993
                                                                     --------------  --------------  --------------   --------------
     Total Liabilities ...........................................       34,792,099      11,105,870       2,566,909        7,441,928
                                                                     --------------  --------------  --------------   --------------
NET ASSETS .......................................................   $4,117,022,862  $  941,063,718  $  716,194,717   $1,044,155,421
                                                                     ==============  ==============  ==============   ==============

NET ASSETS consist of:
   Par value (Note 6) ............................................   $    4,116,788  $      940,968  $      716,346   $    1,043,839
   Paid-in capital in excess of par value ........................    4,112,663,527     940,027,253     715,629,395    1,042,795,045
   Undistributed (overdistributed) net investment income (loss) ..          242,547          95,497         (19,453)         316,537
   Accumulated net realized (loss) on investments sold ...........               --              --        (131,571)              --
                                                                     --------------  --------------  --------------   --------------
TOTAL NET ASSETS .................................................   $4,117,022,862  $  941,063,718  $  716,194,717   $1,044,155,421
                                                                     ==============  ==============  ==============   ==============

Retail A Shares:
   Net assets ....................................................   $2,434,662,436  $  348,758,370  $  160,057,310   $  584,363,843
   Shares of beneficial interest outstanding .....................    2,434,519,607     348,721,953     160,114,754      584,187,785
   NET ASSET VALUE, offering and redemption price per share ......   $         1.00  $         1.00  $         1.00   $         1.00
                                                                     ==============  ==============  ==============   ==============

Retail B Shares:
   Net assets ....................................................   $    2,484,979             N/A             N/A              N/A
   Shares of beneficial interest outstanding .....................        2,484,857             N/A             N/A              N/A
   NET ASSET VALUE and offering price per share* .................   $         1.00             N/A             N/A              N/A
                                                                     ==============  ==============  ==============   ==============

Trust Shares:
   Net assets ....................................................   $1,679,875,447  $  592,305,348  $  556,137,407   $  459,791,578
   Shares of beneficial interest outstanding .....................    1,679,783,724     592,246,266     556,230,987      459,651,099
   NET ASSET VALUE, offering and redemption price per share ......   $         1.00  $         1.00  $         1.00   $         1.00
                                                                     ==============  ==============  ==============   ==============

----------
* Redemption price per share is equal to the Net Asset Value per share less any applicable contingent deferred sales charge.


                       See Notes to Financial Statements.

   Connecticut Municipal       Massachusetts Municipal
     Money Market Fund            Money Market Fund
   ---------------------       -----------------------
      $  242,987,141                $  245,448,463
                  --                            --
      --------------                --------------
         242,987,141                   245,448,463
              43,737                           816
           2,554,221                       864,467
           1,389,725                     1,565,078
      --------------                --------------
         246,974,824                   247,878,824
      --------------                --------------


             278,774                       318,579
           2,608,736                     5,001,150
             913,215                       830,369
              52,319                        49,117
              21,007                        20,022
              15,319                         8,209
               4,630                         2,551
                  --                            --
              29,810                        37,390
      --------------                --------------
           3,923,810                     6,267,387
      --------------                --------------
      $  243,051,014                $  241,611,437
      ==============                ==============


      $      243,057                $      241,626
         242,820,784                   241,384,157
              (5,391)                       (1,766)
              (7,436)                      (12,580)
      --------------                --------------
      $  243,051,014                $  241,611,437
      ==============                ==============


      $  243,051,014                $  241,611,437
         243,057,222                   241,625,619
      $         1.00                $         1.00
      ==============                ==============


                 N/A                           N/A
                 N/A                           N/A
                 N/A                           N/A
      ==============                ==============


                 N/A                           N/A
                 N/A                           N/A
                 N/A                           N/A
      ==============                ==============

Galaxy Money Market Funds

Statements of Operations
For the year ended October 31, 1999

                                                                Money Market     Government       Tax-Exempt      U.S. Treasury
                                                                    Fund            Fund             Fund             Fund
                                                               -------------    -------------    -------------    -------------
INVESTMENT INCOME:
   Interest (Note 2) .......................................   $ 196,670,570    $  51,856,973    $  18,296,350    $  49,150,173
   Dividends (Note 2) ......................................              --               --          113,526               --
                                                               -------------    -------------    -------------    -------------
     Total Investment Income ...............................     196,670,570       51,856,973       18,409,876       49,150,173
                                                               -------------    -------------    -------------    -------------

EXPENSES:
   Investment advisory fee (Note 3) ........................      15,391,369        4,142,899        2,322,782        4,011,663
   Administration fee (Note 3) .............................       2,885,072          778,896          435,865          779,542
   Custodian fee (Note 3) ..................................          64,639           40,001           22,075           23,118
   Fund accounting fee (Note 3) ............................         145,559          147,747           90,473          122,360
   Professional fees (Note 3) ..............................         229,260           60,598           42,306           62,770
   Shareholder servicing and 12b-1 fees (Note 3) ...........       2,239,110          360,723          169,840          590,338
   Transfer agent fee (Note 3) .............................       2,182,221          384,641           66,080          406,563
   Trustees' fees and expenses (Note 3) ....................         108,170           27,192           14,425           23,514
   Reports to shareholders (Note 3) ........................         622,989           89,758           13,365          125,657
   Miscellaneous ...........................................         345,506           84,366           74,037           95,241
                                                               -------------    -------------    -------------    -------------
     Total expenses before reimbursement/waiver (Note 4) ...      24,213,895        6,116,821        3,251,248        6,240,766
                                                               -------------    -------------    -------------    -------------
     Less: reimbursement/waiver (Note 4) ...................      (1,550,738)        (142,862)          (2,099)              --
                                                               -------------    -------------    -------------    -------------
       Total expenses net of reimbursement/waiver ..........      22,663,157        5,973,959        3,249,149        6,240,766
                                                               -------------    -------------    -------------    -------------
NET INVESTMENT INCOME ......................................     174,007,413       45,883,014       15,160,727       42,909,407
                                                               -------------    -------------    -------------    -------------

Net realized gain on investments SOLD (Note 2) .............          19,413           37,116               --           10,820
                                                               -------------    -------------    -------------    -------------

NET INCREASE IN NET ASSETS RESULTING
   FROM  OPERATIONS ........................................   $ 174,026,826    $  45,920,130    $  15,160,727    $  42,920,227
                                                               =============    =============    =============    =============


                       See Notes to Financial Statements.

  Connecticut Municipal        Massachusetts Municipal
    Money Market Fund             Money Market Fund
  ---------------------        -----------------------
     $   6,526,088                   $   6,234,408
            40,912                          56,089
     -------------                   -------------
         6,567,000                       6,290,497
     -------------                   -------------


           856,115                         810,887
           160,459                         151,558
            16,154                          15,734
            57,738                          51,452
            36,452                          23,614
           214,029                         202,530
            24,764                          17,482
             4,572                           3,867
             5,854                           3,823
            27,626                          44,650
     -------------                   -------------
         1,403,763                       1,325,597
     -------------                   -------------
           (76,784)                        (69,574)
     -------------                   -------------
         1,326,979                       1,256,023
     -------------                   -------------
         5,240,021                       5,034,474
     -------------                   -------------

                --                              --
     -------------                   -------------


     $   5,240,021                   $   5,034,474
     =============                   =============

Galaxy Money Market Funds

Statements of Changes in Net Assets

                                                                      Money Market Fund                    Government Fund
                                                              ---------------------------------   ---------------------------------
                                                                   Years ended October 31,             Years ended October 31,
                                                                    1999             1998               1999             1998
                                                              ---------------   ---------------   ---------------   ---------------
NET ASSETS at beginning of period ..........................  $ 3,403,719,219   $ 3,016,823,396   $ 1,075,274,938   $   981,371,917
                                                              ---------------   ---------------   ---------------   ---------------

Increase in Net Assets resulting from operations:
   Net investment income ...................................      174,007,413       161,375,090        45,883,014        54,289,776
   Net realized gain on investments sold ...................           19,413            10,935            37,116            27,699
                                                              ---------------   ---------------   ---------------   ---------------
     Net increase in net assets resulting from operations ..      174,026,826       161,386,025        45,920,130        54,317,475
                                                              ---------------   ---------------   ---------------   ---------------

Dividends to shareholders from:
   Retail A Shares:
     Net investment income .................................     (104,393,213)     (101,530,947)      (15,592,532)      (17,622,243)
                                                              ---------------   ---------------   ---------------   ---------------
   Retail B Shares:
     Net investment income .................................          (86,034)          (28,669)              N/A               N/A
                                                              ---------------   ---------------   ---------------   ---------------
   Trust Shares:
     Net investment income .................................      (69,528,195)      (59,798,762)      (30,149,607)      (36,667,533)
                                                              ---------------   ---------------   ---------------   ---------------

       Total Dividends to shareholders .....................     (174,007,442)     (161,358,378)      (45,742,139)      (54,289,776)
                                                              ---------------   ---------------   ---------------   ---------------

Net increase (decrease) from share transactions(1) .........      711,961,641       386,868,176      (135,195,652)       93,875,322
                                                              ---------------   ---------------   ---------------   ---------------

Capital Contribution from Investment Advisor (Note 5) ......        1,322,618                --           806,441                --
                                                              ---------------   ---------------   ---------------   ---------------

   Net increase (decrease) in net assets ...................      713,303,643       386,895,823      (134,211,220)       93,903,021
                                                              ---------------   ---------------   ---------------   ---------------

NET ASSETS at end of period (including line A) .............  $ 4,117,022,862   $ 3,403,719,219   $   941,063,718   $ 1,075,274,938
                                                              ===============   ===============   ===============   ===============

(A) Undistributed (overdistributed) net investment
   income (loss) ...........................................  $       242,547   $       242,576   $        95,497   $       (45,378)
                                                              ===============   ===============   ===============   ===============

----------
(1) For detail on share transactions by series, see Statements of Changes in Net Assets - Capital Stock Activity on pages 32 and 33.


                       See Notes to Financial Statements.

                                                                     Connecticut Municipal           Massachusetts Municipal
       Tax-Exempt Fund                U.S. Treasury Fund               Money Market Fund                Money Market Fund
----------------------------    ------------------------------    ----------------------------    ----------------------------
   Years ended October 31,          Years ended October 31,          Years ended October 31,         Years ended October 31,
    1999            1998             1999             1998            1999            1998            1999            1998
------------    ------------    --------------    ------------    ------------    ------------    ------------    ------------
$391,515,416    $321,222,118    $  988,698,222    $979,144,066    $165,185,627    $137,094,660    $127,921,915    $ 80,965,571
------------    ------------    --------------    ------------    ------------    ------------    ------------    ------------


  15,160,727      11,105,164        42,909,407      44,998,730       5,240,021       4,395,139       5,034,474       2,961,693
          --              --            10,820          28,589              --              --              --              --
------------    ------------    --------------    ------------    ------------    ------------    ------------    ------------
  15,160,727      11,105,164        42,920,227      45,027,319       5,240,021       4,395,139       5,034,474       2,961,693
------------    ------------    --------------    ------------    ------------    ------------    ------------    ------------



  (4,259,280)     (4,682,093)      (24,098,884)    (26,401,651)     (5,240,300)     (4,395,162)     (5,036,187)     (2,961,746)
------------    ------------    --------------    ------------    ------------    ------------    ------------    ------------

         N/A             N/A               N/A             N/A             N/A             N/A             N/A             N/A
------------    ------------    --------------    ------------    ------------    ------------    ------------    ------------

 (10,901,372)     (6,422,658)      (18,810,523)    (18,597,072)            N/A             N/A             N/A             N/A
------------    ------------    --------------    ------------    ------------    ------------    ------------    ------------

 (15,160,652)    (11,104,751)      (42,909,407)    (44,998,723)     (5,240,300)     (4,395,162)     (5,036,187)     (2,961,746)
------------    ------------    --------------    ------------    ------------    ------------    ------------    ------------

 324,679,226      70,292,885        54,710,415       9,525,560      77,865,666      28,090,990     113,691,235      46,956,397
------------    ------------    --------------    ------------    ------------    ------------    ------------    ------------

          --              --           735,964              --              --              --              --              --
------------    ------------    --------------    ------------    ------------    ------------    ------------    ------------

 324,679,301      70,293,298        55,457,199       9,554,156      77,865,387      28,090,967     113,689,522      46,956,344
------------    ------------    --------------    ------------    ------------    ------------    ------------    ------------

$716,194,717    $391,515,416    $1,044,155,421    $988,698,222    $243,051,014    $165,185,627    $241,611,437    $127,921,915
============    ============    ==============    ============    ============    ============    ============    ============

$    (19,453)   $    (19,528)   $      316,537    $    316,537    $     (5,391)   $     (5,112)   $     (1,766)   $        (53)
============    ============    ==============    ============    ============    ============    ============    ============

Galaxy Money Market Funds

Statements of Changes in Net Assets --
Capital Stock Activity

                                                                    Money Market Fund                      Government Fund
                                                           ----------------------------------    ----------------------------------
                                                                 Years ended October 31,               Years ended October 31,
                                                                 1999               1998               1999               1998
                                                           ---------------    ---------------    ---------------    ---------------
DOLLAR AMOUNTS
Retail A Shares:
   Sold .................................................  $ 6,810,510,960    $ 6,260,244,949    $   752,972,310    $   820,134,497
   Issued to shareholders in reinvestment of dividends ..      103,931,212        100,806,250         15,539,078         17,568,387
   Repurchased ..........................................   (6,619,773,827)    (6,099,746,389)      (772,791,398)      (835,396,007)
                                                           ---------------    ---------------    ---------------    ---------------
   Net increase (decrease) in shares outstanding ........  $   294,668,345    $   261,304,810    $    (4,280,010)   $     2,306,877
                                                           ===============    ===============    ===============    ===============
Retail B Shares:
   Sold .................................................  $    55,831,317    $     6,169,532                N/A                N/A
   Issued to shareholders in reinvestment of dividends ..           65,248             25,226                N/A                N/A
   Repurchased ..........................................      (55,018,715)        (5,336,739)               N/A                N/A
                                                           ---------------    ---------------    ---------------    ---------------
   Net increase in shares outstanding ...................  $       877,850    $       858,019                N/A                N/A
                                                           ===============    ===============    ===============    ===============
Trust Shares:
   Sold .................................................  $ 2,538,829,954    $ 2,082,969,065    $ 1,357,748,522    $ 1,513,726,831
   Issued to shareholders in reinvestment of dividends ..          134,516            473,182            487,478            646,367
   Repurchased ..........................................   (2,122,549,024)    (1,958,736,900)    (1,489,151,642)    (1,422,804,753)
                                                           ---------------    ---------------    ---------------    ---------------
   Net increase (decrease) in shares outstanding ........  $   416,415,446    $   124,705,347    $  (130,915,642)   $    91,568,445
                                                           ===============    ===============    ===============    ===============
SHARE ACTIVITY
Retail A Shares:
   Sold .................................................    6,810,510,960      6,260,244,949        752,972,310        820,134,497
   Issued to shareholders in reinvestment of dividends ..      103,931,212        100,806,250         15,539,078         17,568,387
   Repurchased ..........................................   (6,619,773,827)    (6,099,746,389)      (772,791,398)      (835,396,007)
                                                           ---------------    ---------------    ---------------    ---------------
   Net increase (decrease) in shares outstanding ........      294,668,345        261,304,810         (4,280,010)         2,306,877
                                                           ===============    ===============    ===============    ===============
Retail B Shares:
   Sold .................................................       55,831,317          6,169,532                N/A                N/A
   Issued to shareholders in reinvestment of dividends ..           65,248             25,226                N/A                N/A
   Repurchased ..........................................      (55,018,715)        (5,336,739)               N/A                N/A
                                                           ---------------    ---------------    ---------------    ---------------
   Net increase in shares outstanding ...................          877,850            858,019                N/A                N/A
                                                           ===============    ===============    ===============    ===============
Trust Shares:
   Sold .................................................    2,538,829,954      2,082,969,065      1,357,748,522      1,513,726,831
   Issued to shareholders in reinvestment of dividends ..          134,516            473,182            487,478            646,367
   Repurchased ..........................................   (2,122,549,024)    (1,958,736,900)    (1,489,151,642)    (1,422,804,753)
                                                           ---------------    ---------------    ---------------    ---------------
   Net increase (decrease) in shares outstanding ........      416,415,446        124,705,347       (130,915,642)        91,568,445
                                                           ===============    ===============    ===============    ===============


                       See Notes to Financial Statements.

                                                                          Connecticut Municipal          Massachusetts Municipal
        Tax-Exempt Fund                 U.S. Treasury Fund                  Money Market Fund               Money Market Fund
-----------------------------   ----------------------------------    -----------------------------   -----------------------------
    Years ended October 31,           Years ended October 31,            Years ended October 31,         Years ended October 31,
     1999            1998            1999                1998              1999           1998            1999             1998
-------------   -------------   ---------------    ---------------    -------------   -------------   -------------   -------------
$ 579,782,056   $ 472,089,252   $ 1,323,763,867    $ 1,201,282,799    $ 561,490,148   $ 439,511,535   $ 497,315,703   $ 287,313,215
    4,254,656       4,666,644        24,034,012         26,324,657        2,878,303       3,071,043       2,079,087       1,572,995
 (588,319,329)   (464,321,475)   (1,322,862,475)    (1,254,541,716)    (486,502,785)   (414,491,588)   (385,703,555)   (241,929,813)
-------------   -------------   ---------------    ---------------    -------------   -------------   -------------   -------------
$  (4,282,617)  $  12,434,421   $    24,935,404    $   (26,934,260)   $  77,865,666   $  28,090,990   $ 113,691,235   $  46,956,397
=============   =============   ===============    ===============    =============   =============   =============   =============

          N/A             N/A               N/A                N/A              N/A             N/A             N/A             N/A
          N/A             N/A               N/A                N/A              N/A             N/A             N/A             N/A
          N/A             N/A               N/A                N/A              N/A             N/A             N/A             N/A
-------------   -------------   ---------------    ---------------    -------------   -------------   -------------   -------------
          N/A             N/A               N/A                N/A              N/A             N/A             N/A             N/A
=============   =============   ===============    ===============    =============   =============   =============   =============

$ 618,365,910   $ 253,133,512   $   701,245,755    $   814,143,806              N/A             N/A             N/A             N/A
           --          23,573         1,291,866          1,298,463              N/A             N/A             N/A             N/A
 (289,404,067)   (195,298,621)     (672,762,610)      (778,982,449)             N/A             N/A             N/A             N/A
-------------   -------------   ---------------    ---------------    -------------   -------------   -------------   -------------
$ 328,961,843   $  57,858,464   $    29,775,011    $    36,459,820              N/A             N/A             N/A             N/A
=============   =============   ===============    ===============    =============   =============   =============   =============


  579,782,056     472,089,252     1,323,763,867      1,201,282,799      561,490,148     439,511,535     497,315,703     287,313,215
    4,254,657       4,666,644        24,034,012         26,324,657        2,878,303       3,071,043       2,079,087       1,572,995
 (588,319,329)   (464,321,475)   (1,322,862,475)    (1,254,541,716)    (486,502,785)   (414,491,588)   (385,703,555)   (241,929,813)
-------------   -------------   ---------------    ---------------    -------------   -------------   -------------   -------------
   (4,282,616)     12,434,421        24,935,404        (26,934,260)      77,865,666      28,090,990     113,691,235      46,956,397
=============   =============   ===============    ===============    =============   =============   =============   =============

          N/A             N/A               N/A                N/A              N/A             N/A             N/A             N/A
          N/A             N/A               N/A                N/A              N/A             N/A             N/A             N/A
          N/A             N/A               N/A                N/A              N/A             N/A             N/A             N/A
-------------   -------------   ---------------    ---------------    -------------   -------------   -------------   -------------
          N/A             N/A               N/A                N/A              N/A             N/A             N/A             N/A
=============   =============   ===============    ===============    =============   =============   =============   =============

  618,365,910     253,133,512       701,245,755        814,143,806              N/A             N/A             N/A             N/A
           --          23,573         1,291,866          1,298,463              N/A             N/A             N/A             N/A
 (289,404,067)   (195,298,621)     (672,762,610)      (778,982,449)             N/A             N/A             N/A             N/A
-------------   -------------   ---------------    ---------------    -------------   -------------   -------------   -------------
  328,961,843      57,858,464        29,775,011         36,459,820              N/A             N/A             N/A             N/A
=============   =============   ===============    ===============    =============   =============   =============   =============

Money Market Fund

Financial Highlights
For a Share outstanding throughout each period

Retail A Shares

                                                                                  Years ended October 31,
                                                          ----------------------------------------------------------------------
                                                             1999           1998           1997           1996           1995
                                                          ----------     ----------     ----------     ----------     ----------
Net Asset Value, Beginning of Period ..................   $     1.00     $     1.00     $     1.00     $     1.00     $     1.00
                                                          ----------     ----------     ----------     ----------     ----------
Income from Investment Operations:
  Net investment income (A) ...........................         0.04           0.05           0.05           0.05           0.05
                                                          ----------     ----------     ----------     ----------     ----------
Less Dividends:
  Dividends from net investment income ................        (0.04)         (0.05)         (0.05)         (0.05)         (0.05)
                                                          ----------     ----------     ----------     ----------     ----------
Net increase (decrease) in net asset value ............           --             --             --             --             --
                                                          ----------     ----------     ----------     ----------     ----------
Net Asset Value, End of Period ........................   $     1.00     $     1.00     $     1.00     $     1.00     $     1.00
                                                          ==========     ==========     ==========     ==========     ==========

Total Return (B) ......................................         4.54%          5.04%          4.93%          4.78%          5.23%

Ratios/Supplemental data:
Net assets, End of Period (000's) .....................   $2,434,662     $2,139,213     $1,877,889     $1,159,312     $  580,762
Ratios to average net assets:
  Net investment income including
    reimbursement/waiver ..............................         4.45%          4.94%          4.85%          4.67%          5.12%
  Operating expenses including reimbursement/waiver ...         0.65%          0.67%          0.69%          0.77%          0.74%
  Operating expenses excluding reimbursement/waiver ...         0.69%          0.71%          0.73%          0.80%          0.76%

----------
*     Annualized
**    Not Annualized
(1) Prior to November 1, 1994, the Fund offered a single series of shares. As of such date, the existing series of shares was designated as Retail A Shares and the Fund began issuing a second series of shares designated as Trust Shares.
(2)   The Fund began offering Retail B Shares on March 6, 1997.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.04, $0.05,
      $0.05, $0.05 and $0.05, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.05, $0.05, $0.05, $0.05 and $0.05, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail B Shares for the years ended October 31, 1999 and 1998 and the period ended October 31, 1997 were $0.04, $0.04 and $0.03, respectively.
(B) Calculation does not include the effect of any sales charge for Retail B Shares.


                       See Notes to Financial Statements.

Trust Shares                                                               Retail B Shares

                       Years ended October 31,                                      Years ended October 31,
----------------------------------------------------------------------     ----------------------------------------
   1999           1998           1997           1996          1995(1)         1999           1998          1997(2)
----------     ----------     ----------     ----------     ----------     ----------     ----------     ----------
$     1.00     $     1.00     $     1.00     $     1.00     $     1.00     $     1.00     $     1.00     $     1.00
----------     ----------     ----------     ----------     ----------     ----------     ----------     ----------

      0.05           0.05           0.05           0.05           0.05           0.04           0.04           0.03
----------     ----------     ----------     ----------     ----------     ----------     ----------     ----------

     (0.05)         (0.05)         (0.05)         (0.05)         (0.05)         (0.04)         (0.04)         (0.03)
----------     ----------     ----------     ----------     ----------     ----------     ----------     ----------
        --             --             --             --             --             --             --             --
----------     ----------     ----------     ----------     ----------     ----------     ----------     ----------
$     1.00     $     1.00     $     1.00     $     1.00     $     1.00           1.00     $     1.00     $     1.00
==========     ==========     ==========     ==========     ==========     ==========     ==========     ==========

      4.72%          5.23%          5.13%          5.00%          5.43%          3.85%          4.33%          2.66%**


$1,679,875     $1,262,900     $1,138,185     $  924,222     $  334,054     $    2,485     $    1,607     $      749

      4.62%          5.12%          5.04%          4.89%          5.30%          3.81%          4.26%          4.27%*
      0.48%          0.49%          0.50%          0.55%          0.55%          1.29%          1.35%          1.38%*
      0.52%          0.53%          0.54%          0.58%          0.56%          1.41%          1.39%          1.42%*

Government Fund

Financial Highlights
For a Share outstanding throughout each period

Retail A Shares

                                                                            Years ended October 31,
                                                          ------------------------------------------------------------
                                                            1999         1998         1997         1996         1995
                                                          --------     --------     --------     --------     --------
Net Asset Value, Beginning of Period ..................   $   1.00     $   1.00     $   1.00     $   1.00     $   1.00
                                                          --------     --------     --------     --------     --------
Income from Investment Operations:
  Net investment income (A) ...........................       0.04         0.05         0.05         0.05         0.05
                                                          --------     --------     --------     --------     --------
Less Dividends:
  Dividends from net investment income ................      (0.04)       (0.05)       (0.05)       (0.05)       (0.05)
                                                          --------     --------     --------     --------     --------
  Net increase (decrease) in net asset value ..........         --           --           --           --           --
                                                          --------     --------     --------     --------     --------
Net Asset Value, End of Period ........................   $   1.00     $   1.00     $   1.00     $   1.00     $   1.00
                                                          ========     ========     ========     ========     ========

Total Return ..........................................       4.39%        4.94%        4.85%        4.72%        5.20%

Ratios/Supplemental data:
Net assets, End of Period (000's) .....................   $348,758     $352,799     $350,513     $326,411     $320,795
Ratios to average net assets:
  Net investment income including
    reimbursement/waiver ..............................       4.32%        4.84%        4.74%        4.62%        5.11%
  Operating expenses including reimbursement/waiver ...       0.69%        0.70%        0.71%        0.75%        0.73%
  Operating expenses excluding reimbursement/waiver ...       0.71%        0.71%        0.72%        0.76%        0.74%

----------
(1) Prior to November 1, 1994, the Fund offered a single series of shares. As of such date, the existing series of shares was designated as Retail A Shares and the Fund began issuing a second series of shares designated as Trust Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.04, $0.05,
      $0.05, $0.05 and $0.05, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.04, $0.05, $0.05, $0.05 and $0.05, respectively.


                       See Notes to Financial Statements.

Trust Shares

                       Years ended October 31,
--------------------------------------------------------------------
  1999           1998           1997           1996          1995(1)
--------       --------       --------       --------       --------
$   1.00       $   1.00       $   1.00       $   1.00       $   1.00
--------       --------       --------       --------       --------

    0.04           0.05           0.05           0.05           0.05
--------       --------       --------       --------       --------

   (0.04)         (0.05)         (0.05)         (0.05)         (0.05)
--------       --------       --------       --------       --------
      --             --             --             --             --
--------       --------       --------       --------       --------
$   1.00       $   1.00       $   1.00       $   1.00       $   1.00
========       ========       ========       ========       ========

    4.58%          5.15%          5.06%          4.95%          5.39%


$592,305       $722,476       $630,859       $733,759       $678,679

    4.50%          5.03%          4.94%          4.85%          5.27%
    0.51%          0.51%          0.51%          0.52%          0.53%
    0.53%          0.52%          0.52%          0.53%          0.54%

Tax-Exempt Fund

Financial Highlights
For a Share outstanding throughout each period

Retail A Shares

                                                                              Years ended October 31,
                                                           ------------------------------------------------------------
                                                             1999         1998         1997         1996         1995
                                                           --------     --------     --------     --------     --------
Net Asset Value, Beginning of Period ...................   $   1.00     $   1.00     $   1.00     $   1.00     $   1.00
                                                           --------     --------     --------     --------     --------
Income from Investment Operations:
   Net investment income (A) ...........................       0.02         0.03         0.03         0.03         0.03
                                                           --------     --------     --------     --------     --------
Less Dividends:
   Dividends from net investment income ................      (0.02)       (0.03)       (0.03)       (0.03)       (0.03)
                                                           --------     --------     --------     --------     --------
Net increase (decrease) in net asset value .............         --           --           --           --           --
                                                           --------     --------     --------     --------     --------
Net Asset Value, End of Period .........................   $   1.00     $   1.00     $   1.00     $   1.00     $   1.00
                                                           ========     ========     ========     ========     ========

Total Return ...........................................       2.53%        2.89%        2.95%        2.82%        3.16%

Ratios/Supplemental data:
Net assets, End of Period (000's) ......................   $160,057     $164,340     $151,907     $117,548     $127,056
 Ratios to average net assets:
   Net investment income including
     reimbursement/waiver ..............................       2.51%        2.85%        2.92%        2.78%        3.12%
   Operating expenses including reimbursement/waiver ...       0.66%        0.67%        0.68%        0.68%        0.68%
   Operating expenses excluding reimbursement/waiver ...       0.66%        0.67%        0.69%        0.69%        0.71%

----------
(1) Prior to November 1, 1994, the Fund offered a single series of shares. As of such date, the existing series of shares was designated as Retail A Shares and the Fund began issuing a second series of shares designated as Trust Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.02, $0.03,
      $0.03, $0.03 and $0.03, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.03, $0.03, $0.03, $0.03 and $0.03, respectively.


                       See Notes to Financial Statements.

Trust Shares

                         Years ended October 31,
------------------------------------------------------------------------
  1999            1998            1997            1996           1995(1)
--------        --------        --------        --------        --------
$   1.00        $   1.00        $   1.00        $   1.00        $   1.00
--------        --------        --------        --------        --------

    0.03            0.03            0.03            0.03            0.03
--------        --------        --------        --------        --------

   (0.03)          (0.03)          (0.03)          (0.03)          (0.03)
--------        --------        --------        --------        --------
      --              --              --              --              --
--------        --------        --------        --------        --------
$   1.00        $   1.00        $   1.00        $   1.00        $   1.00
========        ========        ========        ========        ========

    2.67%           3.03%           3.10%           2.97%           3.29%


$556,137        $227,176        $169,316        $184,307        $180,706

    2.65%           2.99%           3.05%           2.92%           3.24%
    0.52%           0.53%           0.53%           0.54%           0.55%
    0.52%           0.53%           0.53%           0.54%           0.56%

U.S. Treasury Fund

Financial Highlights
For a Share outstanding throughout each period

Retail A Shares

                                                                             Years ended October 31,
                                                           ------------------------------------------------------------
                                                             1999         1998         1997         1996         1995
                                                           --------     --------     --------     --------     --------
Net Asset Value, Beginning of Period ...................   $   1.00     $   1.00     $   1.00     $   1.00     $   1.00
                                                           --------     --------     --------     --------     --------
Income from Investment Operations:
   Net investment income (A) ...........................       0.04         0.05         0.05         0.05         0.05
                                                           --------     --------     --------     --------     --------
Less Dividends:
   Dividends from net investment income ................      (0.04)       (0.05)       (0.05)       (0.05)       (0.05)
                                                           --------     --------     --------     --------     --------
Net increase (decrease) in net asset value .............         --           --           --           --           --
                                                           --------     --------     --------     --------     --------
Net Asset Value, End of Period .........................   $   1.00     $   1.00     $   1.00     $   1.00     $   1.00
                                                           ========     ========     ========     ========     ========

Total Return ...........................................       4.14%        4.73%        4.67%        4.63%        4.99%

Ratios/Supplemental data:
Net assets, End of Period (000's) ......................   $584,364     $559,053     $585,969     $443,230     $318,621
 Ratios to average net assets:
   Net investment income including
     reimbursement/waiver ..............................       4.06%        4.63%        4.58%        4.53%        4.90%
   Operating expenses including reimbursement/waiver ...       0.67%        0.68%        0.69%        0.69%        0.73%
   Operating expenses excluding reimbursement/waiver ...       0.67%        0.68%        0.70%        0.69%        0.73%

----------
(1) Prior to November 1, 1994, the Fund offered a single series of shares. As of such date, the existing series of shares was designated as Retail A Shares and the Fund began issuing a second series of shares designated as Trust Shares.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.04, $0.05,
      $0.05, $0.05 and $0.05, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Trust Shares for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.04, $0.05, $0.05, $0.05 and $0.05, respectively.


                       See Notes to Financial Statements.

Trust Shares

                         Years ended October 31,
------------------------------------------------------------------------
  1999            1998            1997            1996           1995(1)
--------        --------        --------        --------        --------
$   1.00        $   1.00        $   1.00        $   1.00        $   1.00
--------        --------        --------        --------        --------

    0.04            0.05            0.05            0.05            0.05
--------        --------        --------        --------        --------

   (0.04)          (0.05)          (0.05)          (0.05)          (0.05)
--------        --------        --------        --------        --------
      --              --              --              --              --
--------        --------        --------        --------        --------
$   1.00        $   1.00        $   1.00        $   1.00        $   1.00
========        ========        ========        ========        ========

    4.30%           4.90%           4.85%           4.80%           5.18%


$459,792        $429,645        $393,175        $354,331        $271,036

    4.22%           4.80%           4.75%           4.69%           5.06%
    0.51%           0.51%           0.52%           0.53%           0.55%
    0.51%           0.51%           0.53%           0.53%           0.55%

Connecticut Municipal Money Market Fund

Financial Highlights
For a Share outstanding throughout each period

                                                                             Years ended October 31,
                                                   ---------------------------------------------------------------------------
                                                        1999                1998                1997                1996
                                                   ---------------     ---------------     ---------------     ---------------
                                                   Retail A Shares     Retail A Shares     Retail A Shares     Retail A Shares(1)
                                                   ---------------     ---------------     ---------------     ---------------
Net Asset Value, Beginning of Period ...........   $          1.00     $          1.00     $          1.00     $          1.00
                                                   ---------------     ---------------     ---------------     ---------------
Income from Investment Operations:
   Net investment income (A) ...................              0.02                0.03                0.03                0.03
                                                   ---------------     ---------------     ---------------     ---------------
Less Dividends:
   Dividends from net investment income ........             (0.02)              (0.03)              (0.03)              (0.03)
                                                   ---------------     ---------------     ---------------     ---------------
Net increase (decrease) in net asset value .....                --                  --                  --                  --
                                                   ---------------     ---------------     ---------------     ---------------
Net Asset Value, End of Period .................   $          1.00     $          1.00     $          1.00     $          1.00
                                                   ===============     ===============     ===============     ===============

 Total Return (B) ..............................              2.47%               2.87%               2.94%               2.83%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ..............   $       243,051     $       165,186     $       137,095     $       110,544
Ratios to average net assets:
   Net investment income
     including reimbursement/waiver ............              2.44%               2.83%               2.91%               2.79%
   Operating expenses
     including reimbursement/waiver ............              0.62%               0.62%               0.60%               0.64%
   Operating expenses
     excluding reimbursement/waiver ............              0.65%               0.65%               0.65%               0.73%

----------
(1) The Fund commenced operations on October 4, 1993 as a separate investment portfolio (the "Predecessor Fund") of the Shawmut Funds. On December 4, 1995, the Predecessor Fund was reorganized as a new portfolio of the Trust with a single series of shares. Prior to the reorganization, the Predecessor Fund offered two series of shares, Investment Shares and Trust Shares. In connection with the reorganization, the shareholders of the Predecessor Fund exchanged shares of the two series for a single series of shares in the Galaxy Connecticut Municipal Money Market Fund.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for Retail A Shares for the years ended October 31, 1999, 1998, 1997 and 1996 were $0.02, $0.03, $0.03 and
      $0.03, respectively. Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or other parties for Investment Shares for the year ended October 31, 1995 was $0.03 (unaudited). Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or other parties for Trust Shares for the year ended October 31, 1995 was $0.02 (unaudited).
(B) Calculation does not include the effect of any sales charge for the Investment Shares of the Predecessor Fund.


                       See Notes to Financial Statements.

 Years ended October 31,
-------------------------
          1995
-------------------------
Investment       Trust
  Shares         Shares
----------     ----------
$     1.00     $     1.00
----------     ----------

      0.03           0.03
----------     ----------

     (0.03)         (0.03)
----------     ----------
        --             --
----------     ----------
$     1.00     $     1.00
==========     ==========

      2.94%          3.19%


$   71,472     $   31,164


      2.88%          3.14%

      0.82%          0.57%

      1.29%          0.79%

Massachusetts Municipal Money Market Fund

Financial Highlights
For a Share outstanding throughout each period

Retail A Shares

                                                                Years ended October 31,
                                             ------------------------------------------------------------
                                               1999         1998         1997        1996(1)       1995
                                             --------     --------     --------     --------     --------
Net Asset Value, Beginning of Period .....   $   1.00     $   1.00     $   1.00     $   1.00     $   1.00
                                             --------     --------     --------     --------     --------
Income from Investment Operations:
   Net investment income (A) .............       0.02         0.03         0.03         0.03         0.03
                                             --------     --------     --------     --------     --------
Less Dividends:
   Dividends from net investment income ..      (0.02)       (0.03)       (0.03)       (0.03)       (0.03))
                                             --------     --------     --------     --------     --------
Net increase (decrease) in net asset value         --           --           --           --           --
                                             --------     --------     --------     --------     --------
Net Asset Value, End of Period ...........   $   1.00     $   1.00     $   1.00     $   1.00     $   1.00
                                             ========     ========     ========     ========     ========

Total Return .............................       2.50%        2.86%        2.92%        2.83%        3.21%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ........   $241,611     $127,922     $ 80,966     $ 47,066     $ 40,326
Ratios to average net assets:
   Net investment income including
     reimbursement/waiver ................       2.48%        2.81%        2.90%        2.78%        3.16%
   Operating expenses including
     reimbursement/waiver ................       0.62%        0.62%        0.61%        0.62%        0.57%
   Operating expenses excluding
     reimbursement/waiver ................       0.65%        0.68%        0.69%        0.83%        1.06%

----------
(1) The Fund commenced operations on October 5, 1993 as a separate investment portfolio (the "Predecessor Fund") of the Shawmut Funds. On December 4, 1995, the Predecessor Fund was reorganized as a new portfolio of the Trust.
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or other parties for the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.02, $0.03, $0.03, $0.03 and $0.03
      (unaudited), respectively.


                       See Notes to Financial Statements.

Notes to Financial Statements

1.    Organization

      The Galaxy Fund, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended, (the "1940 Act") as an open-end management investment company. As of the date of this report, the Trust offered twenty-nine managed investment portfolios. The accompanying financial statements and financial highlights are those of the Money Market, Government, Tax-Exempt, U.S. Treasury, Connecticut Municipal Money Market and Massachusetts Municipal Money Market Funds (individually, a "Fund," collectively, the "Funds") only.

      The Money Market Fund is authorized to issue three series of shares (Trust Shares, Retail A Shares and Retail B Shares). The Government, Tax-Exempt and U.S. Treasury Funds are authorized to issue two series of Shares (Trust Shares and Retail A Shares). The Connecticut Municipal Money Market and Massachusetts Municipal Money Market Funds are authorized to issue one series of shares (Retail A Shares). Trust Shares, Retail A Shares and Retail B Shares are substantially the same, except (i) Retail B Shares are subject to a maximum 5.00% contingent deferred sales charge and (ii) each series of shares bears the following series specific expenses: distribution fees and/or shareholder servicing fees and transfer agency charges. Six years after the date of purchase, Retail B Shares of the Money Market Fund will automatically convert to Retail A Shares of such Fund.

2.    Significant Accounting Policies

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of significant account ing policies in conformity with generally accepted accounting principles consistently followed by the Funds in the preparation of their financial statements.

      Portfolio Valuation: Securities in the Funds are valued utilizing the amortized cost valuation method permitted in accordance with Rule 2a-7 under the 1940 Act. This method involves valuing a portfolio security initially at its cost and thereafter assuming a constant amortization to maturity of any discount or premium.

      Securities Transactions and Investment Income: Securities transactions are accounted for on a trade date basis. Net realized gains or losses on sales of securities are determined by the identified cost method. Interest income is recorded on the accrual basis. Investment income and realized and unrealized gains and losses are allocated to the separate series of a Fund based upon the outstanding shares of each series.

      Dividends to Shareholders: Dividends from net investment income are determined separately for each series of a Fund and are declared daily and paid monthly. Net realized capital gains, if any, are distributed at least annually.

      Income dividends and capital gain distributions are determined in accordance with income tax regulations which may differ from generally accepted accounting principles.

      Federal Income Taxes: The Trust treats each Fund as a separate entity for Federal income tax purposes. Each Fund intends to qualify each year as a "regulated investment company" under Subchapter M of the Internal Revenue Code. By so qualifying, each Fund will not be subject to Federal income taxes to the extent that it distributes substantially all of its taxable or tax-exempt income, if any, for its tax year ending October 31. In addition, by distributing in each calendar year substantially all of its net investment income, capital gains, and certain other amounts, if any, each Fund will not be subject to a Federal excise tax. Therefore, no Federal income or excise tax provision is recorded.

      Repurchase Agreements: Each Fund, except the U.S. Treasury Fund, may engage in repurchase agreement transactions with institutions that the Trust's investment advisor has determined are creditworthy. Each repurchase agreement transaction is recorded at cost plus accrued interest. Each Fund requires that the securities collateralizing a repurchase agreement transaction be transferred to the Trust's custodian in a manner that is intended to enable the Fund to obtain those securities in the event of a counterparty default. The value of the collateral securities is monitored daily to ensure that the value of the collateral, including accrued interest, equals or exceeds the repurchase price. Repurchase agreement transactions involve certain risks in the event of default or insolvency of the counterparty, including possible delays or restrictions upon a Fund's ability to dispose of the under lying securities, and a possible decline in the value of the underlying securities during the period while the Fund seeks to assert its rights.

Notes to Financial Statements

      Expenses: The Trust accounts separately for the assets, liabilities and operations of each Fund. Expenses directly attributable to a Fund are charged to the Fund, while expenses which are attributable to more than one fund of the Trust are allocated among the respective funds.

      In addition, expenses of a Fund not directly attributable to the operations of a particular series of shares of the Fund are allocated to the separate series based upon the outstanding shares of each series. Operating expenses directly attributable to a series of shares of a Fund are charged to the operations of that series.

3. Investment Advisory, Administration, Distribution, Shareholder Services and Other Fees

      The Trust and Fleet Investment Advisors Inc. (the "Investment Advisor" or "Fleet"), an indirect wholly-owned subsidiary of FleetBoston Corporation, are parties to an investment advisory agreement under which the Investment Advisor provides services for a fee, computed daily and paid monthly, at the following annual rates: with respect to the Money Market, Government and Tax-Exempt Funds, 0.40% of the average daily net assets of each Fund, and with respect to the U.S. Treasury, Connecticut Municipal Money Market and Massachusetts Municipal Money Market Funds, 0.40% of the first $750,000,000 of net assets of each Fund plus 0.35% of net assets of each Fund in excess of $750,000,000. The Trust has been advised by the Investment Advisor that, with respect to the Money Market, Government and Tax-Exempt Funds, the Investment Advisor intends to waive advisory fees payable to it by each Fund by 0.05% to the extent that a Fund's net assets exceed $750,000,000.

      The Trust and First Data Investor Services Group, Inc. ("Investor Services Group"), a wholly-owned subsidiary of First Data Corporation, are parties to an administration agreement under which Investor Services Group (the "Administrator") provides services for a fee, computed daily and paid monthly, at the annual rate, effective September 10, 1998, of 0.09% of the first $2.5 billion of the combined average daily net assets of the Funds and the other funds offered by the Trust (whose financial statements are provided in separate reports), 0.085% of the next $2.5 billion of combined average daily net assets, 0.075% of the next $7 billion of combined average daily net assets, 0.065% of the next $3 billion of combined average daily net assets, 0.06% of the next $3 billion of combined average daily net assets and 0.0575% of combined average daily net assets in excess of $18 billion. Prior to September 10, 1998, Investor Services Group received administration fees at the annual rate of 0.09% of the first $2.5 billion of combined average daily net assets of the Funds and the other funds offered by the Trust, 0.085% of the next $2.5 billion of combined average daily net assets and 0.075% of combined average daily net assets over $5 billion.

      In addition, Investor Services Group also provides certain fund accounting, custody administration and transfer agency services pursuant to certain fee arrangements. In accordance with such fee arrangements, Investor Services Group compensates the Trust's custodian bank, The Chase Manhattan Bank, for its services.

      First Data Distributors, Inc. (the "Distributor"), a wholly-owned subsidiary of Investor Services Group and an indirect wholly-owned subsidiary of First Data Corporation, serves as the distributor of the Trust's shares.

      The Trust has adopted a shareholder services plan (the "Services Plan") with respect to Retail A Shares and Trust Shares of the Funds. Currently, the Services Plan has not been implemented with respect to the Funds' Trust Shares. The Services Plan provides compensation to institutions (including and currently limited to Fleet Bank and its affiliates) which provide administrative and support services to their customers who beneficially own Retail A Shares, at an aggregate annual rate not to exceed 0.25% of the average daily net asset value of the outstanding Retail A Shares of each Fund beneficially owned by such customers. The Trust, under the direction of the Board of the Trustees, is currently limiting fees payable under the Services Plan with respect to each Fund to an aggregate annual rate not to exceed 0.10% of the average daily net asset value of the outstanding Retail A Shares beneficially owned by such customers.

      The Trust has adopted a distribution and services plan (the "12b-1 Plan") with respect to Retail B Shares of the Money Market Fund. Under the 12b-1 Plan, the Trust may pay (i) the Distributor or another person for expenses and activities primarily intended to result in the sale of Retail B Shares, (ii) institutions for shareholder liaison services and (iii) institutions for administrative support services. Currently, payments under the 12b-1 Plan for distribution services are being made solely to broker-dealer affiliates of Fleet Bank and payments under the 12b-1 Plan for shareholder liaison and administrative support services are being made solely to Fleet Bank and its affiliates. Payments for distribution expenses may not exceed an annual rate of 0.65% of the average daily net assets attributable to the Money Market Fund's outstanding Retail B Shares. The fees paid for shareholder liaison and administrative support services may not exceed the annual rates of 0.25% and 0.25%, respectively, of the average daily net assets attributable to the Money Market Fund's outstanding Retail B Shares owned of record or beneficially by customers of institutions. The Trust is currently limiting the Money Market Fund's payments for shareholder liaison and administrative support services under the 12b-1 Plan to an aggregate fee of not more than 0.10% of the average daily net asset value of Retail B Shares owned of record or benefi-

Notes to Financial Statements

cially by customers of institutions. For the year ended October 31, 1999, the Funds paid fees under the Services Plan and 12b-1 Plan as follows:

                                      Services              12b-1 Plan
Fund                                    Plan          Services      Distribution
                                        ----          --------      ------------
Money Market Fund ..............     $2,222,784      $    1,820      $   14,506
Government Fund ................        360,723              --              --
Tax-Exempt Fund ................        169,840              --              --
U.S. Treasury Fund .............        590,338              --              --
Connecticut Municipal
Money Market Fund ..............        214,029              --              --
Massachusetts Municipal
Money Market Fund ..............        202,530              --              --

      The Retail A Shares, Retail B Shares and Trust Shares of a Fund bear series specific transfer agent charges based upon the number of shareholder accounts for each series. Trust Shares of the Funds (except the Tax-Exempt Fund) also bear additional transfer agency fees in order to compensate Investor Services Group for payments made to Fleet Bank, an affiliate of the Investment Advisor, for performing certain sub-account and administrative functions on a per account basis with respect to Trust Shares held by defined contribution plans. These additional fees are based on the number of underlying participant accounts. For the year ended October 31, 1999, transfer agent charges for each series were as follows:

Fund                                   Retail A        Retail B          Trust
                                       --------        --------          -----
Money Market Fund ..............      $2,001,491      $    3,858      $  176,872
Government Fund ................         312,794              --          71,847
Tax-Exempt Fund ................          66,023              --              57
U.S. Treasury Fund .............         382,324              --          24,239
Connecticut Municipal
Money Market Fund ..............          24,764              --              --
Massachusetts Municipal
Money Market Fund ..............          17,482              --              --

      Certain officers of the Trust may be officers of the Administrator. Such officers receive no compensation from the Trust for serving in their respective roles. No officer, director or employee of the Investment Advisor serves as an officer, trustee or employee of the Trust. Effective May 28, 1999, each Trustee is entitled to receive for services as a trustee of the Trust, The Galaxy VIP Fund ("VIP") and Galaxy Fund II ("Galaxy II") an aggregate fee of $45,000 per annum plus certain other fees for attending or participating in meetings as well as reimbursement for expenses incurred in attending meetings. Prior to May 28, 1999, each Trustee was entitled to receive for services as a trustee of the Trust, VIP and Galaxy II an aggregate fee of $40,000 per annum plus certain other fees for attending or participating in meetings as well as reimbursement for expenses incurred in attending meetings. The Chairman of the Boards of Trustees and the President and Treasurer of the Trust, VIP and Galaxy II are also entitled to additional fees for their services in these capacities. These fees are allocated among the funds of the Trust, VIP and Galaxy II, based on their relative net assets.

      Each Trustee is eligible to participate in The Galaxy Fund/The Galaxy VIP Fund/Galaxy Fund II Deferred Compensation Plan (the "Plan"), an unfunded, non-qualified deferred compensation plan. The Plan allows each trustee to defer receipt of all or a percentage of fees which otherwise would be payable for services performed.

      Expenses for the year ended October 31, 1999 include legal fees paid to Drinker Biddle & Reath LLP. A partner of that firm is Secretary of the Trust.

4.    Waiver of Fees and Reimbursement of Expenses

      The Investment Advisor and/or its affiliates voluntarily agreed to waive a portion of its fees and/or reimburse the Funds for certain expenses so that total expenses would not exceed certain expense limitations established for each Fund. The InvestmentAdvisor and/or its affiliates, at their discretion, may revise or discontinue the voluntary fee waivers and/or expense reimbursements at any time. For the year ended October 31, 1999, the Investment Advisor and/or its affiliates waived fees and/or reimbursed expenses with respect to the Funds in the following amounts:

                                                    Fees Waived by
Fund                                              Investment Advisor
                                                  ------------------
Money Market Fund..............                      $  1,548,921
Government Fund................                           142,862

                                                Expenses Reimbursed by
Fund                                    Investment Advisor and/or Its Affiliates
                                        ----------------------------------------
Money Market Fund..............                      $      1,817
Tax-Exempt Fund................                             2,099
Connecticut Municipal
Money Market Fund..............                            76,784
Massachusetts Municipal
Money Market Fund..............                            69,574

5.    Capital Contribution

      On October 28, 1999, the Investment Adviser voluntarily contributed capital to the Money Market Fund, Government Fund and U.S. Treasury Fund in the amounts of approximately $1.3 million, $806,000 and $736,000, respectively. These amounts were contributed to offset losses realized on the sale of certain securities which occured in 1994. The Investment Adviser received no shares of beneficial interest or other consideration in exchange for these contributions which increased the net asset value of each Fund.

6.    Shares of Beneficial Interest

      The Trust's Declaration of Trust authorizes the Trustees to issue an unlimited number of shares of beneficial interest in the Funds, each with a par value of $0.001. The Trust's shares are classified into thirty-one classes of shares, each consisting of one or more series.

Notes to Financial Statements

      Each share represents an equal proportionate interest in the respective Fund, bears the same fees and expenses (except that Retail A Shares of a Fund bear the expense of payments under the Services Plan, Retail B Shares of a Fund bear the expense of payments under the 12b-1 Plan and Retail A Shares, Retail B Shares and Trust Shares of a Fund each bear series specific transfer agent charges) and are entitled to such dividends and distributions of income earned as are declared at the discretion of the Trust's Board of Trustees.

      Shareholders are entitled to one vote for each full share held and will vote in the aggregate and not by class or series, except as otherwise expressly required by law or when the Board of Trustees determines that the matter to be voted on affects only the interests of shareholders of a particular class or series.

7.    Concentration of Credit

      The Connecticut Municipal Money Market and Massachusetts Municipal Money Market Funds invest primarily in debt obligations issued by the State of Connecticut and the Commonwealth of Massachusetts, respectively, and their respective political subdivisions, agencies and public authorities to obtain funds for various public purposes. Such Funds are more susceptible to economic and political factors adversely affecting issuers of each respective state's specific municipal securities than are municipal funds that are not concentrated in these issuers to the same extent.

8.    Federal Tax Information

      At October 31, 1999, the following Funds had capital loss carryforwards:

       Fund                                Amount      Expiration
-----------------                       ------------   ----------
Tax-Exempt Fund..........                $  120,301       2002
                                              3,772       2003
                                              7,498       2004

Connecticut Municipal
Money Market Fund........                     6,619       2002
                                                817       2004

Massachusetts Municipal
Money Market Fund........                       133       2001
                                                 31       2002
                                             12,416       2004

9.    Tax Information (unaudited)

      During the fiscal year ended October 31, 1999, the following Funds earned income from direct obligations of the U.S. Government:

                                 U.S. Government
      Fund                            Income
-----------------                ---------------
Money Market Fund........               2.97%
Government Fund..........              16.70%
U.S. Treasury Fund.......             100.00%

      Appropriate tax information detailing U.S. Government income percentages on a calendar year basis will accompany each shareholder's year-end tax statement. As each state's rules on the exemption of this income differ, please consult your tax advisor regarding specific tax treatment. 100% of the income earned by the Tax-Exempt Fund, the Connecticut Municipal Money Market Fund and the Massachusetts Municipal Money Market Fund will generally qualify as exempt from federal and state taxation.

10. Subsequent Event - Change in Control of Administrator and Change in Distributor (unaudited)

      On December 1, 1999, PFPC Trust Company, a wholly-owned subsidiary of PFPC Worldwide, Inc. and an indirect wholly-owned subsidiary of PNC Bank Corp., acquired all of the outstanding stock of Investor Services Group (the "Transaction"). On that same date and as part of the Transaction, PFPC Inc., an indirect wholly-owned subsidiary of PNC Bank Corp., was merged into Investor Services Group, which then changed its name to PFPC Inc.

      In connection with the Transaction, on December 1, 1999, Provident Distributors, Inc. became the distributor of the Trust's shares.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Trustees of The Galaxy Fund:

We have audited the accompanying statements of assets and liabilities, including the portfolios of investments, of the Money Market Fund, Government Fund, Tax-Exempt Fund, U.S. Treasury Fund, Connecticut Municipal Money Market Fund, and Massachusetts Municipal Money Market Fund (six of the portfolios constituting The Galaxy Fund) as of October 31, 1999, and the related statements of operations, the statements of changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statements of changes in net assets for the year ended October 31, 1998 and the financial highlights for the four years then ended were audited by other auditors whose report dated December 23, 1998 expressed an unqualified opinion on those statements and financial highlights.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements and financial highlights. Our procedures included confirmation of securities owned as of October 31, 1999 by correspondence with the custodian and brokers or other appropriate auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Money Market Fund, Government Fund, Tax-Exempt Fund, U.S. Treasury Fund, Connecticut Municipal Money Market Fund, and Massachusetts Municipal Money Market Fund portfolios of The Galaxy Fund at October 31, 1999, the results of their operations, changes in their net assets and their financial highlights for the year then ended, in conformity with generally accepted accounting principles.


                                                   /s/ Ernst & Young LLP


Boston, Massachusetts
December 13, 1999

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

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

                                                              ------------------
                                                              BULK RATE
                                                              U. S. POSTAGE PAID
                                                              PERMIT NO. 105
                                                              NORTH READING, MA
                                                              ------------------

[LOGO] Galaxy
       Funds
               P.O. Box 6520
               Providence, RI 02940-6520


ANMM (January 1, 2000)

[GRAPHIC]

Galaxy Institutional Government Money Market Funds

Galaxy Funds

Annual Report
October 31, 1999


                                                                   [LOGO] Galaxy
                                                                          Funds

Institutional Government Money Market Fund

Portfolio of Investments
October 31, 1999

 Par Value                                                              Value
 ---------                                                            ---------

U.S. GOVERNMENT AND AGENCY OBLIGATIONS - 85.64%

                   Federal Home Loan Mortgage Corporation - 32.58%

$  7,000,000       5.20%, 11/03/99 (A) ...........................  $  6,997,978
   8,000,000       5.26%, 11/04/99 (A) ...........................     7,996,493
   8,000,000       5.24%, 11/10/99 (A) ...........................     7,989,520
  16,000,000       5.22%, 11/16/99 (A) ...........................    15,965,233
  10,000,000       5.21%, 11/19/99 (A) ...........................     9,973,950
  10,000,000       5.24%, 12/01/99 (A) ...........................     9,956,333
  10,000,000       5.26%, 12/17/99 (A) ...........................     9,932,789
   3,640,000       6.54%, 05/19/00 ...............................     3,660,143
                                                                    ------------
                                                                      72,472,439
                                                                    ------------

                   Federal Home Loan Bank - 26.45%

   8,000,000       5.23%, 11/05/99 (A) ...........................     7,995,351
   5,000,000       5.11%, 11/17/99 (A) ...........................     4,988,644
  10,000,000       5.24%, 12/17/99 (A) ...........................     9,933,044
   5,000,000       5.52%, 01/21/00 (A) ...........................     4,937,900
   9,000,000       5.16%, 03/08/00 ...............................     8,997,274
   2,000,000       5.20%, 05/26/00 ...............................     1,999,582
   5,000,000       5.23%, 07/28/00 (B) ...........................     4,997,787
   5,000,000       5.71%, 08/09/00 ...............................     4,997,573
   5,000,000       5.92%, 10/04/00 (B) ...........................     4,996,825
   5,000,000       5.92%, 10/13/00 ...............................     4,995,639
                                                                    ------------
                                                                      58,839,619
                                                                    ------------

                   Federal National Mortgage Association - 24.36%

   8,000,000       5.25%, 11/03/99 (A) ...........................     7,997,667
   8,000,000       5.22%, 11/12/99 (A) ...........................     7,987,240
   8,000,000       5.22%, 11/23/99 (A) ...........................     7,974,480
   7,000,000       5.21%, 11/26/99 (A) ...........................     6,974,674
   8,300,000       5.22%, 12/02/99 (A) ...........................     8,262,692
   6,000,000       4.86%, 02/10/00, MTN ..........................     5,987,973
   4,000,000       5.23%, 07/26/00 (B) ...........................     3,998,169
   5,000,000       5.18%, 08/04/00 (B) ...........................     4,997,730
                                                                    ------------
                                                                      54,180,625
                                                                    ------------

                   Federal Farm Credit Bank (B) - 2.25%

   5,000,000       5.24%, 09/01/00 ...............................     4,998,750
                                                                    ------------
                   Total U.S. Government and Agency Obligations ..   190,491,433
                   (Cost $190,491,433)                              ------------


                       See Notes to Financial Statements.

Institutional Government Money Market Fund

October 31, 1999

 Par Value                                                              Value
 ---------                                                            ---------

REPURCHASE AGREEMENT - 13.94%

$ 31,009,000       Repurchase Agreement with:
                   J.P. Morgan
                   5.22%, 11/01/99, dated 10/29/99
                   Repurchase Price $31,022,489
                   (Collateralized by U.S. Treasury Notes
                   7.50%, Due 11/15/16
                   Total Par $28,128,000
                   Market Value $31,630,058) .....................  $ 31,009,000
                                                                    ------------
                   Total Repurchase Agreement ....................    31,009,000
                   (Cost $31,009,000)                               ------------

  Shares
----------

INVESTMENT COMPANY - 0.07%

     162,563       Federated U.S. Treasury Cash Reserve ..........       162,563
                                                                    ------------
                   Total Investment Company ......................       162,563
                   (Cost $162,563)                                  ------------

Total Investments - 99.65% .......................................   221,662,996
(Cost $221,662,996)*                                                ------------

Net Other Assets and Liabilities - 0.35% .........................       779,742
                                                                    ------------
Net Assets - 100.00% .............................................  $222,442,738
                                                                    ============

----------
*     Aggregate cost for Federal tax purposes.
(A)   Discount yields at time of purchase.
(B) Interest is reset at various time intervals. The interest rate shown reflects the rate in effect at October 31, 1999.
MTN   Medium Term Note


                       See Notes to Financial Statements.

Institutional Government Money Market Fund

Statement of Assets and Liabilities
October 31, 1999

ASSETS:
   Investments
     Investments at amortized cost (Note 2) .................     $ 190,653,996
     Repurchase agreement ...................................        31,009,000
                                                                  -------------
       Total Investments at value ...........................       221,662,996
   Cash .....................................................                68
   Receivable for shares sold ...............................         1,201,420
   Interest and dividends receivable ........................           497,945
   Receivable from Investment Advisor (Note 4) ..............            57,701
                                                                  -------------
     Total Assets ...........................................       223,420,130
                                                                  -------------

LIABILITIES:
   Dividends payable ........................................           928,278
   Payable to Administrator (Note 3) ........................            14,538
   Trustees' fees and expenses payable (Note 3) .............             8,923
   Accrued expenses and other payables ......................            25,653
                                                                  -------------
     Total Liabilities ......................................           977,392
                                                                  -------------
NET ASSETS ..................................................     $ 222,442,738
                                                                  =============

NET ASSETS consist of:
   Par value (Note 5) .......................................     $     222,443
   Paid-in capital in excess of par value ...................       222,220,297
   Undistributed net investment income ......................             5,152
   Accumulated net realized (loss) on investments sold ......            (5,154)
                                                                  -------------
TOTAL NET ASSETS ............................................     $ 222,442,738
                                                                  =============

Shares of beneficial interest outstanding ...................       222,442,740
                                                                  -------------

NET ASSET VALUE,
   offering and redemption price per share
   (Net Assets / Shares Outstanding) ........................     $        1.00
                                                                  =============


                       See Notes to Financial Statements.

Institutional Government Money Market Fund

Statement of Operations
For the year ended October 31, 1999

INVESTMENT INCOME:
  Interest (Note 2) ..........................................     $ 11,273,594
  Dividends (Note 2) .........................................            7,098
                                                                   ------------
    Total investment income ..................................       11,280,692
                                                                   ------------

EXPENSES:
  Investment advisory fee (Note 3) ...........................          449,594
  Administration fee (Note 3) ................................          202,317
  Custodian fee ..............................................           19,048
  Fund accounting fee (Note 3) ...............................           53,413
  Professional fees (Note 3) .................................           20,274
  Transfer agent fee (Note 3) ................................            4,918
  Trustees' fees and expenses (Note 3) .......................            4,394
  Reports to shareholders ....................................           10,114
  Miscellaneous ..............................................           97,968
                                                                   ------------
    Total expenses before reimbursement/waiver (Note 4) ......          862,040
                                                                   ------------
    Less: reimbursement/waiver (Note 4) ......................         (413,203)
                                                                   ------------
    Total expenses net of reimbursement/waiver ...............          448,837
                                                                   ------------
NET INVESTMENT INCOME ........................................       10,831,855
                                                                   ------------

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS .........     $ 10,831,855
                                                                   ============


                       See Notes to Financial Statements.

Institutional Government Money Market Fund

Statement of Changes in Net Assets

                                                                   Years ended October 31,
                                                                ------------------------------
                                                                    1999             1998
                                                                -------------    -------------
NET ASSETS at beginning of period ...........................   $ 200,319,062    $ 175,140,909
                                                                -------------    -------------

Increase in Net Assets resulting from operations:
   Net investment income ....................................      10,831,855        7,840,721
   Net realized gain on investments sold ....................              --           27,132
                                                                -------------    -------------
     Net increase in net assets resulting from operations ...      10,831,855        7,867,853
                                                                -------------    -------------

Dividends to shareholders from:
   Net investment income ....................................     (10,831,855)      (7,840,539)
                                                                -------------    -------------

Share Transactions:
   Net proceeds from sales of shares ........................     545,832,680      560,841,497
   Issued to shareholders in reinvestment of dividends ......       1,271,007          367,790
   Cost of shares repurchased ...............................    (524,980,011)    (536,058,448)
                                                                -------------    -------------
     Net increase from share transactions ...................      22,123,676       25,150,839
                                                                -------------    -------------

     Net increase in net assets .............................      22,123,676       25,178,153
                                                                -------------    -------------

NET ASSETS at end of period (including line A) ..............   $ 222,442,738    $ 200,319,062
                                                                =============    =============

(A) Undistributed net investment income .....................   $       5,152    $       5,152
                                                                =============    =============

OTHER INFORMATION:
Share Transactions:
   Sold .....................................................     545,832,680      560,841,497
   Issued to shareholders in reinvestment of dividends ......       1,271,007          367,790
   Repurchased ..............................................    (524,980,011)    (536,058,448)
                                                                -------------    -------------
   Net increase in shares outstanding .......................      22,123,676       25,150,839
                                                                =============    =============


                       See Notes to Financial Statements.

Institutional Government Money Market Fund

Financial Highlights
For a share outstanding throughout each period

                                                                              Years ended October 31,
                                                           ------------------------------------------------------------
                                                             1999         1998         1997         1996         1995
                                                           --------     --------     --------     --------     --------
Net Asset Value, Beginning of Period ...................   $   1.00     $   1.00     $   1.00     $   1.00     $   1.00
                                                           --------     --------     --------     --------     --------
Income from Investment Operations:
   Net investment income (A) ...........................       0.05         0.05         0.05         0.05         0.05
   Net realized and unrealized gain (loss)
     on investments ....................................         --           --           --           --           --
                                                           --------     --------     --------     --------     --------
     Total from Investment Operations ..................       0.05         0.05         0.05         0.05         0.05
                                                           --------     --------     --------     --------     --------
Less Dividends:
   Dividends from net investment income ................      (0.05)       (0.05)       (0.05)       (0.05)       (0.05)
   Dividends from net realized capital gains ...........         --           --           --           --           --
                                                           --------     --------     --------     --------     --------
     Total Dividends ...................................      (0.05)       (0.05)       (0.05)       (0.05)       (0.05)
                                                           --------     --------     --------     --------     --------
Net increase (decrease) in net asset value .............         --           --           --           --           --
                                                           --------     --------     --------     --------     --------
Net Asset Value, End of Period .........................   $   1.00     $   1.00     $   1.00     $   1.00     $   1.00
                                                           ========     ========     ========     ========     ========

Total Return ...........................................       4.92%        5.32%        5.09%        5.12%        5.53%

Ratios/Supplemental Data:
Net Assets, End of Period (000's) ......................   $222,443     $200,319     $175,141     $500,927     $506,692
Ratios to average net assets:
   Net investment income including
     reimbursement/waiver ..............................       4.82%        5.17%        4.94%        5.00%        5.38%
   Operating expenses including reimbursement/waiver ...       0.20%        0.20%        0.19%        0.19%        0.17%
   Operating expenses excluding reimbursement/waiver ...       0.38%        0.36%        0.33%        0.33%        0.33%

----------
(A) Net investment income per share before reimbursement/waiver of fees by the Investment Advisor and/or Administrator for the the years ended October 31, 1999, 1998, 1997, 1996 and 1995 were $0.05, $0.05, $ 0.05, $0.05 and $
      0.05, respectively.


                       See Notes to Financial Statements.

Notes to Financial Statements

1.    Organization

      The Galaxy Fund, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended, (the "1940 Act") as an open-end management investment company. As of the date of this report, the Trust offered twenty-nine managed investment portfolios. The accompanying financial statements and financial highlights are those of the Institutional Government Money Market Fund (formerly known as the Institutional Treasury Money Market Fund) (the "Fund") only.

2.    Significant Accounting Policies

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of significant ac counting policies in conformity with generally accepted accounting principles consistently followed by the Fund in the preparation of the financial statements.

      Portfolio Valuation: Securities in the Fund are valued utilizing the amortized cost valuation method permitted in accordance with Rule 2a-7 under the 1940 Act. This method involves valuing a portfolio security initially at its cost and thereafter assuming a constant amortization to maturity of any discount or premium.

      Securities Transactions and Investment Income: Securities transactions are accounted for on a trade date basis. Net realized gains or losses on sales of securities are determined by the identified cost method. Interest income is recorded on the accrual basis.

      Dividends to Shareholders: Dividends from net investment income are declared daily and paid monthly. Net realized capital gains, if any, are distributed at least annually.

      Income dividends and capital gain dividends are determined in accordance with income tax regulations which may differ from generally accepted accounting principles.

      Federal Income Taxes: The Trust treats the Fund as a separate entity for federal income tax purposes. The Fund intends to qualify each year as a "regulated investment company" under Subchapter M of the Internal Revenue Code. By so qualifying, the Fund will not be subject to federal income taxes to the extent that it distributes substantially all of its taxable or tax-exempt income, if any, for its tax year ending October 31. In addition, by distributing in each calendar year substantially all of its net investment income, capital gains, and certain other amounts, if any, the Fund will not be subject to a federal excise tax. Therefore, no federal income or excise tax provision is recorded.

      Expenses: The Trust accounts separately for the assets, liabilities and operations of the Fund. Expenses directly attributable to the Fund are charged to the Fund, while expenses which are attributable to more than one fund of the Trust are allocated among the respective funds.

      Repurchase Agreements: The Fund may engage in repurchase agreement transactions with institutions that the Trust's investment advisor has determined are creditworthy. Each repurchase agreement transaction is recorded at cost plus accrued interest. The Fund requires that the securities collateralizing a repurchase agreement transaction be transferred to the Trust's custodian in a manner that is intended to enable the Fund to obtain those securities in the event of a counterparty default. The value of the collateral securities is monitored daily to ensure that the value of the collateral, including accrued interest, equals or exceeds the repurchase price. Repurchase agreement transactions involve certain risks in the event of default or insolvency of the counterparty, including possible delays or restrictions upon a Fund's ability to dispose of the under lying securities, and a possible decline in the value of the underlying securities during the period while the Fund seeks to assert its rights.

3.    Investment Advisory, Administration and Other Fees

      The Trust and Fleet Investment Advisors Inc. (the "Investment Advisor"), an indirect wholly-owned subsidiary of FleetBoston Corporation are parties to an investment advisory agreement under which the Investment Advisor provides advisory services for a fee, computed daily and paid monthly, at the annual rate of 0.20% of the average daily net assets of the Fund (see Note 4).

      The Trust and First Data Investor Services Group, Inc. ("Investor Services Group"), a wholly-owned subsidiary of First Data Corporation, are parties to an administration agreement under which Investor Services Group (the "Administrator") provides services for a fee, computed daily and paid monthly, at the annual rate, effective September 10, 1998, of 0.09% of the first $2.5 billion of the combined average daily net assets of the Fund and the other funds offered by the Trust (whose financial state-

Notes to Financial Statements

ments are provided in separate reports), 0.085% of the next $2.5 billion of combined average daily net assets, 0.075% of the next $7 billion of combined average daily net assets, 0.065% of the next $3 billion of combined average daily net assets, 0.06% of the next $3 billion of combined average daily net assets and 0.0575% of combined average daily net assets in excess of $18 billion. Prior to September 10, 1998, Investor Services Group received administration fees at the annual rate of 0.09% of the first $2.5 billion of combined average daily net assets of the Fund and the other funds offered by the Trust, 0.085% of the next $2.5 billion of combined average daily net assets and 0.075% of combined average daily net assets over $5 billion.

      In addition, Investor Services Group also provides certain fund accounting, custody administration and transfer agency services pursuant to certain fee arrangements. In accordance with such fee arrangements, Investor Services Group compensates the Trust's custodian bank, The Chase Manhattan Bank, for its services.

      First Data Distributors, Inc. (the "Distributor"), a wholly-owned subsidiary of Investor Services Group and an indirect wholly-owned subsidiary of First Data Corporation, acts as the distributor of the Trust's shares.

      Certain officers of the Trust may be officers of the Administrator. Such officers receive no compensation from the Trust for serving in their respective roles. No officer, director or employee of the Investment Advisor serves as an officer, trustee or employee of the Trust. Effective May 28, 1999, each Trustee is entitled to receive for services as a trustee of the Trust, The Galaxy VIP Fund ("VIP") and Galaxy Fund II ("Galaxy II") an aggregate fee of $45,000 per annum plus certain other fees for attending or participating in meetings as well as reimbursement for expenses incurred in attending meetings. Prior to May 28, 1999, each trustee was entitled to receive for services as a Trustee of the Trust, VIP and Galaxy II an aggregate fee of $40,000 per annum plus certain other fees for attending or participating in meetings as well as reimbursement for expenses incurred in attending meetings. The Chairman of the Boards of Trustees and the President and Treasurer of the Trust, VIP and Galaxy II are also entitled to additional fees for their services in these capacities. These fees are allocated among the funds of the Trust, VIP and Galaxy II based on their relative net assets.

      In addition, each Trustee is eligible to participate in The Galaxy Fund/The Galaxy VIP Fund/Galaxy Fund II Deferred Compensation Plan (the "Plan"), an unfunded, non-qualified deferred compensation plan. The Plan allows each trustee to defer receipt of all or a percentage of fees which otherwise would be payable for services performed.

      Expenses for the year ended October 31, 1999 include legal fees paid to Drinker Biddle & Reath LLP. A partner of that firm is Secretary of the Trust.

4.    Waiver of Fees and Reimbursement of Expenses

      The Investment Advisor and Administrator voluntarily agreed to waive a portion of their fees and/or to reimburse certain expenses so that total expenses of the Fund would not exceed certain expense limitations. For the year ended October 31, 1999, the Investment Advisor and Administrator waived fees totaling $224,797 and $89,919, respectively, and the Investment Advisor reimbursed expenses of $98,487 with respect to the Fund. The Investment Advisor and Administrator, at their discretion, may revise or discontinue the voluntary fee waivers and/or expense reimbursements at anytime.

5.    Shares of Beneficial Interest

      The Trust's Declaration of Trust authorizes the Trustees to issue an unlimited number of shares of beneficial interest in the Fund, each with a par value of $0.001. The Trust's shares are classified into thirty-one classes of shares consisting of one or more series of shares.

6.    Capital Loss Carryforward

      As of October 31, 1999, the Fund had capital loss carryforwards of $5,154 expiring in 2004.

7. Subsequent Event - Change in Control of Administrator and Change in Distributor (unaudited)

      On December 1, 1999, PFPC Trust Company, a wholly-owned subsidiary of PFPC Worldwide, Inc. and an indirect wholly-owned subsidiary of PNC Bank Corp., acquired all of the outstanding stock of Investor Services Group (the "Transaction"). On that same date and as part of the Transaction, PFPC Inc., an indirect wholly-owned subsidiary of PNC Bank Corp., was merged into Investor Services Group, which then changed its name to PFPC Inc.

      In connection with the Transaction, on December 1, 1999, Provident Distributors, Inc. became the distributor of the Trust's shares.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Trustees of The Galaxy Fund:

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of the Institutional Government Money Market Fund, a portfolio of The Galaxy Fund, as of October 31, 1999, and the related statement of operations, the statement of changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended October 31, 1998 and the financial highlights for the four years then ended were audited by other auditors whose report dated December 23, 1998 expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements and financial highlights. Our procedures included confirmation of securities owned as of October 31, 1999 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Institutional Government Money Market Fund portfolio of The Galaxy Fund at October 31, 1999, the results of its operations, changes in its net assets and its financial highlights for the year then ended, in conformity with generally accepted accounting principles.


                                                    /s/ Ernst & Young LLP


Boston, Massachusetts
December 13, 1999
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